As filed with the Securities and Exchange Commission on September 13, 2010
Registration No. 333-167192
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RRI ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	4911	76-0655566
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1000 Main Street
Houston, Texas 77002
(832) 357-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Jines
Executive Vice President,
General Counsel and Corporate Secretary
and Chief Compliance Officer
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
(832) 357-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael P. Rogan, Esq. Frank E. Bayouth, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1000 Louisiana, Suite 6800 Houston, Texas 77002 (713) 655-5100	Julia A. Houston Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary Mirant Corporation 1155 Perimeter Center West Atlanta, GA 30338-5416 (678) 579-5000	Daniel A. Neff, Esq. Gregory E. Ostling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated as of April 11, 2010, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)         ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 13, 2010

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Each of the boards of directors of RRI Energy, Inc. and Mirant Corporation has approved a strategic merger, combining RRI and Mirant in what we intend to be a “merger of equals.” RRI and Mirant think that the proposed merger brings together two organizations with complementary electric generating assets and a history of operating excellence to create a stronger, larger and more geographically diverse organization that will be well positioned to create greater value for all of our stockholders.

RRI and Mirant entered into an agreement and plan of merger on April 11, 2010 pursuant to which, subject to stockholder approvals and certain other customary closing conditions, RRI and Mirant will combine their businesses through the merger of Mirant with a newly formed, wholly owned subsidiary of RRI, with Mirant thereupon becoming a wholly owned subsidiary of RRI.

If the merger is completed, Mirant stockholders will receive 2.835 shares of RRI common stock for each share of Mirant common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The exchange ratio will be adjusted, however, if the proposed reverse stock split of RRI common stock is approved by the stockholders of RRI and implemented by the RRI board of directors prior to completion of the merger. RRI stockholders will continue to own their existing shares and, other than any adjustment made to RRI common stock in connection with the proposed reverse stock split, the RRI common stock will not be affected by the merger. Upon completion of the merger, Mirant’s former stockholders will own approximately 54% of the then outstanding RRI common stock, based on the number of shares and equity awards (including warrants) of RRI and Mirant outstanding on September 13, 2010. The value of the merger consideration to be received in exchange for each share of Mirant common stock will fluctuate with the market value of RRI common stock until the merger is completed.

Based on the closing sale price for RRI common stock on April 9, 2010, the last trading day before public announcement of the merger, the 2.835 exchange ratio represented approximately $11.20 in value for each share of Mirant common stock. Based on the closing sale price for RRI common stock on September 10, 2010, the last trading day before the printing of this joint proxy statement/prospectus, the 2.835 exchange ratio represented approximately $10.63 in value for each share of Mirant common stock.

RRI common stock is listed on the New York Stock Exchange under the symbol “RRI.” Mirant common stock is listed on the New York Stock Exchange under the symbol “MIR.” We urge you to obtain current market quotations for the shares of common stock of RRI and Mirant.

Your vote is very important.  The merger cannot be completed unless RRI stockholders approve the issuance of RRI common stock in the merger and Mirant stockholders adopt the merger agreement. Each of Mirant and RRI is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 20.

Whether or not you plan to attend your company’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The RRI board of directors recommends that RRI stockholders vote “FOR” the proposal to approve the issuance of RRI common stock in the merger, which is necessary to complete the merger.

The Mirant board of directors recommends that Mirant stockholders vote “FOR” the proposal to adopt the merger agreement, which is necessary to complete the merger.

Mark M. Jacobs	Edward R. Muller
President and Chief Executive Officer	Chairman, President and Chief Executive Officer
RRI Energy, Inc.	Mirant Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [ • ], 2010, and is first being mailed to stockholders of RRI and Mirant on or about [ • ], 2010.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about RRI and Mirant from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 159.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, RRI’s proxy solicitor, or D.F. King & Co., Inc., Mirant’s proxy solicitor, at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 (877) 800-5187 (toll-free) (212) 750-5833 (banks and brokers only)	D.F. King & Co., Inc. 48 Wall Street, 22ndFloor New York, New York 10005 (800) 549-6697 (toll-free) (212) 269-5550 (banks and brokers only)

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than October 18, 2010.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission, which is referred to as the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by RRI with the SEC by accessing RRI’s website at www.rrienergy.com under the tab “Investor Relations” and then under the heading “Company Filings.” You may also obtain copies of documents filed by Mirant with the SEC by accessing Mirant’s website at www.mirant.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, RRI, Mirant or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, OCTOBER 25, 2010

To the Stockholders of RRI Energy, Inc.:

A special meeting of stockholders of RRI Energy, Inc. will be held at RRI’s corporate headquarters, 1000 Main Street, Houston, Texas 77002, on October 25, 2010 at 8:00 a.m., Central Time, for the following purposes:

1. To approve the issuance of RRI common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010, by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation, as the same may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Share Issuance” proposal).

2. To approve amendments to RRI’s restated certificate of incorporation that would effect a reverse stock split of RRI common stock, pursuant to which 3, 3.5, 4, 4.5 or 5 issued and outstanding shares of RRI common stock, as determined by the RRI board of directors, would be combined and reclassified into one share of RRI common stock, and pursuant to which the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced (the “Reverse Stock Split” proposal).

3. To approve an amendment to RRI’s restated certificate of incorporation to change the corporate name of RRI from “RRI Energy, Inc.” to “GenOn Energy, Inc.” (the “Name Change” proposal).

4. To approve the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “2010 Incentive Plan” proposal).

5. To approve any motion to adjourn the RRI special meeting, if necessary, to solicit additional proxies (the “RRI Adjournment” proposal).

The Share Issuance proposal is not conditioned on the approval of any of the Reverse Stock Split proposal, the Name Change proposal or the 2010 Incentive Plan proposal, and only approval of the Share Issuance proposal is required to complete the merger. The Reverse Stock Split proposal is conditioned on approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors. The Name Change proposal and the 2010 Incentive Plan proposal are each conditioned on completion of the merger.

RRI will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the RRI special meeting.

The RRI board of directors has set September 13, 2010 as the record date for the RRI special meeting. Only holders of record of RRI common stock at the close of business on September 13, 2010 will be entitled to notice of and to vote at the RRI special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the RRI special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of RRI common stock.

Your vote is very important. To ensure your representation at the RRI special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the RRI special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the RRI special meeting.

The RRI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Share Issuance proposal, “FOR” the Reverse Stock Split proposal, “FOR” the Name Change proposal, “FOR” the 2010 Incentive Plan proposal and “FOR” the RRI Adjournment proposal.

By Order of the Board of Directors,

Michael L. Jines
Executive Vice President,
General Counsel and Corporate Secretary
and Chief Compliance Officer
Houston, Texas

[ • ], 2010

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED TOLL-FREE AT (877) 800-5187 (BANKS AND BROKERS CALL COLLECT AT (212) 750-5833).

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, OCTOBER 25, 2010

To the Stockholders of Mirant Corporation:

A special meeting of stockholders of Mirant Corporation will be held at Mirant’s corporate headquarters, 1155 Perimeter Center West, Atlanta, Georgia 30338-5416, on October 25, 2010 at 9:00 a.m., Eastern Time, for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of April 11, 2010, by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation as the same may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Merger” proposal).

2. To approve any motion to adjourn the Mirant special meeting, if necessary, to solicit additional proxies (the “Mirant Adjournment” proposal).

Approval of the Merger proposal is required for completion of the merger.

Mirant will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Mirant board of directors has set September 13, 2010 as the record date for the Mirant special meeting. Only holders of record of shares of Mirant common stock at the close of business on September 13, 2010 will be entitled to notice of and to vote at the Mirant special meeting and any adjournments or postponements thereof.

Your vote is very important. To ensure your representation at the Mirant special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Mirant special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Mirant special meeting.

The Mirant board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger proposal and “FOR” the Mirant Adjournment proposal.

By Order of the Board of Directors,

Julia A. Houston
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
Atlanta, Georgia
[ • ], 2010

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC. TOLL-FREE AT (800) 549-6697 (BANKS AND BROKERS CALL COLLECT AT (212) 269-5550).

Page
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS	iv
SUMMARY	1
The Parties	1
The Merger	1
Consideration to be Received in the Merger by Mirant Stockholders	2
Treatment of Stock Options and Other Stock-based Awards; Mirant Warrants	2
Directors and Executive Officers Following the Merger; Headquarters	3
Recommendations of the RRI Board of Directors	3
Recommendation of the Mirant Board of Directors	3
Opinions of Financial Advisors	4
Interests of Directors and Executive Officers in the Merger	5
Material U.S. Federal Income Tax Consequences of the Merger	5
Accounting Treatment of the Merger	5
No Appraisal Rights	5
Regulatory Matters	6
Litigation Related to the Merger	6
Conditions to Completion of the Merger	6
Refinancing	7
Timing of the Merger	7
No Solicitation of Other Offers	7
Termination of the Merger Agreement	8
Matters to be Considered at the Special Meetings	8
Voting by RRI and Mirant Directors and Executive Officers	9
SELECTED HISTORICAL FINANCIAL DATA OF RRI	10
SELECTED HISTORICAL FINANCIAL DATA OF MIRANT	13
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA	16
COMPARATIVE PER SHARE DATA	17
MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19
RISK FACTORS	20
THE MERGER	26
Background of the Merger	26
Rationale for the Merger	30
RRI Board of Directors’ Recommendation and Its Reasons for the Merger	31
Mirant Board of Directors’ Recommendation and Its Reasons for the Merger	34
Opinions of RRI’s Financial Advisors	36
Opinion of Mirant’s Financial Advisor	45
Board of Directors and Executive Officers of the Combined Company After Completion of the Merger; Headquarters; Amendments to the Combined Company’s Bylaws	52
Interests of Directors and Executive Officers in the Merger	52
Accounting Treatment	61
Regulatory Approvals Required for the Merger	61
Refinancing	61
Treatment of Mirant Stock Options and Other Equity Based Awards	62
Restrictions on Sales of Shares of RRI Common Stock Received in the Merger	62
Appraisal Rights	62
NYSE Listing of RRI Common Stock; Delisting and Deregistration of Mirant Common Stock	62

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the RRI and Mirant special meetings. They may not include all the information that is important to stockholders of RRI and Mirant. Stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	What is the merger?

A:	RRI Energy, Inc., which is referred to as RRI, and Mirant Corporation, which is referred to as Mirant, have entered into an Agreement and Plan of Merger, dated as of April 11, 2010, which is referred to as the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of RRI and Mirant. Under the merger agreement, RRI Energy Holdings, Inc., a direct wholly owned subsidiary of RRI, will merge with and into Mirant, with Mirant continuing as the surviving entity and a wholly owned subsidiary of RRI, in a transaction which is referred to as the merger.

Q:	Why am I receiving these materials?

A:	RRI and Mirant are sending these materials to their respective stockholders to help them decide how to vote their shares of RRI or Mirant common stock, as the case may be, with respect to the merger and other matters to be considered at the special meetings.

The merger cannot be completed unless RRI stockholders approve the issuance of RRI common stock in the merger and Mirant stockholders adopt the merger agreement. Each of RRI and Mirant is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes both a joint proxy statement of RRI and Mirant and a prospectus of RRI. It is a joint proxy statement because each of the boards of directors of RRI and Mirant are soliciting proxies from their respective stockholders. It is a prospectus because RRI will issue shares of its common stock in exchange for outstanding shares of Mirant common stock in the merger.

Q:	What will Mirant stockholders receive in the merger?

A:	In the merger, Mirant stockholders will receive 2.835 shares of RRI common stock for each share of Mirant common stock, which is referred to as the exchange ratio. This exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either company before the merger is completed. The exchange ratio will be adjusted, however, if the proposed reverse stock split of RRI common stock is approved by the RRI stockholders and implemented by the RRI board of directors prior to completion of the merger. RRI stockholders will continue to own their existing shares of RRI common stock and, other than any adjustment made to RRI common stock in connection with the proposed reverse stock split, the RRI common stock will not be affected by the merger.

Q:	When do Mirant and RRI expect to complete the merger?

A:	RRI and Mirant are working to complete the merger as soon as practicable. If the stockholders of both RRI and Mirant approve the merger, we currently expect that the merger will be completed before the end of 2010. Neither RRI nor Mirant can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including federal and New York State regulatory approvals. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	RRI stockholders are being asked to vote on the following proposals:

1.	to approve the issuance of RRI common stock, par value $0.001 per share, pursuant to the merger agreement, which is referred to as the “Share Issuance” proposal;

2.	to approve amendments to RRI’s restated certificate of incorporation that would effect a reverse stock split of RRI common stock, pursuant to which 3, 3.5, 4, 4.5 or 5 issued and outstanding shares of RRI common stock, as determined by the RRI board of directors, would be combined and reclassified into one share of RRI common stock, and pursuant to which the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced, which is referred to as the “Reverse Stock Split” proposal;

3.	to approve an amendment to RRI’s restated certificate of incorporation to change the corporate name of “RRI Energy, Inc.” to “GenOn Energy, Inc.,” which is referred to as the “Name Change” proposal;

4.	to approve the GenOn Energy, Inc. 2010 Omnibus Incentive Plan, which is referred to as the “2010 Incentive Plan” proposal; and

5.	to approve any motion to adjourn the RRI special meeting, if necessary, to solicit additional proxies, which is referred to as the “RRI Adjournment” proposal.

The Share Issuance proposal is not conditioned on the approval of any of the Reverse Stock Split proposal, the Name Change proposal or the 2010 Incentive Plan proposal, and only approval of the Share Issuance proposal is required to complete the merger. The Reverse Stock Split proposal is conditioned on approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors. The Name Change proposal and the 2010 Incentive Plan proposal are each conditioned on completion of the merger.

Mirant stockholders are being asked to vote on the following proposals:

1.	to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, which is referred to as the “Merger” proposal; and

2.	to approve any motion to adjourn the Mirant special meeting, if necessary, to solicit additional proxies, which is referred to as the “Mirant Adjournment” proposal.

Approval of the Merger proposal is required for completion of the merger.

Q:	What vote is required to approve each proposal at the RRI Special Meeting?

A:	The Share Issuance proposal: The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Share Issuance proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of RRI common stock outstanding.

The Reverse Stock Split proposal: The affirmative vote of a majority of the outstanding shares of RRI common stock is required to approve the Reverse Stock Split proposal.

The Name Change proposal: The affirmative vote of a majority of the outstanding shares of RRI common stock is required to approve the Name Change proposal.

The 2010 Incentive Plan proposal: The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the 2010 Incentive Plan proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of RRI common stock outstanding.

The RRI Adjournment proposal: The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the RRI Adjournment proposal.

Q:	What vote is required to approve each proposal at the Mirant Special Meeting?

A:	The Merger proposal: The affirmative vote of a majority of the outstanding shares of Mirant common stock entitled to vote is required to approve the Merger proposal.

v

The Mirant Adjournment proposal: The affirmative vote of a majority of the shares of Mirant common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Mirant Adjournment proposal.

Q:	What constitutes a quorum?

A:	The representation of holders of at least a majority of the total number of shares of common stock outstanding as of the record date at the RRI special meeting or Mirant special meeting, as applicable, whether present in person or represented by proxy, is required in order to conduct business at each special meeting. This requirement is called a quorum. Abstentions, if any, which are described below, will be treated as present for the purposes of determining the presence or absence of a quorum for each special meeting.

Q:	How do the boards of directors of RRI and Mirant recommend that I vote?

A:	The RRI board of directors recommends that holders of RRI common stock vote “FOR” the Share Issuance proposal, “FOR” the Reverse Stock Split proposal, “FOR” the Name Change proposal “FOR” the 2010 Incentive Plan proposal and “FOR” the RRI Adjournment proposal.

The Mirant board of directors recommends that Mirant stockholders vote “FOR” the Merger proposal and “FOR” the Mirant Adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a stockholder of record of RRI as of September 13, 2010, which is referred to as the RRI record date, or a stockholder of Mirant as of September 13, 2010, which is referred to as the Mirant record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

• use the toll-free number shown on your proxy card;

• visit the website shown on your proxy card to vote via the Internet; or

• complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

If you hold your shares indirectly in the RRI Energy, Inc. Savings Plan or the RRI Energy, Inc. Union Savings Plan, which are referred to as the RRI benefit plans, you have the right to direct the trustee of the RRI benefit plans, who is referred to as the RRI trustee, how to vote your shares as described in the voting materials sent to you by the RRI trustee.

Q:	When and where are the RRI and Mirant special meetings of stockholders?

A:	The special meeting of RRI stockholders will be held at RRI’s corporate headquarters, 1000 Main Street, Houston, Texas 77002 at 8:00 a.m., Central Time, on October 25, 2010. Subject to space availability, all RRI stockholders as of the RRI record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m., Central Time.

The special meeting of Mirant stockholders will be held at Mirant’s corporate headquarters, 1155 Perimeter Center West, Atlanta, Georgia 30338-5416 at 9:00 a.m., Eastern Time, on October 25, 2010. Subject to

space availability, all Mirant stockholders as of the Mirant record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Eastern Time.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to RRI or Mirant or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, which is referred to as the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the RRI special meeting and the Mirant special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are an RRI stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

• your broker, bank or other nominee may not vote your shares on the Share Issuance proposal or the 2010 Incentive Plan proposal, which broker non-votes will have no effect on the vote count for such proposal, but will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of RRI common stock outstanding as of the record date;

• your broker, bank or other nominee may not vote your shares on the Reverse Stock Split proposal or the Name Change proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

• your broker, bank or other nominee may not vote your shares on the RRI Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

If you are a Mirant stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

• your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

• your broker, bank or other nominee may not vote your shares on the Mirant Adjournment proposal, which broker non-votes will have no effect on the vote count for the proposal.

Q:	What do I need to do if I hold shares in RRI benefit plans?

A:	You must provide voting instructions to the RRI trustee for the shares you hold indirectly in the RRI benefit plans by 11:59 p.m., Central Time, on October 20, 2010. If you do not timely provide voting instructions, then the RRI trustee will vote your shares in the same proportion as the shares for which timely instructions were received, unless doing so would be prohibited by law.

Q:	What if I do not vote or abstain?

A:	For purposes of each of the RRI special meeting and the Mirant special meeting, an abstention occurs when a stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are an RRI stockholder and you are not present or represented at the RRI special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Share Issuance proposal or the 2010 Incentive Plan proposal, it will have no effect on the vote count for such proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast (including abstentions) on such proposal represent a majority of the shares of RRI common stock outstanding as of the RRI record date.

If you respond with an “abstain” vote, or if you are present in person but do not vote, your proxy will have the same effect as a vote cast “AGAINST” the Share Issuance proposal.

If you are an RRI stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Reverse Stock Split proposal or the Name Change proposal, your failure to vote in each case will have the same effect as a vote cast “AGAINST” the proposal. If you respond to the Reverse Stock Split proposal or Name Change proposal with an “abstain” vote, your proxy will have the same effect as a vote cast “AGAINST” such proposal.

If you are a Mirant stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Merger proposal, it will have the same effect as a vote cast “AGAINST” the Merger proposal. If you respond with an “abstain” vote on the Merger proposal, your proxy will have the same effect as a vote cast “AGAINST” the Merger proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the RRI common stock represented by your proxy will be voted as recommended by the RRI board of directors with respect to that proposal or the Mirant common stock represented by your proxy will be voted as recommended by the Mirant board of directors with respect to that proposal. Unless an RRI stockholder or a Mirant stockholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the RRI special meeting or Mirant special meeting, as applicable.

Q:	What if I hold shares of both Mirant common stock and RRI common stock?

A:	If you are a stockholder of both Mirant and RRI, you will receive two separate packages of proxy materials. A vote as a Mirant stockholder will not constitute a vote as an RRI stockholder and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from RRI or Mirant, or vote as both an RRI stockholder and as a Mirant stockholder by Internet or telephone.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the RRI or Mirant special meeting. You may do this in one of four ways:

• by sending a notice of revocation to the corporate secretary of RRI or Mirant, as applicable;

• by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

• by sending a completed proxy card bearing a later date than your original proxy card; or

• by attending the RRI or Mirant special meeting, as applicable, and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. If you hold shares indirectly in the RRI benefit plans, you should contact the RRI trustee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	It is a condition to the obligation of Mirant to complete the merger that Mirant receive a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Mirant, which is referred to as Wachtell Lipton, dated as of the closing date, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. It is a condition to the obligation of RRI to effect the merger that RRI receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to RRI, which is referred to as Skadden, dated as of the closing date, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger so qualifies, a holder of Mirant common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Mirant common stock for shares of RRI common stock in the merger, except with respect to cash received in lieu of a fractional share of RRI common stock.

Q:	What is the proposed RRI reverse stock split and why are RRI stockholders being asked to approve it?

A:	The RRI board of directors has unanimously approved proposed amendments to RRI’s restated certificate of incorporation that would effect a reverse stock split of all outstanding shares of RRI common stock at a reverse stock split ratio of 1-for-3, 1-for-3.5, 1-for-4, 1-for-4.5 or 1-for-5, as determined by the RRI board of directors, in connection with which the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced. The RRI board of directors thinks that implementing the proposed RRI reverse stock split could return RRI’s market price per share to a level that is more similar to that of other companies it views as its peer group. A higher stock price may also increase RRI’s ability to attract and retain employees.

Q:	When is the proposed RRI reverse stock split expected to be effected and should RRI stockholders send in their stock certificates now?

A:	No. Please do not send your RRI stock certificates with your proxy card.

The Reverse Stock Split proposal is conditioned on approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors. Assuming that the Share Issuance proposal is approved and if the Reverse Stock Split proposal is approved, the RRI board of directors may, in its sole discretion, at any time following the RRI special meeting and prior to March 31, 2011 (or any later End Date, as defined in the merger agreement, agreed to by RRI and Mirant in an amendment to the merger agreement), effect a reverse stock split based on one of the five ratios described above (with the corresponding proportionate reduction in the authorized shares of RRI common stock and RRI preferred stock) as it determines to be in the best interests of RRI and its stockholders. If the RRI board of directors determines to effect the proposed reverse stock split, the RRI stockholders at the time of such determination will receive instructions from Computershare Investor Services, which is RRI’s transfer agent, explaining how to exchange their stock certificates.

Q:	Why are the RRI stockholders being asked to approve the 2010 Incentive Plan and, if approved, when will that plan become effective?

A:	The RRI board of directors has unanimously adopted the 2010 Incentive Plan, which will be effective, subject to the approval of the RRI stockholders, as of the date of the completion of the merger. RRI stockholder approval of the 2010 Incentive Plan proposal is not a condition to completion of the merger, but is required for RRI to implement the plan. RRI’s board of directors thinks that the 2010 Incentive Plan will provide a consistent vehicle for equity based compensation upon completion of the merger and will be important in achieving the benefits arising from ownership of shares of common stock by employees of the combined company and its subsidiaries and non-employee directors of the combined company.

Q:	Do I have appraisal rights in connection with the merger?

A:	No. Under Delaware law, holders of RRI common stock or Mirant common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Are RRI stockholders entitled to appraisal rights in connection with the proposed reverse stock split, if effected?

A:	No. Under Delaware law, RRI stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split.

Q:	What if I hold Mirant or RRI stock-based compensation awards?

A:	RRI stock options will vest in full upon completion of the merger and remain outstanding subject to the same terms and conditions as otherwise applied prior to the merger. RRI restricted stock units will vest upon completion of the merger. RRI stock-settled restricted stock units will settle in stock and RRI cash-settled restricted stock units will settle in cash upon completion of the merger.

Upon completion of the merger, Mirant stock options will vest, be converted into options covering RRI common stock based on the exchange ratio and remain outstanding subject to the same terms and conditions as otherwise applied prior to the merger. Other Mirant stock-based awards will vest in full upon completion of the merger, be converted into RRI common stock based on the exchange ratio (with cash paid in lieu of fractional shares) and, in the case of restricted stock units, be settled in accordance with their terms.

Q:	What will the holders of Mirant warrants receive in the merger?

A:	Upon completion of the merger, each warrant to purchase shares of Mirant common stock that is outstanding and unexercised immediately prior to completion of the merger will be converted into and become a warrant to purchase the number of shares of common stock of the combined company that would have been issued or paid to such holders in the merger if such holders had exercised the Mirant warrants immediately prior to completion of the merger. Accordingly, following completion of the merger, each outstanding and unexercised warrant will entitle a holder to purchase 2.835 shares of common stock of the combined company, subject to further adjustment for the proposed RRI reverse stock split. The per warrant strike price will not be adjusted.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an RRI stockholder, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for RRI, toll-free at (877) 800-5187 (banks and brokers call collect at (212) 750-5833). If you are a Mirant stockholder, you should contact D.F. King & Co., Inc., the proxy solicitation agent for Mirant, toll-free at (800) 549-6697 (banks and brokers call collect at (212) 269-5550).

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SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. RRI and Mirant urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which RRI and Mirant also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 159. Unless stated otherwise, all references in this joint proxy statement/prospectus to RRI are to RRI Energy, Inc., all references to Mirant are to Mirant Corporation and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 11, 2010, by and among RRI, RRI Energy Holdings, Inc. and Mirant, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Parties

RRI

RRI provides energy, capacity, ancillary and other energy services to wholesale customers in competitive energy markets in the United States through its ownership and operation of, and contracting for, power generating capacity. RRI is a well-capitalized, wholesale generator with more than 14,000 megawatts of power generating assets.

For the year ended December 31, 2009, RRI had total revenues of approximately $1.8 billion and net income of approximately $403 million.

RRI’s principal offices are located at 1000 Main Street, Houston, Texas 77002 and its telephone number is (832) 357-3000. RRI common stock is listed on the NYSE, trading under the symbol “RRI.”

Mirant

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases more than 10,000 megawatts of net electric generating capacity in the Mid-Atlantic and Northeast regions and in California. Mirant also operates an integrated asset management and energy marketing organization based in Atlanta, Georgia.

For the year ended December 31, 2009, Mirant had total revenues of approximately $2.3 billion and net income of approximately $494 million.

Mirant’s principal offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, GA 30338 and its telephone number is (678) 579-5000. Mirant common stock is listed on the NYSE, trading under the symbol “MIR.”

Merger Sub

RRI Energy Holdings, Inc., or Merger Sub, a wholly owned subsidiary of RRI, is a Delaware corporation formed on April 9, 2010, for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger

Each of the boards of directors of RRI and Mirant has approved the combination of RRI and Mirant in what the parties intend to be a “merger of equals.” RRI and Mirant have entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law, which is referred to as the DGCL, upon completion of the merger, Merger Sub will merge with and into Mirant, with Mirant continuing as the surviving entity and a direct wholly owned subsidiary of RRI.

Consideration to be Received in the Merger by Mirant Stockholders

In the merger, each share of Mirant common stock that is either (i) issued and outstanding immediately prior to the effective time of the merger (other than any shares of Mirant common stock owned directly or indirectly by RRI, Mirant, Merger Sub or any of their respective subsidiaries that will be cancelled upon completion of the Merger), or (ii) to be issued pursuant to the reserve created under Mirant’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, which is referred to as the Plan, will be converted into the right to receive 2.835 shares of RRI common stock, which is referred to as the exchange ratio. The exchange ratio will be adjusted appropriately to fully reflect the effect of any reclassification, stock split, reverse stock split (including the proposed RRI reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution with respect to the shares of either RRI common stock or Mirant common stock with a record date prior to completion of the merger. No fractional shares of RRI common stock will be issued in connection with the merger, and holders will be entitled to receive cash in lieu thereof. RRI stockholders will continue to own their existing shares, which will not be affected by the merger.

Treatment of Stock Options and Other Stock-based Awards; Mirant Warrants

RRI

RRI stock options will vest in full upon completion of the merger and remain outstanding subject to the same terms and conditions as otherwise applied prior to the merger. RRI restricted stock units will vest upon completion of the merger. RRI stock-settled restricted stock units will settle in stock and RRI cash-settled restricted stock units will settle in cash upon completion of the merger.

For further discussion of the treatment of RRI options and other stock-based awards held by directors and executive officers of RRI, see “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56.

Mirant

Upon completion of the merger, all outstanding Mirant stock options will vest, be converted into options covering RRI common stock (with the number of shares subject to such options and the per share exercise price appropriately adjusted based on the exchange ratio) and remain outstanding, subject to the same terms and conditions as otherwise applied prior to the merger. Other Mirant stock-based awards will vest in full upon completion of the merger, be converted into RRI common stock based on the exchange ratio (with cash paid in lieu of fractional shares) and, in the case of restricted stock units, be settled in accordance with their terms.

For a more complete discussion of the treatment of Mirant options and other stock-based awards, see “The Merger Agreement — Treatment of Mirant Stock Options and Other Equity Based Awards” on page 62. For further discussion of the treatment of Mirant options and other stock-based awards held by directors and executive officers of Mirant, see “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of Mirant in the Merger” beginning on page 52.

In the merger, all outstanding Mirant warrants will be converted into warrants of the combined company entitling the holders thereof to receive upon exercise the number of shares of common stock of the combined company that would have been issued or paid to such holders in the merger if such holders had exercised the Mirant warrants immediately prior to completion of the merger. Accordingly, following completion of the merger, each outstanding and unexercised warrant will entitle a holder to purchase 2.835 shares of common stock of the combined company, subject to adjustment if the proposed RRI reverse stock split is effected prior to the issuance of shares of RRI common stock in connection with the merger. The per warrant strike price will not be adjusted.

Directors and Executive Officers Following the Merger; Headquarters; Amendments to the Combined Company’s Bylaws

Board of Directors.  Upon completion of the merger, the board of directors of the combined company will initially consist of ten directors, including (i) Mark M. Jacobs, a director and the current president and chief executive officer of RRI, (ii) Edward R. Muller, the current chairman, president and chief executive officer of Mirant, (iii) the four current non-employee directors of RRI (E. William Barnett, Steven L. Miller, Evan J. Silverstein and Laree E. Perez) and (iv) the four Mirant designees, Terry G. Dallas, Thomas H. Johnson, Robert C. Murray and William L. Thacker, each a current non-employee director of Mirant. In addition, upon completion of the merger, each of the audit, compensation, nominating and governance, and risk and finance oversight committees of the board of directors of the combined company will consist of four directors, two of whom will be designated by the RRI directors and two of whom will be designated by the Mirant directors. The chairman of the audit committee will be Mr. Murray, the chairman of the compensation committee will be Mr. Thacker, the chairman of the nominating and governance committee will be Mr. Miller and the chairman of the risk and finance oversight committee will be Mr. Silverstein.

Executive Officers.  Upon completion of the merger, the corporate leadership team of the combined company will consist of Mr. Muller as chairman and chief executive officer; Mr. Jacobs as president and chief operating officer; J. William Holden III as executive vice president and chief financial officer; Michael L. Jines as executive vice president, general counsel and chief compliance officer; Robert Gaudette as senior vice president and chief commercial officer; David S. Freysinger as senior vice president, plant operations; and Anne M. Cleary as senior vice president, asset management.

Headquarters.  Following completion of the merger, the combined company’s corporate headquarters will be located in Houston, Texas. The combined company’s trading operations (and associated risk management function) will be located in Atlanta, Georgia.

For a more complete discussion of the directors and executive officers and headquarters of the combined company, see “The Merger — Board of Directors and Executive Officers of the Combined Company After Completion of the Merger; Headquarters; Amendments to the Combined Company’s Bylaws” on page 52.

Amendment to the Combined Company’s Bylaws.  In connection with the merger, RRI’s bylaws, which will be the bylaws of the combined company, will be amended and restated as of completion of the merger in the form attached as Annex E to this joint proxy statement/prospectus to amend Article IV, Section 2 thereof to provide that, for three years following completion of the merger, the removal of either (i) the chief executive officer or (ii) the president and chief operating officer will require the affirmative vote of at least two-thirds of the independent members of the board of directors of the combined company then in office. This amendment will provide time for the designated leadership team to achieve the integration and ensure the stability of the combined company’s senior management, while retaining flexibility for the board of directors of the combined company to change the leadership team if it determines to do so.

Recommendations of the RRI Board of Directors

After careful consideration, the RRI board of directors recommends that holders of RRI common stock vote “FOR” the Share Issuance proposal, the Reverse Stock Split proposal, the Name Change proposal, the 2010 Incentive Plan proposal and the RRI Adjournment proposal.

For a more complete description of RRI’s reasons for the merger and the recommendations of the RRI board of directors, see “The Merger — Rationale for the Merger” and “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on pages 30 and 31, respectively.

Recommendation of the Mirant Board of Directors

After careful consideration, the Mirant board of directors recommends that holders of Mirant common stock vote “FOR” the Merger proposal and the Mirant Adjournment proposal.

For a more complete description of Mirant’s reasons for the merger and the recommendation of the Mirant board of directors, see “The Merger — Rationale for the Merger” and “The Merger — Mirant Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on pages 30 and 34, respectively.

Opinions of Financial Advisors

RRI Financial Advisors

In connection with the merger, the RRI board of directors received separate opinions from Goldman, Sachs & Co., which is referred to as Goldman Sachs, and Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley. On April 10, 2010 each of Goldman Sachs and Morgan Stanley delivered to the RRI board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 11, 2010 for Goldman Sachs and April 10, 2010 for Morgan Stanley, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to RRI.

The full text of the written opinions of Goldman Sachs and Morgan Stanley, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annex B and Annex C, respectively, and are incorporated into this joint proxy statement/prospectus by reference. Each opinion was directed to, and provided for the information and assistance of, the RRI board of directors in connection with its consideration of the merger. The Goldman Sachs opinion and the Morgan Stanley opinion are not recommendations as to how any holder of RRI common stock should vote with respect to the Share Issuance proposal or any other matter. Pursuant to an engagement letter between RRI and Goldman Sachs, RRI has agreed to pay Goldman Sachs a transaction fee of $10.5 million, a principal portion of which is payable upon completion of the merger, and an incentive fee of $4 million, which is payable at RRI’s sole discretion. Payment of the $10.5 million transaction fee includes satisfaction of any applicable payment under a prior structuring agent engagement letter between RRI and Goldman Sachs. Additionally, pursuant to an engagement letter between RRI and Morgan Stanley, RRI has agreed to pay Morgan Stanley a transaction fee of $8 million, a principal portion of which is payable upon completion of the merger, and an incentive fee of $5 million, which is payable at RRI’s sole discretion.

For a more complete description of Goldman Sachs’ and Morgan Stanley’s opinions, see “The Merger — Opinions of RRI’s Financial Advisors” beginning on page 36. See also Annex B and Annex C to this joint proxy statement/prospectus.

Mirant Financial Advisor

At a meeting of the Mirant board of directors held on April 10, 2010, J.P. Morgan Securities Inc., which is referred to as J.P. Morgan, delivered its opinion to the Mirant board of directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio to holders of Mirant common stock. The full text of the written opinion of J.P. Morgan, dated April 10, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the opinion and the review undertaken in connection with rendering its opinion, is included as Annex D to this joint proxy statement/prospectus. J.P. Morgan’s written opinion was provided to the Mirant board of directors (solely in its capacity as such) in connection with its evaluation of the merger and addressed only the fairness, from a financial point of view, of the exchange ratio and no other matters. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the proposed merger or any other matter. J.P. Morgan has acted as financial advisor to Mirant with respect to the proposed merger and will receive a fee of approximately $30 million for its services contingent upon completion of the merger. For a more complete description of J.P. Morgan’s opinion, see “The Merger — Opinion of Mirant’s Financial Advisor” beginning on page 45. See also Annex D to this joint proxy statement/prospectus.

Interests of Directors and Executive Officers in the Merger

You should be aware that some of the directors and officers of RRI and Mirant have interests in the merger that are different from, or are in addition to, the interests of stockholders generally. These interests relate to the treatment of equity-based compensation awards held by directors and executive officers of Mirant and RRI in the merger; the potential payment to RRI officers of cash awards under RRI’s annual incentive compensation plan; the appointment of Edward R. Muller, currently Mirant’s chairman, president and chief executive officer, as chairman and chief executive officer of the combined company; the appointment of Mark M. Jacobs, currently RRI’s chief executive officer and a member of the RRI board of directors, as president and chief operating officer of the combined company; the election of Mr. Muller and four existing non-employee directors of Mirant (Messrs. Dallas, Johnson, Murray and Thacker) as directors of the combined company following the merger; the continuation of Mr. Jacobs and four existing non-employee RRI directors (Messrs. Barnett, Miller and Silverstein and Ms. Perez) as directors of the combined company following the merger; change-in-control severance arrangements covering certain executive officers of Mirant and RRI; and the indemnification of Mirant’s directors and officers by RRI.

For a further discussion of the interests of Mirant and RRI directors and executive officers in the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 52.

Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the obligation of Mirant to complete the merger that Mirant receive a written opinion from Wachtell Lipton, counsel to Mirant, dated as of the closing date, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of RRI to effect the merger that RRI receive a written opinion from Skadden, counsel to RRI, dated as of the closing date, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the Registration Statement of which this document is a part, each of Wachtell Lipton and Skadden has delivered an opinion to Mirant and RRI, respectively, to the same effect as the opinions described above and to the effect that holders of Mirant common stock whose shares of Mirant common stock are exchanged in the merger for shares of RRI common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of RRI common stock.

The discussion of material U.S. federal income tax consequences of the merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

Mirant stockholders are strongly urged to consult with their tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 64.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of RRI by Mirant under the acquisition method of accounting according to U.S. generally accepted accounting principles, which are referred to as GAAP.

No Appraisal Rights

Under Section 262 of the DGCL, the holders of RRI common stock and the holders of Mirant common stock do not have appraisal rights in connection with the merger. Furthermore, under Section 262 of the DGCL, RRI stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split.

Regulatory Matters

To complete the merger, Mirant and RRI must make filings with and obtain authorizations, approvals or consents from federal and state public utility, antitrust and other regulatory authorities. For a more complete discussion of regulatory matters relating to the merger, see “The Merger — Regulatory Approvals Required for the Merger” on page 61.

Litigation Related to the Merger

In April 2010, RRI, Mirant and the Mirant board of directors were named defendants in four purported class action lawsuits filed in the Superior Court of Fulton County, Georgia, brought on behalf of proposed classes consisting of holders of Mirant common stock, excluding the defendants and their affiliates: Rosenbloom v. Cason, et al., No. 2010CV184223, filed April 13, 2010; The Vladmir Gusinsky Living Trust v. Muller, et al., No, 2010CV184331, filed April 15, 2010; Ng v. Muller, et al., No. 2010CV184449, filed April 16, 2010; and Bayne v. Muller, et al., No. 2010CV184648, filed April 21, 2010. Merger Sub was also named a defendant in three of the lawsuits. The complaints allege, among other things, that the individual defendants breached their fiduciary duties by failing to maximize the value to be received by Mirant’s public stockholders, and that the other defendants aided and abetted the individual defendants’ breaches of fiduciary duties. In three of the actions, amended complaints have been filed adding allegations that defendants breached their fiduciary duties by failing to disclose certain information in the preliminary joint proxy statement/prospectus of RRI and Mirant, which is a part of the Registration Statement of RRI that was filed with the SEC on May 28, 2010, and amended on July 6, 2010, August 12, 2010 and September 8, 2010. The complaints seek, among other things, (a) to enjoin defendants from consummating the merger; (b) rescission of the merger, if completed; and/or (c) granting the class members any profits or benefits allegedly improperly received by defendants in connection with the merger. Motions to dismiss the complaints for failure to state a claim have been filed on behalf of all of the defendants.

On August 17, 2010, the Court entered an order, consented to by all parties, consolidating the four cases under the caption In re Mirant Corporation Shareholder Litigation, No 2010CV184223, directing that the amended complaint in Rosenbloom v. Cason, et al., No. 2010CV1c824223, serve as the operative complaint, and appointing co-lead counsel. On August 26, 2010, the parties entered into a memorandum of understanding under the terms of which the parties will negotiate in good faith to enter into a stipulation of settlement based on additional disclosures, to be presented to the Court for approval following consummation of the merger.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after RRI and Mirant receive stockholder approvals at their respective special meetings, receive all required regulatory approvals and receive acceptable debt financing in an amount sufficient to fund the refinancing transactions contemplated by the merger agreement. The parties currently expect to complete the merger before the end of 2010. However, it is possible that factors outside of each company’s control could require them to complete the merger at a later time or not to complete it at all.

The obligations of RRI and Mirant to complete the merger are each subject to the satisfaction (or waiver by all parties) of the following conditions:

•	approval by RRI stockholders of the Share Issuance proposal;

•	approval by Mirant stockholders of the Merger proposal;

•	absence of any injunction prohibiting the consummation of the merger;

•	termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act;

•	receipt of all required regulatory approvals from the Federal Energy Regulatory Commission, which is referred to as FERC, and the New York Public Service Commission, which is referred to as the NYPSC (or, with regard to the NYPSC, a determination that such approval is not required), and filing of notice with the California Public Utility Commission, which is referred to as the CPUC;

•	authorization of the listing of the shares of RRI common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	effectiveness of the Form S-4 registration statement of which this joint proxy statement/prospectus is a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	receipt by RRI and Mirant of acceptable debt financing in an amount sufficient to fund the refinancing transactions contemplated by the merger agreement (see “The Merger — Refinancing” beginning on page 61 and “The Merger Agreement — Financing” on page 78);

•	accuracy of the other party’s representations and warranties in the merger agreement;

•	the prior performance by the other party, in all material respects, of its obligations under the merger agreement;

•	receipt of a certificate executed by the chief executive officer or another senior officer of the other party as to the satisfaction of the conditions described in the preceding two bullets; and

•	receipt of a legal opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The conditions set forth in the merger agreement may be waived by RRI or Mirant, subject to the agreement of the other party in certain circumstances. For a more complete discussion of the conditions to the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.

Refinancing

The merger is conditioned on the combined company obtaining debt financing in amounts and on terms that satisfy conditions set forth in the merger agreement. RRI and Mirant anticipate that such financing will take the form of a combination of a new revolving credit facility to replace their current credit facilities, $1.4 billion of new senior notes and a $500 million new term loan (which amount may be reduced if RRI obtains certain consents from the holders of RRI’s 6.75% senior secured notes and/or certain bonds issued by the Pennsylvania Economic Development Financing Authority and guaranteed by RRI and certain of its subsidiaries on a senior secured basis, which are referred to as the PEDFA bonds). RRI and Mirant intend to use the proceeds of such financing in part to refinance approximately $1.2 billion of indebtedness of Mirant and $650 million of indebtedness of RRI. RRI and Mirant have obtained commitments from several financial institutions to provide a $750 million to $1.0 billion five-year revolving credit facility, subject to certain customary conditions. The same financial institutions, or affiliates thereof, have agreed to use commercially reasonable efforts to arrange a syndication of a $500 million term loan. In addition, certain of the participating financial institutions, or affiliates thereof, are anticipated to act as initial purchasers, underwriters or placement agents in connection with the proposed offering of new senior unsecured notes. For further information regarding the contemplated financing, see “The Merger — Refinancing” beginning on page 61 and “The Merger Agreement — Financing” on page 78.

Timing of the Merger

The merger is expected to be completed before the end of 2010, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

No Solicitation of Other Offers

In the merger agreement, each of RRI and Mirant has agreed that it will not directly or indirectly:

•	solicit, initiate, seek or knowingly encourage or facilitate any proposal that constitutes or would reasonably be expected to lead to an alternative proposal (as described in the section entitled “The Merger Agreement — No Solicitations” beginning on page 74);

•	furnish any non-public information, or afford access to properties, books and records in connection with or in response to an alternative proposal;

•	engage or participate in any discussions or negotiations with any person regarding an alternative proposal;

•	approve, endorse or recommend an alternative proposal; or

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for an alternative proposal.

The merger agreement does not, however, prohibit either party from considering an acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement — No Solicitations” beginning on page 74.

Termination of the Merger Agreement

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to completion of the merger, except as specified below, including after the required RRI stockholder approval or Mirant stockholder approval is obtained:

•	by mutual written consent of RRI and Mirant; or

•	by either party, if:

•	the merger has not been completed on or prior to December 31, 2010; provided that each party has the right to extend such termination date to up March 31, 2011 if the only unsatisfied conditions to completion of the merger are those regarding the receipt of required regulatory approvals;

•	an injunction has been entered permanently restraining, enjoining or otherwise prohibiting completion of the merger and such injunction becomes final and non-appealable, so long as the party seeking to terminate the merger agreement for this reason has used its reasonable best efforts to remove or prevent such injunction;

•	the requisite approval by the stockholders of RRI or Mirant has not been obtained at the respective stockholders’ meeting (or at any adjournment or postponement thereof);

•	the other party has breached any representation, covenant or other agreement in the merger agreement, in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 30 days;

•	the other party’s board of directors changes its recommendation that its stockholders vote for, in the case of RRI, the Share Issuance proposal or, in the case of Mirant, the Merger proposal; or

•	prior to obtaining approval by its stockholders, the party terminates the merger agreement in order to enter into a definitive agreement with respect to a superior offer and concurrently pays a termination fee to the other party.

The merger agreement provides that, upon a termination of the merger agreement under specified circumstances, RRI or Mirant, as the case may be, may be required to pay a termination fee of approximately $37 million or $58 million, depending on the nature of the termination. See “The Merger Agreement — Termination of the Merger Agreement” on page 80 and “The Merger Agreement — Effect of Termination; Termination Fees” beginning on page 80.

Matters to be Considered at the Special Meetings

RRI

At the RRI special meeting, RRI stockholders will be asked to consider and vote upon:

•	the Share Issuance proposal;

•	the Reverse Stock Split proposal;

•	the Name Change proposal;

•	the 2010 Incentive Plan proposal; and

•	any RRI Adjournment proposal.

The Share Issuance proposal is not conditioned on the approval of any of the Reverse Stock Split proposal, the Name Change proposal or the 2010 Incentive Plan proposal, and only approval of the Share Issuance proposal is required to complete the merger. The Reverse Stock Split proposal is conditioned on approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors. The Name Change proposal and the 2010 Incentive Plan proposal are each conditioned on completion of the merger.

The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote is required to approve the Share Issuance proposal and the 2010 Incentive Plan proposal, provided that the total votes cast on such proposal (including abstentions) represent a majority of the shares of RRI common stock outstanding as of the RRI record date.

The affirmative vote of a majority of the outstanding shares of RRI common stock is required to approve the Reverse Stock Split proposal and the Name Change proposal.

The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote is required to approve the RRI Adjournment proposal.

The RRI board of directors recommends that RRI stockholders vote “FOR” all of the proposals set forth above, as more fully described under “RRI Special Meeting” beginning on page 84.

Mirant

At the Mirant special meeting, Mirant stockholders will be asked to consider and vote upon:

•	the Merger proposal; and

•	any Mirant Adjournment proposal.

Approval of the Merger proposal is required for completion of the merger.

The affirmative vote of a majority of the outstanding shares of Mirant common stock entitled to vote is required to approve the Merger proposal.

The affirmative vote of a majority of the shares of Mirant common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Mirant Adjournment proposal.

The Mirant board of directors recommends that Mirant stockholders vote “FOR” all of the proposals set forth above, as more fully described under “Mirant Special Meeting” beginning on page 101.

Voting by RRI and Mirant Directors and Executive Officers

As of the RRI record date, directors and executive officers of RRI and their affiliates owned and were entitled to vote 1,229,817 shares of RRI common stock, or representing less than 1% of the total voting power of the shares of RRI common stock outstanding on that date. As of the Mirant record date, directors and executive officers of Mirant and their affiliates owned and were entitled to vote 91,156 shares of Mirant common stock, representing less than 1% of the shares of Mirant common stock outstanding on that date.

SELECTED HISTORICAL FINANCIAL DATA OF RRI

The selected historical consolidated financial data of RRI for each of the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 have been derived from RRI’s audited consolidated financial statements and related notes thereto contained in RRI’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus. The financial data as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 are derived from RRI’s unaudited interim consolidated financial statements and related notes thereto contained in RRI’s Quarterly Report on Form 10-Q for the six months ended June 30, 2010, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 have been derived from RRI’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of RRI or the combined company, and you should read the following information together with (i) RRI’s audited consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RRI’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein and (ii) RRI’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RRI’s Quarterly Report on Form 10-Q for the six months ended June 30, 2010, which is incorporated by reference herein. For more information, see “Where You Can Find More Information” beginning on page 159.

	Years Ended December 31,										Six Months Ended June 30,
	2009		2008		2007		2006		2005		2010		2009
	(1)(2)(3)		(1)(2)(3)		(1)(2)(3)		(1)(2)(3)		(1)(2)(3)		(1)(3)		(1)(2)
	(4)(17)	—	(5)(6)(17)	—	(7)(8)(17)	—	(9)(10)(17)	—	(11)(17)	—	(4)(17)	—	(3)(17)
	(in millions)

Statements of Operations Data:
Revenues	$1,825		$3,394		$3,203		$3,040		$3,068		$1,005		$856
Operating income (loss)	(413)		201		(10)		(207)		(591)		(322)		(235)
Loss from continuing operations	(479)		(110)		(202)		(374)		(579)		(453)		(209)
Cumulative effect of accounting changes, net of tax	—		—		—		1		1		—		—
Net income (loss)	403		(740)		365		(328)		(331)		(449)		652

											Six Months Ended
	Years Ended December 31,										June 30,
			2008
	2009		(1)(2)(3)		2007		2006		2005		2010		2009
	(1)(2)	—	(5)(6)(7)	—	(1)(2)(7)(8)	—	(1)(2)(9)(10)	—	(1)(2)(11)	—	(1)	—	(1)(2)

Diluted Loss per Share:
Loss from continuing operations	$(1.36)		$(0.32)		$(0.59)		$(1.22)		$(1.91)		$(1.28)		$(0.60)

											Six Months Ended
	Years Ended December 31,										June 30,
	2009		2008		2007		2006		2005
	(1)(2)		(1)(2)(5)		(1)(2)(7)(8)		(1)(2)(9)		(1)(2)		2010		2009
	(12)(13)	—	(6)(12)(13)	—	(10)(12)(13)	—	(11)(12)(13)	—	(12)(13)	—	(1)(13)	—	(1)(2)(13)
							(in millions)

Statements of Cash Flow Data:
Cash flows provided by (used in) operating activities	$193		$183		$762		$1,276		$(917)		$53		$412
Cash flows provided by (used in) investing activities	154		216		(179)		1,057		306		(39)		235
Cash flows provided by (used in) financing activities	(509)		(45)		(292)		(1,957)		594		(398)		(268)

	December 31,									June 30,
	2009		2008		2007		2006		2005
	(1)(2)(14)	—	(1)(2)	—	(1)(2)	—	(1)(2)	—	(1)(2)(15)	2010(1)
					(in millions)

Balance Sheet Data:
Total assets	$7,461		$10,722		$11,373		$11,827		$13,569	$6,516
Current portion of long-term debt and short-term borrowings(16)	405		13		52		355		339	—
Long-term debt(16)	1,950		2,610		2,642		2,917		4,056	1,950
Stockholders’ equity	4,238		3,778		4,477		3,950		3,864	3,802

(1)	RRI sold or transferred the following operations, which have been classified as discontinued operations: Desert Basin, European energy, Orion Power’s hydropower facilities, Liberty, Ceredo, Orion Power’s New York facilities and its retail energy business. RRI sold the following operations, which are included in continuing operations: REMA hydropower facilities in April 2005, landfill-gas fueled power facilities in July 2005, its El Dorado investment in July 2005 and its Bighorn facilities in October 2008.

(2)	RRI deconsolidated Channelview in August 2007 and sold its assets in July 2008. Channelview emerged from bankruptcy in October 2009 and RRI reconsolidated the entities at that time.

(3)	During 2009, 2008, 2007, 2006 and 2005, RRI had net gains on sales of assets and emission and exchange allowances of $22 million, $93 million, $26 million, $159 million and $168 million, respectively. During the six months ended June 30, 2010 and 2009, RRI had net gains on sales of assets and emission and exchange allowances of $1 million and $20 million, respectively.

(4)	During 2009, RRI recorded non-cash long-lived assets impairments of $211 million related to its New Castle and Indian River facilities. During the six months ended June 30, 2010, RRI recorded non-cash long-lived assets impairments of $248 million related to its Elrama and Niles facilities.

(5)	During 2008, RRI recorded a non-cash goodwill impairment charge of $305 million related to its historical wholesale energy segment.

(6)	During 2008, RRI recorded $37 million in expenses and paid $34 million for Western states litigation and similar settlements relating to natural gas cases.

(7)	During 2007, RRI recorded and paid a $22 million charge related to resolution of a 2004 indictment for alleged violations of the Commodity Exchange Act, wire fraud and conspiracy charges.

(8)	During 2007, RRI recorded $73 million in debt extinguishments expenses and expensed $41 million of deferred financing costs related to accelerated amortization for refinancings and extinguishments.

(9)	During 2006, RRI recorded $37 million in debt conversion expense.

(10)	During 2006, RRI recorded a $35 million charge (paid in 2007) related to a settlement of certain class action natural gas cases relating to the Western states energy crisis.

(11)	During 2005, RRI recorded charges of $359 million relating to various settlements associated with the Western states energy crisis, which were paid during 2006.

(12)	During 2009, 2008, 2007, 2006 and 2005, RRI had net cash proceeds from sales of assets of $36 million, $527 million, $82 million, $1 million and $149 million, respectively.

(13)	During 2009, 2008, 2007, 2006 and 2005, RRI had net proceeds from sales of (purchases of) emission and exchange allowances of $(3) million, $(19) million, $(85) million, $183 million and $89 million, respectively. During the six months ended June 30, 2010 and 2009, RRI had net proceeds from sales of (purchases of) emission and exchange allowances of $0 and $14 million, respectively.

(14)	For discussion of RRI’s contingencies, see note 15 to RRI’s consolidated financial statements contained in RRI’s annual report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

(15)	The balance sheet data for total assets as of December 31, 2005 has not been reclassified for the adoption of accounting guidance relating to the offsetting of amounts for contracts with a single counterparty as it was impracticable to reasonably retrieve and reconstruct the historical information as a result of migration of data driven by a system conversion.

(16)	Amounts exclude debt related to discontinued operations for December 31, 2008, 2007, 2006 and 2005.

(17)	During 2009, 2008, 2007, 2006 and 2005, RRI had unrealized gains (losses) on energy derivatives of $22 million, $(9) million, $7 million, $56 million and $(123) million, respectively. During the six months ended June 30, 2010 and 2009, RRI had unrealized gains (losses) on energy derivatives of $61 million and $(37) million, respectively.

SELECTED HISTORICAL FINANCIAL DATA OF MIRANT

Mirant is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger. The information is only a summary and should be read in conjunction with Mirant’s historical consolidated financial statements and related notes contained in Mirant’s annual and quarterly reports, which have been incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC by Mirant. See “Where You Can Find More Information” beginning on page 159 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not indicative of the future performance of Mirant or the combined company.

						Six Months Ended
	Years Ended December 31,					June 30,
	2009	2008	2007	2006	2005	2010	2009
	(in millions except per share data)

Statements of Operations Data:
Operating revenues	$2,309	$3,188	$2,019	$3,087	$2,620	$1,124	$1,374
Income (loss) from continuing operations	494	1,215	433	1,752	(1,385)	144	543
Income from discontinued operations	—	50	1,562	112	93	—	—
Cumulative effect of changes in accounting principles	—	—	—	—	(15)	—	—
Net income (loss)	494	1,265	1,995	1,864	(1,307)	144	543
Basic EPS per common share from continuing operations	$3.41	$6.53	$1.72	$6.15	N/A	$0.99	$3.74
Diluted EPS per common share from continuing operations	$3.41	$6.11	$1.56	$5.90	N/A	$0.99	$3.74
Cash dividend per common share from continuing operations	$—	$—	$—	$—	N/A	$—	$—

Mirant has not paid or declared any cash dividends on its common stock in the last three years and it does not anticipate paying any quarterly cash dividends in the foreseeable future.

Mirant’s Statements of Operations Data for each year reflect the volatility caused by unrealized gains and losses related to derivative financial instruments used to hedge economically electricity and fuel. Changes in the fair value and settlements of derivative financial instruments used to hedge economically electricity are reflected in operating revenue and changes in the fair value and settlements of derivative financial instruments used to hedge economically fuel are reflected in cost of fuel, electricity and other products in the consolidated statements of operations. Changes in the fair value and settlements of derivative financial instruments for proprietary trading and fuel oil management activities are recorded on a net basis as operating revenue in the consolidated statements of operations. For additional information, see Note 2 to the consolidated financial statements contained in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009 and Note B to the unaudited condensed consolidated financial statements contained in Mirant’s Quarterly Report on Form 10-Q for the six months ended June 30, 2010, which are incorporated by reference in this joint proxy statement/prospectus.

						Six Months
	Years Ended December 31,					Ended June 30,
	2009	2008	2007	2006	2005	2010	2009
	(in millions)

Unrealized gains (losses) included in operating revenues	$(2)	$840	$(564)	$757	$(92)	$132	$211
Unrealized losses (gains) included in cost of fuel, electricity and other products	(49)	54	(28)	102	(76)	120	(29)

Total	$47	$786	$(536)	$655	$(16)	$12	$240

For the year ended December 31, 2009, income from continuing operations reflects impairment losses of $221 million related to Mirant’s Potomac River generating facility and intangible assets related to its Potrero and Contra Costa generating facilities. For the year ended December 31, 2007, income from continuing operations reflects an impairment loss of $175 million related to Mirant’s Lovett generating facility. See Note 3 to the consolidated financial statements contained in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this joint proxy statement/prospectus, for further information on these impairments. For the year ended December 31, 2006, income from continuing operations reflects an impairment loss of $120 million related to suspended construction at Mirant’s Bowline generating facility.

For the year ended December 31, 2007, income from continuing operations also reflects a $379 million gain related to Mirant’s settlement of litigation with Potomac Electric Power Company (Pepco), as discussed further in Note 15 to the consolidated financial statements contained in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this joint proxy statement/prospectus. For the year ended December 31, 2006, Mirant’s income for continuing operations reflects a $244 million gain from a New York property tax settlement.

For the year ended December 31, 2007, Mirant’s Statement of Operations Data reflects gains on sales of discontinued operations as discussed in Note 8 to the consolidated financial statements contained in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this joint proxy statement/prospectus. EPS information for the year ended December 31, 2005 has not been presented because the information is not relevant in any material respect for users of Mirant’s financial statements. For additional information, see Note 10 to the consolidated financial statements contained in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this joint proxy statement/prospectus.

For the year ended December 31, 2005, Mirant’s Statement of Operations Data reflects the effects of accounting for the Plan. During Mirant’s bankruptcy proceedings, its consolidated financial statements were prepared in accordance with the accounting guidance for financial reporting by entities in reorganization under the bankruptcy code.

The consolidated Balance Sheet Data for years 2006 and 2005 segregates pre-petition liabilities subject to compromise from those liabilities that were not subject to compromise.

	December 31,					June 30,
	2009	2008	2007	2006	2005	2010
	(in millions)

Balance Sheet Data:
Total assets	$9,528	$10,688	$10,538	$12,845	$14,364	$9,846
Current portion of long-term debt	75	46	142	142	3	563
Long-term debt, net of current portion	2,556	2,630	2,953	3,133	2,579	1,999
Liabilities subject to compromise	—	—	—	18	18	—
Stockholders’ equity	4,315	3,762	5,310	4,443	3,856	4,472

At June 30, 2010, Mirant reclassified the principal balance of the Mirant Americas Generation senior notes due in May 2011 from long-term debt to current portion of long-term debt.

On January 1, 2010, Mirant adopted revised accounting guidance related to accounting for variable interest entities. As a result, MC Asset Recovery, LLC was deconsolidated from Mirant’s financial results. The total assets at December 31, 2009 in the table above have been adjusted from amounts previously presented to reflect a $39 million reduction as a result of the deconsolidation of MC Asset Recovery, LLC. The adoption of this accounting guidance did not affect any of the other periods presented. For additional information, see Note A to the unaudited condensed consolidated financial statements contained in Mirant’s Quarterly Report on Form 10-Q for the six months ended June 30, 2010, which is incorporated by reference in this joint proxy statement/prospectus.

In 2005, Mirant recorded the effects of the Plan. As a result, liabilities subject to compromise at December 31, 2005 and 2006 reflect only the liabilities of Mirant’s New York entities that remained in bankruptcy at that time. Total assets for all periods reflect Mirant’s election in 2008 to discontinue the net presentation of assets subject to master netting agreements upon adoption of the accounting guidance for offsetting amounts related to certain contracts.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL DATA

The merger will be accounted for as a reverse acquisition of RRI by Mirant under the acquisition method of accounting of GAAP. See “The Merger — Accounting Treatment.” The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined consolidated statements of operations data of Mirant for the six months ended June 30, 2010 and year ended December 31, 2009 has been prepared to give effect to the merger as if the merger had been completed on January 1, 2009. The unaudited pro forma condensed combined consolidated balance sheet data at June 30, 2010 of Mirant has been prepared to give effect to the merger as if the merger was completed on June 30, 2010.

The following selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2009 for consolidated statements of operations purposes, and on June 30, 2010 for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 20. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 106.

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(in millions except per share data)

Operating revenues	$2,117	$4,111
Loss from continuing operations	(233)	(42)
Basic and diluted EPS	(0.30)	(0.05)

June 30, 2010
(in millions)

Cash and cash equivalents	$2,489
Total Assets	14,490
Current portion of long-term debt	542
Long-term debt, net of current portion	4,026
Total stockholders’ equity	6,422

COMPARATIVE PER SHARE DATA

The following table shows per share data regarding income (loss) from continuing operations, book value per share and cash dividends for (a) RRI and Mirant on a historical basis, (b) RRI on a pro forma combined basis and (c) Mirant on a pro forma equivalent basis. The pro forma income (loss) from continuing operations information was computed as if the merger had been completed on January 1, 2009. The pro forma book value per share information was computed as if the merger had been completed on June 30, 2010.

The following comparative per share data is derived from the historical consolidated financial statements of each of RRI and Mirant. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 106.

	RRI Energy		Mirant
		Pro Forma		Pro Forma
	Historical	Combined	Historical	Equivalent(1)

As of and for the Year Ended December 31, 2009
Income (loss) from continuing operations per common share-basic and diluted	$(1.36)	$(0.05)	$3.41	$(0.14)
Book value per share(2)	12.01	N/A (3)	29.77	N/A (3)
Cash dividends	—	—	—	—
As of and for the Six Months Ended June 30, 2010
Income (loss) from continuing operations per common share-basic and diluted	$(1.28)	$(0.30)	$0.99	$(0.85)
Book value per share(2)	10.76	8.30	30.73	23.54
Cash dividends	—	—	—	—

(1)	The pro forma equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 2.835 shares of RRI common stock per share of Mirant common stock.

(2)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares of RRI Energy or Mirant common stock outstanding, as applicable. Pro forma combined book value per share is computed by dividing pro forma total stockholders’ equity by the pro forma number of shares of the combined company common stock that would have been outstanding as of June 30, 2010.

(3)	Unaudited pro forma condensed combined consolidated balance sheet is not required for December 31, 2009.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Stock Prices

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of RRI common stock and Mirant common stock, both of which trade on the NYSE under the symbols “RRI” and “MIR,” respectively.

	RRI Common Stock		Mirant Common Stock
	High	Low	High	Low

2008
First Quarter	$26.74	$18.06	$39.53	$33.75
Second Quarter	$28.06	$20.47	$42.21	$36.08
Third Quarter	$24.15	$4.94	$39.20	$17.32
Fourth Quarter	$7.60	$2.77	$20.28	$11.99
2009
First Quarter	$7.38	$2.03	$20.20	$9.11
Second Quarter	$6.23	$3.03	$17.43	$11.01
Third Quarter	$7.64	$4.44	$19.12	$14.11
Fourth Quarter	$7.21	$4.76	$16.76	$13.65
2010
First Quarter	$6.21	$3.57	$17.02	$10.84
Second Quarter	$4.91	$3.50	$13.83	$10.16
Third Quarter (through September 10, 2010)	$4.30	$3.35	$11.97	$9.36

On April 9, 2010, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of RRI common stock was $3.95 and the closing sale price per share of Mirant common stock was $10.73, in each case on the NYSE. On September 10, 2010, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per share of RRI common stock was $3.75 and the closing sale price per share of Mirant common stock was $10.49, in each case on the NYSE. The table below sets forth the equivalent market value per share of Mirant common stock on April 9, 2010 and September 10, 2010, as determined by multiplying the closing prices of shares of RRI common stock on those dates by the exchange ratio of 2.835. Although the exchange ratio is fixed (subject to adjustment for the proposed RRI reverse stock split), the market prices of RRI common stock and Mirant common stock will fluctuate before the special meetings and before the merger is completed. The market value of the merger consideration ultimately received by Mirant stockholders will depend on the closing price of RRI common stock on the day such stockholders receive their shares of RRI common stock.

			Equivalent
			Per Share of
			Mirant
	RRI	Mirant	Common
	Common Stock	Common Stock	Stock

April 9, 2010	$3.95	$10.73	$11.20
September 10, 2010	$3.75	$10.49	$10.63

Dividends and Other Distributions

RRI has never paid or declared any dividends on its common stock. RRI’s ability to pay dividends is restricted by provisions in its June 2007 Senior Secured revolver and letter of credit facility, as well as similar provisions in its 6.75% senior secured notes due 2014 and its guarantees of the PEDFA bonds. Mirant has not paid or declared any dividends on its common stock in the last three years and does not anticipate paying any cash dividends prior to completion of the merger. The board of directors of the combined company will determine its new dividend policy.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking information about RRI, Mirant and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the effect of legal, regulatory or supervisory matters on business, results of operations or financial condition, and include, among others:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, revenue, income, liquidity and financial condition; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “think,” “view,” “seek,” “target” or similar expressions.

Forward-looking statements reflect managements’ judgment based on currently available information and involve a number of factors, risks and uncertainties that could cause actual results to differ. With respect to these forward-looking statements, each of RRI management and Mirant management has made assumptions regarding, among other things, future demand and market prices for electricity, capacity, fuel and emission allowances, operating, general and administrative costs, financial and economic market conditions and legislative, regulatory and/or market developments. The future and assumptions about the future cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors, risks and uncertainties that could cause actual results to differ include:

•	the ability to obtain governmental approvals of the merger, or acceptable debt financing, on the proposed terms and time schedule;

•	the risk that the businesses will not be integrated successfully;

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	revenues following the merger may be lower than expected;

•	changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which the companies have no control;

•	changes in general economic and market conditions, including demand and market prices for electricity, capacity, fuel and emission allowances; and

•	those set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 20.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither RRI nor Mirant undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that they were made or to reflect the occurrence of unanticipated events.

Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by RRI and Mirant. See “Where You Can Find More Information” beginning on page 159 for a list of the documents incorporated by reference.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page 19, you should carefully consider the following risks before deciding how to vote.

Because the exchange ratio is fixed and the market price of shares of RRI common stock will fluctuate, Mirant stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Mirant common stock will be converted into the right to receive 2.835 shares of RRI common stock, subject to adjustment if the proposed RRI reverse stock split is effected prior to the issuance of shares of RRI common stock in connection with the merger. The number of shares of RRI common stock to be issued pursuant to the merger agreement for each share of Mirant common stock is fixed and will not change to reflect changes in the market price of RRI or Mirant common stock. The market price of RRI common stock at the time of completion of the merger may vary significantly from the market prices of RRI common stock on the date the merger agreement was executed, the date of this joint proxy statement/prospectus and the date of the respective special stockholder meetings. Accordingly, at the time of the Mirant special stockholder meeting, you will not know or be able to calculate the market value of the merger consideration you will receive upon completion of the merger.

In addition, the merger might not be completed until a significant period of time has passed after the respective special stockholder meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of RRI common stock or Mirant common stock, the market value of the RRI common stock issued in connection with the merger and the Mirant common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of RRI or Mirant prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of RRI and Mirant. Neither RRI nor Mirant is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

Current RRI and Mirant stockholders will have a reduced ownership and voting interest after the merger.

RRI will issue or reserve for issuance approximately 528 million shares of RRI common stock (subject to adjustment if the proposed RRI reverse stock split is effected prior to the issuance of shares of RRI common stock in connection with the merger) to Mirant stockholders in the merger (including shares of RRI common stock to be issued in connection with outstanding Mirant equity awards). As a result of these issuances, current RRI and Mirant stockholders are expected to hold approximately 46% and 54%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

RRI and Mirant stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the merger occurs, each Mirant stockholder that receives shares of RRI common stock will become a stockholder of RRI (proposed to be renamed GenOn Energy) with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage ownership of Mirant. Correspondingly, each RRI stockholder will remain a stockholder of RRI (proposed to be renamed GenOn Energy) with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of RRI prior to the merger. As a result of these reduced ownership percentages, RRI stockholders will have less voting power in the combined company than they now have with respect to RRI, and former Mirant stockholders will have less voting power in the combined company than they now have with respect to Mirant.

The merger agreement contains provisions that limit each of RRI’s and Mirant’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of either Mirant or RRI from making an alternative transaction proposal and, in certain circumstances, could require RRI or Mirant to pay to the other a significant termination fee.

Under the merger agreement, RRI and Mirant are restricted, subject to limited exceptions, from entering into alternative transactions in lieu of the merger. In general, unless and until the merger agreement is terminated, both RRI and Mirant are restricted from, among other things, soliciting, initiating, seeking, knowingly encouraging or facilitating a competing acquisition proposal from any person. Each of the RRI board of directors and the Mirant board of directors is limited in its ability to change its recommendation with respect to the merger-related proposals. RRI or Mirant may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of RRI or Mirant from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable. As a result of these restrictions, neither RRI nor Mirant may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other. Under the merger agreement, RRI or Mirant may be required to pay to the other a termination fee of approximately $37 million or $58 million, depending on the nature of the termination. See “The Merger Agreement — No Solicitations” beginning on page 74.

RRI and Mirant will be subject to various uncertainties and contractual restrictions while the merger is pending that could adversely affect their financial results.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on RRI and/or Mirant. These uncertainties may impair RRI’s and/or Mirant’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with RRI or Mirant to seek to change existing business relationships with RRI or Mirant. Employee retention and recruitment may be particularly challenging prior to completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect RRI’s and/or Mirant’s financial results.

In addition, the merger agreement restricts each of RRI and Mirant, without the other’s consent, from making certain acquisitions and dispositions and taking other specified actions while the merger is pending. These restrictions may prevent RRI and/or Mirant from pursuing attractive business opportunities and making other changes to their respective businesses prior to completion of the merger or termination of the merger agreement. See “The Merger Agreement — Conduct of Business Prior to Closing” beginning on page 72.

If completed, the merger may not achieve its intended results, and RRI and Mirant may be unable to successfully integrate their operations.

RRI and Mirant entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of RRI and Mirant can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

Pending litigation against RRI and Mirant could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, purported stockholders of Mirant have filed putative stockholder class action lawsuits against Mirant and its directors, RRI and Merger Sub. Among other remedies, the plaintiffs seek to enjoin the merger. If a final settlement is not reached, these lawsuits could prevent or delay completion of the merger and result in substantial costs to RRI and Mirant, including any costs associated with the indemnification of directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition or results of operations. See “Litigation Relating to the Merger” on page 63.

RRI and Mirant may be unable to obtain in the anticipated timeframe, or at all, acceptable debt financing in an amount sufficient to fund the refinancing transactions contemplated by the merger agreement or the regulatory approvals required to complete the merger or, in order to do so, RRI and Mirant may be required to comply with material restrictions or conditions that may negatively affect the combined company after the merger is completed or cause them to abandon the merger. Failure to complete the merger could negatively affect the future business and financial results of RRI and Mirant.

Completion of the merger is contingent upon, among other things, receipt of acceptable debt financing in an amount sufficient to fund the refinancing transactions contemplated by the merger agreement, the expiration or termination of the applicable HSR Act waiting period, required regulatory approvals from FERC and the NYPSC (or, with regard to the NYPSC, a determination that such approval is not required) and the filing of applicable notices with the CPUC. RRI and Mirant can provide no assurance that acceptable debt financing or all required regulatory authorizations, approvals or consents will be obtained or that the financing, authorizations, approvals or consents will not contain terms, conditions or restrictions that would be detrimental to the combined company after completion of the merger. Obtaining the financing is dependent on numerous factors, including capital market conditions, credit availability from financial institutions and both companies’ financial performance. See “The Merger — Regulatory Approvals Required for the Merger” on page 61 and “The Merger — Refinancing” beginning on page 61.

The special meetings of RRI and Mirant stockholders at which the merger-related proposals will be considered may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. In this event, if the merger-related proposals are approved, RRI and Mirant may subsequently agree to conditions without further seeking stockholder approval, even if such conditions could have an adverse effect on RRI, Mirant or the combined company.

Satisfying the conditions to, and completion of, the merger may take longer than, and could cost more than, RRI and Mirant expect. Any delay in completing or any additional conditions imposed in order to complete the merger may materially adversely affect the synergies and other benefits that RRI and Mirant expect to achieve from the merger and the integration of their respective businesses.

Neither RRI nor Mirant can make any assurances that it will be able to satisfy all the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of RRI and/or Mirant may be adversely affected and RRI and/or Mirant will be subject to several risks, including but not limited to:

•	payment to the other of a termination fee of approximately $37 million or $58 million, as specified in the merger agreement, depending on the nature of the termination;

•	payment of costs relating to the merger, whether or not the merger is completed; and

•	being subject to litigation related to any failure to complete the merger. See “Litigation Relating to the Merger” on page 63.

The combined company anticipates recording a non-cash gain at the completion of the merger because the estimated fair value of the acquired assets and liabilities exceeds the purchase price. The acquired assets may become impaired in the future and adversely affect the combined company’s operating results.

Under the merger agreement, upon completion of the merger, Mirant will become a wholly owned subsidiary of RRI. However, under GAAP, Mirant will be treated as the acquirer for accounting purposes and the merger will be accounted for under the acquisition method of accounting as a purchase by Mirant of RRI. Accordingly, the total implied purchase price deemed paid by Mirant in the merger will be allocated to RRI’s tangible assets and liabilities and identifiable intangible assets based on their estimated fair values as of the date of completion of the merger. The combined company anticipates recording a non-cash gain to the extent the estimated fair value of the acquired assets and liabilities exceeds the purchase price. As a result of future changes in the assumptions used to estimate the fair value of the acquired tangible and intangible assets, these assets may become impaired and the combined company may be required to incur material charges relating to such impairment, which could have a material effect on the combined company’s operating results.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 106. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

RRI and Mirant will incur substantial transaction fees and costs in connection with the merger.

RRI and Mirant expect to incur non-recurring expenses totaling approximately $200 million, which include $75 million of transaction costs and $125 million of restructuring or exit costs that may be incurred to achieve the desired cost savings from the merger. In addition to the $200 million of expenses, we expect debt issuance costs of $73 million to be incurred and capitalized in connection with the issuance of new debt by the combined companies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of RRI and Mirant. The companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

Certain directors and executive officers of RRI and Mirant have interests in the merger that are different from, or in addition to, those of other RRI and Mirant stockholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the special meetings, RRI and Mirant stockholders should recognize that certain directors and executive officers of RRI and Mirant have interests in the merger that differ from, or that are in addition to, their interests as stockholders of RRI and Mirant. These interests include, among others, ownership interests in the combined company, continued service as a director or an executive officer of the combined company, and the accelerated vesting of certain equity awards and/or certain severance benefits in connection with the merger. These interests, among others, may influence the directors and executive officers of RRI to support or approve the Share Issuance proposal and/or the directors and executive officers of Mirant to support or approve the Merger proposal. See “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 52.

The combined company’s hedging activities may not be fully protected from fluctuations in commodity prices and cannot eliminate the risks associated with these activities.

Currently, a smaller amount of RRI’s fuel purchases and electricity sales are hedged and for a shorter time frame, as compared with those of Mirant. Mirant currently engages in activities to hedge its economic risks related to electricity sales, fuel purchases and emissions allowances. RRI and Mirant expect that the combined company will use appropriate hedging strategies to manage this risk, including opportunistically hedging over multiple year periods to reduce the variability in realized gross margin from its expected generation. The combined company cannot provide assurance that these activities will be successful in managing its price risks or that they will not result in net losses as a result of future volatility in electricity, fuel and emissions markets. Actual power prices and fuel costs may differ from the combined company’s expectations.

Furthermore, the hedging procedures that the combined company will have in place may not always be followed or may not always work as planned. If any of the combined company’s employees were able to engage in unauthorized hedging and related activities, it could result in significant penalties and financial losses. As a result of these and other factors, we cannot predict the outcome that risk management decisions may have on the business, operating results or financial position of the combined company.

The addition of Mirant’s proprietary trading activities may increase the volatility of the quarterly and annual financial results of the combined company as compared to RRI as a standalone company.

Currently, RRI does not engage in proprietary trading. Mirant, however, engages in proprietary trading activities, through which it attempts to achieve incremental returns by transacting where it has specific market expertise. RRI and Mirant expect that the combined company will continue Mirant’s proprietary trading activities. Therefore, the combined company will be subject to risks related to such activities, which are risks to which RRI is not currently exposed.

Derivatives from the combined company’s hedging and proprietary trading activities will be recorded on the combined company’s balance sheet at fair value in accordance with GAAP. Accordingly, none of the combined company’s derivatives recorded at fair value will be designated as a hedge and changes in their fair values will be recognized in earnings as unrealized gains or losses. As a result, the combined company’s financial results — including gross margin, operating income and balance sheet ratios — may, at times, be volatile and subject to fluctuations in value primarily because of changes in forward electricity and fuel prices.

There are risks associated with the proposed RRI reverse stock split, including that the reverse stock split may not result in an increase in the per share price of RRI common stock.

If the proposed RRI reverse stock split is effected, RRI cannot predict whether the proposed RRI reverse stock split will increase the market price of RRI common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of RRI common stock after the proposed RRI reverse stock split will rise to a level that is more similar to that of other companies RRI views as its peer group or in proportion to the reduction in the number of shares of RRI common stock outstanding before the proposed RRI reverse stock split; or

•	the proposed RRI reverse stock split will result in a per share price that will increase RRI’s ability to attract and retain employees.

The market price of RRI common stock will also be based on RRI’s performance and other factors, some of which are unrelated to the number of shares of RRI common stock outstanding. The liquidity of RRI common stock could be adversely affected by the reduced number of shares that would be outstanding after the proposed RRI reverse stock split.

The merger is expected to result in an ownership change for Mirant and RRI under Section 382 of the Code, substantially limiting the use of the NOL carryforwards and other tax attributes of both Mirant and RRI to offset future taxable income of the combined company.

At December 31, 2009, Mirant had approximately $2.7 billion of net operating loss, which is referred to as NOL, carryforwards for U.S. federal income tax purposes and approximately $4.8 billion of NOL carryforwards for state income tax purposes. At December 31, 2009, RRI had approximately $1.3 billion of NOL carryforwards for U.S. federal income tax purposes and approximately $3.9 billion of state NOL carryforwards for state income tax purposes. The utilization of the combined company’s NOL carryforwards depends on the timing and amount of taxable income earned in the future, which neither Mirant nor RRI is able to predict. Moreover, the merger is expected to result in an ownership change for both Mirant and RRI under Section 382 of the Code, substantially limiting the use of the NOL carryforwards of both Mirant and RRI to offset future taxable income of the combined company for both federal and state income tax purposes. These tax attributes are subject to expiration at various times in the future to the extent that they have not been applied to offset the taxable income of the combined company. These limitations may affect the combined company’s effective tax rate in the future.

Risks relating to RRI and Mirant.

RRI and Mirant are, and will continue to be, subject to the risks described in the following periodic reports, each of which is incorporated by reference into this joint proxy statement/prospectus:

•	RRI’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed by RRI on February 25, 2010 with the SEC;

•	RRI’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which were filed by RRI with the SEC on May 6, 2010 and July 30, 2010, respectively;

•	Mirant’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed by Mirant on February 26, 2010 with the SEC; and

•	Mirant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, which were filed by Mirant with the SEC on May 7, 2010 and August 6, 2010, respectively.

Please see “Where You Can Find More Information” beginning on page 159 for how you can obtain information incorporated by reference into this joint proxy statement/prospectus.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between RRI and Mirant. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

The power generation industry is cyclical and capital intensive. Competitive power markets are relatively immature. In addition, the ownership of competitive generation assets is fragmented. RRI expects the industry to consolidate over time and thinks scale and diversity are important to long-term stockholder value creation. Part of RRI’s strategy has been to create value from industry consolidation. To that end, from time to time, the senior management of RRI has engaged in discussions with other industry participants regarding consolidation in the sector. The RRI board of directors was regularly briefed on these discussions.

Similarly, Mirant has regularly reviewed and evaluated its business strategy and strategic alternatives with the goal of enhancing stockholder value. As a result of these reviews, the Mirant board of directors and its management have undertaken a variety of actions aimed at enhancing Mirant’s performance and prospects and providing current value to stockholders. Much of this activity has been in response to two factors inherent in Mirant’s business: (i) for most of the period between January 2006 (when Mirant emerged from bankruptcy) and 2008, the business had cash in excess of its needs, which the Mirant board of directors distributed to stockholders, and (ii) the geographic footprint of the business and fuel sources of its plants are less diversified than the Mirant board of directors thinks to be optimal. Accordingly, since Mirant emerged from bankruptcy four years ago, it has sought to address the two factors mentioned above by publicly proposing (but later withdrawing) a significant acquisition in 2006, publicly exploring strategic alternatives to enhance stockholder value, including a sale of the entire company, in 2007 (which ended without any financeable acquisition proposal being made), selling its Philippines and Caribbean businesses as well as six U.S. gas plants for aggregate net proceeds of approximately $5 billion in 2007 and returning a total of over $5.3 billion to Mirant stockholders by means of a self-tender offer, an accelerated share repurchase program and open market purchases (at various times in 2006, 2007 and 2008). In June 2008, Mirant was approached by a larger company about a potential business combination in which Mirant stockholders would receive a distribution of cash on hand at Mirant and shares of the acquiring company, which consideration, in the aggregate, represented a premium to the trading value of shares of Mirant common stock. Mirant and the strategic acquiror negotiated with respect to the financial and contractual terms of the combination but had not reached agreement when negotiations were terminated by the other party in August 2008. In connection with all these actions, Mirant retained J.P. Morgan as its financial advisor and Wachtell Lipton as its legal advisor.

On October 6, 2008, the RRI board of directors initiated a process to explore the full range of possible strategic alternatives to enhance stockholder value and formed a special committee consisting of Messrs. Steven L. Miller, Chairman of the RRI board of directors, and Evan J. Silverstein, Joel V. Staff and William L. Transier, each directors of RRI, to oversee the process and make associated recommendations to the full RRI board of directors. These alternatives included the sale of all or substantially all of RRI, the sale of some or all of RRI’s retail electric business or the sale of some or all of RRI’s wholesale generation business. The RRI board of directors engaged Goldman Sachs and Morgan Stanley to act as financial advisors in connection with the strategic review. RRI issued a press release announcing the commencement of the strategic review and the formation of the special committee.

From October 2008 to April 2009, Goldman Sachs and Morgan Stanley had contacts with 36 parties regarding their potential interest in engaging in a strategic business combination transaction involving all or a portion of RRI, including Mirant. In the fall of 2008, Mirant’s then chief financial officer contacted Goldman Sachs and indicated Mirant’s possible interest in a transaction with RRI involving its generation business. In January 2009, Mr. Edward R. Muller, the chairman and chief executive officer of Mirant, contacted Mr. Mark M. Jacobs, RRI’s chief executive officer and indicated that Mirant had an interest in exploring a combination involving RRI’s wholesale business in the event that the RRI retail business was sold. There were no further conversations with Mirant or its representatives during this strategic review.

In connection with its strategic review, in November and December 2008, RRI entered into confidentiality agreements with approximately ten parties, all of which conducted some level of due diligence on all or a part of RRI’s business. Throughout November 2008, Goldman Sachs, Morgan Stanley and members of senior management from RRI made presentations to, and conducted preliminary discussions with, several of these parties. During late 2008 and early 2009, RRI’s senior management and financial and legal advisors continued discussions with one such party regarding the potential sale of RRI’s wholesale business.

In late 2008, RRI commenced negotiations regarding the sale of its Texas retail business to NRG Energy, Inc., or NRG. On February 28, 2009, RRI announced the execution of a definitive agreement providing for the sale of its Texas retail business to a subsidiary of NRG. No agreement was reached with any other party regarding a strategic business combination transaction. In May 2009, RRI closed the sale of its Texas retail business to NRG and announced that it had concluded its formal review of strategic alternatives.

From time to time, Mr. Jacobs has engaged in informal conversations with other CEOs in the merchant energy sector to build and foster long-term relationships and to discuss various industry issues, including, among other things, climate change, industry fundamentals and the commodities markets, as well as consolidation in the industry. During one such meeting on August 27, 2009, Messrs. Jacobs’ and Muller’s conversation evolved into a discussion of exploring a possible combination of RRI and Mirant on an at-market “merger of equals” basis. During meetings on September 9 and 10, 2009, Mr. Jacobs briefed the RRI board of directors of this conversation.

On September 15, 2009, Mr. Jacobs informed Mr. Muller that the RRI board of directors was supportive of his continuing to discuss the potential for a combination of RRI and Mirant. On September 15, 2009, RRI and Mirant entered into a confidentiality agreement so that each party could confirm its strategic rationale for and identify potential benefits and issues related to a combination.

On September 18, 2009, Messrs. Jacobs and Muller, together with other members of their respective senior management teams, met to discuss a work plan to evaluate the potential benefits of a combination, including potential cost savings and financial impact, and to identify possible impediments to a transaction. Over the next month, management and outside advisors of each of RRI and Mirant exchanged materials and conducted reviews of the business, operations, assets and liabilities of the other company.

Between September 15, 2009 and October 19, 2009, Mirant’s senior management informed and periodically updated the Mirant board of directors as to its discussions with RRI’s senior executives and its due diligence review of RRI. Similarly, RRI’s senior management team informed and periodically updated the RRI board of directors as to its discussions with Mirant’s senior executives and its due diligence review of Mirant.

On October 19, 2009, the Mirant board of directors met with Mirant’s senior management and outside legal and financial advisors to review the strategic rationale for a business combination with RRI and the status of the discussions with RRI and the results of due diligence performed to date.

At a meeting of the RRI board of directors on October 21, 2009, RRI management discussed with its board the strategic rationale for and potential benefits of a business combination transaction with Mirant, including the significant cost synergies, the increased scale and scope of the combined company, and the increased financial flexibility of the combined company. RRI management also outlined for the RRI board of directors the range of issues that would arise in negotiating a transaction, including structuring and governance issues and the methodology for determining an “at-market” exchange ratio. The RRI board of directors and management agreed that there would need to be balance in the resolution of these issues in order to reach an effective merger of equals transaction, and the RRI board of directors authorized management to continue discussions. See “— Rationale for the Merger” beginning on page 30.

On October 22, 2009, Messrs. Jacobs and Muller met and discussed potential terms of a transaction, including leadership structure, board composition, headquarters location, and an approach to determine an “at-market” exchange ratio, which would be based on trading prices for a relatively short period of time prior to announcement of a transaction. On October 22, 2009, RRI engaged Goldman Sachs and Morgan Stanley to assist in evaluating the possible transaction.

On October 28, 2009, Messrs. Jacobs and Muller discussed the progress that had been made in evaluating the potential benefits of a combination, including those outlined above, and agreed to continue to pursue a possible transaction. Messrs. Jacobs and Muller determined that the next step would be for the two of them to meet with Mr. Miller and Mr. A.D. Correll, the lead director of Mirant, to discuss governance matters.

In late October 2009, Mr. Muller was contacted by the chief executive officer of another company in the power generation industry, which is referred to as Party A, who indicated that Party A was interested in acquiring Mirant for a mix of cash and stock at a premium to Mirant’s then current market price and, in response to Mr. Muller’s request, provided a preliminary, non-binding indication of interest.

On November 4, 2009, the Mirant board of directors met for a regularly scheduled meeting, together with Mirant’s senior management and outside advisors, and discussed the progress of the discussions with RRI, the due diligence process and projected financial information for RRI and the company which would result from a combination of Mirant and RRI. The Mirant board of directors were also apprised of the contact that had been made by Party A.

On November 18, 2009, the RRI board of directors received an update from Mr. Jacobs, other members of senior management and RRI’s legal and financial advisors on the status of the discussions with Mirant. The RRI board of directors and senior management discussed various governance issues, including the location of the headquarters of the combined company, the need for a lead director, board composition, and CEO succession, as well as alternatives for determining an “at-market” exchange ratio.

On December 2, 2009, Messrs. Jacobs and Miller met with Messrs. Muller and Correll to discuss various issues regarding the proposed transaction, including the governance and executive leadership of the combined company and the location of the combined company’s headquarters.

On December 8, 2009, Messrs. Jacobs and Muller met to further discuss various terms of the proposed transaction, including the location of the combined company’s headquarters, the size and composition of the board of directors of the combined company, the composition of the senior management of the combined company and the methodology for determining an “at-market” exchange ratio. On December 11, 2009, Mr. Jacobs communicated to Mr. Muller RRI’s position on the terms discussed at their previous meeting, including RRI’s view that the headquarters of the combined company would be in Houston, Mr. Muller would be CEO of the combined company, the leadership team of the combined company would reflect a balance from each company, and that the exchange ratio would be based upon the average trading prices of the Mirant and RRI shares for ten days prior to announcement of a transaction. Mr. Muller indicated that the Mirant board of directors would consider RRI’s position on each of the various terms.

Also in December 2009, following the entering into of a confidentiality agreement the previous month and preliminary mutual due diligence, Party A’s chief executive officer informed Mr. Muller that, based on the limited due diligence performed to date, Party A was no longer interested in pursuing an acquisition of Mirant.

On January 4, 2010, Mr. Muller communicated to Mr. Jacobs a proposal regarding the issues that Mr. Jacobs had outlined in the December 11th conversation. The Mirant proposal contemplated that the exchange ratio would be set to achieve a specified percentage ownership of the combined company by each company’s respective stockholders, that the combined company would be headquartered in Atlanta, that the combined company’s board would consist of ten members, with five directors from each company, that board committee membership and committee leadership positions would be evenly split, that the lead director position would be filled by an RRI director, and that Mr. Muller would be chairman and chief executive officer, and Mr. Jacobs would be president and chief operating officer, of the combined company.

On January 19, 2010, Mr. Jacobs communicated to Mr. Muller a response to the Mirant January 4th proposal. The RRI response contemplated the board size and composition, committee membership and leadership positions and lead director position as proposed by Mirant. The RRI response contemplated that the exchange ratio would be based on the volume weighted average prices of the Mirant and RRI shares over a ten trading-day period ending two days prior to announcement of a transaction, with no premium being applied to such exchange ratio in favor of either Mirant or RRI stockholders, and that the combined company’s headquarters would be in Houston.

On January 26, 2010, Mr. Correll informed Mr. Miller that the reaction of the Mirant board of directors to the January 19th RRI proposal was generally favorable, including with respect to the location of the corporate headquarters and the methodology for determining the exchange ratio.

In late January 2010, Mr. Muller was contacted by and met with the chief executive officer of a smaller company in the power generation industry, which is referred to as Party B. At this meeting, Party B’s chief executive officer informed Mr. Muller that Party B was interested in entering into a strategic business combination with Mirant. In late February 2010, following the entering into of a confidentiality agreement the previous month and preliminary mutual due diligence, Mirant’s management determined that a strategic business combination with Party B did not present a sufficiently attractive strategic alternative and Mr. Muller advised Party B’s chief executive officer that Mirant was not interested in pursuing a business combination with Party B.

On February 1, 2010, following meetings between the senior management teams to further explore potential benefits of the transaction, Messrs. Jacobs and Muller discussed the composition of a senior leadership team, organizational structure and the operating philosophy for the combined company.

On February 3, 2010, Mr. Jacobs and RRI’s advisors updated the members of the RRI board of directors regarding the February 1 discussions between Messrs. Jacobs and Muller. The RRI board of directors decided to invite Messrs. Muller and Correll to meet with the RRI board of directors to discuss their operating philosophy and strategic vision for the combined company.

Between February 3, 2010 and March 13, 2010, Messrs. Jacobs and Muller continued to have periodic discussions regarding the composition of a senior leadership team, organizational structure and the operating philosophy for the combined company.

On March 13 and 14, 2010, Messrs. Muller and Correll met with the RRI board of directors. Mr. Muller outlined for the RRI board of directors Mirant’s views of the operating philosophy and strategic vision of the combined company, as well as the challenges facing the industry, including the impact of proposed carbon legislation and environmental regulations, the strategic benefits of a combination and the business strategy of the combined company. Following that meeting, the RRI board of directors authorized Mr. Jacobs to pursue further discussions with a view to finalizing the terms of a transaction.

On March 19, 2010, Wachtell Lipton delivered an initial draft merger agreement to RRI’s legal counsel, Skadden. Over the course of the following three weeks, Wachtell Lipton and Skadden, as well as representatives of RRI and Mirant, completed their due diligence and continued to negotiate the terms of the merger agreement including, among other things, the terms and scope of the parties’ “no shop” restrictions, the circumstances under which the proposed merger could be terminated, the amount of the termination fee and the circumstances under which such fee would be payable by either party, the conditions to completion of the merger and the parties’ respective covenants relating to the satisfaction of those conditions, and terms and scope of the representations and warranties and interim operating and other pre-closing covenants of the parties.

On April 1, 2010, the RRI board of directors, representatives of RRI management, Skadden, Goldman Sachs and Morgan Stanley met and reviewed the status of the discussions with Mirant and the results of its due diligence on Mirant to date and provided an updated analysis of the merits of a strategic combination of the two companies.

On April 10, 2010, the RRI board of directors met to consider the proposed strategic business combination of RRI and Mirant. Prior to the meeting, the RRI board of directors was provided with a substantially final draft of the merger agreement and other materials related to the proposed transaction. At the meeting, RRI’s management updated the RRI board of directors on the terms of the proposed transaction and the results of its due diligence on Mirant, and reviewed the strategic rationale and the anticipated benefits of the proposed transaction to the RRI stockholders; and representatives of Skadden reviewed with the RRI board of directors the terms of the proposed merger agreement and addressed various other issues and related matters. Representatives of Goldman Sachs and Morgan Stanley reviewed the financial terms of the transaction and presented certain financial analyses conducted with respect to the merger, and each of Goldman Sachs and

Morgan Stanley rendered an oral opinion (as subsequently confirmed in writing in opinions dated April 10, 2010 and April 11, 2010, respectively), as described under “— Opinion of RRI’s Financial Advisors,” that as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in their respective opinions, the proposed exchange ratio was fair, from a financial point of view, to RRI. RRI management, Goldman Sachs and Morgan Stanley also discussed with the board of directors the contemplated financing terms. Following discussions, and taking into consideration the factors described under “— Rationale for the Merger” and “— RRI Board of Directors’ Recommendation and Its Reasons for the Merger,” the RRI board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and resolved to recommend the approval by the RRI stockholders of the issuance of shares of RRI common stock in the merger.

On April 10, 2010, the Mirant board of directors also met to consider the proposed strategic business combination between RRI and Mirant. Wachtell Lipton reviewed with the Mirant board of directors its fiduciary duties and then described to the Mirant board of directors the principal terms of the proposed merger agreement and addressed compensation and benefit matters and general timing considerations. J.P. Morgan reviewed with the Mirant board of directors J.P. Morgan’s financial analysis performed in connection with the proposed merger and delivered to the Mirant board of directors an oral opinion (confirmed by delivery of a written opinion dated April 10, 2010), to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Mirant common stock. After considering the foregoing and the proposed terms of the merger agreement, and taking into consideration the factors described under “— Rationale for the Merger” and “— Mirant Board of Directors’ Recommendation and Its Reasons for the Merger,” the Mirant board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of the Mirant stockholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the Mirant stockholders adopt the merger agreement.

Following the approvals of the RRI board of directors and the Mirant board of directors, RRI and Mirant executed the merger agreement. On April 11, 2010, RRI and Mirant issued a joint press release announcing execution of the merger agreement.

Rationale for the Merger

In the course of their discussions, both RRI and Mirant recognized that there were substantial potential strategic and financial benefits of the proposed merger of equals. This section summarizes the principal potential strategies and financial benefits that the parties expect to realize in the merger. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 20.

Each of Mirant and RRI thinks that the merger will enhance stockholder value through, among other things, enabling RRI and Mirant to capitalize on the following strategic advantages and opportunities:

•	Cost Synergies. RRI and Mirant think that the merger will create significant cost synergies for RRI and Mirant. Although no assurance can be given that any particular level of cost savings or other synergies will be achieved, RRI and Mirant anticipate that the combined company will achieve approximately $150 million in annual cost savings through reductions in corporate overhead. RRI and Mirant expect to be able to capture these savings quickly, achieving the full approximately $150 million by the start of 2012. RRI and Mirant expect overhead cost savings to result from consolidations in several areas, including headquarters, IT systems and corporate functions such as accounting, human resources and finance. Costs to achieve these savings are expected to be approximately $125 million over 2010 and 2011.

•	Scale and Scope; Diversification. RRI and Mirant think that the merger will create a combined company with scale and scope in energy generation and delivery. The combined company will be one of the largest independent power producers in the United States, with over 24,700 megawatts of generating capacity. In addition, the generation fleet of the combined company will have increased diversity and will be strategically positioned with a significant presence across key regions, including the Mid-Atlantic, the Northeast, California, the Southeast and the Midwest.

•	Anticipated Financial Strength and Increased Flexibility. RRI and Mirant think that the increased scale and scope of the combined company will strengthen its balance sheet. In addition, the combined company is expected to have ample liquidity and increased financial flexibility. This will enhance financial stability and enable the combined company to better navigate through industry cycles and commodity price fluctuations.

•	Ability to Participate in Future Growth of the Combined Company. RRI and Mirant think that, because current RRI and Mirant stockholders are expected to hold approximately 46% and 54%, respectively, of the combined company’s outstanding common stock upon completion of the merger, both RRI and Mirant stockholders will have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock as a result of economic, power demand and commodity price recovery.

The actual synergistic benefits from the merger and costs of integration could be different from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the RRI board of directors described under “— RRI Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 31 or by the Mirant board of directors described under “— Mirant Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 34 will be realized. See “Risk Factors” beginning on page 20 and “Cautionary Statement Regarding Forward-Looking Statements” on page 19.

RRI Board of Directors’ Recommendation and Its Reasons for the Merger

At a meeting on April 10, 2010, the RRI board of directors, by unanimous vote, (i) determined that the merger and entering into the merger agreement are advisable and in the best interests of RRI and its stockholders, (ii) approved the merger and the merger agreement and the transactions contemplated thereby, including the Share Issuance, and (iii) determined to recommend that the holders of RRI common stock vote “FOR” the Share Issuance proposal.

In evaluating the merger, the RRI board of directors consulted with RRI’s management, as well as RRI’s legal and financial advisors, and, in reaching its conclusion, considered the following factors in addition to the specific reasons described above under “— Rationale for the Merger”:

•	Its knowledge of RRI’s business, operations, financial condition, earnings and prospects and of Mirant’s business, operations, financial condition, earnings and prospects, taking into account the results of RRI’s due diligence review of Mirant.

•	The prevailing macroeconomic conditions, and the economic environment of the industries in which RRI and Mirant operate, which the RRI board of directors viewed as supporting the rationale for seeking a strategic transaction that should create a stronger, more diversified combined company that will be better positioned to benefit from a future recovery in the general U.S. economy and in power prices in particular.

•	The financial analyses and presentations of Goldman Sachs and Morgan Stanley, and their related written opinions, dated as of April 11, 2010 for Goldman Sachs and April 10, 2010 for Morgan Stanley, to the effect that, as of those dates and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to RRI. See “— Opinions of RRI’s Financial Advisors” beginning on page 36 and Annexes B and C to this joint proxy statement/prospectus, which contain the full texts of the Goldman Sachs and Morgan Stanley opinions and describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions. The opinions are incorporated by reference into this section of the joint proxy statement/prospectus.

•	The strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement, which was viewed as a factor in favor of the merger because the RRI board of directors thought this made it more likely, once announced, that the merger would be completed.

•	The review by the RRI board of directors, in consultation with RRI’s legal and financial advisors, of the structure of the merger and the financial and other terms and conditions of the merger agreement, including the merger consideration, the expectation that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the likelihood of completing the merger on the anticipated schedule.

•	The terms of the merger agreement, including the termination fees potentially payable by RRI, which, in the view of the RRI board of directors, were factors in favor of the merger as such terms do not preclude a proposal for an alternative transaction involving RRI.

•	The fact that the merger agreement allows the RRI board of directors to change or withdraw its recommendation regarding the Share Issuance proposal if a superior transaction proposal is received from a third party or in response to certain material developments or changes in circumstances, if in either case the RRI board of directors determines that a failure to change its recommendation would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable law, subject to the payment of a specified termination fee upon termination under certain circumstances.

•	The fact that the same specified termination fee (as described in the preceding bullet) would be payable by Mirant upon termination of the merger agreement under similar circumstances was a factor in favor of entering into the merger agreement because RRI would be entitled to that termination fee in such circumstances. See “The Merger Agreement — Effect of Termination; Termination Fees” beginning on page 80.

•	The governance arrangements contained in the merger agreement providing that, after completion of the merger, (i) the board of directors of the combined company will initially consist of ten directors, including (a) Mark M. Jacobs, a director and the current president and chief executive officer of RRI, (b) Edward R. Muller, the current chairman, president and chief executive officer of Mirant, (c) the four current non-employee directors of RRI (E. William Barnett, Steven L. Miller, Evan J. Silverstein and Laree E. Perez) and (d) the four Mirant designees, Terry G. Dallas, Thomas H. Johnson, Robert C. Murray and William L. Thacker, each a current non-employee director of Mirant, (ii) each of the committees of the board of directors of the combined company would consist of two directors designated by RRI and two directors designated by Mirant, (iii) Mr. Jacobs, the current president and chief executive officer of RRI and a member of the RRI board of directors, will serve as president and chief operating officer of the combined company and (iv) that other RRI officers will serve in senior executive positions at the combined company, as well as the expectation that Mr. Jacobs is to succeed Mr. Muller as chief executive officer of the combined company three years from the date of the completion of the merger.

•	The trends and competitive developments in the independent power generation industry and the range of strategic alternatives available to RRI, including continuing to operate as a stand alone entity.

•	RRI management’s recommendation in favor of the merger.

•	The significant capital investment that Mirant has made in order to install certain pollution control equipment.

•	The fact that the combined headquarters will be based in Houston, Texas.

The RRI board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•	The possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of RRI and/or Mirant.

•	The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the merger, and the potential effect of the merger on RRI’s business and relations with customers, suppliers and regulators.

•	The risk that governmental entities may impose conditions on RRI and/or Mirant in order to gain approval for the merger that may adversely affect the ability of the combined company to realize the synergies that are projected to occur in connection with the merger.

•	The substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of RRI and Mirant and the transaction expenses arising from the merger.

•	The risk of not capturing all of the anticipated operational synergies and cost savings between RRI and Mirant and the risk that other anticipated benefits might not be realized.

•	The possibility that RRI and Mirant (or, where applicable, their respective subsidiaries) might be unable to complete the refinancing transactions contemplated under the merger agreement on terms acceptable to the parties. See “The Merger — Refinancing” beginning on page 61 and “The Merger Agreement — Financing” on page 78.

•	The interests of RRI’s executive officers and directors with respect to the merger apart from their interests as RRI stockholders, and the risk that these interests might influence their decision with respect to the merger. See “— Interest of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56.

•	The risk that certain members of RRI’s and Mirant’s senior management might choose not to remain employed with the combined company.

•	The fact that the merger agreement includes customary restrictions on the ability of RRI to solicit offers for alternative proposals or to engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued. The RRI board understood that these provisions may have the effect of discouraging alternative proposals and may make it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to the RRI stockholders than the merger.

•	The potential that the termination payment provisions of the merger agreement could have the effect of discouraging an alternative proposal for RRI.

•	The restrictions on the conduct of RRI’s business during the period between the signing of the merger agreement and completion of the merger.

•	That the merger is expected to result in an ownership change for both RRI and Mirant under Section 382 of the Code, substantially limiting the use of the NOL carryforwards and other tax attributes of both RRI and Mirant to offset future taxable income of the combined company.

•	The risks of the type and nature described under “Risk Factors,” beginning on page 20, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” on page 19.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the RRI board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, the RRI board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the RRI board of directors conducted an overall analysis of the factors described above, including discussions with the senior management team and outside legal and financial advisors. In considering the factors described above, individual members of the RRI board of directors may have given different weight to different factors.

Mirant Board of Directors’ Recommendation and Its Reasons for the Merger

On April 10, 2010, the Mirant board of directors, by a unanimous vote, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mirant and its stockholders, and approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The Mirant board of directors recommends that Mirant stockholders vote “FOR” the Merger proposal.

In evaluating the merger, the Mirant board of directors consulted with Mirant’s management, as well as Mirant’s legal and financial advisors and, in reaching its conclusion, considered the following factors in addition to the specific reasons described above under “— Rationale for the Merger” beginning on page 30:

•	Its knowledge of Mirant’s business, operations, financial condition, earnings and prospects and of RRI’s business, operations, financial condition, earnings and prospects, taking into account the results of Mirant’s due diligence review of RRI.

•	The prevailing macroeconomic conditions, and the economic environment of the industries in which Mirant and RRI operate, which the Mirant board of directors viewed as supporting the rationale for seeking a strategic transaction that should create a stronger, more diversified combined company that will be better positioned to benefit from a future recovery in the general U.S. economy and in power prices in particular.

•	The financial presentation and opinion of J.P. Morgan, dated April 10, 2010, to the Mirant board of directors as to the fairness, from a financial point of view and based upon and subject to the various considerations set forth in its opinion (attached to this joint proxy statement/prospectus as Annex D), to holders of Mirant common stock of the exchange ratio provided for in the merger. See “— Opinion of Mirant’s Financial Advisor” beginning on page 45.

•	The strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement, which was viewed as a factor in favor of the merger because the Mirant board of directors thought this made it more likely, once announced, that the merger would be completed.

•	The review by the Mirant board of directors, in consultation with Mirant’s legal and financial advisors, of the structure of the merger and the financial and other terms and conditions of the merger agreement, including the merger consideration, the expectation that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the likelihood of completing the merger on the anticipated schedule.

•	The terms of the merger agreement, including the termination fees potentially payable by Mirant, which, in the view of the Mirant board of directors, were factors in favor of the merger as such terms do not preclude a proposal for an alternative transaction involving Mirant.

•	The fact that the merger agreement allows the Mirant board of directors to change or withdraw its recommendation regarding the Merger proposal if a superior transaction proposal is received from a third party or in response to certain material developments or changes in circumstances, if in either case the Mirant board of directors determines that a failure to change its recommendation would reasonably be likely to be inconsistent with its fiduciary duties under applicable law, subject to the payment of a specified termination fee upon termination under certain circumstances.

•	The fact that the same specified termination fee (as described in the preceding bullet) would be payable by RRI upon termination of the merger agreement under similar circumstances, which was a factor in favor of the entering into the merger agreement because Mirant would be owed that termination fee in such circumstances. See “The Merger Agreement — Effect of Termination; Termination Fees” beginning on page 80.

•	The governance arrangements contained in the merger agreement providing that, after completion of the merger, (i) the board of directors of the combined company will initially consist of ten directors, including (a) Mark M. Jacobs, a director and the current president and chief executive officer of RRI, (b) Edward R. Muller, the current chairman, president and chief executive officer of Mirant, (c) the four current non-employee directors of RRI (E. William Barnett, Steven L. Miller, Evan J. Silverstein and Laree E. Perez) and (d) the four Mirant designees, Terry G. Dallas, Thomas H. Johnson, Robert C. Murray and William L. Thacker, each a current non-employee director of Mirant, (ii) each of the committees of the board of directors of the combined company will consist of two directors designated by Mirant and two directors designated by RRI, (iii) Mr. Muller, the current chairman, president and chief executive officer of Mirant, will serve as chairman and chief executive officer of the combined company, and that other Mirant officers will serve in senior executive positions at the combined company.

•	The fact that the combined company’s trading operations (and associated risk management function) will be based in Atlanta, Georgia.

The Mirant board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•	The possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Mirant and/or RRI.

•	The potential for diversion of management and employee attention and for increased employee attrition during the substantial period prior to completion of the merger, and the potential effect of the merger on Mirant’s business and relations with customers, suppliers and regulators.

•	The substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Mirant and RRI and the transaction expenses arising from the merger.

•	That the fixed exchange ratio, by its nature, will not adjust upward to compensate for declines, or downward to compensate for increases, in RRI’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the RRI stock price.

•	The risk of not capturing all the anticipated operational synergies and cost savings between RRI and Mirant and the risk that other anticipated benefits might not be realized.

•	The possibility that RRI and Mirant (or, where applicable, their respective subsidiaries) might be unable to complete the refinancing transactions contemplated under the merger agreement on terms acceptable to the parties. See “The Merger — Refinancing” beginning on page 61 and “The Merger Agreement — Financing” on page 78.

•	The interests of Mirant executive officers and directors with respect to the merger apart from their interests as Mirant stockholders, and the risk that these interests might influence their decision with respect to the merger. See “— Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of Mirant in the Merger” beginning on page 52.

•	The potential that the termination payment provisions of the merger agreement could have the effect of discouraging an alternative proposal for Mirant.

•	The restrictions on the conduct of Mirant’s business during the period between the signing of the merger agreement and completion of the merger.

•	That the merger is expected to result in an ownership change for both Mirant and RRI under Section 382 of the Code, substantially limiting the use of the NOL carryforwards and other tax attributes of both Mirant and RRI to offset future taxable income of the combined company.

•	The risks of the type and nature described under “Risk Factors,” beginning on page 20, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” on page 19.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Mirant board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Mirant stockholders vote “FOR” the Merger proposal. In addition, individual members of the Mirant board of directors may have given differing weights to different factors. The Mirant board of directors conducted an overall review of the factors described above and consulted with Mirant’s management and Mirant’s outside legal and financial advisors regarding certain of the matters described above.

Opinions of RRI’s Financial Advisors

RRI has retained Goldman Sachs and Morgan Stanley as its financial advisors to advise the RRI board of directors in connection with the merger. Goldman Sachs and Morgan Stanley are collectively referred to herein as “RRI’s Financial Advisors.” In connection with this engagement, RRI requested that RRI’s Financial Advisors evaluate the fairness from a financial point of view to RRI of the exchange ratio of 2.835 shares of RRI common stock per share of Mirant common stock, as provided for in the merger agreement.

On April 10, 2010, at a meeting of the RRI board of directors held to evaluate the merger, each of RRI’s Financial Advisors delivered to the RRI board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 11, 2010 for Goldman Sachs and April 10, 2010 for Morgan Stanley, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to RRI.

The Goldman Sachs opinion and the Morgan Stanley opinion, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annex B and Annex C, respectively, and are incorporated into this joint proxy statement/prospectus by reference. The summaries of the Goldman Sachs opinion and the Morgan Stanley opinion described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the RRI board of directors that, as of April 11, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to RRI.

The full text of the written opinion of Goldman Sachs, dated April 11, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Goldman Sachs opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the RRI board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of RRI common stock should vote with respect to the merger, or any other matter.

In connection with rendering its opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of RRI and Mirant for the three years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of RRI and Mirant;

•	certain publicly available research analyst reports for RRI and Mirant;

•	certain other communications from RRI and Mirant to their respective stockholders;

•	certain internal financial analyses and forecasts for Mirant prepared by its management; and

•	certain internal financial analyses and forecasts for RRI and certain financial analyses and forecasts for Mirant, in each case, as prepared by the management of RRI and approved for Goldman Sachs’ use by RRI (the “Forecasts”), including certain cost savings projected by the managements of RRI and Mirant to result from the merger, as approved for Goldman Sachs’ use by RRI (the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of RRI and Mirant regarding their assessment of the past and current business operations, financial condition and future prospects of Mirant and with the members of senior management of RRI regarding their assessment of the past and current business operations, financial condition and future prospects of RRI and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for the shares of RRI common stock and the shares of Mirant common stock; compared certain financial and stock market information for RRI and Mirant with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the energy industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with RRI’s consent that the Forecasts, including the Synergies, had been reasonably prepared on a basis reflecting the best available estimates and judgments of the management of RRI. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of RRI or Mirant or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of RRI or Mirant or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for completion of the merger would be obtained without any adverse effect on RRI or Mirant or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger would be completed on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of RRI to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to RRI; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, RRI, or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of RRI, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of RRI or Mirant, or any class of such persons in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of RRI’s common stock will trade at any time or as to the impact of the merger on the solvency or viability of either RRI or Mirant or the ability of RRI or Mirant to pay its obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, RRI, Mirant and any of their respective affiliates or any currency or commodity that may be involved in the merger contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to RRI in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to RRI and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including, but not limited to, having acted as a lender under RRI’s revolving credit facility (which had an initial aggregate principal amount of $500 million in May 2007), as an arranger of a $1 billion financing for RRI in September 2008, and as financial advisor to RRI in the sale of its Texas retail business in May 2009. Goldman Sachs also has provided certain investment banking and other financial services to Mirant and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation. Goldman Sachs also may provide investment banking and other financial services to RRI, Mirant and their respective affiliates in the future for which the investment banking division of Goldman Sachs may receive compensation.

The RRI board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 19, 2010, RRI engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, RRI has agreed to pay Goldman Sachs a transaction fee of $10.5 million, a principal portion of which is payable upon completion of the merger, and an incentive fee of $4 million, which is payable at RRI’s sole discretion. Payment of the $10.5 million transaction fee includes satisfaction of any applicable payment under a prior structuring agent engagement letter between RRI and Goldman Sachs. In addition, RRI has agreed to reimburse Goldman Sachs for its expenses, including the reasonable fees and disbursements of Goldman Sachs’ attorneys, and to indemnify Goldman Sachs and certain related persons against various liabilities, including certain liabilities under the federal securities laws, arising out of the engagement.

Opinion of Morgan Stanley

RRI retained Morgan Stanley to provide financial advisory services and a financial opinion to the RRI board of directors in connection with RRI’s review of strategic alternatives and any resulting transactions. The RRI board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley rendered its opinion to the RRI board of directors that, as of April 10, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to RRI.

The full text of Morgan Stanley’s written opinion, dated April 10, 2010, is attached as Annex C. That opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the RRI board of directors and addresses only the fairness from a financial point of view to RRI of the exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the merger and does not express an opinion or a recommendation to any stockholder of RRI or Mirant as to how such stockholder should vote or act on any matter with respect to the merger. In addition, the opinion does not in any manner address the prices at which RRI common stock or Mirant common stock will trade at any time. The summary of Morgan Stanley’s opinion set forth herein is qualified in its entirety by reference to the full text of the written opinion of Morgan Stanley attached as Annex C.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of RRI and Mirant, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning RRI and Mirant, respectively;

•	reviewed certain financial projections prepared by the managements of RRI and Mirant, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of RRI and Mirant, respectively;

•	discussed the past and current operations and financial condition and the prospects of RRI, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of RRI;

•	discussed the past and current operations and financial condition and the prospects of Mirant with senior executives of Mirant;

•	reviewed the pro forma impact of the merger on RRI’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for RRI common stock and Mirant common stock;

•	compared the financial performance of RRI and Mirant and the prices and trading activity of RRI common stock and Mirant common stock with that of certain other publicly-traded companies comparable with RRI and Mirant, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by RRI and Mirant and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of RRI and Mirant of the future financial performance of RRI and Mirant. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Morgan Stanley relied upon, without independent verification, the assessment by the managements of each of RRI and Mirant of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of RRI and Mirant; (iii) the ability of each of RRI and Mirant to retain key employees and (iv) the validity of, and risks associated with, RRI’s and Mirant’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley assumed that in connection with the receipt of all of the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of RRI and Mirant and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of RRI’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Mirant common stock in the merger. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of RRI, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 10, 2010. Events occurring after April 10, 2010 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, a business combination or any other extraordinary transaction, involving RRI.

The RRI board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of RRI, Mirant, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services for RRI and received fees in connection with such services. Morgan Stanley may also seek to provide such services to RRI and Mirant in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided RRI financial advisory services and a financial opinion in connection with the merger, and RRI has agreed to pay Morgan Stanley a transaction fee of $8 million, a principal portion of which is payable upon completion of the merger, and an incentive fee of $5 million, which is payable at RRI’s sole discretion. RRI has also agreed to reimburse Morgan Stanley for its expenses, including attorney’s fees, incurred in connection with its services. In addition, RRI has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley and any of its affiliates from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to, arising out of or in connection with Morgan Stanley’s engagement.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the joint presentation that was made by RRI’s Financial Advisors to the RRI board of directors on April 10, 2010 and that were used by RRI’s Financial Advisors in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by RRI’s Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by RRI’s Financial Advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of RRI’s Financial Advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 7, 2010 and is not necessarily indicative of current or future market conditions. In connection with the RRI Financial Advisors’ financial analyses described below, the RRI Financial Advisors were provided with financial forecasts relating to RRI and Mirant prepared by the managements of RRI and Mirant (and, in the case of Mirant, as adjusted by RRI’s management) based on March 16, 2010 forward curves.

Selected Companies Analysis.  RRI’s Financial Advisors reviewed and compared certain financial information for RRI and Mirant to corresponding financial information, ratios and public market multiples for the following publicly traded corporations (collectively, the “Selected Companies”) in the energy industry:

•	Calpine Corporation;

•	Dynegy Inc.; and

•	NRG Energy, Inc.

Although none of the Selected Companies is directly comparable to RRI or Mirant, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of RRI and Mirant.

RRI’s Financial Advisors also derived and compared various financial multiples based on financial data as of April 7, 2010. The multiples of each of the Selected Companies were based on the most recent publicly available information obtained from SEC filings and IBES estimates. The multiples of each of RRI and Mirant were calculated using the closing price of each such party on April 7, 2010 and were based on information provided by their respective managements and on IBES estimates. With respect to each of the Selected Companies, RRI and Mirant, RRI’s Financial Advisors calculated:

•	aggregate value, which is equal to the sum of the company’s equity market capitalization and net debt (equal to total debt including capitalized leases less cash and cash equivalents), as a multiple of the estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for lease payments, for each of the years 2010, 2011 and 2012;

•	net debt as a multiple of the estimated EBITDA, adjusted for lease payments and principal balances, for each of the years 2010, 2011 and 2012; and

•	aggregate value as a multiple of the total installed capacity measured in kilowatts.

The results of these analyses are summarized as follows:

Range for Selected
	Companies	RRI	Mirant

Aggregate Value as a multiple of:
2010E EBITDA	5.4x-12.5x	7.7x	4.6x
2011E EBITDA	6.4x-11.5x	7.7x	6.8x
2012E EBITDA	5.9x-11.0x	6.7x	7.8x
Net Debt as a multiple of:
2010E EBITDA	2.9x-11.0x	4.5x	2.4x
2011E EBITDA	3.4x-10.2x	4.4x	3.6x
2012E EBITDA	3.1x- 9.7x	3.9x	4.1x
Aggregate Value as a multiple of:
Total Installed Capacity ($/kW)	$/kW 503-596	$/kW 218	$/kW 317

Illustrative EBITDA Multiple Analysis.  RRI’s Financial Advisors performed an EBITDA multiple analysis on RRI common stock and Mirant common stock, using historical information, projections provided by the management of RRI and Mirant and IBES estimates, which IBES estimates were adjusted to exclude certain lease expenses. RRI’s Financial Advisors calculated for RRI and Mirant the implied prices per share for each company’s common stock based on an EBITDA multiple valuation under each of the following scenarios: (i) RRI’s and Mirant’s managements’ projections of estimated EBITDA for the year 2011 and (ii) IBES’ projections of RRI’s and Mirant’s estimated EBITDA for the year 2011. In each case, the implied prices per share of RRI and Mirant common stock were based on a range of EBITDA multiples of 7.0x-9.0x. The following table presents the results of RRI’s Financial Advisors’ analysis:

Management’s Estimates
	EBITDA	Range of Implied
Company	Multiple Range	Prices per Share

RRI	7.0x-9.0x	$0.57-$ 2.07
Mirant	7.0x-9.0x	$8.29-$14.25

IBES’ Estimates
	EBITDA	Range of Implied
Company	Multiple Range	Prices per Share

RRI	7.0x-9.0x	$3.47-$ 5.80
Mirant	7.0x-9.0x	$9.90-$16.33

Illustrative Discounted Cash Flow Analysis.  RRI’s Financial Advisors performed a discounted cash flow analysis using RRI’s and Mirant’s respective managements’ projections. RRI’s Financial Advisors calculated indications of net present value of free cash flows for RRI for the years 2011 through 2014 using discount rates ranging from 8.75% to 9.75%, reflecting estimates of RRI’s weighted average cost of capital. RRI’s Financial Advisors then calculated an implied terminal value for RRI by applying perpetual growth rates ranging from 2.5% to 3.5% to an illustrative terminal value based on an estimate of unlevered free cash flows. This illustrative terminal value was then discounted to calculate indications of present value using an illustrative discount rate of 9.25%. The range of perpetuity growth rates was estimated by RRI’s Financial Advisors utilizing their professional judgment and experience, taking into account the forecasts and market expectations regarding long-term growth of gross domestic product and inflation.

In addition, RRI’s Financial Advisors calculated indications of net present value of free cash flows for Mirant for the years 2011 through 2014 using discount rates ranging from 8.5% to 9.5%, reflecting estimates of Mirant’s weighted average cost of capital. RRI’s Financial Advisors then calculated an implied terminal value for Mirant by applying perpetual growth rates ranging from 2.5% to 3.5% to an illustrative terminal value based on an estimate of unlevered free cash flows. This illustrative terminal value was then discounted to calculate indications of present value using an illustrative terminal discount rate of 8.0%. The range of perpetuity growth rates was estimated by RRI’s Financial Advisors utilizing their professional judgment and experience, taking into account the forecasts and market expectations regarding long-term growth of gross domestic product and inflation. These analyses resulted in the following ranges of implied present values per share of common stock:

	Illustrative per Share	Implied
Company	Value Indications	Exchange Ratio

RRI	$2.65-$ 3.62	2.591-4.7396
Mirant	$9.38-$12.56

Exchange Ratio Analysis.  RRI’s Financial Advisors reviewed the trading prices of RRI common stock and Mirant common stock for the period April 7, 2009 through April 7, 2010. For each trading day during that period, RRI’s Financial Advisors derived (i) the implied historical exchange ratio by dividing the closing price per share of Mirant common stock by the closing price per share of RRI common stock and (ii) RRI’s implied ownership in the combined company based on such implied exchange ratio. The following table sets forth the average implied historical exchange ratios and RRI’s implied ownership in the combined company as of April 7, 2010 and for the specified periods ending April 7, 2010:

	Implied Historical	Implied RRI Percentage
Period	Exchange Ratio	Ownership

April 7, 2010	2.757	46.7%
Prior 10-day period	2.868	45.8%
Prior 3-month period	2.847	47.5%
Prior 6-month period	2.757	51.5%
Prior 9-month period	2.807	43.6%
Prior 12-month period	2.845	43.9%

Contribution Analysis.  RRI’s Financial Advisors reviewed certain estimated future operating and financial information for RRI and Mirant for fiscal years 2011, 2012, 2013 and 2014 based on each of RRI’s and Mirant’s management’s estimates, with respect to two scenarios: (i) forecasts before taking into account any of the possible benefits that may be realized following the merger and (ii) forecasts assuming RRI contributes 45.8% of the cost savings and operating synergies of the combined company, based on estimates of RRI’s and Mirant’s managements. Such estimated future operating and financial information included for RRI (a) estimated EBITDA adjusted to exclude certain hedging and lease expenses (“Open EBITDA”) and (b) Open EBITDA adjusted to include the financial impact of certain hedges (“Adjusted EBITDA”). RRI’s Financial Advisors analyzed the relative potential financial contributions of RRI and Mirant to the combined company post-merger and RRI’s implied equity ownership of the combined company determined by valuing RRI’s contribution to the combined company based on an appropriate weighted average enterprise valuation multiple. The weighted average enterprise valuation multiple is calculated by taking the sum of the enterprise value of RRI and the enterprise value of Mirant and then dividing the result by the sum of RRI’s and Mirant’s Open EBITDA or Adjusted EBITDA, as appropriate.

RRI’s Financial Advisors then adjusted the two companies’ gross contributions to take account of differences in the respective capital structures, including cash and total debt outstanding, for RRI and Mirant, to calculate an adjusted contribution to the combined company based on an appropriate weighted average enterprise valuation multiple, which is referred to as the implied equity contribution. The following table presents the results of this analysis:

	RRI Implied Equity Contribution
	Open EBITDA		Adjusted EBITDA
Year	No Synergies	Synergies	No Synergies	Synergies

2011E	46.8%	46.6%	26.2%	29.9%
2012E	59.3%	54.0%	37.1%	40.3%
2013E	46.2%	46.0%	30.5%	35.3%
2014E	65.8%	60.4%	56.0%	53.3%

Illustrative Pro Forma EBITDA Multiple Analysis.  RRI’s Financial Advisors performed an EBITDA multiple analysis on RRI common stock in the combined company post-merger, using projections provided by the management of RRI and Mirant and IBES estimates, each of which included adjustments for the cost savings and operating synergies of the combined company and adjustments to exclude certain lease expenses. RRI’s Financial Advisors calculated the implied prices per share of RRI common stock based on an EBITDA multiple valuation under both of the following scenarios: (i) RRI’s management’s projection of estimated EBITDA for the combined company for the year 2011 and (ii) IBES’ projection of RRI’s and Mirant’s estimated EBITDA for the year 2011. In each case, the implied prices per share of RRI common stock were based on a range of EBITDA multiples from 7.0x-9.0x and a pro forma share count of 775 million shares. RRI’s Financial Advisors then compared these implied prices per share to the midpoint of the range of implied prices per share of RRI common stock, calculated as described above under “Illustrative EBITDA Multiple Analysis.” The following table presents the results of RRI’s Financial Advisors’ analysis:

RRI’s Management’s Estimates
Implied Prices
Analysis	per Share

Illustrative Pro Forma EBITDA Multiple Analysis	$2.34-$4.34
Midpoint of Illustrative EBITDA Multiple Analysis	$1.32

IBES’ Estimates
Implied Prices
Analysis	per Share

Illustrative Pro Forma EBITDA Multiple Analysis	$3.97-$6.45
Midpoint of Illustrative EBITDA Multiple Analysis	$4.64

Illustrative Pro Forma Discounted Cash Flow Analysis.  RRI’s Financial Advisors performed a discounted cash flow analysis on RRI common stock in the combined company post-merger using each of RRI’s and Mirant’s management’s projections, which included adjustments for the cost savings and operating synergies of the combined company and the utilization of certain tax assets. RRI’s Financial Advisors calculated indications of net present value of free cash flows for the combined company for the years 2011 through 2014 using discount rates ranging from 8.625% to 9.625%, reflecting estimates of the combined company’s weighted average cost of capital. RRI’s Financial Advisors then calculated an implied terminal value for the combined company by applying perpetual growth rates ranging from 2.5% to 3.5% to an illustrative terminal value based on an estimate of unlevered free cash flows. This illustrative terminal value was then discounted to calculate indications of present value using an illustrative discount rate of 8.75%. The range of perpetuity growth rates was estimated by RRI’s Financial Advisors utilizing their professional judgment and experience, taking into account the forecasts and market expectations regarding long-term growth of gross domestic product and inflation. These analyses resulted in a range of implied present values of $4.59 to $5.89 per share of RRI common stock. RRI’s Financial Advisors then compared these implied prices per share to the midpoint of the range of implied present values per share of RRI common stock of $3.10, calculated as described above under “Illustrative Discounted Cash Flow Analysis.”

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying each of RRI’s Financial Advisors’ respective opinions. In arriving at their respective fairness determinations, RRI’s Financial Advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, RRI’s Financial Advisors made their respective determinations as to fairness on the basis of their respective experience and professional judgment after considering the results of all of their respective analyses. No company or transaction used in the above analyses as a comparison is directly comparable to RRI or Mirant or the merger.

RRI’s Financial Advisors prepared these analyses for purposes of RRI’s Financial Advisors’ providing their respective opinions to the RRI board of directors as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of RRI, Mirant, RRI’s Financial Advisors or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between RRI and Mirant and was approved by the RRI board of directors. RRI’s Financial Advisors provided advice to RRI during these negotiations. RRI’s Financial Advisors did not, however, recommend any specific exchange ratio to RRI or the RRI board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, each of RRI’s Financial Advisors’ respective opinions to the RRI board of directors was one of many factors taken into consideration by the RRI board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by RRI’s Financial Advisors in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinions of RRI’s Financial Advisors attached as Annex B and Annex C.

Opinion of Mirant’s Financial Advisor

In connection with the merger, Mirant retained J.P. Morgan to act as Mirant’s financial advisor. At a meeting of the Mirant board of directors held on April 10, 2010, J.P. Morgan rendered to the Mirant board of directors an oral opinion, confirmed by delivery of a written opinion, dated April 10, 2010, to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio provided in the merger was fair, from a financial point of view, to holders of Mirant common stock. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The full text of the written opinion of J.P. Morgan, dated April 10, 2010, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the opinion and the review undertaken in connection with rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. J.P. Morgan’s written opinion was provided to the Mirant board of directors (solely in its capacity as such) in connection with its evaluation of the merger and addressed only the fairness, from a financial point of view, of the exchange ratio and no other matters. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the proposed merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed an execution copy of the merger agreement provided to J.P. Morgan on April 10, 2010;

•	reviewed certain publicly available business and financial information concerning Mirant and RRI and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Mirant and RRI with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of Mirant common stock and RRI common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts relating to Mirant’s business prepared by or at the direction of Mirant’s management and certain internal financial analyses and forecasts relating to RRI’s business prepared by or at the direction of RRI’s management as adjusted by Mirant’s management, as well as financial analyses and forecasts provided by Mirant’s management regarding the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger, collectively referred to as synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the managements of Mirant and RRI with respect to certain aspects of the proposed merger, and the past and current business operations of Mirant and

RRI, the financial condition and future prospects and operations of Mirant and RRI, the effects of the merger on the financial condition and future prospects of Mirant and RRI and certain other matters that J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Mirant or RRI or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify, nor has J.P. Morgan assumed responsibility or liability for independently verifying, any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, contingent or otherwise, nor did J.P. Morgan evaluate the solvency of Mirant or RRI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions that reflected the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of Mirant and RRI to which such analyses or forecasts relate and other matters covered thereby. Specifically, J.P. Morgan relied, without independent verification, upon the assessments of Mirant’s management as to market trends and prospects and regulatory matters relating to the energy-related industries and the potential impact of such trends, prospects and matters on Mirant and RRI, including the assumptions of such management as to future commodity fuel prices reflected in the financial forecasts and other information and data relating to Mirant and RRI utilized in J.P. Morgan’s analyses, which are subject to significant volatility and which, if different than as assumed by Mirant’s management, could have a material impact on such analyses. J.P. Morgan expressed no view as to the management-provided analyses or forecasts, including the synergies, or the assumptions, including such market trends and prospects and regulatory matters, on which they were based. J.P. Morgan also assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes, and would be completed as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the execution copy furnished to J.P. Morgan on April 10, 2010. J.P. Morgan further assumed that the representations and warranties made by Mirant, RRI and Merger Sub in the merger agreement and any related agreements are and will be true and correct in all material respects as of the dates made or deemed made. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Mirant with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for completion of the merger would be obtained without any material adverse effect on Mirant, RRI or the contemplated benefits of the proposed merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion notes that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to holders of Mirant common stock of the exchange ratio in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the proposed merger to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of Mirant or as to the underlying decision by Mirant to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the prices at which Mirant common stock or RRI common stock will trade at any future time. In connection with J.P. Morgan’s engagement with respect to the merger, J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other third parties with respect to the sale of all or any part of Mirant or any alternative transaction. Except as described above, Mirant imposed no other instructions or limitations on J.P. Morgan with respect to the investigations made or the procedures followed by it in rendering its opinion.

The terms of the merger agreement, including the consideration to be received by holders of Mirant common stock in the merger, were determined through negotiation between Mirant and RRI, and the decision to enter into the merger agreement was solely that of the Mirant board of directors and the RRI board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Mirant board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Mirant board of directors or management with respect to the proposed merger or the merger consideration, the value of Mirant or RRI or whether the Mirant board of directors would have been willing to agree to different or other forms of consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in connection with its opinion. The following is a summary of the material financial analyses used by J.P. Morgan in connection with providing its opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. In connection with J.P. Morgan’s financial analyses described below, J.P. Morgan was provided with financial forecasts relating to Mirant and RRI prepared by the managements of Mirant and RRI (and, in the case of RRI, as adjusted by Mirant’s management) based on March 16, 2010 forward curves.

Mirant Standalone Financial Analyses

Selected Companies Analysis.  J.P. Morgan compared the financial and operating performance of Mirant with that of RRI and the following three publicly-traded companies, referred to as the selected companies, which companies were selected generally because, as is the case with Mirant and RRI, they are U.S.-based merchant generation companies:

•	Dynegy Inc.

•	Calpine Corporation

•	NRG Energy, Inc.

J.P. Morgan reviewed, among other information, each company’s firm value as a multiple of calendar years 2010 and 2011 estimated earnings before interest taxes, depreciation and amortization, referred to as EBITDA, excluding the value of hedge positions and one-time occurrences (e.g., asset sales), referred to as Open EBITDA. For purposes of this analysis, firm value was calculated as market value, based on closing stock prices on April 9, 2010, plus total debt, non-controlling interest and capitalized leases, less the net present value of hedge positions, cash and cash equivalents, based on data as of December 31, 2009. Estimated financial data of RRI and the selected companies were based on publicly available Wall Street research analysts’ estimates. J.P. Morgan applied selected ranges of firm value to calendar years 2010 and 2011 Open EBITDA multiples implied by RRI and the selected companies of 7.5x to 8.5x to corresponding data of Mirant based both on internal estimates of Mirant’s management and publicly available Wall Street research analysts’ estimates with respect to Mirant, which are referred to as Mirant street estimates. This analysis implied the following approximate per share equity value reference ranges for Mirant, as compared to Mirant’s closing stock price of $10.73 per share on April 9, 2010:

	Implied per Share Equity Value		Mirant Closing Stock
	Reference Ranges for Mirant Based on:		Price on April 9, 2010
	Mirant Management	Mirant
	Estimates	Street Estimates

Calendar Year 2010 Open EBITDA	$11.05 - $12.60	$14.65 - $16.95	$10.73
Calendar Year 2011 Open EBITDA	$6.90 - $7.90	$11.50 - $13.45

Selected Transactions Analysis.  Using publicly available information, J.P. Morgan reviewed financial data relating to the following six selected publicly announced transactions, whether or not consummated, which are referred to as the selected transactions. The following transactions were selected generally because, as is the case with the merger, they involve U.S.-based independent power producer companies and utilities engaged in both regulated utility operations and unregulated wholesale power generation, have multi-billion dollar transaction values and relate to corporate-level business combinations:

Acquirer		Target

•	Exelon Corporation	•	NRG Energy, Inc.
•	MidAmerican Energy Holdings Company	•	Constellation Energy Group, Inc.
•	Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group	•	TXU Corp.
•	Mirant	•	NRG Energy, Inc.
•	FPL Group, Inc.	•	Constellation Energy Group, Inc.
•	Exelon Corporation	•	Public Service Enterprise Group Incorporated

J.P. Morgan reviewed, among other information, transaction values in the selected transactions, calculated as the firm value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA prior to announcement of such transaction. Financial data for the selected transactions were based on information publicly available at the time of such announcement. J.P. Morgan applied a selected range of the latest 12 months EBITDA multiples implied by the selected transactions of 7.5x to 8.5x to Mirant’s latest 12 months EBITDA as of March 31, 2010, based both on internal estimates of Mirant’s management and Mirant street estimates. This analysis implied the following per share equity value reference ranges for Mirant, as compared to Mirant’s closing stock price of $10.73 per share on April 9, 2010:

Implied per Share Equity Value		Mirant Closing Stock
Reference Ranges for Mirant Based on:		Price on April 9, 2010
Mirant Management	Mirant
Estimates	Street Estimates

$11.25 - $12.80	$10.35 - $12.15	$10.73

Discounted Cash Flow Analysis.  J.P. Morgan performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows that Mirant is projected to generate for fiscal years 2010 through 2014 based both on internal estimates of Mirant’s management and Mirant street estimates. J.P. Morgan also calculated a range of terminal values for Mirant by applying to Mirant’s fiscal year 2014 estimated Open EBITDA, adjusted for non-recurring items, a selected range of terminal value multiples of 7.5x to 8.5x, which range was selected taking into consideration, among other things, Open EBITDA multiples derived for Mirant, RRI and the selected companies referred to above under the caption “Mirant Standalone Financial Analyses — Selected Companies Analysis.” The unlevered free cash flows and range of terminal values were then discounted to present value as of March 31, 2010 using a selected range of discount rates of 8.5% to 9.5%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. This analysis implied the following approximate per share equity value reference ranges for Mirant, as compared to Mirant’s closing stock price of $10.73 per share on April 9, 2010:

Implied per Share Equity Value		Mirant Closing Stock
Reference Ranges for Mirant Based on:		Price on April 9, 2010
Mirant Management	Mirant
Estimates	Street Estimates

$5.15 - $5.95	$10.50 - $12.95	$10.73

RRI Standalone Financial Analyses

Selected Companies Analysis.  J.P. Morgan compared the financial and operating performance of RRI with that of Mirant and the selected companies described above under the heading “Mirant Standalone Financial Analyses — Selected Companies Analysis.” J.P. Morgan reviewed, among other information, each company’s firm value as a multiple of calendar years 2010 and 2011 estimated Open EBITDA. Estimated financial data of Mirant and the selected companies were based on publicly available research analysts’ estimates. J.P. Morgan applied selected ranges of 2010 and 2011 Open EBITDA multiples implied by Mirant and the selected companies of 7.5x to 8.5x to corresponding data of RRI based both on internal estimates of

RRI’s management as adjusted by Mirant’s management, which are referred to as the RRI base case, and publicly available research analysts’ estimates relating to RRI, which are referred to as RRI street estimates. This analysis implied the following approximate per share equity value reference ranges for RRI, as compared to RRI’s closing stock price of $3.95 per share on April 9, 2010 (reference ranges that resulted in negative per share values were considered not meaningful and are designated below as “NM”):

	Implied per Share Equity Value		RRI Closing Stock
	Reference Ranges for RRI Based on:		Price on April 9, 2010
	RRI Base Case	RRI Street Estimates

Calendar Year 2010 Open EBITDA	NM	$2.30 - $3.35	$3.95
Calendar Year 2011 Open EBITDA	NM	$2.30 - $3.30

Selected Transactions Analysis.  Using publicly available information, J.P. Morgan reviewed financial data relating to the selected transactions described above under the heading “Mirant Standalone Financial Analyses — Selected Transactions Analysis.” J.P. Morgan reviewed, among other information, transaction values in the selected transactions, calculated as the firm value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months EBITDA prior to announcement of such transaction. Financial data for the selected transactions were based on information publicly available at the time of such announcement. J.P. Morgan applied a selected range of latest 12 months EBITDA multiples implied by the selected transactions of 7.5x to 8.5x to RRI’s latest 12 months EBITDA as of March 31, 2010 based both on the RRI base case and RRI street estimates. This analysis implied the following per share equity value reference ranges for RRI, as compared to RRI’s closing stock price of $3.95 per share on April 9, 2010 (reference ranges that resulted in negative per share values were considered not meaningful and are designated below as “NM”):

Implied per Share Equity Value		RRI Closing Stock
Reference Ranges for RRI Based on:		Price on April 9, 2010
RRI Base Case	RRI Street Estimates

NM	$0.45 - $1.25	$3.95

Discounted Cash Flow Analysis.  J.P. Morgan performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows that RRI is projected to generate for fiscal years 2010 through 2014 based both on the RRI base case and RRI street estimates. J.P. Morgan also calculated a range of terminal values for RRI by applying to RRI’s fiscal year 2014 estimated Open EBITDA, adjusted for non-recurring items, a selected range of terminal value multiples of 7.5x to 8.5x, which range was selected taking into consideration, among other things, Open EBITDA multiples derived for RRI, Mirant and the selected companies referred to above under the caption “Mirant Standalone Financial Analyses -Selected Companies Analysis.” The unlevered free cash flows and range of terminal values were then discounted to present value as of March 31, 2010 using a selected range of discount rates of 8.5% to 9.5%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. This analysis implied the following approximate per share equity value reference ranges for RRI, as compared to RRI’s closing stock price of $3.95 per share on April 9, 2010:

Implied per Share Equity Value		RRI Closing Stock
Reference Ranges for RRI Based on:		Price on April 9, 2010
RRI Base Case	RRI Street Estimates

$1.55 - $2.50	$3.45 - $4.25	$3.95

Relative Valuation Considerations

Mirant/RRI Discounted Cash Flow Analyses.  J.P. Morgan compared the relative implied per share equity value reference ranges for Mirant and RRI derived from the discounted cash flow analyses described above based on internal estimates of Mirant’s management and the RRI base case. J.P. Morgan then calculated an implied exchange ratio reference range by dividing the low to high ends of the implied per share equity value reference range for Mirant by the high to low ends of the implied per share equity value reference range for

RRI derived from such analyses. This analysis resulted in the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger agreement.

Implied Exchange Ratio	Merger
Reference Range	Exchange Ratio

2.0519x - 3.7666x	2.8350x

J.P. Morgan also calculated the implied relative equity ownership percentage of the Mirant stockholders in the combined company immediately upon completion of the merger based on the implied exchange ratio reference range described above. This calculation indicated an implied pro forma equity ownership percentage for the Mirant stockholders of approximately 46.0% to 61.0%, as compared to the pro forma equity ownership percentage of Mirant’s stockholders in the combined company based on the exchange ratio provided for in the merger of 54.0%.

Pro Forma Financial Analysis

Potential Pro Forma Value Creation.  J.P. Morgan reviewed the implied equity values of Mirant and RRI on a standalone basis derived from their respective closing stock prices on April 9, 2010 and the midpoint of the per share equity value reference ranges derived for Mirant and RRI from the discounted cash flow analyses described above. J.P. Morgan added to such implied equity values the net present value (as of March 31, 2010) of potential synergies estimated by Mirant’s management to result from the merger to calculate the potential pro forma equity value of the combined company. J.P. Morgan then calculated the value attributable to the proportionate interest of the Mirant stockholders in such implied equity values assuming the pro forma equity ownership percentage of the Mirant stockholders in the combined company based on the exchange ratio provided for in the merger agreement. This analysis indicated a potential pro forma value creation for the Mirant stockholders of approximately 37.6% (relative to the implied equity value of Mirant derived from its closing stock price on April 9, 2010) and approximately 71.4% (relative to the midpoint of the per share equity value reference range derived from Mirant’s discounted cash flow analysis described above).

Additional Analysis

Accretion/Dilution.  J.P. Morgan reviewed the potential pro forma financial effects of the merger, taking into account potential synergies estimated by Mirant’s management to result from the merger, on Mirant’s and RRI’s estimated free cash flows on a standalone basis during calendar years 2011 through 2014 relative to the combined company’s estimated free cash flows during those calendar years. Estimated free cash flows were calculated as Open EBITDA less interest expense, capital expenditures and changes in working capital plus cash realized from hedges based on internal estimates of Mirant’s management and the RRI base case. Based on the exchange ratio provided for in the merger agreement, this analysis indicated that, on a pro forma basis, the merger could be:

•	accretive relative to Mirant’s estimated free cash flows on a standalone basis during calendar years 2011 through 2014; and

•	dilutive relative to RRI’s estimated free cash flows for calendar year 2011 and accretive relative to RRI’s estimated free cash flows during calendar years 2012 through 2014.

Other Factors.  J.P. Morgan also reviewed for informational purposes certain other factors, including the following:

•	historical trading prices during the three-month period ended April 9, 2010 of Mirant common stock and RRI common stock of $10.33 to $16.16 per share and $3.59 to $5.92 per share, respectively, the implied exchange ratio reference range derived from the low to low ends and high to high ends of such historical trading prices of 2.7297x to 2.8774x and the implied equity ownership percentage range of Mirant’s stockholders in the combined company based on such implied exchange ratio reference range of 53.1% to 54.4%; and

•	Wall Street analysts’ price targets, based on equity research reports published after announcement of calendar year 2009 fourth quarter results, for Mirant common stock and RRI common stock of $6.00 to $14.00 per share and $3.00 to $6.00 per share, respectively.

Miscellaneous

The summary above of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all of its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Mirant or RRI, and none of the selected transactions reviewed as described in the above summary was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Mirant and RRI. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Mirant and RRI and the transactions compared to the merger and, accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to Mirant, RRI or the merger.

As part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by Mirant as its financial advisor with respect to the merger on the basis of such experience and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions.

J.P. Morgan has acted as financial advisor to Mirant with respect to the merger and will receive a fee of approximately $30 million for its services contingent upon completion of the merger. In addition, Mirant has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify J.P. Morgan and its affiliates for certain liabilities arising out of its engagement. J.P. Morgan may provide lending and/or investment banking services to the combined company in the future, including in connection with the refinancing transactions contemplated by the merger agreement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Mirant and RRI, in connection with which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as (i) sole counterparty in connection with Mirant’s accelerated share repurchase program in May 2008 and (ii) financial advisor to RRI on the sale of its Nevada-based Bighorn power generation station in October 2008. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and/or a lender under certain outstanding credit facilities of Mirant and RRI (which credit facilities will be refinanced in connection with the merger), for which it receives customary compensation or other financial benefits. In the ordinary course of business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Mirant or RRI for their own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Board of Directors and Executive Officers of the Combined Company After Completion of the Merger; Headquarters; Amendments to the Combined Company’s Bylaws

Board of Directors.  Upon completion of the merger, the board of directors of the combined company will initially consist of ten directors, including (i) Mark M. Jacobs, the current president and chief executive officer of RRI, (ii) Edward R. Muller, the current chairman, president and chief executive officer of Mirant, (iii) the four current non-employee directors of RRI (E. William Barnett, Steven L. Miller, Evan J. Silverstein and Laree E. Perez) and (iv) the four Mirant designees, Terry G. Dallas, Thomas H. Johnson, Robert C. Murray and William L. Thacker, each a current non-employee director of Mirant. In addition, upon completion of the merger, each of the Audit, Compensation, Nominating and Governance, and Risk and Finance Oversight committees of the board of directors of the combined company will consist of four directors, two of whom will be designated by the RRI directors and two of whom will be designated by the Mirant directors. The chairman of the audit committee will be Mr. Murray, the chairman of the compensation committee will be Mr. Thacker, the chairman of the nominating and governance committee will be Mr. Miller and the chairman of the risk and finance oversight committee will be Mr. Silverstein. For discussion of the material interests of directors of RRI and Mirant in the merger that may be in addition to, or different from, their interests as stockholders, see “— Interests of Directors and Executive Officers in the Merger” beginning on page 52.

Executive Officers.  Upon completion of the merger, the corporate leadership team of the combined company will consist of Mr. Muller as chairman and chief executive officer; Mr. Jacobs as president and chief operating officer; J. William Holden III as executive vice president, chief financial officer; Michael L. Jines as executive vice president, general counsel and chief compliance officer; Robert Gaudette as senior vice president, chief commercial officer; David S. Freysinger as senior vice president, plant operations; and Anne M. Cleary as senior vice president, asset management. For further discussion of the material interests of executive officers of RRI and Mirant in the merger that may be in addition to, or different from, their interests as stockholders, see “— Interests of Directors and Executive Officers in the Merger” beginning on page 52.

Headquarters.  Following completion of the merger, the combined company’s corporate headquarters will be located in Houston, Texas. The combined company’s trading operations (and associated risk management function) will be located in Atlanta, Georgia.

Bylaws.  In connection with the merger, RRI’s bylaws, which will be the bylaws of the combined company, will be amended and restated as of completion of the merger in the form attached as Annex E to this joint proxy statement/prospectus to amend Article IV, Section 2 thereof to provide that, for three years following completion of the merger, the removal of either (i) the chief executive officer or (ii) the president and chief operating officer will require the affirmative vote of at least two-thirds of the independent members of the board of directors of the combined company then in office. This amendment will provide time for the designated leadership team to achieve the integration and ensure the stability of the combined company’s senior management, while retaining flexibility for the board of directors of the combined company to change the leadership team if it determines to do so.

Interests of Directors and Executive Officers in the Merger

Interests of Directors and Executive Officers of Mirant in the Merger

In considering the recommendation of the Mirant board of directors that Mirant stockholders vote “FOR” the Merger proposal, Mirant stockholders should be aware that some of Mirant’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, those of Mirant stockholders generally. The Mirant board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendations that the Mirant stockholders approve the merger agreement. For purposes of all of the Mirant agreements and plans described below, completion of the merger will constitute a change in control.

Equity Compensation Awards

Upon completion of the merger, (i) each outstanding Mirant stock option will vest and be converted into an option to purchase RRI common stock (with the number of shares and per share exercise price appropriately adjusted based on the exchange ratio) in the merger on the same terms and conditions applicable to the corresponding Mirant stock option and (ii) each outstanding Mirant restricted stock unit will vest and be converted into the right to receive a number of shares of RRI common stock based on the exchange ratio in the merger (except to the extent that a holder of a Mirant restricted stock unit has made a valid deferral election with respect to such Mirant restricted stock unit, in which case the settlement of such Mirant restricted stock unit will be at the time specified in such deferral election).

The table below sets forth the number of stock options and restricted stock units that will vest upon completion of the merger for Messrs. Muller, Holden, O’Neal, Garlick and Gaudette, Msses. Houston and Cleary and the Mirant non-employee directors, as a group, based on Mirant equity compensation awards outstanding as of June 30, 2010.

	Outstanding Stock Options	Outstanding Restricted
	That Would Vest (#)	Stock Units That Would Vest (#)

Named Executive Officers
Edward R. Muller	392,945	338,061
J. William Holden III	60,256	51,928
Julia A. Houston	46,265	40,511
John L. O’Neal	58,294	50,286
James P. Garlick	48,494	41,986
Anne M. Cleary	42,162	37,071
Other Officer
Robert Gaudette	15,113	13,054
Non-Employee Directors, as a group	—	47,299

Mirant Corporation Change in Control Severance Plan

Messrs. Muller, Holden, O’Neal and Garlick and Msses. Houston and Cleary each participate in the Mirant Corporation Change in Control Severance Plan, which is referred to as the Change in Control Severance Plan. Mr. Muller receives the greater of the benefits under the Change in Control Severance Plan and his employment agreement and Mr. Holden and Ms. Cleary will have, upon completion of the merger, waived certain of their rights under the Change in Control Severance Plan in exchange for certain rights under new offer letters. Each of Mr. Muller’s employment agreement and Mr. Holden and Ms. Cleary’s new offer letters are described in more detail below.

The Change in Control Severance Plan provides that, if, during the two year period following a change in control, the executive’s employment is terminated for any reason other than by reason of disability or for “cause” or if the executive terminates his or her employment for “good reason,” the executive would receive the following:

•	payment equal to the sum of (i) three times the executive’s base salary and (ii) three times the target annual bonus for the year in which termination occurs; and

•	a lump sum amount equal to the cost of 36 months of additional benefit coverage under the medical, dental and vision plans in which the executive participates on the date of termination; and

•	a pro rata bonus based on the higher of the executive’s target bonus immediately prior to the change in control or immediately after the change in control.

In the event that any payments or benefits made to the executive would be subjected to the excise tax imposed by Section 4999 of the Code, the executive would receive an additional payment such that the executive would be placed in the same after-tax position as if no excise tax had been imposed; however, in no event may the “gross up” payment exceed $2 million for each executive.

Based on compensation and benefit levels in effect on June 30, 2010 and assuming that each executive officer experiences a qualifying termination of employment after completion of the merger, each of Messrs. O’Neal and Garlick and Ms. Houston would be entitled to receive approximately $1,978,000, $1,980,000 and $2,014,000, respectively, in severance payments under the Change in Control Severance Plan. The actual amounts payable will vary depending on, among other things, the timing of the completion of merger and any qualifying termination, the amount of salary and bonuses being earned by the executives at that time and various assumptions about the golden parachute excise tax imposed in respect of Section 4999 of the Code.

Employment Agreements

Original Employment Agreement with Edward R. Muller.  Mr. Muller is party to an employment agreement with Mirant, originally entered into on September 30, 2005 (as amended from time to time), which is referred to as the 2005 Employment Agreement. The 2005 Employment Agreement had a three-year term and has been automatically extended through September 30, 2010. Pursuant to the terms of the 2005 Employment Agreement, Mr. Muller is eligible for severance payments in the event his employment is terminated without cause, or as a result of death, disability or a change in control. If, for up to two years following a change in control, Mr. Muller is terminated for any reason, other than by reason of disability or for “cause” (as defined in his employment agreement), or if he terminates his employment for “good reason” (as defined below), then he would receive the following:

•	payment equal to the sum of (i) three times his base salary and (ii) the higher of (a) three times the last full-year’s annual short-term incentive payment or (b) three times the target annual short-term incentive payment for the year in which termination occurs;

•	a multiple of three times the benefit related to life and long-term disability insurance and contributions under Mirant’s Employee Savings Plan and Supplemental Benefit (Savings) Plan;

•	18 months of continued coverage for medical, dental and other group health benefits and plans in effect at the date of termination;

•	a lump sum amount equal to the cost of 18 months of additional benefit coverage under the medical, dental and vision plans in which Mr. Muller participates on the date of termination; and

•	in the event that any payments made to Mr. Muller would be subjected to the excise tax imposed by Section 4999 of the Code, Mr. Muller would receive a “gross up,” on an after-tax basis, on his compensation for all federal, state and local income and excise taxes and any penalties and interest, but the “gross up” is capped at $7 million.

New Employment Agreement with Edward R. Muller.  On April 11, 2010, Mr. Muller entered into a new employment agreement with RRI Energy on generally the same terms and conditions as the 2005 Employment Agreement, with certain exceptions as described below, which is referred to as the 2010 Employment Agreement. The 2010 Employment Agreement will become effective upon completion of the merger and supersede the 2005 Employment Agreement, has a term of three years and provides that Mr. Muller will be Chief Executive Officer of the combined company, based in Houston, Texas. The 2010 Employment Agreement specifies that, upon completion of the merger, all equity incentive compensation awards held by Mr. Muller will vest as of completion, and the post-termination exercise period will be governed by the agreements evidencing such awards. Mr. Muller will also be provided relocation benefits in accordance with Mirant’s relocation policy for senior executives as in effect at completion of the merger or such more favorable expense reimbursement policies as may be adopted by the combined company from time to time.

Mr. Muller has agreed to relinquish the “golden parachute” excise tax gross-up provision that was included in the 2005 Employment Agreement.

As an inducement for Mr. Muller to relocate his employment, not to resign for “good reason” under the 2005 Employment Agreement and to relinquish the “golden parachute” excise tax gross-up provision that was included in the 2005 Employment Agreement, Mr. Muller will receive a restricted stock grant with a value equal to two times the sum of his annual base salary and annual target bonus which will vest in two equal installments on the first and second anniversaries of completion of the merger, subject to his continued employment through the vesting date. Upon Mr. Muller’s “retirement” from the combined company or upon Mr. Muller’s earlier termination of employment by the Company without “cause” or by Mr. Muller for “good reason,” all of his outstanding equity compensation will vest in full, become immediately exercisable and remain exercisable for the remaining term of the award. For purposes of the 2010 Employment Agreement, “retirement” is defined as any termination on or after the third anniversary of completion of the merger or such earlier date as the board of directors of the combined company may determine.

New Offer Letter Agreement with Anne M. Cleary.  On April 11, 2010, Mirant entered into an offer letter agreement with Ms. Cleary that becomes effective upon completion of the merger. Under the terms of Ms. Cleary’s offer letter, Ms. Cleary will be head of asset management of the combined company, based in Houston, Texas. Her annual base salary and annual target bonus will be no less than immediately before completion of the merger, and her long term incentive opportunities and employee benefits will be no less favorable than those provided to similarly situated executives generally. The offer letter also specifies that as a result of the merger, all equity incentive compensation awards held by Ms. Cleary will vest as of completion of the merger, and the post-termination exercise period will be governed by the agreements evidencing such awards. Ms. Cleary will be entitled to reimbursement of reasonable relocation expenses from Atlanta, Georgia to Houston, Texas.

As an inducement for Ms. Cleary to relocate her employment and not to resign for “good reason” under the Change in Control Severance Plan, on the second anniversary of completion of the merger, Ms. Cleary will be paid, subject to her continued employment through the second anniversary of the completion of the merger, a cash retention bonus in an amount equal to the amount of severance that she would have been paid under the Change in Control Severance Plan (as described above). If, prior to the second anniversary of the completion of the merger, Ms. Cleary dies, terminates as a result of “disability,” is terminated without “cause” or resigns following a material breach of the offer letter, Ms. Cleary (or her beneficiaries) will be paid the retention bonus.

Ms. Cleary will have waived her rights under the Change in Control Severance Plan following completion of the merger, except that any right to a “gross-up” for taxes imposed under Section 4999 of the Code will survive.

New Offer Letter Agreement with J. William Holden III.  On April 11, 2010, Mirant entered into an offer letter agreement with Mr. Holden that becomes effective upon completion of the merger. Under the terms of Mr. Holden’s offer letter, Mr. Holden will be Chief Financial Officer of the combined company, based in Houston, Texas. Mr. Holden’s base salary will be $540,000, his annual target bonus and long term incentive opportunities will be no less than 75% and 185% of his annual base salary, respectively, and his employee benefits will be no less favorable than those provided to similarly situated executives generally. The offer letter specifies that as a result of the merger, all equity incentive compensation awards held by Mr. Holden will vest as of completion, and the post-termination exercise period will be governed by the agreements evidencing such awards. Upon a change in control that occurs subsequent to the merger, Mr. Holden will be eligible for change in control severance benefits upon a qualifying termination in an amount equal to three times his base salary and target annual bonus. Mr. Holden will be entitled to reimbursement of commuting, living (including temporary housing costs) and relocation expenses from Atlanta, Georgia to Houston, Texas.

Mr. Holden is also eligible to receive a retention bonus on the same terms as Ms. Cleary, except that Mr. Holden’s retention bonus will also be paid if he terminates employment for any reason following a termination of Mr. Muller’s employment as Chief Executive Officer of the combined company for any reason.

Mr. Holden will have waived his rights under the Change in Control Severance Plan following completion of the merger, except that any right to a “gross up” for taxes imposed under Section 4999 of the Code will survive.

New Offer Letter Agreement with Robert Gaudette.  On April 11, 2010, Mirant entered into an offer letter agreement with Mr. Gaudette that becomes effective upon completion of the merger. Mr. Gaudette’s offer letter provides that he will become Chief Commercial Officer of the combined company and that he will waive any right that he might otherwise have to resign and collect severance benefits under the Change in Control Severance Plan as a result of the relocation of his employment to Houston, Texas.

Based on compensation and benefit levels in effect on June 30, 2010 and assuming that each executive officer experiences a qualifying termination of employment after completion of the merger, each of Messrs. Muller and Holden and Ms. Cleary will be entitled to receive approximately $7,589,000, $3,079,000 and $1,765,000, respectively, under their employment or offer letter agreement, as applicable. The actual amounts payable will vary depending on, among other things, the timing of the completion of the merger and any qualifying termination, the amount of salary and bonuses being earned by the executives at that time and various assumptions about the golden parachute excise tax imposed in respect of Section 4999 of the Code.

Nonqualified Deferred Compensation Plans

Mirant maintains the following nonqualified deferred compensation and supplemental retirement plans in which its executive officers and directors may be eligible to participate: the Mirant Corporation Deferred Compensation Plan, Mirant Corporation Deferred Compensation Plan for Directors and Selected Employees (suspended as of July 30, 2003) and Mirant Services Supplemental Benefit (Savings) Plan. Only Mr. Muller and Ms. Cleary are participants in the Deferred Compensation Plan. Ms. Cleary is also a participant in the Mirant Corporation Deferred Compensation Plan for Directors and Selected Employees. All executive officers are participants in the Supplemental Benefit (Savings) Plan.

In connection, with the merger, the Mirant board of directors has authorized the termination of the Mirant Services Supplemental Benefit (Savings) Plan and the distribution of all account balances of each participant under such plan as of completion of the merger.

Based on compensation and benefit levels in effect on June 30, 2010 and assuming the employment of each executive officer is terminated by Mirant immediately following the merger, each of Messrs. Muller, Holden, O’Neal, Garlick and Gaudette and Msses. Houston and Cleary and the non-employee directors, as a group, will receive approximately $2,110,000, $43,000, $165,000, $86,000, $12,000, $62,000, $211,000 and $497,000, respectively, in respect of additional vesting of deferred compensation cash awards. The actual amount of unvested benefit that vests will depend on the amount of any additional contributions or earnings credited to the respective officer’s account prior to vesting.

Grantor Trust

Upon completion of the merger, a grantor trust maintained by Mirant will be funded at a level equal to 100% of the amounts necessary to pay participants (or their beneficiaries) under Mirant’s severance and deferred compensation arrangements. The amount of such contribution is expected to be approximately $32.9 million, based on obligations as of June 30.

Retention Program

Under the terms of the merger agreement, Mirant may establish a retention pool in an aggregate amount not to exceed $10 million to be allocated by Mirant’s chief executive officer to key employees, including potentially some of its executive officers. Approximately $4,016,000 of such amounts have been allocated by Mirant’s chief executive officer.

Interests of Directors and Executive Officers of RRI in the Merger

In considering the recommendations of the RRI board of directors with respect to its approval of the merger agreement, RRI stockholders should be aware that RRI’s executive officers and directors have interests in the merger that are different from, or in addition to, those of the RRI stockholders generally. The RRI board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the RRI stockholders approve the merger agreement. See “The Merger — Rationale for the Merger” and “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger.” These interests are described below.

CEO and Board of Directors

Mark M. Jacobs, the president and chief executive officer of RRI will, pursuant to the merger agreement, become president and chief operating officer of the combined company and will remain on the board of directors of the combined company. In addition, the four current non-employee RRI directors will serve on the board of directors of the combined company.

Equity Compensation Awards

Before their amendment in connection with the merger, the terms of RRI stock options and restricted stock units provided that upon completion of the merger they would vest and be settled entirely in cash based on the value of RRI common stock at that time. In the ordinary course, some RRI restricted stock units settle in cash and some settle in RRI stock. As amended, RRI stock options will vest in full upon completion of the merger and remain outstanding subject to the same terms and conditions as otherwise applied prior to the merger, RRI stock-settled restricted stock units will settle in stock and RRI cash-settled restricted stock units will settle in cash. Moreover, pursuant to their pre-existing terms, vested restricted stock units held by non-employee directors will be settled upon completion of the merger.

The following table sets forth, as of June 30, 2010, (i) the number of stock options held by each RRI executive officer (including RRI’s “named executive officers,” those current executives subject to compensation disclosure in RRI’s proxy statement for its most recent annual meeting and RRI’s other executive officers as a group) for which vesting will accelerate upon completion of the merger, (ii) the number of restricted stock units held by such persons for which vesting will accelerate, in full or on a pro rata basis, upon completion of the merger (cash-settled restricted stock unit grants made to executives in 2010 will vest on a pro rata basis at the greater of target or actual performance) and (iii) the number of vested restricted stock units held by non-employee directors, as a group, whose settlement will accelerate.

			Outstanding
			Performance
		Outstanding	Based	Vested Restricted
		Restricted	Restricted	Stock Units
	Outstanding Stock	Stock Units	Stock Units	Held by
	Options That	That Would	That Would	Non-Employee
	Would Vest	Vest in Full	Vest Pro Rata*	Directors

Named Executive Officers
Mark M. Jacobs	502,394	846,853	24,897	—
Michael L. Jines	130,578	181,370	6,681	—
Rick J. Dobson	212,222	322,008	10,289	—
D. Rogers Herndon	105,631	163,736	5,438	—
David D. Brast	52,523	82,829	2,686	—
Other Executive Officers, as a group	190,882	287,561	9,393	—
Non-Employee Directors, as a group	—	—	—	103,397

*	Represents cash-settled restricted stock units granted in 2010, determined at target levels and assuming the merger was completed on June 30, 2010.

Change in Control Agreements — Overview

Each of Messrs. Jacobs, Jines, Dobson, Herndon and Brast and the other RRI executive officers is a party to a Change in Control Agreement with RRI, which provides for payments and benefits in the event of a “Covered Termination” (i.e., an involuntary termination that does not result from death, disability or termination for “cause,” a termination by the executive for “good reason” (as those terms are defined in the Change in Control Agreements) or a termination initiated by RRI and mutually agreed upon by the executive and RRI), in each case within two years following a change in control, including the merger. For purposes of these Change in Control Agreements, “good reason” generally means (i) a material reduction in duties and responsibilities; (ii) a material reduction in annual base salary; (iii) RRI’s failure to continue certain benefits and compensation plans (or comparable benefits plans) that are material to the executive’s compensation; or (iv) a change of more than 50 miles in the location of the executive’s principal place of employment.

If the payment and benefit obligations under the Change in Control Agreements are triggered, RRI is required to provide the following severance benefits: (i) a cash severance payment equal to a multiple of salary (three in the case of Messrs. Jacobs, Dobson and Jines (pursuant to the amendment to his Change in Control Agreement, which is subject to completion of the merger, as described below), and two in the case of the other executive officers), plus the same multiple times the executive’s target annual incentive award, payable in a lump sum; (ii) a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his/her employment was terminated, payable in cash in a lump sum; (iii) continued welfare benefits coverage (medical, dental and vision) for two years; (iv) outplacement services for 12 months and financial planning services; (v) other than for Mr. Jines and Mr. Jacobs pursuant to amendments to their Change in Control Agreements, which are subject to completion of the merger (as described below), “gross-up payments” intended to reimburse the executive for “golden parachute” excise taxes under Section 4999 of the Code if certain payment amounts exceed a certain level; and (vi) “gross-up payments” intended to reimburse the executive for taxes and penalties inadvertently triggered under Section 409A of the Code, unless the tax is imposed because of the plan aggregation rules under Section 409A or, in the case of termination for good reason, the executive does not timely notify RRI of the event.

As described below, Mr. Jacobs will have, upon completion of the merger, agreed not to assert certain rights under his Change in Control Agreement. Mr. Jines’ continued employment in his present position does not constitute “good reason” under his Change of Control Agreement. Mr. Freysinger, Mr. Thomas C. Livengood and Ms. Karen D. Taylor will have, upon completion of the merger, agreed that accepting their new positions with the combined company will not constitute “good reason” under their respective Change in Control Agreements.

Based on compensation and benefits levels in effect on June 30, 2010 and assuming that the merger is completed and that each executive experiences a qualifying termination of employment after completion of the merger, each of Messrs. Dobson, Herndon, Brast and Mr. Albert Myres will be entitled to receive, respectively, approximately $2,950,000, $1,329,000, $1,099,000 and $1,185,000 in cash and other benefits under their Change in Control Agreements (exclusive of any amounts attributable to the golden parachute excise tax imposed in respect of Section 4999 of the Code). The actual amounts payable will vary depending on, among other things, the timing of the completion of merger and any qualifying termination, the amount of salary and bonuses being earned by the executives at that time and various other assumptions.

Change in Control Agreements — Executives with Ongoing Roles.

Mr. Jines entered into an amendment to his Change in Control Agreement, subject to completion of the merger, which increases his cash severance multiple from two to three and eliminates his golden parachute tax gross-up. The amendment provides that payments to Mr. Jines that are subject to Section 4999 of the Code will be reduced below the Section 4999 threshold if such reduced payment amounts are greater than or equal to the net amount Mr. Jines would have received after paying the Section 4999 tax without such reduction.

Mr. Jacobs also entered into an amendment to his Change in Control Agreement, also subject to completion of the merger, pursuant to which Mr. Jacobs agreed that he would not assert “good reason” for termination by reason of (i) his failure to be chief executive officer of RRI as of the completion of the merger, (ii) the reduction of his duties from those of chief executive officer of RRI, (iii) his becoming chief operating officer and president of the combined company as of the completion of the merger or (iv) the assignment to him of the duties consistent with the positions of chief operating officer and president of the combined company. The amendment also provides that (i) if Mr. Jacobs is not appointed chief executive officer of RRI on the earlier of (a) the third anniversary of the completion of the merger and (b) the tenth day following the date Mr. Muller ceases to serve as chief executive officer of the combined company or (ii) if Mr. Jacobs is terminated without cause or is removed from or not nominated for reelection to, or ceases to be re-elected to, the RRI board of directors, in each case other than for cause prior to the third anniversary of the completion of the merger, such termination by RRI without cause or any termination of employment by Mr. Jacobs within 90 days following any other such event will constitute a termination entitling him to severance benefits under his Change in Control Agreement. Finally, the amendment to Mr. Jacobs’ Change in Control Agreement also eliminates his right to a golden parachute tax gross-up on the same terms as described above with respect to the amendment to Mr. Jines’ Change in Control Agreement.

Based on compensation and benefits levels in effect on June 30 and assuming that the merger is completed and that each executive experiences a qualifying termination of employment after completion of the merger, each of Messrs. Jacobs, Jines and other RRI executive officers (Messrs. Freysinger and Livengood and Ms. Taylor) would be entitled to receive, respectively, approximately $6,065,000, $2,408,000 and $3,369,000 in cash and other benefits under their Change in Control Agreements (exclusive of any amounts attributable to the golden parachute excise tax imposed in respect of Section 4999 of the Code). Any amounts actually payable would vary depending on, among other things, the timing of the completion of merger and any qualifying termination, the amount of salary and bonuses being earned by the executives at that time and various other assumptions.

Retention Agreement with Mr. Jacobs

Because of Mr. Jacobs’ experience with the operations of RRI, he is expected to have expanded obligations following the completion of the merger, including facilitating integration of RRI and Mirant. As an inducement to continue his employment with the combined company, Mr. Jacobs entered into a Retention Incentive Agreement with RRI in connection with, and subject to completion of, the merger, pursuant to which Mr. Jacobs will be granted an award of restricted stock (or, alternatively, cash- or stock-settled restricted stock units) within 30 days following completion of the merger, with a value, based on the closing price of RRI common stock on the date of completion of the merger, equal to two times his annual base salary and target bonus as in effect immediately before completion of the merger (which amount presently is approximately $3,700,000). The award will vest in equal amounts on the first and second anniversaries of the merger, provided that if his employment is terminated prior to the award becoming fully vested under circumstances entitling him to severance benefits under his Change in Control Agreement, the award will vest pro rata for each month he was employed following completion of the merger and prior to such termination.

Successor Deferral Plan

If participants in RRI’s Successor Deferral Plan (an account balance deferred compensation plan) are terminated in connection with the merger (as determined by RRI in its discretion), such participants will receive distribution of their account balances as if they had retired and terminated employment as of the “normal retirement date” (as defined in the Successor Deferral Plan). Mr. Jines is the only executive officer who participates in the Successor Deferral Plan, and his account balance as of June 30, 2010, was approximately $538,000. The amount of Mr. Jines’ account balance upon completion of the merger or any later termination of employment will depend on the amount of interest credited to his deferral account under the Successor Deferral Plan. Accordingly, the actual amounts, if any, to be received by Mr. Jines may differ materially from the foregoing amount.

2010 Annual Incentive Compensation Plan (AICP)

RRI’s executive officers are eligible to receive an annual cash award tied to achievement of performance metrics approved by the RRI compensation committee. The annually-approved performance metrics are intended to emphasize factors that RRI thinks are important in driving its success. In May 2010, the compensation committee revised the 2010 performance metrics for executive officers to include completion of the merger. This metric will be considered 100% achieved if the merger is completed during the fourth quarter of 2010 and 150% achieved if the merger is completed during the third quarter of 2010. Achievement of this metric is given 20% weighting relative to the other performance metrics. Assuming the merger is completed during the fourth quarter of 2010, in 2011 RRI’s executive officers will be eligible to receive the following amounts in respect of this merger completion metric under the AICP: Messrs. Jacobs and Jines, respectively, $185,000 and $57,850, and other RRI executive officers (Messrs. Freysinger and Livengood and Ms. Taylor) as a group, $104,240.

Grantor Trust

Upon completion of the merger, a grantor trust maintained by RRI will be funded at a level equal to 100% of the amounts necessary to pay participants (or their beneficiaries) under certain of RRI’s deferred compensation arrangements. The amount of such contribution is expected to be approximately $11,800,000, based on obligations as of June 30, 2010.

Supplemental Information — Outstanding Equity Compensation Awards

Existing Awards.

The following information is as of June 30, 2010, and relates to existing RRI and Mirant equity compensation awards, together with notes that summarize treatment of the awards upon completion of the merger. References to the exchange ratio mean the 2.835 exchange ratio applicable under the merger agreement, subject to adjustment for the proposed RRI reverse stock split.

	Stock Options
			Weighted
		Weighted Average	Average Remaining	Outstanding	Shares
	Outstanding	Exercise	Term	Stock-Settled	Available for
	Options(1)	Price(1)	(in years)	Awards(2)	Future Grants(3)

RRI	6,577,669	$12.46	3.2	2,046,187	16,315,961
Mirant	4,183,609	$21.28	6.6	1,942,729	9,145,087

(1)	Will vest and remain outstanding subject to the terms and conditions applied prior to the merger. Mirant options and exercise prices will convert at the exchange ratio.

(2)	Stock-settled restricted stock units will vest in full and Mirant units will convert at the exchange ratio. Settlement of the Mirant units will be subject to the holder’s valid deferral elections.

(3)	If stockholders approve the 2010 Incentive Plan, the combined company will terminate the existing RRI and Mirant equity compensation plans. See “RRI Proposals — Item 4. The 2010 Incentive Plan Proposal”.

As Converted Awards.

The following information is as of June 30, 2010, and reflects the existing RRI equity compensation awards and the existing Mirant equity compensation awards on an as-converted basis assuming the merger is completed (without regard to the proposed RRI reverse stock split).

	Stock Options
			Weighted
			Average Remaining
	Outstanding	Weighted Average	Term	Outstanding
	Options(1)	Exercise Price(1)	(in years)	Stock-Settled Awards(2)

RRI	6,577,669	$12.46	3.2	—
Mirant	11,860,532	$7.51	6.6	—

Total	18,438,201	$9.27	5.4	—

(1)	See note (1) above.

(2)	See note (2) above.

Outstanding Common Stock.

Upon completion of the merger, each outstanding share of Mirant common stock will be converted into the right to receive 2.835 shares of RRI common stock, subject to adjustment for the proposed RRI reverse stock split. See “The Merger Agreement — Terms of the Merger” on page 67. Assuming the number of Mirant’s shares of common stock outstanding remains unchanged, the Mirant shares will be converted into approximately 412,625,570 shares of RRI common stock based on 145,546,938 Mirant shares outstanding as of the record date. With the inclusion of the 353,432,149 RRI common shares outstanding as of the record date, a total of approximately 766,057,719 common shares would be outstanding upon the conversion of Mirant common shares.

Other.

For further discussion of treatment of outstanding equity compensation awards in the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 52 and “The Merger — Treatment of Mirant Stock Options and Other Equity Based Awards” on page 62. On September 10, 2010, the closing sale price of RRI common stock was $3.75 per share.

Accounting Treatment

The merger will be accounted for as a reverse acquisition of RRI by Mirant under the acquisition method of accounting of GAAP. Under the acquisition method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the accounting acquirer. Financial statements of RRI issued after the merger will reflect only the operations of RRI after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of RRI.

If the fair value of the acquired assets and liabilities is less than the purchase price, goodwill will be recognized for the difference between the purchase price and the fair value of the assets and liabilities acquired. If the fair value of the acquired assets and liabilities exceeds the purchase price, a bargain purchase will occur with a gain recognized for the difference between the purchase price and the fair value of the acquired assets and liabilities. Currently, the preliminary purchase price allocation indicates that a gain will be recognized as the fair value of the assets and liabilities acquired exceeds the preliminary purchase price.

All unaudited pro forma condensed combined consolidated financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated fair value of RRI’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net estimated fair value of the assets and liabilities of RRI as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of decreasing the amount of the estimated non-cash gain recognized related to the merger.

Regulatory Approvals Required for the Merger

To complete the merger, Mirant and RRI must make filings with and obtain authorizations, approvals or consents from a number of federal and state public utility, antitrust and other regulatory authorities. The merger is subject to requirements of the HSR Act, and the expiration or termination of the waiting period (and any extension of the waiting period) applicable to the merger under the HSR Act. On June 14, 2010, the parties filed notification of the proposed transaction with the Federal Trade Commission and the Department of Justice, which is referred to as the DOJ, under the HSR Act. On July 15, 2010, RRI and Mirant received from the DOJ a request for additional information and material relating to the merger under the HSR Act, which is generally referred to as a Second Request. RRI and Mirant are in the process of responding to the Second Request and continue to cooperate with the DOJ’s review of the merger. The merger is also subject to the regulatory requirements of, and requires prior approval by, FERC, and is, or may be, subject to the regulatory requirements of other state and federal domestic agencies and authorities, including the NYPSC and the CPUC. RRI and Mirant filed a joint application under Section 203 of the Federal Power Act with FERC on May 14, 2010 and a joint petition under Section 70 of the New York Public Service Law with the NYPSC on April 23, 2010. On August 2, 2010, FERC issued an order under Section 203 of the Federal Power Act approving the merger. RRI and Mirant made separate filings voluntarily informing the CPUC of the merger pursuant to CPUC General Order 167 on April 28, 2010.

Refinancing

RRI and Mirant are in the process of arranging mutually acceptable debt financing as contemplated under the merger agreement. See “The Merger Agreement — Financing” on page 78. RRI and Mirant have entered into agreements pursuant to which financial institutions have committed to provide a $750 million to $1.0 billion five-year revolving credit facility, subject to customary conditions to closing, including:

•	the consummation of the merger;

•	the receipt of at least $1.9 billion in gross cash proceeds from the issuance of senior unsecured notes and term loan borrowings; and

•	the closing of the credit facility on or before December 31, 2010.

The revolving credit facility and term loan facility, and the subsidiary guarantees thereof, will be senior secured obligations of the combined company (proposed to be renamed GenOn Energy, Inc.) and certain of its subsidiaries; provided, however, that Mirant Americas Generation’s subsidiaries (other than Mirant Mid-Atlantic and Mirant Energy Trading and their subsidiaries) will guarantee the revolving credit facility and term loan only to the extent permitted under the indenture for the senior notes of Mirant Americas Generation.

The participating financial institutions, or affiliates thereof, have also agreed to use commercially reasonable efforts to arrange a syndication of a $500 million term loan. In addition, certain of the participating financial institutions, or affiliates thereof, are anticipated to act as initial purchasers, underwriters or placement agents in connection with the proposed offering of senior unsecured notes.

We anticipate closing the proposed notes offering into escrow. Upon consummation of the merger, such notes will become senior unsecured obligations of the combined company (GenOn Energy, Inc.).

Treatment of Mirant Stock Options and Other Equity Based Awards

Stock Options

Upon completion of the merger, each outstanding option to purchase Mirant common stock, whether vested or unvested, will automatically vest and convert into an option to purchase RRI common stock on the same terms and conditions applicable to the corresponding Mirant stock option immediately before completion of the merger, except that (i) the number of shares of RRI common stock subject to each such converted option will be equal to the product, rounded down to the nearest whole number of shares of RRI common stock, of (A) the number of shares of Mirant common stock subject to the corresponding Mirant stock option and (B) the exchange ratio, and (ii) the per-share exercise price of the converted Mirant stock options will equal the per-share exercise price applicable to the corresponding Mirant stock option divided by the exchange ratio (rounded up to the nearest whole cent).

Restricted Stock Units

Upon completion of the merger, each outstanding award of Mirant restricted stock units, whether or not then vested or free of conditions to payment, will vest and automatically be converted into the right to receive a number of shares of RRI common stock (and cash in lieu of fractional shares) equal to the product of (i) the number of shares of Mirant common stock subject to such Mirant restricted stock unit and (ii) the exchange ratio, provided that to the extent that a holder of the restricted stock unit has made a valid deferral election with respect to such restricted stock unit, the settlement of such restricted stock unit will be governed by the terms of such deferral election.

Restrictions on Sales of Shares of RRI Common Stock Received in the Merger

All shares of RRI common stock received by Mirant stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, except for shares of RRI common stock received by any Mirant stockholder who becomes an “affiliate” of RRI after completion of the merger (such as Mirant directors or executive officers who become directors or executive officers of RRI after the merger). This joint proxy statement/prospectus does not cover resales of shares of RRI common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Appraisal Rights

Under Section 262 of the DGCL, holders of shares of RRI common stock and Mirant common stock do not have appraisal rights in connection with the merger. Furthermore, under Section 262 of the DGCL, RRI stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split.

NYSE Listing of RRI Common Stock; Delisting and Deregistration of Mirant Common Stock

Before completion of the merger, RRI has agreed to use all reasonable efforts to cause the shares of RRI common stock to be issued in the merger and reserved for issuance under any equity awards to be approved for listing on the NYSE. The listing of the shares of RRI common stock is also a condition to completion of the merger. If the merger is completed, Mirant common stock will cease to be listed on the NYSE and Mirant common stock will be deregistered under the Exchange Act.

LITIGATION RELATING TO THE MERGER

In April 2010, RRI, Mirant and the members of the Mirant board of directors were named defendants in four purported class action lawsuits filed in the Superior Court of Fulton County, Georgia, brought on behalf of proposed classes consisting of holders of Mirant common stock, excluding the defendants and their affiliates: Rosenbloom v. Cason, et al., No. 2010CV184223, filed April 13, 2010; The Vladmir Gusinsky Living Trust v. Muller, et al., No, 2010CV184331, filed April 15, 2010; Ng v. Muller, et al., No. 2010CV184449, filed April 16, 2010; and Bayne v. Muller, et al., No. 2010CV184648, filed April 21, 2010. Merger Sub was also named a defendant in three of the lawsuits. The complaints allege, among other things, that the individual defendants breached their fiduciary duties by failing to maximize the value to be received by Mirant’s public stockholders, and that the other defendants aided and abetted the individual defendants’ breaches of fiduciary duties. In three of the actions, amended complaints have been filed adding allegations that defendants breached their fiduciary duties by failing to disclose certain information in the preliminary joint proxy statement/prospectus of RRI and Mirant, which is a part of the Registration Statement of RRI that was filed with the SEC on May 28, 2010, and amended on July 6, 2010 and August 12, 2010. The complaints seek, among other things, (a) to enjoin defendants from consummating the merger; (b) rescission of the merger, if completed and/or (c) granting the class members any profits or benefits allegedly improperly received by defendants in connection with the merger. Motions to dismiss the complaints for failure to state a claim have been filed on behalf of all of the defendants.

On August 17, 2010, the Court entered an order, consented to by all parties, consolidating the four cases under the caption In re Mirant Corporation Shareholder Litigation, No 2010CV184223, directing that the amended complaint in Rosenbloom v. Cason, et al., No. 2010CV1c824223, serve as the operative complaint, and appointing co-lead counsel. On August 26, 2010, the parties entered into a memorandum of understanding under the terms of which the parties will negotiate in good faith to enter into a stipulation of settlement based on additional disclosures, to be presented to the Court for approval following consummation of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. persons who hold Mirant common stock. The discussion which follows is based on the Code, Treasury regulations issued under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to stockholders who hold Mirant common stock as a capital asset within the meaning of Section 1221 of the Code. The discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the consequences of the merger, and, in particular, may not address U.S. federal income tax considerations applicable to Mirant stockholders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	stockholders who are not citizens or residents of the United States;

•	pass-through entities or investors in such entities;

•	dealers or brokers in securities or foreign currencies;

•	stockholders who hold individual retirement or other tax-deferred accounts;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	stockholders who actually or constructively own 5% or more of the outstanding shares of Mirant common stock;

•	stockholders who hold Mirant common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

•	stockholders who acquired their shares of Mirant common stock pursuant to the exercise of employee stock options or otherwise as compensation.

In addition, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and under state, local and foreign laws or under federal laws other than federal income tax laws, are not addressed in this joint proxy statement/prospectus.

Mirant stockholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

U.S. Federal Income Tax Consequences to Mirant Stockholders

It is a condition to the obligation of Mirant to complete the merger that Mirant receive a written opinion from Wachtell Lipton, counsel to Mirant, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of RRI to effect the merger that RRI receive a written opinion from Skadden, counsel to RRI, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither RRI nor Mirant currently intends to waive this opinion condition to its obligation to effect the merger. If either RRI or Mirant does waive this opinion condition after the Registration Statement is declared effective by the Commission, and if the U.S. federal income tax consequences of the merger to Mirant stockholders have materially changed, RRI and Mirant will recirculate the joint proxy statement/prospectus and resolicit the stockholder votes of RRI and Mirant. In addition, in connection with the filing of the registration statement of which this document is a part, each of Wachtell Lipton and Skadden has delivered an opinion to Mirant and RRI, respectively, to the same effect as the opinions described above and to the effect that holders of Mirant common stock whose shares of Mirant common stock are exchanged in the merger for shares of RRI common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of RRI common stock. The opinions will rely on assumptions, representations and covenants, which may include assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement and representations contained in representation letters of officers of RRI, Mirant and Merger Sub. If any of those representations, covenants or assumptions is inaccurate, counsel may be unable to render the required opinion and the merger may not be completed or the tax consequences of the merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service, which is referred to as the IRS, or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, in general:

•	a Mirant stockholder’s aggregate tax basis in shares of RRI common stock received in the merger, including any fractional share interests deemed received and exchanged as described below, will equal the aggregate tax basis of the Mirant common stock surrendered in the merger;

•	a Mirant stockholder’s holding period for shares of RRI common stock received in the merger will include the stockholder’s holding period for the shares of Mirant common stock surrendered in the merger; and

•	a Mirant stockholder who receives cash in lieu of a fractional share of RRI common stock in the merger will be treated as having received a fractional share in the merger and then as having received the cash in exchange for such fractional share. As a result, such a Mirant stockholder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the stockholder’s tax basis allocable to such fractional share. Any such capital gain or loss will be a long-term capital gain or loss if the holding period of the Mirant common stock exchanged for the fractional share of RRI common stock is more than one year at the time of the merger.

Mirant stockholders who hold their Mirant common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of RRI common stock received in the merger.

Information Reporting and Backup Withholding

Non-corporate holders of Mirant common stock may be subject to information reporting and backup withholding on any cash payments they receive in the merger. Mirant stockholders generally will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal that they will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a Mirant stockholder’s U.S. federal income tax liability, provided such stockholder timely furnishes the required information to the IRS.

The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. These representations do not survive completion of the merger. For the foregoing reasons, one should not read them or any description thereof as characterizations of the actual state of facts or condition of RRI or Mirant, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

Terms of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, upon completion of the merger, Merger Sub will merge with and into Mirant, with Mirant continuing as the surviving entity and as a direct, wholly owned subsidiary of RRI. At the effective time of the merger, each share of Mirant common stock that is either (i) issued and outstanding immediately prior to the effective time of the merger or (ii) to be issued pursuant to the reserve created under the Plan (other than any shares of Mirant common stock owned directly or indirectly by RRI, Mirant, Merger Sub or any of their respective subsidiaries, which will be cancelled upon completion of the merger), will be converted into the right to receive 2.835 shares of RRI common stock (which is referred to as the exchange ratio, as it may be adjusted as described in the following sentence). The exchange ratio will be adjusted appropriately to fully reflect the effect of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution with respect to the shares of either RRI common stock or Mirant common stock with a record date prior to the completion of the merger.

RRI will not issue fractional shares of RRI common stock in the merger. Instead, each holder of shares of Mirant common stock who would otherwise be entitled to receive fractional shares of RRI common stock in the merger will be entitled to an amount of cash, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by RRI’s exchange agent in one or more transactions of shares of RRI common stock equal to the excess of (a) the number of shares of RRI common stock to be delivered to RRI’s exchange agent by RRI pursuant to the merger agreement over (b) the aggregate number of whole shares of RRI common stock to be distributed to the holders of shares of Mirant common stock. RRI’s exchange agent will sell such excess number of shares of RRI common stock, which sale will be executed on the NYSE at then-prevailing market prices and in round lots to the extent practicable. RRI’s exchange agent will hold the proceeds of any such sale of RRI common stock in trust for the holders of shares of Mirant common stock and will determine the pro rata portion of such proceeds to which each such holder will be entitled.

Exchange of Mirant Stock Certificates

Within two business days of the completion of the merger, if you are a Mirant stockholder, RRI’s exchange agent will mail you a letter of transmittal and instructions for use in surrendering your Mirant common stock (including any stock certificates if you hold shares in certificated form) for RRI common stock, a fractional share payment in lieu of any fractional shares of RRI common stock and any dividends or other distributions payable pursuant to the merger agreement. When you deliver your Mirant stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Mirant stock certificates will be cancelled.

Holders of Mirant common stock will not receive physical stock certificates for RRI common stock unless a physical stock certificate is specifically requested. Rather, they will receive statements indicating book-entry ownership of RRI common stock (and a fractional share payment instead of any fractional shares of RRI common stock that would have been otherwise issuable to them as a result of the merger).

PLEASE DO NOT SUBMIT YOUR MIRANT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you own Mirant common stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you or your broker, bank or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your Mirant shares.

If you hold Mirant stock certificates, you will not be entitled to receive any dividends or other distributions on RRI common stock until the merger is completed and you have surrendered your Mirant stock certificates in exchange for RRI common stock. If RRI effects any dividend or other distribution on the RRI common stock with a record date occurring after the time the merger is completed and a payment date before the date you surrender your Mirant stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of RRI common stock issued to you after you surrender your Mirant stock certificates and the shares of RRI common stock are issued in exchange. If RRI effects any dividend or other distribution on the RRI common stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your Mirant stock certificates, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of RRI common stock issued to you. The exchange agent may deduct and withhold amounts required under federal, state or local tax law.

Treatment of Mirant Stock Options and Other Equity Awards

Stock Options.  Upon completion of the merger, each outstanding option to purchase shares of Mirant common stock, whether vested or unvested, will automatically vest and be converted into an option to purchase RRI common stock on the same terms and conditions applicable to the corresponding Mirant stock option immediately before completion of the merger, except that (i) the number of shares of RRI common stock subject to each such converted option will be equal to the product, rounded down to the nearest whole number of shares of RRI common stock, of (A) the number of shares of Mirant common stock subject to the corresponding Mirant stock option and (B) the exchange ratio, rounded down to the nearest whole number and (ii) the per-share exercise price of the converted Mirant stock options will equal the per-share exercise price applicable to the corresponding Mirant stock option divided by the exchange ratio (rounded up to the nearest whole cent).

Restricted Stock Units.  Upon completion of the merger, each outstanding award of Mirant restricted stock units, whether or not then vested or free of conditions to payment, will automatically vest and be converted into the right to receive a number of shares of RRI common stock (and cash in lieu of fractional shares) equal to the product of (i) the number of shares of Mirant common stock subject to such Mirant restricted stock units and (ii) the exchange ratio, provided that to the extent that a holder of a Mirant restricted stock unit has made a valid deferral election with respect to such restricted stock unit, the settlement of such restricted stock unit will be governed by the terms of such deferral election.

Mirant Warrants.  Prior to completion of the merger, RRI and Mirant agree to make all necessary and appropriate provisions to ensure that holders of the outstanding Mirant Series A and Series B warrants have the right to receive, upon the exercise of such warrants, the number of shares of RRI common stock that would have been issued or paid to such holders if they were to have exercised the warrants immediately prior to completion of the merger, including RRI’s assumption in writing of the obligations to deliver such shares, pursuant to the terms of the Warrant Agreement between Mirant and Mellon Investors Services, LLC, dated January 3, 2006.

Governance Matters upon Completion of the Merger

Board of Directors.  Upon completion of the merger, the board of directors of the combined company will initially consist of ten directors, including (i) Mark M. Jacobs, the current president and chief executive officer of RRI, (ii) Edward R. Muller, the current chairman, president and chief executive officer of Mirant, (iii) the four current non-employee directors of RRI, E. William Barnett, Steven L. Miller, Evan J. Silverstein and Laree E. Perez and (iv) the four Mirant designees, Terry G. Dallas, Thomas H. Johnson, Robert C. Murray and William L. Thacker, each a current non-employee member of the Mirant board of directors. In addition, upon completion of the merger, each of the Audit, Compensation, Nominating and Governance, and Risk and Finance Oversight committees of the board of directors of the combined company will consist of four directors, two of whom will be designated by the RRI directors and two of whom will be designated by the Mirant directors. The chairman of the audit committee will be Mr. Murray, the chairman of the compensation committee will be Mr. Thacker, the chairman of the nominating and governance committee will be Mr. Miller and the chairman of the risk and finance oversight committee will be Mr. Silverstein.

Executive Officers.  Upon completion of the merger, the corporate leadership team of the combined company will consist of Mr. Muller as chairman and chief executive officer; Mr. Jacobs as president and chief operating officer; J. William Holden III as executive vice president, chief financial officer; Michael L. Jines as executive vice president, general counsel and chief compliance officer; Robert Gaudette as senior vice president, chief commercial officer; David S. Freysinger as senior vice president, plant operations; and Anne M. Cleary as senior vice president, asset management.

Headquarters; Trading Operations.  Upon completion of the merger, (i) the headquarters for the combined company will be located in Houston, Texas and (ii) the trading operations (and associated risk management function) will be located in Atlanta, Georgia.

Completion of the Merger

Unless RRI and Mirant agree otherwise to another date, the parties are required to complete the merger no later than the third business day after satisfaction or waiver of all the conditions described under “— Conditions to Completion of the Merger” below. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Conditions to Completion of the Merger

The obligations of each of RRI and Mirant to complete the merger are subject to the satisfaction of the following conditions:

•	approval by RRI stockholders of the Share Issuance proposal;

•	approval by Mirant stockholders of the Merger proposal;

•	absence of any injunction prohibiting the consummation of the merger;

•	expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	receipt of all required regulatory approvals from FERC and the NYPSC (or, with regard to the NYPSC, a determination that no such approval is required), and filing of notice with the CPUC;

•	authorization of the listing of the shares of RRI common stock to be issued in connection with the merger or reserved for issuance in connection with the merger on the NYSE, subject to official notice of issuance;

•	effectiveness of this joint proxy statement/prospectus and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose; and

•	receipt by the RRI and Mirant of acceptable debt financing (as defined below under “— Financing”).

In addition, the obligations of each of RRI and Mirant to complete the merger are subject to the satisfaction of the following conditions:

•	(i) the truth and correctness, in all respects as so qualified at and as of the date of the merger agreement and at and as of the date of completion of the merger as though made at and as of the date of completion of the merger (except with respect to the foregoing to the extent that any representation and warranty is made as of a particular date or period), of the representations and warranties of the other party, subject to certain exceptions, which are qualified by a “material adverse effect” qualification; (ii) the truth and correctness, at and as of the date of the merger agreement and at and as of the date of completion of the merger as though made at and as of the date of completion of the merger (except with respect to the foregoing to the extent that any representation and warranty is made as of a particular date or period), except where such failures to be true and correct would not, in the aggregate, reasonably be expected to have a “material adverse effect” on the other party, of the representations and warranties of the other party, subject to exceptions, which are not qualified by a “material adverse effect” qualification, (iii) the truth and correctness, except for de minimis inaccuracies, on the date of the merger agreement and at and as of the date of completion of the merger as though made at and as of the date of completion of the merger, of certain of the representations and warranties relating to the capital structure of the other party (except with respect to the foregoing to the extent that any representation and warranty is made as of a particular date or period) and (iv) the accuracy and correctness of the representation relating to the absence of certain changes since December 31, 2009 at and as of the date of the merger agreement and at and as of the date of completion of the merger as though made at and as of the date of completion of the merger;

•	the prior performance by the other party, in all material respects, of all of its obligations under the merger agreement;

•	receipt of a certificate executed by the chief executive officer or another senior officer of the other party as to the satisfaction of the conditions described in the preceding two bullets; and

•	receipt of a legal opinion of its counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Representations and Warranties

Each of RRI and Mirant has made representations and warranties with respect to itself and its subsidiaries regarding, among other things:

•	organization, standing and corporate power, charter documents, subsidiaries and permits and other approvals necessary to operate the business as presently constituted;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by each party’s board of directors and voting requirements to complete the merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC filings since January 1, 2009, including financial statements contained in the filings, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy of the information supplied for inclusion in, and compliance with applicable securities laws by, this joint proxy statement/prospectus;

•	conduct of the business and absence of certain changes since December 31, 2009, except as contemplated by the merger agreement, including that there has been no event, change, development, condition or occurrence that has had or would reasonably be expected to have a material adverse effect on the party making the representation;

•	the absence of undisclosed material liabilities;

•	environmental matters;

•	regulatory matters;

•	tax matters;

•	labor and other employment matters, including benefit plans;

•	real property matters;

•	the absence of pending or threatened investigations or litigation;

•	compliance with applicable laws and validity of permits;

•	matters with respect to material contracts;

•	intellectual property matters;

•	the absence of undisclosed brokers’ fees and expenses;

•	receipt of opinion(s) of financial advisors;

•	effectiveness of insurance policies;

•	reorganization under the Code;

•	matters with respect to trading policies; and

•	no other representations and warranties.

For Mirant, the merger agreement contains the following additional representations and warranties:

•	inapplicability of state takeover statutes; and

•	inapplicability of Mirant’s existing stockholder rights agreement, including that such stockholder rights agreement is not triggered by the merger and will terminate upon completion of the merger.

For RRI, the merger agreement also contains an additional representation and warranty that it does not own any Mirant stock or any rights to acquire Mirant stock as well as certain representations and warranties with respect to Merger Sub, including corporate organization and authorization, no prior business activities, capitalization and approval of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or reasonably be expected to have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means any material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of RRI or Mirant, as the case may be, and its respective subsidiaries, taken as a whole.

Except as discussed in the next paragraph below, in no event may any of the following be taken into account, individually or in the aggregate, when determining whether there has been or would reasonably be expected to be a “material adverse effect”:

•	any event or change generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which RRI or Mirant, as the case may be, operate generally or in any specific jurisdiction or geographical area;

•	any event or change resulting from or arising out of any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products (including those resulting from actions by competitors or from changes in commodities prices or hedging markets);

•	any event or change resulting from or arising out of any changes or developments in national, regional, state or local electric transmission or distribution systems;

•	any event or change resulting from or arising out of any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices;

•	any event or change resulting from or arising out of public announcement or the existence of, or compliance with, the merger agreement or the merger;

•	any event or change resulting from or arising out of any taking of any action at the written request of the other party (or, in the case of Mirant, at the written request of Merger Sub);

•	any event or change resulting from or arising out of any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, independent system operator, regional transmission organization or market administrator;

•	any event or change resulting from or arising out of any changes in GAAP or accounting standards or interpretations thereof to the extent that such changes do not materially disproportionately affect RRI or Mirant, as the case may be, relative to other similarly situated companies in the industries in which it operates;

•	any event or change resulting from or arising out of any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism to the extent that such changes do not materially disproportionately affect RRI or Mirant, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which it and its subsidiaries operate; or

•	any event or change resulting from or arising out of any change in the market price or trading volume of shares of RRI common stock or Mirant common stock, as the case may be, or the credit rating of RRI or Mirant, as the case may be, or the failure of by RRI or Mirant, as the case may be, to meet its projections or forecasts (unless as a result of any event or change which has resulted in a material adverse effect).

Conduct of Business Prior to Closing

Each of RRI and Mirant has undertaken customary covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and completion of the merger. In general, each of RRI and Mirant has agreed to (i) conduct its and its subsidiaries’ business in the ordinary course and (ii) use reasonable best efforts to preserve intact its and its subsidiaries’ present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers.

In addition, between the date of the merger agreement and completion of the merger, each of RRI and Mirant agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following (subject in each case to exceptions specified in the merger agreement or set forth in the confidential disclosure schedules to the merger agreement):

•	authorize or pay dividends on or make any distribution (whether in cash, assets, stock or other securities) with respect to outstanding shares of capital stock;

•	adopt a plan of, or enter into a letter of intent or agreement in principle with respect to a, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees, other than (i) at stated maturity, (ii) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights) and (iii) certain other specified indebtedness or guarantees, in each case in accordance with the terms of the instrument governing such indebtedness as in effect as of the date of the merger agreement;

•	acquire any other person or business or make any loans, advances or capital contributions to, or investments in, any other person in 2010 and 2011 with an aggregate value in excess of $50 million other than (i) as contemplated in that party’s fiscal budget for 2010 or 2011, (ii) as required by certain specified contracts or (iii) as made in connection with a transaction involving only the party and/or wholly owned subsidiaries of that party;

•	make or commit to make any capital expenditures in excess of $50 million in 2010 and 2011 beyond specified limits other than (i) as contemplated in that party’s fiscal budget for 2010 or 2011, (ii) as required by certain specified contracts or (iii) expenditures made in response to any emergency;

•	split, combine, subdivide or reclassify any of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	(i) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to its directors, officers or employees, (ii) enter into any employment, change of control, severance or retention agreement with any director, officer or employee except (A) for agreements entered into with any newly-hired employees or (B) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries except in the ordinary course of business consistent with past practice as would not result in a material increase in cost, or (iv) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice;

•	enter into or make any loans or advances to, or change existing borrowing or lending arrangements for or on behalf of, any officers, directors, employees, agents or consultants;

•	make any material change in financial accounting policies or procedures, other than as required by a change in GAAP, SEC rule or policy or applicable law;

•	adopt any amendments to its certificate of incorporation, bylaws or similar applicable charter documents, or any material amendments to any of its subsidiaries’ certificate of incorporation, bylaws or similar applicable charter documents;

•	issue, sell, pledge, dispose of or encumber (or authorize any of the foregoing) any shares of capital stock or other ownership interest in itself or any of its subsidiaries (or any securities convertible into or exchangeable for such shares or ownership interests), or any rights, warrants or options, subject to certain exceptions including (i) the issuance of securities issuable upon the exercise of options (or warrants, in the case of Mirant) or other outstanding rights under any benefit plan or, in the case of Mirant, under any plan of reorganization, (ii) the sale of shares to cover tax withholding on distribution of shares to employees and (iii) subject to certain limitations, the grant of equity compensation awards in the ordinary course of business consistent with past practice;

•	purchase, redeem or acquire shares of capital stock (other than with respect to Mirant Americas, Inc.’s Series A Preferred Stock and Series B Preferred Stock pursuant to the certificates of designations thereof) or any rights, warrants or options to acquire such shares;

•	incur, assume, guarantee or otherwise become liable for any indebtedness (subject to certain exceptions);

•	sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) or otherwise dispose of any material portion of material properties or non-cash assets, except as may be required by applicable law or any governmental entity in order to permit or facilitate the transactions contemplated by the merger agreement;

•	take any action that would result in any restriction with respect to payment of dividends or distributions that was not in existence as of the date of the merger agreement;

•	modify, amend, terminate or assign, or waive or assign any rights under, any specified contracts in any material respect in a manner which is adverse to it and its subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the merger and the other transactions contemplated under the merger agreement;

•	materially amend or terminate any trading policies or take any action that materially violates any trading policies or causes net trading positions to be materially outside of risk parameters established under such trading policies;

•	waive, release, assign settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve only monetary payment not exceeding (A) the amounts previously reserved with respect thereto on its balance sheet as of December 31, 2009 or (B) $25 million in the aggregate and (ii) with respect to non-monetary terms and conditions, impose or require actions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect; and

•	agree to take any of the foregoing actions.

No Solicitations

Each of RRI and Mirant has agreed that neither it nor its respective subsidiaries nor any of its or its subsidiaries’ respective officers, directors or employees will, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage or facilitate any proposal that constitutes or would reasonably be expected to lead to an alternative proposal (as defined below);

•	furnish any non-public information, or afford access to properties, books and records in connection with or in response to an alternative proposal;

•	engage or participate in any discussions or negotiations with any person regarding an alternative proposal;

•	approve, endorse or recommend an alternative proposal; or

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for an alternative proposal.

Each of RRI and Mirant will, and will cause its subsidiaries, and its and their respective officers, directors and employees, and will use reasonable best efforts to cause its and their respective representatives, to immediately cease and terminate any existing discussions with any third parties conducted as of the date of the merger agreement regarding any alternative proposal.

An “alternative proposal” with respect to RRI or Mirant, as the case may be (which is referred to as the subject company), means any bona fide offer, inquiry, proposal or indication of interest (whether or not in writing) made by a third party with respect to (i) any merger, consolidation, share exchange, recapitalization or business combination involving the subject company, (ii) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or group of persons owning more than 20% of the outstanding shares of the common stock of the subject company, (iii) any acquisition of any business or businesses or of assets (including equity interests in any subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the subject company and its subsidiaries, taken as a whole, or (iv) any liquidation or dissolution of the subject company or any of its subsidiaries.

Notwithstanding the restrictions described above, prior to the subject company obtaining its stockholder approval, if the subject company receives an unsolicited, written alternative proposal from a third party, the subject company may furnish nonpublic information with respect to itself and its subsidiaries to the third party who made the alternative proposal and its representatives, and may participate in discussions and negotiations regarding the alternative proposal, if (i) its board of directors, after consultation with outside legal counsel, concludes in good faith that the failure to take such actions with respect to the alternative proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) the alternative proposal did not result from a breach of the non-solicitation provisions of the merger agreement and (iii) prior to taking such action, it enters into a confidentiality agreement with the third party that made the alternative proposal that is on substantially the same terms as the confidentiality agreement between RRI and Mirant.

The merger agreement requires the subject company to provide prompt notice to the other party (and in no event later than 24 hours) after receipt of any alternative proposal, or any modification of the material terms and conditions of any alternative proposal. The required notice must include a copy of the alternative proposal and any draft agreements, if in writing, and, if oral, a reasonably detailed summary of the alternative proposal and the identity of the third party making the alternative proposal. Furthermore, the subject company must promptly provide the other party with any non-public information concerning itself and its subsidiaries that was provided to a third party in connection with an alternative proposal that was not previously provided to the other party.

Board Recommendations

Under the merger agreement, (i) the RRI board of directors has agreed to recommend that RRI stockholders vote in favor of the Share Issuance proposal, which is referred to as the RRI board recommendation and (ii) the Mirant board of directors has agreed to recommend that Mirant stockholders vote in favor of the Merger proposal, which is referred to as the Mirant board recommendation. Subject to the provisions described below, the merger agreement provides that neither the RRI board of directors nor the Mirant board of directors will:

•	withhold, withdraw or modify (or publicly propose to do any of the foregoing) the RRI board recommendation or the Mirant board recommendation, as applicable, in a manner adverse to the other party; or

•	recommend, adopt or approve (or propose publicly to do any of the foregoing) any alternative proposal.

Each of the foregoing actions is referred to as a recommendation change.

Notwithstanding these restrictions, before RRI or Mirant, as the case may be, obtains its stockholder approval, the RRI board of directors or the Mirant board of directors, as the case may be, may make a recommendation change and terminate the merger agreement if:

•	following the receipt of an alternative proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and has not been withdrawn:

•	the subject company’s board of directors determines in good faith, after consultation with its financial advisors that the alternative proposal constitutes a superior proposal (as defined below);

•	the subject company’s board of directors, following consultation with its outside legal counsel, determines that the failure to make a recommendation change or terminate the merger agreement would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable law;

•	the subject company provides the other party with written notice that its board of directors intends to make a recommendation change at least five business days prior to taking such action; and

•	at the end of the five business day notice period, the subject company’s board of directors again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that the alternative proposal continues to constitute a superior proposal and that the recommendation change is required to comply with the fiduciary duties of the subject company’s board of directors;

or

•	in response to a material development or change in circumstances occurring or arising after the date of the merger agreement that was neither known to the board of directors of RRI or Mirant, as the case may be, nor reasonably foreseeable at the date of the merger agreement (and which change or development does not relate to an alternative proposal):

•	the board of directors of RRI or Mirant, as the case may be, following consultation with its outside legal counsel, determines that the failure to make a recommendation change would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable law;

•	RRI or Mirant, as the case may be, provides the other party with written notice that its board of directors is considering making a recommendation change (and, in reasonable detail, the reasons for such change) at least five business days prior to taking such action; and

•	during such five business day period, RRI or Mirant, as the case may be, has considered and, at the reasonable request of the other party, engaged in discussions regarding, any adjustments to the merger agreement that have been proposed in writing by the other party.

A “superior proposal” means a written alternative proposal (with references to 20% being replaced by references to 50%) made by any third party on terms that the subject company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable to its stockholders than the merger taking into account such factors (including timing, likelihood of consummation, legal, financial and regulatory, and the person making such proposal) deemed relevant by the subject company’s board of directors.

Notwithstanding the restrictions described above, the merger agreement does not prohibit RRI or Mirant from (i) taking and disclosing to its respective stockholders a position required by Rule 14e-2 under the Exchange Act or (ii) complying with Rule 14d-9 under the Exchange Act.

Reasonable Best Efforts to Obtain Required Stockholder Approval

Each of RRI and Mirant has agreed to, as promptly as practicable after the date of the merger agreement, take all action necessary to duly give notice of, convene and hold a meeting of its stockholders to consider, in the case of RRI, the Share Issuance proposal, and, in the case of Mirant, the Merger proposal. Unless a recommendation change occurs in compliance with the terms of the merger agreement, each of RRI and Mirant will use reasonable best efforts to take all actions necessary or advisable to obtain the required stockholder approval.

Agreement to Take Further Action and to Use Reasonable Best Efforts

RRI and Mirant are required under the terms of the merger agreement to use their reasonable best efforts to promptly take all necessary or advisable actions under applicable laws to complete the merger and the other transactions contemplated by the merger agreement, including obtaining necessary consents and approvals from governmental entities and third parties, defending against lawsuits challenging the merger agreement or the transactions contemplated by the merger agreement and executing and delivering any additional instruments necessary to complete the merger, subject to certain exceptions.

The merger agreement provides that RRI and Mirant will promptly make their respective filings and thereafter make any other required submissions under the HSR Act, and use their respective reasonable best efforts to file an approval application with the FERC, an application for approval, or a determination that no approval is required, with the NYPSC, a notice to the CPUC and any other filings, determined to be required as promptly as practicable after the date of the merger agreement.

Employee Benefits Matters

The merger agreement provides that, following completion of the merger, RRI will honor all RRI benefit plans and Mirant benefits plans and any other compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the consummation of the merger and will assume specified employment agreements with certain Mirant employees. See “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of Mirant in the Merger — Employment Agreements” beginning on page 54 for a description of the terms of the employment agreements to be assumed by RRI.

Following completion of the merger, RRI benefit plans and Mirant benefit plans will remain in effect and employees of the combined company who, prior to the effective time of the merger, were covered by such plans will continue to be covered until such time as RRI otherwise determines, subject to applicable laws and the terms of such plans. The merger agreement provides that it is the intention of RRI and Mirant, to the extent permitted by applicable laws, to (i) develop new benefit plans as soon as reasonably practicable after the consummation of the merger, which, among other things (A) treat similarly situated employees on a substantially equivalent basis (taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities) and (B) do not discriminate between legacy RRI employees and legacy Mirant employees and (ii) provide to similarly situated employees of the combined company base salaries and wage rates and cash bonus opportunities on a substantially equivalent basis and in a manner that does not discriminate between legacy RRI employees and legacy Mirant employees.

With respect to any benefit plans in which any employees of the combined company first becomes eligible to participate on or after the consummation the merger, RRI has agreed to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents (except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous RRI benefit plan or Mirant benefit plan, as the case may be), (ii) provide each employee of the combined company and their eligible dependents with credit for any co-payments and deductibles paid prior to completion of the merger under an RRI benefit plan or Mirant benefit plan (to the same extent that such credit was given under the analogous benefit plan prior to completion of the merger) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize all service of the employees of the combined company with RRI and Mirant, and their respective affiliates, for all purposes (including purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any new benefit plan of the combined company in which such employees may be eligible to participate after completion of the merger, except that such service recognition will not apply to the extent it would result in duplication of benefits.

Financing

RRI and Mirant have each agreed to use reasonable best efforts to promptly arrange and obtain debt financing (i)(A) in an amount necessary to complete the refinancing transactions contemplated under the merger agreement and (B) on terms substantially consistent with or not substantially less favorable to the parties, in each party’s good faith commercial judgment, than the terms that have been previously agreed to between RRI and Mirant, or (ii) if the financing described in clause (i) is not available or the parties agree to pursue other debt financing, in such amounts and on such terms and conditions as are acceptable to both RRI and Mirant, in each party’s sole discretion (such financing is referred to as acceptable financing). The merger agreement does not require either RRI or Mirant to arrange or obtain debt financing that is not acceptable financing.

In furtherance of the foregoing, if acceptable financing is available, RRI and Mirant have each agreed to use their respective reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to such acceptable financing, and to offer customary fees, discounts and other incentives to potential financing sources, (ii) satisfy on a timely basis all conditions applicable to such acceptable financing in such definitive agreements, and (iii) use reasonable best efforts to complete the acceptable financing at or prior to completion of the merger.

With respect to any acceptable financing proposed to be entered into, RRI and Mirant will each, and will cause their respective subsidiaries to, use reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such acceptable financing (and to provide any financial and other information customarily included in any such document) and (B) materials for rating agency presentations, (iii) obtain customary accountants’ comfort letters including “negative assurance” comfort and consents of accountants for use of their reports in any materials relating to such acceptable financing, legal opinions, appraisals, surveys, title insurance and other customary documentation, (iv) execute and deliver any pledge and security documents, other definitive financing documents, or other certificates or documents, as may be reasonably necessary to facilitate such acceptable financing, and (v) take all corporate actions reasonably necessary or customary to permit the consummation of such acceptable financing.

Furthermore, the merger agreement provides that (i) RRI will take certain specified actions with respect to (A) its credit and guaranty agreement, dated as of June 12, 2007, (B) its 6.75% senior secured notes due 2014 and (C) all of the outstanding PEDFA bonds and its guarantees thereof, and (ii) Mirant will take certain specified actions with respect to (1) Mirant North America, LLC’s credit agreement, dated as of January 3, 2006 and (2) all of the issued and outstanding notes under Mirant North America, LLC’s indenture, dated as of December 23, 2005.

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until completion of the merger, each of RRI and Mirant will afford the other party and its representatives reasonable access on certain conditions to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records. Each of RRI and Mirant will keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement between RRI and Mirant.

State Takeover Laws

In the event that any state takeover law becomes applicable to the merger agreement or any of the transactions contemplated thereby, each of RRI and Mirant will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement are completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such law on the transactions contemplated by the merger agreement.

Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation now existing in favor of the current or former directors, officers or employees of Mirant and its subsidiaries shall survive the merger and continue in full force and effect for a period of six years after completion of the merger. RRI and the surviving company will indemnify Mirant’s current and former directors, officers and employees against all costs, expenses and other payments arising out of or relating to any action or omission occurring before or after completion of the merger, and, for a period of six years from completion of the merger, maintain Mirant’s existing directors’ and officers’ liability insurance and fiduciary liability insurance with annual premiums not in excess of 300%, or a single up-front payment not in excess of 600%, of the last annual premium paid by Mirant.

Certain Tax Matters

After completion of the merger, any real estate transfer tax will be borne by the surviving company and expressly shall not be a liability of the Mirant stockholders. Each of RRI and Mirant will not, and will not permit any of its respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, each of RRI and Mirant will (i) keep the other party reasonably apprised of the status of any material tax matters and (ii) not settle or compromise any material tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to the party proposing to settle or compromise the tax liability or refund.

Section 16 Matters

Each of RRI and Mirant has agreed to take, prior to completion of the merger, all steps necessary to exempt, under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Mirant common stock or acquisitions of RRI common stock by Mirant officers or directors pursuant to the merger.

Public Announcements

Subject to certain exceptions, RRI and Mirant have agreed to use reasonable best efforts to consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to the merger agreement or the transactions contemplated thereby.

Listing

RRI has agreed to use reasonable best efforts to cause the RRI common stock issued or reserved for issuance in connection with the merger to be authorized for listing on the NYSE prior to completion of the merger.

Expenses

Each of RRI and Mirant has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, except that each company has agreed to pay 50% of the costs and expenses incurred in connection with (i) the filing of pre-merger notification and report forms under the HSR Act,

(ii) obtaining acceptable financing and (iii) the printing, filing and mailing of this joint proxy statement/prospectus.

Control of Operations

Mirant and RRI agree that, without limiting either Mirant’s or RRI’s rights or obligations under the merger agreement, nothing in the merger agreement shall give either party the right to control or direct the other party’s operations and, prior to completion of the merger, each party will exercise, consistent with the conditions of the merger agreement, complete control and supervision over its operations.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger (except as specified below, including after the required RRI stockholder approval or Mirant stockholder approval is obtained):

•	by mutual written consent of both RRI and Mirant; or

•	by either RRI or Mirant:

•	if the merger has not been completed on or prior to December 31, 2010, which date is referred to as the end date; provided, however, each of RRI or Mirant has the right, in its discretion, to extend the end date to March 31, 2011 if the only conditions to completion of the merger that have not been satisfied (other than those conditions that by their nature are to be satisfied at the closing) at the time of such extension are those regarding the receipt of all required regulatory approvals described above under “— Conditions to Completion of the Merger;”

•	if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting completion of the merger and such injunction becomes final and non-appealable, so long as the party seeking to terminate the merger agreement for this reason has used its reasonable best efforts to remove such injunction;

•	if RRI stockholders do not approve the Share Issuance proposal at an RRI stockholder meeting (or at any adjournment or postponement thereof) at which the RRI stockholders vote on such proposal;

•	if Mirant stockholders do not approve the Merger proposal at a Mirant stockholder meeting (or at any adjournment or postponement thereof) at which the Mirant stockholders vote on such proposal;

•	upon a breach by the other party of any covenant or agreement, or if any representations or warranties fail to be true and correct, on the part of the other party such that the conditions to the other party’s obligation to complete the merger would not then be satisfied and such breach is not cured within the earlier of 30 days after written notice of such breach is received by the other party or is incapable of being cured by the end date; provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement;

•	in the event that the other party’s board of directors effects a recommendation change; or

•	prior to obtaining the requisite approval of its stockholders, in order to enter into a definitive agreement with respect to a superior proposal; provided that the party seeking termination has complied with its obligations described under “—Board Recommendations” and pays the non-terminating party the alternative proposal termination fee as described below under “—Effect of Termination; Termination Fees.”

Effect of Termination; Termination Fees

If the merger agreement is validly terminated, there shall be no liability on the part of any party except for liability arising out of an intentional breach of the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, amendments and waivers, interpretation, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between RRI and Mirant, will continue in effect notwithstanding termination of the merger agreement. Upon termination of the merger agreement, a party may become obligated to pay to the other party a termination fee.

The merger agreement contains a reciprocal termination fee of approximately $58 million, which is referred to as the alternative proposal termination fee, payable under the circumstances described below:

•	by the terminating party to the other party if the merger agreement is terminated by the terminating party in order to enter into a definitive agreement with respect to a superior proposal, which fee shall be paid upon termination of the merger agreement;

•	to the terminating party by the other party if the merger agreement is terminated by the terminating party following a change of recommendation by the other party’s board of directors in light of a superior proposal, which fee shall be paid within two business days of the termination of the merger agreement; or

•	by RRI to Mirant or Mirant to RRI, as applicable, in a situation that satisfies each of the following conditions (with such termination fee payable by the party that entered into or completed the alternative proposal described below upon the consummation of a transaction resulting from such alternative proposal):

•	RRI or Mirant or their respective stockholders receive an alternative proposal prior to such party’s stockholder meeting for the purpose of obtaining the required stockholder approval;

•	thereafter, the merger agreement is terminated as a result of the party receiving the alternative proposal failing to receive the requisite stockholder approval at a duly convened meeting of its stockholders; and

•	within six months following termination of the merger agreement, the party receiving the alternative proposal enters into a definitive agreement to complete (which shall be completed regardless of whether outside of such 6 month period), or has completed, an alternative transaction with respect to at least 50% of such party’s stock or assets.

In addition, the merger agreement contains a reciprocal termination fee of approximately $37 million, which is referred to as the recommendation change termination fee, payable to the terminating party by the other party if the merger agreement is terminated by the terminating party following a recommendation change by the other party that does not relate to an alternative proposal.

In no event will a party be required to pay (i) the alternative proposal termination fee or the recommendation change termination fee on more than one occasion or (ii) both the alternative proposal termination fee and the recommendation change termination fee.

Specific Enforcement

In addition to any other remedy that may be available to it, including monetary damages, each of RRI and Mirant is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. In addition, if (i) financing is available that is acceptable financing and (ii) all of the conditions to the merger (other than receipt of the proceeds of acceptable financing) have been satisfied or waived, each party that is in compliance with its obligations under the merger agreement shall be entitled to an injunction, specific performance and other equitable relief to cause the borrowing of the relevant proceeds of the acceptable financing and/or the taking of all other actions necessary to effect such borrowing.

Alternative Structures

Each of RRI and Mirant will reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by the merger agreement as long as any such alternative structure does not (i) impose any material delay on, or condition to, completion of the merger; (ii) cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof) or (iii) adversely affect any of the parties hereto or either the RRI stockholders or Mirant stockholders.

Amendment and Waiver

Amendment.  The merger agreement may be amended by the parties at any time before or after RRI or Mirant obtains its stockholder approval. However, after Mirant stockholder approval, there may not be, without further approval of Mirant stockholders, any amendment of the merger agreement that changes the amount or form of the consideration to be delivered to the holders of Mirant common stock, or any other amendment for which applicable laws otherwise expressly require further stockholder approval.

Waiver.  At any time prior to completion of the merger, the parties, by action taken or authorized by their respective boards of directors may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (iii) waive compliance by the other party with any of the covenants and agreements contained the merger agreement or (iv) waive the satisfaction of any conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

INFORMATION ABOUT THE COMPANIES
RRI

RRI provides energy, capacity, ancillary and other energy services to wholesale customers in competitive energy markets in the United States through its ownership and operation of, and contracting for, power generation capacity. RRI is a well-capitalized, wholesale generator with more than 14,000 megawatts of power generating assets. RRI’s power generating facilities are located in the Northeast and Midwest (East Coal and East Gas segments), California (West segment) and the Southeast (Other segment) regions of the country and include a combination of base-load, intermediate and peaking units. These facilities use coal, natural gas and oil in generating energy.

RRI sells energy, ancillary and other energy services in the spot market and on an hour-ahead or day-ahead basis as well as in forward markets for various time periods. RRI sells its facilities’ capacity in forward markets. RRI’s products and services may be provided individually or in combination to investor-owned utilities, municipalities, cooperatives and other companies that serve end-users or purchase power at wholesale for resale. RRI obtains transmission services from various regional transmission operators, independent system operators, utilities and municipalities. A significant portion of RRI’s revenues comes from energy sold in the spot market and forward sales of capacity. Most of these energy sales occur in RRI’s East Coal segment, primarily in the PJM market. RRI’s capacity sales primarily occur through the PJM market’s reliability pricing model (RPM) auctions, but also in MISO, Cal ISO and other markets where RRI enters into agreements with counterparties.

For the year ended December 31, 2009, RRI had total revenues of approximately $1.8 billion and net income of approximately $403 million.

RRI’s principal offices are located at 1000 Main Street, Houston, Texas 77002 and its telephone number is (832) 357-3000. RRI common stock is listed on the NYSE, trading under the symbol “RRI.”

Mirant

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases more than 10,000 megawatts of net electric generating capacity in the Mid-Atlantic and Northeast regions and in California. Mirant also operates an integrated asset management and energy marketing organization based in Atlanta, Georgia.

Mirant’s customers are principally independent system operators, regional transmission organizations and investor-owned utilities. The generating portfolio is diversified across fuel types, power markets and dispatch types and serves customers located near major metropolitan load centers. Mirant bids the energy from its generating facilities into the day-ahead energy market and sells ancillary services through the markets operated by independent system operators and regional transmission organizations. Mirant also sells capacity either bilaterally or through auction processes in each independent system operator and regional transmission organization in which it participates. Mirant works with the independent system operators and regional transmission organizations in real time to ensure that its generating facilities are dispatched economically to meet the reliability needs of the market.

For the year ended December 31, 2009, Mirant had total revenues of approximately $2.3 billion and net income of approximately $494 million.

Mirant’s principal offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, GA 30338 and its telephone number is (678) 579-5000. Mirant common stock is listed on the NYSE, trading under the symbol “MIR.”

Merger Sub

Merger Sub, a wholly owned subsidiary of RRI, is a Delaware corporation formed on April 9, 2010 for the purpose of effecting the merger. In the merger, Merger Sub will merge with and into Mirant, with Mirant continuing as the surviving entity and a direct, wholly owned subsidiary of RRI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

RRI SPECIAL MEETING

Date, Time and Place

The special meeting of RRI stockholders will be held at RRI’s corporate headquarters, 1000 Main Street, Houston, Texas 77002 at 8:00 a.m., Central Time, on October 25, 2010. On or about [     •     ], 2010, RRI commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the RRI special meeting.

Purpose of the RRI Special Meeting

At the RRI special meeting, RRI stockholders will be asked to:

•	consider and vote upon the proposal to approve the issuance of RRI common stock, par value $0.001 per share, in the merger (the “Share Issuance” proposal) (Item 1 on the Proxy Card);

•	consider and vote upon the proposal to amend RRI’s restated certificate of incorporation that would effect a reverse stock split, pursuant to which 3, 3.5, 4, 4.5 or 5 issued and outstanding shares of RRI common stock, as determined by the RRI board of directors, would be combined and reclassified into one share of RRI common stock, and pursuant to which the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced (the “Reverse Stock Split” proposal) (Item 2 on the Proxy Card);

•	consider and vote upon the proposal to amend RRI’s restated certificate of incorporation to change the corporate name of RRI from “RRI Energy, Inc.” to “GenOn Energy, Inc.” (the “Name Change” proposal) (Item 3 on the Proxy Card);

•	consider and vote upon the proposal to approve the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “2010 Incentive Plan” proposal) (Item 4 on the Proxy Card); and

•	consider and vote upon the proposal to approve any motion to adjourn the RRI special meeting to another time or place, if necessary, to solicit additional proxies (“RRI Adjournment” proposal) (Item 5 on the Proxy Card).

The Share Issuance proposal is not conditioned on the approval of any of the Reverse Stock Split proposal, the Name Change proposal or the 2010 Incentive Plan proposal, and only approval of the Share Issuance proposal is required to complete the merger. The Reverse Stock Split proposal is conditioned on the approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors. The Name Change proposal and the 2010 Incentive Plan proposal are each conditioned on completion of the merger.

Recommendations of the RRI Board of Directors

The RRI board of directors has unanimously determined that the merger is advisable and in the best interests of RRI and its stockholders and unanimously recommends that RRI stockholders vote:

•	“FOR” the Share Issuance proposal;

•	“FOR” the Reverse Stock Split proposal;

•	“FOR” the Name Change proposal;

•	“FOR” the 2010 Incentive Plan proposal; and

•	“FOR” the RRI Adjournment proposal.

See “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 31.

RRI Record Date; Stock Entitled to Vote

The close of business on September 13, 2010, which is referred to as the RRI record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the RRI special meeting or any adjournments or postponements of the RRI special meeting.

As of the RRI record date the following shares were outstanding and entitled to vote:

Designation	Shares Outstanding	Votes per Share

RRI common stock	353,432,149	1

A complete list of stockholders entitled to vote at the RRI special meeting will be available for examination by any RRI stockholder at RRI’s headquarters, 1000 Main Street, Houston, Texas 77002 for purposes pertaining to the RRI special meeting, during normal business hours for a period of ten days before the RRI special meeting, and at the time and place of the RRI special meeting.

Quorum

In order to carry on the business of the meeting, RRI must have a quorum. A quorum requires representation, in person or by proxy, at the RRI special meeting of the holders of a majority of the shares of RRI common stock outstanding as of the RRI record date and entitled to vote. Abstentions, if any, will be treated as present for the purposes of determining the presence or absence of a quorum at the RRI special meeting.

As of the RRI record date, there were 353,432,149 shares of RRI common stock outstanding and entitled to vote at the RRI special meeting. Accordingly, the representation, in person or by proxy, of holders of 176,716,075 shares of RRI common stock will be required in order to establish a quorum.

Required Vote

Required Vote to Approve the Share Issuance proposal (Item 1 on the Proxy Card)

The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Share Issuance proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of RRI common stock outstanding.

Required Vote to Adopt the Reverse Stock Split proposal (Item 2 on the Proxy Card)

The affirmative vote of a majority of the outstanding shares of RRI common stock is required to approve the Reverse Stock Split proposal.

Required Vote to Adopt the Name Change proposal (Item 3 on the Proxy Card)

The affirmative vote of a majority of the outstanding shares of RRI common stock is required to approve the Name Change proposal.

Required Vote to Approve the 2010 Incentive Plan proposal (Item 4 on the Proxy Card)

The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the 2010 Incentive Plan proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of RRI common stock outstanding.

Required Vote to Approve the RRI Adjournment proposal (Item 5 on the Proxy Card)

The affirmative vote of a majority of the shares of RRI common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the RRI Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the RRI special meeting, an abstention occurs when an RRI stockholder attends the RRI special meeting, either in person or by proxy, but abstains from voting.

•	For the Share Issuance proposal or the 2010 Incentive Plan proposal, if an RRI stockholder present in person at the RRI special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If an RRI stockholder is not present in person at the RRI special meeting and does not respond by proxy, it will have no effect on the vote count for the Share Issuance proposal or the 2010 Incentive Plan proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of RRI common stock outstanding as of the RRI record date.

•	For the Reverse Stock Split proposal or the Name Change proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•	For the RRI Adjournment proposal, if an RRI stockholder present in person at the RRI special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If an RRI stockholder is not present in person at the RRI special meeting and does not respond by proxy, it will have no effect on the vote count for the RRI Adjournment proposal.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that an RRI stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the RRI special meeting in the manner it directs. An RRI stockholder may vote by proxy or in person at the meeting. To vote by proxy, an RRI stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address shown on your proxy card and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

RRI requests that RRI stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to RRI as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of RRI stock represented by it will be voted at the RRI special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of RRI common stock represented by the proxy will be voted as recommended by the RRI board of directors. Unless an RRI stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the RRI special meeting.

If an RRI stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every RRI stockholder’s vote is important. Accordingly, each RRI stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the RRI stockholder plans to attend the RRI special meeting in person.

Shares Held in Street Name

If you are an RRI stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to RRI or by voting in person at the RRI special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of RRI common stock on behalf of their customers may not give a proxy to RRI to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an RRI stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Share Issuance proposal or the 2010 Incentive Plan proposal, which broker non-votes will have no effect on the vote count for such proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of RRI common stock outstanding as of the RRI record date;

•	your broker, bank or other nominee may not vote your shares on the Reverse Stock Split proposal or the Name Change proposal, which will have the same effect as a vote cast “AGAINST” those proposals; and

•	your broker, bank or other nominee may not vote your shares on the RRI Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Voting of Shares Held in RRI Benefit Plans

If you hold your shares indirectly in the RRI benefit plans, you have the right to direct the RRI trustee how to vote your shares as described in the voting materials sent to you by the RRI trustee.

Revocability of Proxies and Changes to an RRI Stockholder’s Vote

An RRI stockholder has the power to change its vote at any time before its shares are voted at the RRI special meeting by:

•	notifying RRI’s Corporate Secretary, Michael L. Jines, in writing at RRI Energy, Inc., 1000 Main Street, Houston, Texas 77002 that you are revoking your proxy;

•	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or on the Internet;

•	voting in person at the RRI special meeting; or

•	if you hold shares of RRI common stock in RRI benefit plans, contacting the RRI trustee.

If you are an RRI stockholder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received prior to the start of the RRI special meeting, although you may also revoke your proxy by attending the RRI special meeting and voting in person. However, if an RRI stockholder has shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from RRI stockholders is made on behalf of the RRI board of directors. RRI and Mirant will generally share equally the cost and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. RRI will pay the costs of soliciting and obtaining proxies from RRI stockholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by RRI officers and employees by mail, telephone, fax, personal interviews or other methods of communication. RRI has engaged the firm of Innisfree M&A Incorporated to assist RRI in the distribution and solicitation of proxies for an estimated fee of $50,000 plus out-of-pocket expenses for its services. Mirant will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Mirant special meeting.

Voting by RRI Directors

On the RRI record date, directors of RRI and their affiliates owned and were entitled to vote less than 1% of the total voting power of the shares of RRI common stock outstanding on that date. It is currently expected that RRI’s directors will vote their shares of RRI common stock in favor of each of the proposals to be considered at the RRI special meeting, although none of them has entered into any agreements obligating them to do so.

Attending the RRI Special Meeting

Subject to space availability, all RRI stockholders as of the RRI record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m., Central Time.

If your shares of RRI common stock are held in “street name” through a bank, broker or other holder of record and you wish to attend the RRI special meeting, you need to bring a copy of a bank or brokerage statement to the RRI special meeting reflecting your stock ownership as of the RRI record date. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

RRI PROPOSALS

Item 1.	The Share Issuance Proposal

(Item 1 on Proxy Card)

It is a condition to completion of the merger that RRI issue shares of RRI common stock in the merger. When the merger becomes effective, each share of Mirant common stock outstanding immediately before the merger will be converted into the right to receive 2.835 shares of RRI common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. The exchange ratio will only be adjusted to reflect the proposed reverse stock split of RRI common stock if the proposed reverse stock split is approved by the stockholders of RRI and implemented by the RRI board of directors prior to completion of the merger.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed, it is currently estimated that RRI will issue or reserve for issuance approximately 527,602,833 million shares of RRI common stock in connection with the merger, including shares of RRI common stock issuable pursuant to outstanding Mirant stock options and warrants. On an as-converted basis, the aggregate number of shares of RRI common stock to be issued in the merger will exceed 20% of the shares of RRI common stock outstanding before such issuance and for this reason RRI must obtain the approval of RRI stockholders for the issuance of shares of RRI common stock to Mirant stockholders in connection with the merger.

RRI is asking its stockholders to approve the Share Issuance proposal. The issuance of these securities to Mirant stockholders is necessary to effect the merger and the approval of the Share Issuance proposal is required for completion of the merger.

The RRI board of directors recommends a vote “FOR” the Share Issuance proposal (Item 1).

Item 2.	The Reverse Stock Split Proposal

(Item 2 on Proxy Card)

RRI is proposing that the RRI stockholders approve amendments to RRI’s restated certificate of incorporation that would effect a reverse stock split, pursuant to which 3, 3.5, 4, 4.5 or 5 issued and outstanding shares of RRI common stock, as determined by, and in the sole discretion of, the RRI board of directors, would be combined and reclassified into one share of RRI common stock, and pursuant to which the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced. The RRI board of directors has declared the proposed amendments to RRI’s restated certificate of incorporation to be advisable and has unanimously approved the proposed amendments and recommended that they be presented to RRI stockholders for approval.

Overview

By approving the Reverse Stock Split proposal, the RRI stockholders approve, subject to approval of the Share Issuance proposal, amendments to RRI’s restated certificate of incorporation, pursuant to which (i) 3, 3.5, 4, 4.5 or 5 issued and outstanding shares of RRI common stock, as determined by, and in the sole discretion of, the RRI board of directors, would be combined and reclassified into one share of RRI common stock and (ii) the total number of authorized shares of RRI common stock and RRI preferred stock would be proportionately reduced. The RRI board of directors may also elect not to undertake any reverse stock split and therefore abandon the proposed amendments. The text of the proposed form of certificate of amendment to RRI’s restated certificate of incorporation is attached hereto as Annex F.

If RRI stockholders approve the Reverse Stock Split proposal, the RRI board of directors will have the sole discretion, but not the obligation, at any time on or before March 31, 2011 (or any later End Date, as defined in the merger agreement, agreed to by RRI and Mirant in an amendment to the merger agreement) and pursuant to Section 242(c) of the DGCL to elect, as it determines to be in the best interests of RRI and its stockholders, whether to effect the proposed reverse stock split, and if so, the number of shares, based on the five alternatives set forth above, that will be combined and reclassified into one share of RRI common stock.

If the RRI stockholders approve the Reverse Stock Split proposal, the subsequent decision by the RRI board of directors to effect the proposed reverse stock split (within the limits set forth in this proposal) and the RRI board of directors’ determination of the reverse stock split ratio will be based on a number of factors, including market conditions, existing and expected trading prices for RRI common stock, anticipated benefit to the liquidity of RRI common stock and the applicable listing requirements of the NYSE, among other things. The RRI board of directors thinks that the discretion to select a specific reverse stock split ratio from among the five alternatives will provide the RRI board of directors with flexibility to consider these factors, as appropriate, and, therefore, is in the best interests of RRI and its stockholders.

If the RRI stockholders approve the Share Issuance and Reverse Stock Split proposals and the RRI board of directors decides to implement the proposed reverse stock split, then, except for adjustments that may result from the treatment of fractional shares as described below, each RRI stockholder will hold the same percentage of outstanding RRI common stock immediately following the proposed RRI reverse stock split as such RRI stockholder held immediately prior to the proposed RRI reverse stock split. The par value of the common stock would remain unchanged at $0.001 per share.

If the Reverse Stock Split proposal is approved by the RRI stockholders, the RRI board of directors may elect to effect the proposed reverse stock split only if the RRI stockholders have approved the Share Issuance proposal.

Reasons for the Reverse Stock Split

The RRI board of directors approved the Reverse Stock Split proposal for a number of reasons. In the recent past, the RRI common stock price has traded relatively lower than that of the companies it views as its peer group. On September 10, 2010, the last trading day before the mailing of this joint proxy statement/prospectus, RRI common stock closed at $3.75 per share. The RRI board of directors thinks that implementing a reverse stock split could return RRI’s market price per share to a level that is more similar to that of other companies RRI views as its peer group. A higher stock price may also increase RRI’s ability to attract and retain employees.

There are risks associated with the proposed RRI reverse stock split. The history of stock split combinations for companies in similar circumstances is varied. There is no assurance that:

•	the market price per share of RRI common stock after the proposed RRI reverse stock split will rise to a level that is more similar to that of other companies RRI views as its peer group or in proportion to the reduction in the number of shares of RRI common stock outstanding before the proposed RRI reverse stock split; or

•	the proposed RRI reverse stock split will result in a per share price that will increase RRI’s ability to attract and retain employees.

The market price of RRI common stock will also be based on RRI’s performance and other factors, some of which are unrelated to the number of shares outstanding. The liquidity of RRI common stock could be adversely affected by the reduced number of shares of RRI common stock that would be outstanding after the proposed RRI reverse stock split.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split proposal is approved by RRI stockholders and the proposed reverse stock split is implemented by the RRI board of directors, each RRI stockholder will own a reduced number of shares of RRI common stock. The proposed reverse stock split, however, and the corresponding proportionate reduction in the total number of authorized shares of RRI common stock and RRI preferred stock, will be effected simultaneously for all outstanding shares of RRI common stock. The proposed reverse stock split will affect all RRI stockholders uniformly and will not affect any RRI stockholder’s percentage ownership interests in RRI, except to the extent that the proposed reverse stock split results in any RRI stockholders owning a fractional share. Therefore, voting rights and other rights and preferences of the holders of RRI common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). Shares of RRI common stock issued pursuant to the proposed reverse stock split will remain fully paid and nonassessable.

As of the effective time of the proposed reverse stock split, RRI will adjust and proportionately decrease the number of shares of RRI common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire RRI common stock. In addition, as of the effective time of the proposed reverse stock split, RRI will adjust and proportionately decrease the total number of shares of RRI common stock that may be the subject of the future grants under RRI’s stock option plans. The proposed reverse stock split will not affect the rights of RRI stockholders under the RRI rights agreement.

Fractional Shares

No fractional shares of RRI common stock will be issued in connection with the proposed reverse stock split. Each stockholder who would otherwise be entitled to receive a fractional share of RRI common stock as a result of the combination shall, with respect to such fractional share, be entitled to receive cash in lieu of such fractional share in an amount equal to the net cash proceeds attributable to the sale of such fractional share following the aggregation and sale by RRI’s transfer agent of all fractional shares of RRI common stock otherwise issuable, on the basis of prevailing market prices at such time.

Effect on Registered “Book-Entry” Stockholders

Registered RRI stockholders may hold some or all of their shares of RRI common stock electronically in book-entry form. These RRI stockholders will not have share certificates evidencing their ownership of RRI common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.

•	If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered RRI stockholders hold all their shares of RRI common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of RRI common stock are held in certificate form, you will receive a transmittal letter from RRI’s transfer agent as soon as practicable after the effective date of the proposed reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares of RRI common stock electronically in book-entry form and provided with a statement reflecting the number of shares registered in your account. No new shares of RRI common stock in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If RRI stockholders approve the Reverse Stock Split proposal, and if the RRI board of directors still thinks that a reverse stock split is in the best interests of RRI and its stockholders, the RRI board of directors will determine the ratio of the reverse stock split to be implemented from among the alternatives discussed above. RRI expects to file the certificate of amendment with the Secretary of State of the State of Delaware on or about the date on which the merger is completed. The RRI board of directors may delay effecting the proposed reverse stock split without resoliciting stockholder approval. Beginning on the effective date of the proposed reverse stock split, each certificate representing pre-split shares of RRI common stock will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the proposed reverse stock split, RRI stockholders will be notified that the reverse stock split has been effected. RRI expects that RRI’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for shares representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by RRI. No shares will be issued to an RRI stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. RRI STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO. For RRI stockholders who hold registered shares in book-entry form, at the effective time, the transfer agent will update your ownership amounts on RRI’s books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken by such stockholders to receive post-reverse stock split shares.

Accounting Matters

The proposed reverse stock split will not affect the total common stockholders’ equity on RRI’s balance sheet. However, because the par value of RRI common stock will remain unchanged on the effective date of the split, the components that make up the total common stockholders’ equity on RRI’s balance sheet will change by offsetting amounts. Depending on the size of the reverse stock split the RRI board of directors decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share earnings or losses and net book value of RRI will be increased because there will be fewer shares of RRI common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

No Appraisal Rights

Under the DGCL, RRI stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

RRI intends for the proposed reverse stock split to qualify as a “recapitalization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the proposed reverse stock split qualifies as a “recapitalization,” as RRI anticipates, RRI stockholders whose shares of RRI common stock are exchanged in the proposed reverse stock split will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of RRI common stock (which fractional share will be treated as received and then exchanged for such cash).

The discussion of material U.S. federal income tax consequences of the proposed reverse stock split is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the proposed reverse stock split. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the proposed reverse stock split and does not address the tax consequences of any transaction other than the proposed reverse stock split.

The Reverse Stock Split proposal is conditioned on approval of the Share Issuance proposal and subject to the discretion of the RRI board of directors.

The RRI board of directors recommends a vote “FOR” the Reverse Stock Split proposal (Item 2).

Item 3.	The Name Change Proposal

(Item 3 on Proxy Card)

RRI is proposing to change the corporate name of RRI from “RRI Energy, Inc.” to “GenOn Energy, Inc.” upon completion of the merger. To effect this change, RRI would amend its restated certificate of incorporation. RRI is seeking the approval of its stockholders to change RRI’s name to GenOn Energy, Inc. upon completion of the merger. RRI and its board of directors think this name best represents what the combined company will strive to achieve, namely, generation operations that are always on, always moving forward and always working to perform to the best of their ability. If the Name Change proposal is not approved, the RRI board of directors has the ability, and may independently determine, to change the corporate name of RRI to “GenOn Energy, Inc.” without stockholder approval pursuant to alternative means permitted by Delaware law.

The Name Change proposal is conditioned on approval of the Share Issuance proposal and on completion of the merger.

The RRI board of directors recommends a vote “FOR” the Name Change proposal (Item 3).

Item 4.	The 2010 Incentive Plan Proposal

RRI is proposing that RRI stockholders approve RRI’s adoption of the GenOn Energy, Inc. 2010 Omnibus Incentive Plan, which will be, subject to the approval of RRI’s stockholders, effective as of the date of the completion of the merger. Stockholder approval of the 2010 Incentive Plan is not a condition to completion of the merger.

If stockholders approve the 2010 Incentive Plan, the combined company will terminate the RRI Energy, Inc. 2002 Stock Plan, the RRI Energy, Inc. 2002 Long-Term Incentive Plan, the Long-Term Incentive Plan of RRI Energy, Inc., the RRI Energy, Inc. Transition Stock Plan and the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (the “existing plans”), which represent all our existing plans available for granting equity incentive compensation awards. Outstanding awards under the existing plans will remain subject to the terms and conditions of the existing plans. Subject to stockholder approval of the 2010 Incentive Plan, 48 million shares of the combined company common stock will be reserved under the 2010 Incentive Plan and available for new grants. Under the terms of the 2010 Incentive Plan, all awards other than stock options and stock appreciation rights will count as 1.5 shares of common stock against the Maximum Share Limit (the 48 million shares reserved as defined in the 2010 Incentive Plan). Accordingly, the 48 million shares reserved represent approximately 32 million of “full value” shares. Stock options and stock appreciation rights will count as 1.0 shares of common stock against the Maximum Share Limit.

Reasons for the 2010 Incentive Plan Proposal

RRI’s board of directors believes that ownership of shares of common stock by employees and non-employee directors of the combined company will encourage the sense of proprietorship and create additional incentives for employees and directors to use their best efforts to contribute to the achievement of the combined company’s long-term success. RRI’s board of directors also thinks that common stock awards will help the combined company attract and retain highly qualified employees and directors. Approval of the 2010 Incentive Plan also will allow the combined company to make awards which do not fail to be deductible by reason of Section 162(m) of the Code.

RRI’s board of directors thinks the 2010 Incentive Plan will benefit the combined company by providing a better vehicle for future equity-based incentive compensation rather than utilizing the two companies’ legacy plans for the following reasons:

•	RRI’s 2002 Long-Term Incentive Plan expires in 2012;

•	RRI has 1.6 million full value shares available under its existing plans;

•	the existing Mirant plan would only be available for awards to former Mirant employees; and

•	the plan provisions, including provisions on share limitations, are inconsistent between the existing plans.

The RRI board of directors also considered the effect of the 2010 Incentive Plan on Mirant stockholders. It noted that the available shares and full value shares would represent approximately 6% and 4%, respectively, of the combined company’s outstanding common stock upon completion of the merger. Under Mirant’s existing plans, shares available as well as available full value shares represent approximately 6% of Mirant’s outstanding common stock as of June 30, 2010.

For information relating to the number of outstanding RRI and Mirant equity-based awards and the number of awards that will remain outstanding upon completion of the merger, see “Interests of Directors and Executive Officers in the Merger — Supplemental Information — Outstanding Equity Compensation Awards” on page 60.

Summary of the 2010 Incentive Plan

The following description of the material features of the 2010 Incentive Plan is only a summary. For a complete copy of the 2010 Incentive Plan, please see Annex G to this joint proxy statement/prospectus.

In General.  The 2010 Incentive Plan is administered by the compensation committee of the combined company’s board of directors, except that the full board of directors administers awards for the combined company’s directors. The 2010 Incentive Plan provides for various types of awards to be granted to participants. Under the 2010 Incentive Plan, options to purchase shares of common stock and stock appreciation rights, or SARs, may be granted, but the per share exercise price cannot be less than the fair market value per share of the common stock on the date of grant. Options and SARs must have fixed terms no longer than ten years. Repricing of options and SARs is prohibited under the 2010 Incentive Plan without approval of the stockholders of the combined company; options and SARs may not be cancelled in exchange for cash or other awards. In addition, the 2010 Incentive Plan permits grants of restricted stock, unrestricted stock and restricted stock units on such terms as the compensation committee or board or directors may determine. Any stock award to employees which is (i) not performance-based generally must be restricted for at least three years and (ii) performance-based generally must have a performance period of at least one year; except that earlier vesting of such stock awards may occur in the events of death, disability or change in control. Vesting of such stock awards may occur incrementally over the three-year restricted period or one-year performance period, as applicable. However, 5% of the total number of shares of common stock available for issuance under the 2010 Incentive Plan will not be subject to the minimum restricted period or performance period, as applicable, that is described above. The 2010 Incentive Plan also provides for performance unit awards and cash awards.

Shares Reserved.  The 2010 Incentive Plan currently provides that the number of shares of common stock of the combined company as to which awards may be granted is 48 million shares, which is referred to as the maximum share limit, all of which may be issued as incentive stock options under Code Section 422. Each “full value” stock award (including restricted stock awards and restricted stock unit awards) that is granted will count as 1.5 shares of common stock under the 2010 Incentive Plan, and each option or SAR will count as 1.0 share of common stock under the 2010 Incentive Plan. Awards settled in cash will not reduce the maximum share limit under the 2010 Incentive Plan.

If an award expires or is terminated, cancelled or forfeited, the shares of common stock associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the 2010 Incentive Plan, and the maximum share limit will be increased by the same amount as such shares were counted against the maximum share limit (for example, increased by 1.5 shares of common stock, if a stock award, and 1.0 share of common stock, if an option or SAR). However, the following shares of common stock will not become available again for issuance under the 2010 Incentive Plan:

•	Shares of common stock that are tendered by a participant or withheld as full or partial payment of minimum withholding taxes or as payment for the exercise price of an award; and

•	Shares of common stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise or settlement of such SAR.

Award Limits.  Under the 2010 Incentive Plan, no employee may be granted, in any calendar year period: options or SARs that are exercisable for more than 7,500,000 shares of common stock; stock awards covering more than 7,500,000 shares of common stock; or cash awards, restricted stock unit awards or performance unit awards that may be settled solely in cash having a value greater than $30,000,000.

Adjustments.  The 2010 Incentive Plan provides for appropriate adjustments in the number of shares of common stock subject to awards and available for future awards, the exercise price of outstanding awards, as well as the maximum award limits under the 2010 Incentive Plan, in the event of changes in the outstanding common stock by reason of a merger, stock split or certain other events.

Eligibility.  Employees, directors, consultants and prospective employees, directors and consultants selected by the compensation committee or, in the case of directors, the full board of directors, are eligible to participate in the 2010 Incentive Plan.

Award Agreements.  Each award granted under the 2010 Incentive Plan will be evidenced by a notice or agreement that contains such additional terms and conditions not inconsistent with the 2010 Incentive Plan as may be determined by the compensation committee in its sole discretion. Such terms and conditions may include, among other things, the date of grant, the number of shares covered by the award or the cash amount of the award, the purchase or exercise price per share, the treatment upon a termination of employment of a participant, the means of payment for the shares, the purchase or exercise period and the terms and conditions of purchase or exercise, if applicable. No awards will provide any right to continued employment. The compensation committee may include provisions in stock awards for the payment or crediting of dividends or dividend equivalents upon vesting of the award. No dividends or dividend equivalents will be paid on unvested stock awards, including awards with performance goals attached.

Stock Options.  The compensation committee determines, in connection with each option granted to employees, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of common stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under Code Section 422 or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the 2010 Incentive Plan. The term of an option will not exceed ten years from the date of grant. Options may not include provisions that “reload” the option upon exercise.

Stock Appreciation Rights.  Every SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of common stock a value equal to the excess of the fair market value of a specified number of shares of common stock at the time of exercise, over the exercise price established by the compensation committee or board of directors, as applicable. An SAR may be granted in tandem with an option, and a holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The compensation committee will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become vested and exercisable. SARs may not include provisions that “reload” the SAR upon exercise.

Restricted Stock.  Any restricted stock award granted to an employee which is (i) not performance-based generally must be restricted for at least three years or (ii) performance-based generally must have a performance period of at least one year; earlier vesting of a restricted stock award is limited to events of death, disability or change in control. Vesting of a restricted stock award may occur incrementally over the three-year restricted period or one-year performance period, as applicable. However, 5% of the total number of shares of common stock available for issuance under the 2010 Incentive Plan will not be subject to the minimum restricted period or performance period, as applicable, which is referred to as the 5% Exclusion.

Restricted Stock Units.  The terms, conditions and limitations applicable to a restricted stock unit award, including any restriction period and the right to dividend equivalents, will be determined by the compensation committee. The compensation committee may settle restricted stock unit awards in the form of cash or in shares of common stock (or in a combination thereof) equal to the value of the vested restricted stock unit award. The minimum restricted period and performance period restrictions described above for restricted stock awards also apply to restricted stock unit awards (subject to the 5% Exclusion).

Performance Units.  Each performance unit has an initial value that is established by the compensation committee on the date of grant. After the applicable performance period has ended, the value of the performance unit is determined as a function of the extent to which the corresponding performance goals were achieved. The compensation committee may settle earned performance units in the form of cash or in shares of common stock (or in a combination thereof) equal to the value of the earned performance units as soon as practicable after the end of the performance period and following the compensation committee’s determination of actual performance against the performance measures and related goals established by the compensation committee. Subject to the 5% Exclusion, the performance period must be for at least one year, unless earlier vesting occurs due to death, disability or change in control.

Performance Awards.  Any award available under the 2010 Incentive Plan may be structured as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the compensation committee will determine.

Performance awards granted under the 2010 Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the compensation committee. One or more of such goals may apply to the employee, one or more business units, divisions or sectors of the combined company, or the combined company as a whole, and if so desired by the compensation committee, by comparison with a peer group of companies. Performance awards may be based on any one or more of the following measures:

•	revenue and income measures (which include various revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation and amortization, or EBITDA, and economic value added, or EVA, measures);

•	expense measures (which include various costs of goods sold, selling, finding and development costs, operating and maintenance expenses, general and administrative expenses and overhead costs measures);

•	operating measures (which include various productivity, total costs, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin, sales volumes, availability, commercial capacity factor and total margin capture factor measures);

•	cash flow measures (which include various net cash flow from operating activities and working capital, adjusted cash flow and free cash flow measures);

•	liquidity measures (which include various earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization measures);

•	leverage measures (which include various debt-to-equity ratio, gross debt and net debt measures);

•	market measures (which include various market share, stock price, growth measure, total shareholder return and market capitalization measures);

•	return measures (which include various return on equity, return on assets and return on invested capital measures);

•	corporate value measures (which include various compliance, safety, environmental and personnel measures); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

The performance measures described above are included in the 2010 Incentive Plan to enable the compensation committee to make stock awards or cash awards that qualify as qualified performance-based compensation under Code Section 162(m). The compensation committee can satisfy such requirements by, among other things, including provisions in awards that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by the combined company’s stockholders. Although the compensation committee does not have to include such provisions in awards, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable the combined company to take a tax deduction for the related compensation that the combined company might not otherwise be able to take.

The compensation committee may provide in any particular performance award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in the FASB Accounting Standards Codification 225-20—Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) unrealized gains and losses on energy derivatives, (ix) settlement of hedging activities, and (x) gains and losses from asset sales and emission and exchange allowance sales. Awards that are intended to qualify as qualified performance-based awards may not be adjusted upward. The compensation committee may retain the discretion to adjust any performance awards downward, either on a formula or discretionary basis or any combination, as the compensation committee determines.

Director Awards.  The board of directors may grant directors of the combined company awards in accordance with the same terms governing all other awards under the 2010 Incentive Plan other than incentive stock options. The board of directors will administer director awards.

Assignability and Transfer.  Unless otherwise determined by the compensation committee and expressly provided for in an award agreement, no award or any other benefit under this 2010 Incentive Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction in a form acceptable to the compensation committee. The compensation committee may prescribe other restrictions on transfer.

Duration; Plan Amendments.  The 2010 Incentive Plan has a term of ten years from its effective date. The board of directors may at any time amend, modify, suspend or terminate the 2010 Incentive Plan (and the compensation committee may amend or modify an award agreement) but in doing so cannot adversely affect any outstanding award without the participant’s written consent or make any amendment without stockholder approval, to the extent such stockholder approval is otherwise required by applicable legal requirements.

Unfunded Plan.  The 2010 Incentive Plan is unfunded. Although the combined company may establish bookkeeping accounts with respect to participants who are entitled to cash, common stock or rights thereto under the 2010 Incentive Plan, the combined company will use any such accounts merely as a bookkeeping convenience. The combined company is not required to segregate any assets that may at any time be represented by cash, common stock or rights thereto, nor will the 2010 Incentive Plan be construed as providing for such segregation, nor shall the combined company, its board of directors or its compensation committee be deemed to be a trustee of any cash, common stock or rights thereto to be granted under the 2010 Incentive Plan. Any liability or obligation of the combined company to any participant with respect to an award of cash, common stock or rights thereto under the 2010 Incentive Plan will be based solely on any contractual obligations that the 2010 Incentive Plan and any award agreement create, and no such liability or obligation of the combined company will be deemed to be secured by any pledge or other encumbrance on any property of the combined company. None of the combined company, its board of directors or its compensation committee will be required to give any security or bond for the performance of any obligation that the 2010 Incentive Plan creates.

Material Federal Income Tax Consequences of Awards Under the 2010 Incentive Plan

The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which a participant’s income or gain may be taxable.

Stock Options.  Some of the options issuable under the 2010 Incentive Plan may constitute incentive stock options, while other options granted under the 2010 Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and the combined company will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of common stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year of the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of common stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to the combined company on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding period expires); however, on exercise of a nonqualified stock option, the combined company generally is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights.  The amount of any cash or the fair market value of any shares of common stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and the combined company will be entitled to a deduction for that amount.

Restricted Stock.  Generally, a grant of shares of common stock under the 2010 Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to the combined company at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the compensation committee permits the election and the participant makes the election pursuant to Code Section 83(b) within 30 days after the date of grant. In any case, the combined company will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units.  A grant of a right to receive shares of common stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. The combined company will be entitled to a corresponding deduction at such times for the amount included in the participant’s income.

Performance Units.  The amount of any cash or the fair market value of any shares of common stock received by the holder on the settlement of performance units under the 2010 Incentive Plan will be subject to ordinary income tax in the year of receipt, and the combined company will be entitled to a deduction for that amount in the year in which that amount is included.

Cash Awards.  Cash awards under the 2010 Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and the combined company will have a corresponding deduction for federal income tax purposes.

Basis; Gain.  A participant’s tax basis in vested shares of common stock purchased under the 2010 Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility.  In order for the combined company to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the 2010 Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the 2010 Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the 2010 Incentive Plan by the stockholders of the combined company will satisfy the stockholder approval requirement for the qualified performance-based exception and the combined company will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including Options and SARs) under the Incentive Plan so as to be eligible for the qualified performance-based exception. In certain cases, the combined company may determine it is in its interests to not satisfy the requirements for the qualified performance-based exception.

Code Section 409A.  Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant of the deferred amounts included in the participant’s income.

Benefits Granted Under the 2010 Incentive Plan

No benefits or awards have been granted, awarded or received under the 2010 Incentive Plan. The number and type of awards that will be granted under the 2010 Incentive Plan, or that would have been granted under the 2010 Incentive Plan in the last fiscal year, are not determinable at this time as the compensation committee or the full board of directors, as applicable, will make these determinations in its sole discretion following the completion of the merger.

The 2010 Incentive Plan proposal is conditioned on the completion of the merger.

The RRI board of directors recommends a vote “FOR” the 2010 Incentive Plan proposal (Item 4).

Item 5.	RRI Adjournment Proposal

(Item 5 on Proxy Card)

The RRI special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Share Issuance, Reverse Stock Split or Name Change proposals.

If, at the RRI special meeting, the number of shares of RRI common stock present or represented and voting in favor of the Share Issuance proposal is insufficient to approve the Share Issuance proposal, RRI intends to move to adjourn the RRI special meeting in order to enable the RRI board of directors to solicit additional proxies for approval of the Share Issuance proposal. If, at the RRI special meeting, the Share Issuance proposal is approved by the RRI stockholders, but the number of shares of RRI common stock present or represented and voting in favor of the Reverse Stock Split proposal and/or the Name Change proposal is insufficient to approve the corresponding proposal, RRI may elect to move to adjourn the RRI special meeting solely in order to enable the RRI board of directors to solicit additional proxies for approval of the Reverse Stock Split proposal and/or the Name Change proposal.

In the RRI Adjournment proposal, RRI is asking its stockholders to authorize the holder of any proxy solicited by the RRI board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the RRI special meeting to another time and place for the purpose of soliciting additional proxies. If the RRI stockholders approve the RRI Adjournment proposal, RRI could adjourn the RRI special meeting and any adjourned session of the RRI special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from RRI stockholders who have previously voted.

The RRI board of directors recommends a vote “FOR” the RRI Adjournment proposal (Item 5).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by RRI, and RRI does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

MIRANT SPECIAL MEETING

Date, Time and Place

The special meeting of Mirant stockholders will be held on October 25, 2010, at 9:00 a.m., Eastern Time, at Mirant’s corporate headquarters, 1155 Perimeter Center West, Atlanta, Georgia 30338-5416. On or about [ • ], 2010, Mirant commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Mirant special meeting.

Purpose of the Mirant Special Meeting

At the Mirant special meeting, Mirant stockholders will be asked to:

•	consider and vote upon the proposal to adopt the merger agreement (the “Merger” proposal) (Item 1 on proxy card); and

•	consider and vote upon the proposal to approve any motion to adjourn the Mirant special meeting to another time or place, if necessary, to solicit additional proxies (the “Mirant Adjournment” proposal) (Item 2 on proxy card).

Recommendation of the Mirant Board of Directors

The Mirant board of directors has unanimously determined that the merger is advisable and in the best interests of Mirant and its stockholders and unanimously recommends that Mirant stockholders vote “FOR” the Merger proposal and “FOR” the Mirant Adjournment proposal, if necessary. See “The Merger — Mirant Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 34.

Mirant Record Date; Stock Entitled to Vote

Only Mirant stockholders of record at the close of business on September 13, 2010, which is referred to as the Mirant record date, will be entitled to notice of, and to vote at, the Mirant special meeting or any adjournments or postponements thereof.

As of the Mirant record date, there were 144,141,815 shares of Mirant common stock outstanding and entitled to vote at the Mirant special meeting. Each share of Mirant common stock outstanding on the Mirant record date entitles the holder thereof to one vote on each proposal to be considered at the Mirant special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Mirant special meeting.

On the Mirant record date, directors and executive officers of Mirant and their affiliates owned and were entitled to vote 91,156 shares of Mirant common stock, representing less than 1% of the shares of Mirant common stock outstanding on that date. Mirant currently expects that Mirant’s directors and executive officers will vote their shares in favor of the Merger proposal, although none of them has entered into any agreements obligating them to do so.

A complete list of stockholders entitled to vote at the Mirant special meeting will be available for examination by any Mirant stockholder at Mirant’s headquarters, 1155 Perimeter Center West, Atlanta, Georgia 30338, for purposes pertaining to the Mirant special meeting, during normal business hours for a period of ten days before the Mirant special meeting and at the Mirant special meeting.

Quorum

In order to carry on the business of the Mirant special meeting, Mirant must have a quorum present. A quorum requires the representation, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Mirant special meeting. Abstentions, if any, are included in the calculation of the number of shares considered to be present at the Mirant special meeting.

As of the Mirant record date, there were 144,141,815 shares of Mirant common stock outstanding and entitled to vote at the Mirant special meeting. Accordingly, the representation, in person or by proxy, of holders of 72,070,908 shares of Mirant common stock will be required in order to establish a quorum.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Proxy Card)

Approval of the Merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Mirant common stock entitled to vote on the proposal.

Required Vote to Approve the Mirant Adjournment Proposal (Item 2 on the Proxy Card)

Approval of the Mirant Adjournment proposal requires the affirmative vote of a majority of the shares of Mirant common stock represented (in person or by proxy) and entitled to vote on the proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Mirant special meeting, an abstention occurs when an Mirant stockholder attends the Mirant special meeting, either in person or by proxy, but abstains from voting.

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•	For the Mirant Adjournment proposal, if a Mirant stockholder present in person at the Mirant special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” the Mirant Adjournment proposal. A failure to vote will have no effect in the outcome of the vote for the Mirant Adjournment proposal.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a Mirant stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Mirant special meeting in the manner it directs. A Mirant stockholder may vote by proxy or in person at the Mirant special meeting. If you hold your shares of Mirant common stock in your name as a stockholder of record, to submit a proxy, you, as a Mirant stockholder, may use one of the following methods:

•	Telephone voting, by dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•	Via the Internet, by accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If any proxy is returned without indication as to how to vote, the Mirant common stock represented by the proxy will be voted as recommended by the Mirant board of directors. Unless a Mirant stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Mirant special meeting.

Every Mirant stockholder’s vote is important. Accordingly, each Mirant stockholder should sign, date and return the enclosed proxy card, or submit a proxy via the Internet or by telephone, whether or not it plans to attend the Mirant special meeting in person.

Shares Held in Street Name; Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares of Mirant common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on

“routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the Merger proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. It is expected that brokers, banks and other nominees will not have discretionary authority to vote on either proposal. Therefore, if your broker, bank or other nominee holds your Mirant common stock in “street name,” your broker, bank or other nominee will vote your shares of Mirant common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Mirant Stockholder’s Vote

A Mirant stockholder has the power to change its vote at any time before its shares of Mirant common stock are voted at the Mirant special meeting by:

•	notifying Mirant’s Corporate Secretary in writing at 1155 Perimeter Center West, Atlanta, Georgia 30338 that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at the Mirant special meeting.

If you are a Mirant stockholder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received prior to the start of the Mirant special meeting, although you may also revoke your proxy by attending the Mirant special meeting and voting in person. However, if your shares are held in street name by a broker, bank or other nominee, you may revoke your instructions only by informing the broker, bank or other nominee in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Mirant stockholders is made on behalf of the Mirant board of directors. RRI and Mirant will generally share equally the cost and expenses of printing and mailing this joint proxy/prospectus and all fees paid to the SEC. Mirant will pay the costs of soliciting and obtaining proxies from Mirant stockholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Mirant officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Mirant has engaged the firm of D.F. King & Co., Inc. to assist it in the distribution and solicitation of proxies from Mirant stockholders and has agreed to pay them up to $50,000, as well as out-of-pocket expenses for its services. RRI will pay the costs of soliciting and obtaining proxies from RRI stockholders and all other expenses related to the RRI special meeting.

Delivery of Proxy Materials to Households Where Two or More Mirant Stockholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Mirant stockholders residing at the same address, unless Mirant stockholders have notified Mirant of their desire to receive multiple copies of this joint proxy statement/prospectus. This is known as householding.

Mirant will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Mirant stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Mirant Corporation, 1155 Perimeter Center West, Atlanta, Georgia 30338-5146, Attention: Shareholder Services and General Inquires, or by phone at (678) 579-7777.

Voting by Mirant Directors and Executive Officers

On the Mirant record date, directors and executive officers of Mirant and their affiliates owned and were entitled to vote 91,156 shares of Mirant common stock, representing less than 1% of the total voting power of the shares of Mirant common stock outstanding on that date. It is currently expected that Mirant’s directors and executive officers will vote their shares of Mirant common stock in favor of each of the proposals to be considered at the Mirant special meeting, although none of them have entered into any agreements obligating them to do so.

Attending the Mirant Special Meeting

Subject to space availability, all Mirant stockholders as of the Mirant record date, or their duly appointed proxies, may attend the Mirant special meeting. Since seating is limited, admission to the Mirant special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Eastern Time.

If you hold your shares of Mirant common stock in your name as a stockholder of record and you wish to attend the Mirant special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Mirant special meeting. You should also bring valid picture identification.

If your shares of Mirant common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Mirant special meeting, you need to bring a copy of a bank or brokerage statement to the Mirant special meeting reflecting your stock ownership as of the Mirant record date. You should also bring valid picture identification.

MIRANT PROPOSALS

Item 1.	The Merger Proposal

(Item 1 on Proxy Card)

As discussed throughout this joint proxy statement/prospectus, Mirant is asking its stockholders to approve the Merger proposal. Holders of Mirant common stock should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of Mirant common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Mirant board of directors recommends a vote “FOR” the Merger proposal.

Item 2.	The Mirant Adjournment Proposal

(Item 2 on Proxy Card)

The Mirant special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Mirant special meeting to approve the Merger proposal.

If, at the Mirant special meeting, the number of shares of Mirant common stock present or represented and voting in favor of the merger is insufficient to approve the Merger proposal, Mirant intends to move to adjourn the Mirant special meeting in order to enable the Mirant board of directors to solicit additional proxies for approval of the merger. In that event, Mirant will ask its stockholders to vote only upon the Mirant Adjournment proposal, and not the Merger proposal.

In this proposal, Mirant is asking its stockholders to authorize the holder of any proxy solicited by the Mirant board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Mirant special meeting to another time and place for the purpose of soliciting additional proxies. If the Mirant stockholders approve the Mirant Adjournment proposal, Mirant could adjourn the Mirant special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Mirant stockholders who have previously voted.

The Mirant board of directors recommends a vote “FOR” the Mirant Adjournment proposal.

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the special meeting by Mirant, and Mirant does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the Mirant special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (pro forma balance sheet) combines the historical consolidated balance sheets of Mirant and RRI, giving effect to the merger as if it had been completed on June 30, 2010 and the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations (pro forma statements of operations) for the six months ended June 30, 2010 and for the year ended December 31, 2009 giving effect to the merger as if it had occurred on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (pro forma financial statements).

These pro forma financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Mirant and RRI for the year ended December 31, 2009 and the historical unaudited condensed consolidated financial information and accompanying notes of Mirant and RRI for the six months ended June 30, 2010, which have been incorporated by reference into this joint proxy statement/prospectus. The pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

Although RRI will be issuing shares of RRI common stock to Mirant stockholders to effect the merger, the merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Mirant will be treated as the accounting acquirer and RRI will be treated as the acquired company for financial reporting purposes. Upon completion of the merger, Mirant stockholders will have a majority of the voting interest in the combined company. The purchase price will be allocated to RRI’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of RRI’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of RRI that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the pro forma financial information presented below. There can be no assurance that the final determination will not result in material changes.

RRI expects to incur significant costs to integrate RRI’s and Mirant’s businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

MIRANT CORPORATION AND RRI ENERGY, INC.

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2010

					Pro Forma
		RRI Energy	Pro Forma		Refinancing	Pro Forma
	Mirant	(a)	Adjustments		Adjustments	Combined
	(in millions, except per share data)
	(Unaudited)

Operating revenues	$1,124	$1,005	$(12	)(b)	$—	$2,117 (d)
Cost of fuel, electricity and other products	479	532	(16	)(c)	—	995 (d)

Gross Margin (excluding depreciation and amortization)	645	473	4		—	1,122

Operating Expenses:
Operations and maintenance	298	400	(10	)(e)	—	688
Depreciation and amortization	104	131	(36	)(f)	—	199
Western states litigation and similar settlements	—	17	—		—	17
Impairment losses	—	248	—		—	248
Gains on sales of assets, net	(3)	(1)	—		—	(4)

Total operating expenses	399	795	(46)		—	1,148

Operating Income (Loss)	246	(322)	50		—	(26)

Other (Income) Expense, net:
Interest expense	99	83	3	(g)	22	207
Other, net	2	(3)	—		—	(1)

Total other expense, net	101	80	3		22	206

Income (Loss) From Continuing Operations Before Income Taxes	145	(402)	47		(22)	(232)
Provision for income taxes	1	51	(51	)(h)	—	1

Income (Loss) From Continuing Operations	$144	$(453)	$98		$(22)	$(233)

Basic EPS:
Basic EPS from continuing operations	$0.99	$(1.28)				$(0.30)

Diluted EPS:
Diluted EPS from continuing operations	$0.99	$(1.28)				$(0.30)

Weighted average shares outstanding	145	353	275	(i)		773
Effect of dilutive securities	1	—	(1	)(i)		—

Weighted average shares outstanding assuming dilution	146	353	274	(i)		773

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

MIRANT CORPORATION AND RRI ENERGY, INC.

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2009

					Pro Forma
		RRI Energy	Pro Forma		Refinancing	Pro Forma
	Mirant	(a)	Adjustments		Adjustments	Combined
	(in millions, except per share data)
	(Unaudited)

Operating revenues	$2,309	$1,825	$(23	)(b)	$—	$4,111 (d)
Cost of fuel, electricity and other products	710	1,129	(18	)(c)	—	1,821 (d)

Gross Margin (excluding depreciation and amortization)	1,599	696	(5)		—	2,290

Operating Expenses:
Operations and maintenance	610	651	(27	)(e)	—	1,234
Depreciation and amortization	149	269	(88	)(f)	—	330
Impairment losses	221	211	—		—	432
Gains on sales of assets and emissions and exchange allowances, net	(22)	(22)	—		—	(44)

Total operating expenses	958	1,109	(115)		—	1,952

Operating Income (Loss)	641	(413)	110		—	338

Other (Income) Expense, net:
Interest expense	138	186	5	(g)	42	371
Interest income	(3)	(2)	—		—	(5)
Other, net	—	7	—		—	7

Total other expense, net	135	191	5		42	373

Income (Loss) From Continuing Operations Before Income Taxes	506	(604)	105		(42)	(35)
Provision (benefit) for income taxes	12	(125)	120	(h)	—	7

Income (Loss) From Continuing Operations	$494	$(479)	$(15)		$(42)	$(42)

Basic EPS:
Basic EPS from continuing operations	$3.41	$(1.36)				$(0.05)

Diluted EPS:
Diluted EPS from continuing operations	$3.41	$(1.36)				$(0.05)

Weighted average shares outstanding	145	351	272	(i)		768
Effect of dilutive securities	—	—	—	(i)		—

Weighted average shares outstanding assuming dilution	145	351	272	(i)		768

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

MIRANT CORPORATION AND RRI ENERGY, INC.

PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS
At June 30, 2010

					Pro Forma
		RRI Energy	Pro Forma		Refinancing	Pro Forma
	Mirant	(a)	Adjustments		Adjustments	Combined
	(in millions)
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$1,849	$563	$—		$77	$2,489
Funds on deposit	197	152	—		(123)	226
Receivables, net	258	156	—		—	414
Derivative assets	1,687	130	—		—	1,817
Inventories	310	278	9	(j)	—	597
Prepaid expenses and other current assets	124	93	(57	)(k)(l)	—	160
Current assets of discontinued operations	—	56	—		—	56

Total current assets	4,425	1,428	(48)		(46)	5,759

Property, Plant and Equipment, net	3,643	4,281	(1,053	)(m)	—	6,871

Noncurrent Assets:
Intangible assets, net	166	294	(260	)(n)	—	200
Derivative assets	751	45	—		—	796
Deferred income taxes	398	23	(195	)(o)	—	226
Prepaid rent	358	268	(268	)(k)	—	358
Other	105	173	(56	)(p)	54	276
Long-term assets of discontinued operations	—	4	—		—	4

Total noncurrent assets	1,778	807	(779)		54	1,860

Total Assets	$9,846	$6,516	$(1,880)		$8	14,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$563	$—	$—		$(21)	$542
Accounts payable and accrued liabilities	546	120	75	(q)	—	741
Derivative liabilities	1,440	92	—		—	1,532
Deferred income taxes	398	—	(193	)(o)	—	205
Other	5	184	(28	)(r)	—	161
Current liabilities of discontinued operations	—	24	—		—	24

Total current liabilities	2,952	420	(146)		(21)	3,205

Noncurrent Liabilities:
Long-term debt, net of current portion	1,999	1,950	(38	)(s)	115	4,026
Derivative liabilities	284	39	—		—	323
Pension and postretirement obligations	70	110	—		—	180
Other	69	175	76	(t)	—	320
Long-term liabilities of discontinued operations	—	14	—		—	14

Total noncurrent liabilities	2,422	2,288	38		115	4,863

Temporary Equity Stock-Based Compensation	—	6	(6	)(u)	—	—
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—	—		—	—
Common stock, par value $0.001 per share	3	—	(2	)(u)	—	1
Treasury stock, at cost	(5,336)	—	5,336	(u)	—	—
Additional paid-in capital	11,437	6,268	(10,249	)(u)	—	7,456
Accumulated deficit	(1,584)	(2,421)	3,104	(u)	(86)	(987)
Accumulated other comprehensive loss	(48)	(45)	45	(u)	—	(48)

Total stockholders’ equity	4,472	3,802	(1,766)		(86)	6,422

Total Liabilities and Stockholders’ Equity	$9,846	$6,516	$(1,880)		$8	$14,490

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

1.	Overview of Transaction

On April 11, 2010, Mirant entered into an agreement and plan of merger with RRI and Merger Sub. Upon the terms and subject to the conditions set forth in the merger agreement, which has been unanimously approved by each of the boards of directors of Mirant and RRI, Merger Sub will merge with and into Mirant, with Mirant continuing as the surviving corporation and a wholly owned subsidiary of RRI. The merger is intended to qualify as a tax-free reorganization under the Code so that none of RRI, Merger Sub, Mirant nor any of the Mirant stockholders generally will recognize any gain or loss in the transaction, except that Mirant stockholders will recognize a gain with respect to cash received in lieu of fractional shares of RRI common stock. Pursuant to the merger agreement, upon the closing of the merger, each issued and outstanding share of Mirant common stock, including grants of restricted common stock, automatically will be converted into the right to receive 2.835 shares of common stock of RRI (the exchange ratio). Additionally, upon the closing of the merger, RRI will be renamed GenOn Energy. Mirant stock options and other equity awards generally will convert upon completion of the merger into stock options and equity awards with respect to RRI common stock, after giving effect to the exchange ratio. The amount attributable to RRI time-based restricted stock relating to shares vested as of the combination date and included in the purchase consideration is $8 million. The amount of post-combination compensation cost expected to be recognized immediately in our post-combination financial statements is $32 million from the accelerated vesting of Mirant stock options and restricted stock units as a result of the change in control triggered by the merger. As a result of the merger, Mirant stockholders will own approximately 54% of the equity of the combined company and RRI stockholders will own approximately 46%.

Completion of the merger is contingent upon, among other things, (a) approvals by stockholders of both companies, (b) effectiveness of a registration statement on Form S-4 and approval of the NYSE listing for the RRI common stock to be issued in the merger, (c) expiration or termination of the applicable HSR Act waiting period, (d) required regulatory approvals from FERC and the NYPSC (or, with regard to the NYPSC, a determination that such approval is not required), (e) the filing of notice with the CPUC and (f) mutually acceptable debt financing in an amount sufficient to fund the refinancing transactions contemplated by the merger agreement.

2.	Basis of Pro Forma Presentation

The pro forma statements of operations for the six months ended June 30, 2010, and the year ended December 31, 2009, give effect to the merger as if it were completed on January 1, 2009. The pro forma balance sheet as of June 30, 2010 gives effect to the merger as if it were completed on June 30, 2010.

Although RRI will be issuing shares of RRI common stock to Mirant stockholders to effect the merger, the merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Mirant will be treated as the accounting acquirer and RRI will be treated as the acquired company for financial reporting purposes. Upon completion of the merger, Mirant stockholders will have a majority of the voting interest in the combined company. The pro forma financial statements have been derived from the historical consolidated financial statements of Mirant and RRI that are incorporated by reference into this joint proxy statement/prospectus. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

The merger is reflected in the pro forma financial statements as being accounted for based on the accounting guidance for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the pro forma financial statements. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value. The fair value measurements utilize estimates based on key assumptions of the merger, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the merger is completed and the final amounts recorded for the merger may differ materially from the information presented in these pro forma financial statements.

Estimated transaction costs of $75 million have been excluded from the pro forma statements of operations as these costs reflect non-recurring charges directly related to the merger and if not incurred prior to the merger are expected to be incurred in the period which includes the merger. However, the anticipated transaction costs are reflected in the pro forma balance sheet as an accrual to accounts payable and accrued liabilities and an increase to accumulated deficit.

The pro forma financial statements do not reflect any cost savings from operating efficiencies or synergies that could result from the merger. Additionally, the pro forma financial statements do not reflect potential restructuring or exit costs of $125 million that may be incurred to achieve the desired cost savings from the merger.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, Mirant and RRI have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

3.	Preliminary Purchase Price

As noted above, the transaction is being accounted for as a reverse acquisition with Mirant as the accounting acquirer. Therefore, the purchase price was computed based on shares of Mirant common stock that would have been issued to RRI’s stockholders on the acquisition date to give RRI an equivalent ownership interest in Mirant as it has in the combined company (46%). The purchase price was calculated as follows:

Number of shares of Mirant common stock that would have been issued to RRI stockholders (in millions)	125
Closing price of Mirant common stock on September 3, 2010	$10.49

Total purchase price (in millions)	$1,315

The actual purchase price will fluctuate with the market price of Mirant common stock until the merger is completed. An increase or decrease of 15% in the Mirant common stock price would increase or decrease the consideration transferred by approximately $200 million, which would be reflected as an increase or decrease to the purchase price. The increase or decrease in the Mirant common stock price of 15% or more can occur based upon the history of Mirant’s common stock price.

4.	Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Pro Forma Financial Statements

(a) Mirant and RRI historical presentation — Based on the amounts reported in the consolidated statements of operations for the six months ended June 30, 2010, and the year ended December 31, 2009, and the consolidated balance sheet as of June 30, 2010, certain financial line items included in RRI’s historical presentation have been reclassified to corresponding line items included in Mirant’s historical presentation. These reclassifications have no effect on the historical operating income (loss), net income (loss), total assets, total liabilities or stockholders’ equity reported by Mirant or RRI.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

Additionally, based on Mirant’s and RRI’s review of RRI’s summary of significant accounting policies disclosed in RRI’s financial statements and preliminary discussions between the management of Mirant and RRI, the nature and amount of any adjustments to the historical financial statements of RRI to conform its accounting policies to those of Mirant are not expected to be material. Upon completion of the merger, further review of Mirant’s and RRI’s accounting policies and consolidated financial statements may result in revisions to policies and classifications.

The preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments for the fair value of property, plant and equipment, out-of-market energy contracts and leases, emissions allowances, other intangible assets, long-term debt and deferred income taxes. The preliminary allocation of the purchase price is as follows (in millions):

Current assets	$1,380
Property, plant and equipment	3,228
Other noncurrent assets	221
Current liabilities	(392)
Long-term debt	(1,912)
Noncurrent liabilities	(414)

Estimated fair value of net assets acquired	$2,111
Purchase price	1,315

Estimated gain on bargain purchase	$796

As the fair value of the net assets acquired exceeds the purchase price, the merger is being accounted for as a bargain purchase in accordance with the accounting guidance for business combinations. Prior to recording a gain, the acquiring entity must reassess whether all acquired assets and assumed liabilities have been identified and perform re-measurements to verify that the assets acquired and liabilities assumed have been properly valued. The estimated gain has been excluded from the pro forma statements of operations as it is non-recurring in nature. The estimated gain on the bargain purchase is primarily a result of differences between the long-term fundamental value of the generating facilities and the effect of the near-term view of the equity markets on the price of Mirant common stock, specifically as a result of the following:

•	current dark spreads that have decreased significantly as a result of natural gas prices that are lower compared to historical levels and increased coal prices that are affected by international demand;

•	uncertainty related to the nature and timing of environmental regulation, including carbon legislation; and

•	current lower demand for electricity as compared to long-term declining reserve margins in certain markets in which RRI owns generating facilities.

The valuation of the long-lived assets includes a weighting of two scenarios related to compliance with potential regulation of nitrogen oxide and sulfur dioxide emissions — one scenario based on a cap-and-trade program and another scenario based on the required installation of pollution control equipment. These scenarios include differing assumptions related to the costs of compliance, which affect the valuation of the long-lived assets.

A 10% change in the undiscounted cash flows of RRI’s plants would affect the estimated gain on bargain purchase by approximately $400 million. Furthermore, a 1% change in the discount rates used in valuing RRI’s plants would affect the estimated gain on bargain purchase by approximately $300 million.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

Adjustments to Pro Forma Condensed Combined Consolidated Statements of Operations

(b) Operating revenues — Represents the amortization of fair value adjustments related to RRI’s long-term tolling contracts.

(c) Cost of fuel, electricity and other products — Represents adjustments related to the following for RRI:

	For the Six Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(in millions)

Amortization of fair value adjustment for long-term tolling, long-term natural gas transportation and storage contracts	$(17)	$(34)
Additional fuel expense related to fair value adjustment of fuel inventories	5	6
Amortization of fair value adjustment for coal supply contracts	(4)	10

Total	$(16)	$(18)

(d) Unrealized gains (losses) on energy derivatives — Pro forma combined operating revenues and cost of fuel, electricity and other products include the following unrealized gains (losses) on energy derivatives:

	For the Six Months Ended		For the Year Ended
	June 30, 2010		December 31, 2009
		Cost of Fuel,		Cost of Fuel,
	Operating	Electricity and	Operating	Electricity and
	Revenues	Other Products	Revenues	Other Products
	(in millions)

Mirant	$132	$(120)	$(2)	$49
RRI	49	12	(44)	66

Pro forma combined	$181	$(108)	$(46)	$115

(e) Operations and maintenance — Represents adjustments related to the following for RRI:

	For the Six Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(in millions)

REMA lease(1)	$(9)	$(17)
Pension and post-retirement benefit amounts previously recognized in accumulated other comprehensive loss	(1)	(9)
Other, net	—	(1)

Total	$(10)	$(27)

(1)	Adjustment to decrease lease expense.

(f) Depreciation and amortization — Represents the net depreciation expense resulting from the fair value adjustments of RRI’s property, plant and equipment. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the merger is completed. For each $100 million change in the fair value adjustment to property, plant and equipment, Mirant and RRI combined would expect an annual change in depreciation expense of approximately $5 million. The estimated useful lives of the

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

property, plant and equipment acquired range from 5 to 27 years. The adjustments to depreciation and amortization include:

	For the Six Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(in millions)

Net decrease to depreciation expense as a result of fair value adjustments of property, plant and equipment	$(27)	$(71)
Net decrease to amortization expense as a result of fair value adjustments of emission allowances	(8)	(15)
Other, net	(1)	(2)

Total	$(36)	$(88)

(g) Interest expense — Represents an increase in interest expense as a result of the fair value adjustments of RRI’s debt. The final fair value determination of the debt will be based on prevailing market interest rates at the completion of the merger and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

We estimate that the amortization of the fair value adjustment to long-term debt over the next five years will be as follows (in millions):

2010	$5
2011	6
2012	6
2013	7
2014	6

See Note 5 for a discussion of the pro forma refinancing adjustments.

(h) Income taxes — After considering the limitations expected to be imposed on Mirant’s and RRI’s existing income tax net operating loss (NOL) carryforwards immediately following the merger, a zero percent rate has been applied to the pro forma adjustments. Additionally, a pro forma adjustment has been made to RRI’s historical federal and state deferred tax expense (benefit) to reflect a deferred income tax rate of zero and excludes the effects of any alternative minimum tax that might result for the combined entity.

(i) Shares outstanding — The pro forma weighted average number of basic shares outstanding is calculated by adding RRI’s weighted average number of basic shares of common stock outstanding for the six months ended June 30, 2010 and the year ended December 31, 2009, the number of shares of RRI common stock expected to be issued as a result of the merger and shares expected to be issued as a result of equity compensation vesting of Mirant and RRI. Mirant’s outstanding Series A Warrants and Series B Warrants and remaining options outstanding under equity compensation plans will be assumed by the combined company upon consummation of the merger.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

	For the Six Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(in millions)

Basic and Diluted(1):
RRI weighted average number of basic shares outstanding	355	352
Equivalent Mirant common shares after exchange	418	416

(1)	As a result of a loss from continuing operations for the combined company on the pro forma statements of operations, diluted loss per share is calculated the same as basic loss per share.

The following table includes the number of securities that could potentially dilute basic earnings per share in the future that were not included in the computation because to do so would have been anti-dilutive:

	Mirant		RRI
	For the		For the
	Six Months	For the Year	Six Months	For the Year
	Ended	Ended	Ended	Ended
	June 30, 2010	December 31, 2009	June 30, 2010	December 31, 2009
	(shares in millions)

Series A Warrants	27	27	—	—
Series B Warrants	7	7	—	—
Stock options	4	4	7	5

Total	38	38	7	5

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(j) Inventories — Represents the adjustments to fair value RRI’s fuel inventories.

(k) Prepaid rent — Represents adjustments to remove the prepaid assets associated with the operating leases of RRI. Includes adjustments of $60 million in prepaid expenses and other current assets and $268 million in prepaid rent related to the REMA lease.

(l) Other current assets — Represents an adjustment of $3 million to reflect the fair value of RRI’s coal supply contracts based on the current market prices of future coal deliveries.

(m) Property, Plant and Equipment — Represents the adjustment to reflect RRI’s property, plant and equipment at their estimated fair values. The estimated fair values were determined based on the income approach, and in particular, discounted cash flows analysis, as it was determined to be the most appropriate methodology to estimate the fair value of the generation facilities. The market approach was considered, but based on the lack of recent comparable transactions, this approach was not given any weighting. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the merger is completed. For each $100 million change in the fair value adjustment to property, plant and equipment, Mirant and RRI combined would expect an annual change in depreciation expense of approximately $5 million. The estimated useful lives of the property, plant and equipment acquired range from 5 to 27 years.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

(n) Intangible assets, net — Represents adjustments related to the following for RRI:

At June 30, 2010
(in millions)

Emission allowances at fair value	$(227)
Water rights and power generation site permits write-off(1)	(39)
Out of market value related to long-term storage contracts	6

Total	$(260)

(1)	Water rights and power generation site permits are reflected in the fair value of RRI’s property, plant and equipment.

(o) Deferred income taxes — Upon completion of the merger, both Mirant and RRI will be members of the combined company federal income tax consolidated group. Mirant and RRI currently expect to experience ownership changes as defined in Section 382 of the Code as a result of the merger. Assuming such an ownership change occurs, the combined company will be required to redetermine the maximum amount of the combined company’s post-merger taxable income (the annual limitation) that may be offset by the pre-merger NOL carryforwards that had been generated by the pre-merger entity which experienced the change. Assuming that the merger takes place at or near the share price of both pre-merger entities as included in this document, Mirant and RRI expect that the annual limitation will significantly diminish the ability of Mirant and RRI to utilize pre-merger NOL carryforwards to offset the combined company’s post-merger taxable income. Accordingly, adjustments have been made to reduce deferred taxes and related valuation allowance attributable to NOL carryforwards of both Mirant and RRI to reflect the expected write down of pre-merger NOL carryforwards that would statutorily expire unused as a result of the annual limitation caused by the expected ownership changes in the pre-merger entities. Similarly, the redetermined annual limitations of the pre-merger entities (modified in accordance with the applicable terms of Section 382 of the Code) will apply in all of the combined company’s future taxable years and could result in the recognition of additional current tax expense in those future periods. After considering the annual limitations that will be imposed on Mirant’s and RRI’s existing pre-merger NOL carryforwards immediately following the merger as well as the income tax effects of the pro forma adjustments, the combined entity expects to have a full valuation allowance against its net deferred tax assets which has also been reflected in the adjustments.

(p) Other long-term assets — Represents adjustments related to the following for RRI:

June 30, 2010
(in millions)

Unamortized debt issuance costs write-off	$(39)
Deferred lease costs write-off	(17)
Coal supply contracts at fair value	1
Other, net	(1)

Total	$(56)

(q) Accounts payable and accrued liabilities — Represents the accrual for estimated transaction costs of $75 million.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

(r) Other current liabilities — Represents adjustments related to the following for RRI:

June 30, 2010
(in millions)

Kern River Gas Transmission Company settlement	$(39)
Accrual for RRI time-based cash units(1)	7
Coal supply contracts at fair value	4

$(28)

(1)	RRI’s time-based cash units will vest and settle in cash upon completion of the merger.

(s) Debt — Represents the fair value adjustments of RRI’s fixed rate debt based on market prices and quotes from an investment bank at June 30, 2010. See Note 5 for a discussion of the pro forma refinancing adjustments.

(t) Other non-current liabilities — Represents adjustments related to the following for RRI:

June 30, 2010
(in millions)

Long-term tolling and long-term natural gas transportation contracts at fair value	$88
Deferred income taxes(1)	(10)
Other, net	(2)

Total	$76

(1)	Refer to an explanation for adjustment (o) for further detail.

(u) Equity — Represents adjustments to common stock and additional paid-in capital to reflect the value of consideration transferred by Mirant to complete the merger. The adjustment to common stock is based on the par value of RRI common stock of $0.001 per share. The additional paid-in capital also includes $32 million from the accelerated vesting of Mirant stock options and restricted stock units as a result of the change in control triggered by the merger and $5 million for the fair value adjustment related to the RRI time--based stock options. In addition, the pro forma balance sheet excludes the outstanding treasury stock of Mirant as it will be retired according to the terms of the merger agreement. The pro forma equity also includes adjustments to accumulated deficit totaling $683 million for the estimated gain on bargain purchase, transaction costs and other non-recurring adjustments. The transaction costs are shown as an adjustment to accumulated deficit in accordance with accounting guidance applicable to business combinations, which requires that these costs be expensed.

5.	Pro Forma Refinancing Adjustments

Completion of the merger is conditioned on Mirant and RRI consummating certain debt transactions, which may include the combined company obtaining a combination of a new revolving credit facility, new senior notes and a new term loan. Mirant, together with RRI, have entered into agreements pursuant to which financial institutions have committed to provide a $750 million to $1.0 billion five-year revolving credit facility, subject to customary conditions to closing, including:

•	the consummation of the merger;

•	the receipt of at least $1.9 billion in gross cash proceeds from the issuance of senior unsecured notes and term loan borrowings; and

•	the closing of the credit facility on or before December 31, 2010.

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

The participating financial institutions, or affiliates thereof, have also agreed to use commercially reasonable efforts to arrange a syndication of a $500 million term loan. In addition, certain of the participating financing institutions, or affiliates thereof, are anticipated to act as initial purchasers, underwriters or placement agents in connection with the proposed offering of senior unsecured notes. The revolving credit facility and term loan facility, and the subsidiary guarantees thereof, will be senior secured obligations of the combined company and certain of its subsidiaries; provided, however, that Mirant Americas Generation’s subsidiaries (other than Mirant Mid-Atlantic and Mirant Energy Trading and their subsidiaries) will guarantee the revolving credit facility and term loan only to the extent permitted under the indenture for the senior notes of Mirant Americas Generation.

The pro forma statements of operations adjustments include the following:

	For the Six Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(in millions)

Interest cost for the anticipated new debt to be issued(1)(2)	$85	$170
Interest cost on Mirant’s debt subject to refinancing(2)	(41)	(84)
Interest cost on RRI’s debt subject to refinancing(2)	(22)	(44)

Total incremental interest expense	$22	$42

(1)	Includes amortization of debt issuance costs, letters of credit and commitment fees. See note (1) below.

(2)	Includes capitalized interest.

An estimated interest rate of 9% for the anticipated new senior notes at the combined company was assumed based on current market value for RRI’s existing senior unsecured notes. An estimated interest rate of 5% was assumed for the anticipated new term loan at the combined company. A change in interest rate of 0.125% would affect pro forma income from continuing operations before income taxes by approximately $3 million on an annual basis.

The pro forma balance sheet adjustments include (i) $123 million of cash previously included in funds on deposit that will be returned to the combined company related to letters of credit outstanding under the Mirant North America senior secured term loan cash collateral account, (ii) $19 million write-off of Mirant’s unamortized debt issuance costs for the debt subject to refinancing, (iii) $73 million accrual for debt issuance costs to be incurred in connection with the issuance of anticipated new debt at the combined company, (iv) issuance of anticipated new debt at the combined company and the extinguishment of certain debt at Mirant and RRI and (v) $86 million adjustment to accumulated deficit for estimated cash premiums and the

MIRANT CORPORATION AND RRI ENERGY, INC.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements — (Continued)

write-off of Mirant’s unamortized debt issuance costs. A summary of the debt subject to extinguishment and the anticipated new debt to be issued as part of the transaction is as follows:

Debt Subject to Extinguishment (in millions):

	At June 30,		Estimated
	2010	Interest Rate	Premium

Mirant Corporation:
Mirant North America senior secured term loan, due 2010 to 2013	$306	LIBOR + 1.75%	$—
Mirant North America senior notes, due December 2013	850	7.375%	31

Total	$1,156		$31

RRI:
PEDFA fixed-rate bonds, due 2036	$371	6.75%	$26
Senior secured notes, due 2014	279	6.75%	10

Total	$650		$36

Anticipated New Debt (in millions):

Long-term
Debt(1)(2)

Senior notes	$1,400
Term loan	500
Revolving credit facility	—

Total	$1,900

(1)	This amount would be reduced if RRI obtains a consent from the holders of the 6.75% senior secured notes and/or PEDFA bonds.

(2)	The estimated debt issuance costs are approximately $73 million.

UNAUDITED FINANCIAL FORECASTS

RRI and Mirant are including in this joint proxy statement/prospectus certain financial forecasts that RRI and Mirant prepared for their respective boards in connection with the proposed merger. These financial forecasts also were provided to RRI’s and Mirant’s respective financial advisors. See “The Merger — Opinion of RRI’s Financial Advisors” beginning on page 36 and “— Opinion of Mirant’s Financial Advisor” beginning on page 45. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The inclusion of this information in this joint proxy statement/prospectus should not be regarded as an indication that any of RRI, Mirant or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this joint proxy statement/prospectus shall not be deemed an admission or representation by RRI or Mirant that such information is material.

The financial forecasts of RRI and Mirant included in this joint proxy statement/prospectus were prepared by, and are the responsibility of, RRI management and Mirant management, respectively, and are unaudited. Neither RRI’s nor Mirant’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. Furthermore, the financial forecasts:

•	are based on March 16, 2010 forward curves;

•	make numerous assumptions, as further described below, many of which are beyond the control of RRI and Mirant and may not prove to be accurate;

•	do not necessarily reflect revised prospects for RRI’s and Mirant’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

These financial forecasts were prepared by the respective managements of RRI and Mirant based on information they had at the time of preparation and are not a guarantee of future performance. These financial forecasts were, in general, prepared solely for use by RRI’s and Mirant’s respective boards and financial advisors and are subjective in many respects and thus subject to interpretation. Neither RRI nor Mirant can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. RRI and Mirant do not intend to update or revise the financial forecasts. The financial forecasts are forward-looking statements. For more information on factors which may cause RRI’s and Mirant’s future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Statement Concerning Forward-Looking Statements” on page 19 and “Risk Factors” beginning on page 20.

RRI Financial Forecasts (Unaudited)

In the course of their mutual due diligence, RRI provided Mirant with non-public financial projections for the years ending December 31, 2010, 2011, 2012, 2013 and 2014, which projections are collectively referred to as the RRI management case. The RRI management case was prepared to assist the RRI board of directors in its evaluation of the strategic rationale for the merger and was furnished to and used by Goldman Sachs and Morgan Stanley in connection with the preparation of their opinions as described in the section entitled “The Merger — Opinion of RRI’s Financial Advisors” beginning on page 36. The key drivers of RRI’s performance are supply and demand fundamentals in the regions in which it operates as well as the spread between natural gas and coal prices. The market’s view of supply and demand fundamentals is reflected in power prices and heat rates. RRI has set forth the PJM West power prices and heat rates in the table below as most of its energy sales occur in PJM. This table also includes natural gas and coal prices reflecting the market’s view on spreads. All of these prices are as of March 16, 2010 and represented the most relevant, up-to-date, available forward market prices at the time RRI prepared its management case. In addition, in developing the RRI management case, RRI management assumed that capacity prices for the Mid-Atlantic Area Council (MAAC) locational deliverability area (LDA), eastern MAAC LDA and regional transmission organization (RTO) area would be $133 megawatt-day, $140 megawatt-day and $90 megawatt-day, respectively for the planning periods 2013/2014 and 2014/2015. MAAC LDA, eastern MAAC LDA and RTO are zones in the PJM Market’s reliability pricing model auctions. RRI’s capacity sales occur primarily through these auctions. At the time RRI prepared its management case, base residual auctions were completed for planning periods 2010/2011, 2011/2012 and 2012/2013 and those clearing prices were used in the management case. The assumed capacity prices for planning periods 2013/2014 and 2014/2015 are consistent with the historical average base residual auction clearing prices.

RRI Management Case

	Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E
	($ in millions, except forward price data)

Open EBITDA(1)	$201	$211	$228	$270	$493
Adjusted EBITDA(2)	241	205	187	237	458
Capital Expenditures	88	62	49	108	145
Forward prices as of March 16, 2010:
PJM West:
On-peak (5X16)($/MWh)	$48.66	$51.00	$52.96	$55.21	$58.96
Off-peak ($/MWh)	36.25	36.39	37.08	39.32	42.56
On-peak market heat rate (MMBtu/MWh)	9.15	8.49	8.31	8.33	8.57
Off-peak market heat rate (MMBtu/MWh)	6.70	6.01	5.77	5.90	6.15
TETCO M3 ($/MMBtu)	$5.37	$6.04	$6.41	$6.66	$6.91
NYMEX ($/MMBtu)(3)	4.88	5.57	5.99	6.25	6.50
Coal ($/MMBtu)(4)	2.44	2.81	2.98	3.12	3.13

(1)	Open EBITDA is defined in RRI’s most recent Form 10-Q filed with the SEC, except that cash emission costs have been deducted to be consistent with Mirant.

(2)	Adjusted EBITDA is defined in RRI’s most recent Form 10-Q filed with the SEC, except that cash emission costs have been deducted to be consistent with Mirant.

(3)	Based on the March 16, 2010 forward curve.

(4)	Represents the simple average of monthly prices of Pittsburgh Seam, Central Pennsylvania and Central Appalachian (CAPP), excluding delivery costs which are estimated to be $0.53/MMBtu.

Mirant Financial Forecasts (Unaudited)

In the course of their mutual due diligence, Mirant provided RRI with non-public financial projections for the years ending December 31, 2010, 2011, 2012, 2013 and 2014, which projections are collectively referred to as the Mirant management case. The Mirant management case was prepared to assist the Mirant board of directors in its evaluation of the strategic rationale for the merger and was furnished to and used by J.P. Morgan in connection with the preparation of its opinion as described in the section entitled “The Merger — Opinion of Mirant’s Financial Advisor” beginning on page 45. The key drivers of Mirant’s performance are supply and demand fundamentals in the regions in which it operates as well as the spread between natural gas and coal prices. The market’s view of supply and demand fundamentals is reflected in power prices and heat rates.

Mirant has set forth the PJM West power prices and heat rates in the table below as most of its energy sales occur in PJM. This table also includes coal prices reflecting Mirant’s average cost of delivered coal. All of these prices are as of March 16, 2010 and represented the most relevant, up-to-date, available forward market prices at the time Mirant prepared its management case. In addition, in developing the Mirant management case, Mirant management assumed that capacity prices for the MAAC LDA, eastern MAAC LDA and RTO area would be $133 megawatt-day, $140 megawatt-day and $90 megawatt-day, respectively for the planning periods 2013/2014 and 2014/2015.

Mirant Management Case

	Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E
	($ in millions, except forward price data)

Open EBITDA(1)	$231	$150	$108	$206	$246
Adjusted EBITDA(2)	593	342	236	355	399
Capital Expenditures	488	372	433	162	102
Forward prices as of March 16, 2010:
PJM West:
On-peak (5X16)($/MWh)	$48.66	$51.00	$52.96	$55.21	$58.96
Off-peak ($/MWh)	36.25	36.39	37.08	39.32	42.56
On-peak market heat rate (MMbtu/MWh)	9.15	8.49	8.31	8.33	8.57
Off-peak market heat rate (MMBtu/MWh)	6.70	6.01	5.77	5.90	6.15
NYMEX ($/mmBtu)(3)	$4.88	$5.57	$5.99	$6.25	$6.50
Coal ($/MMBtu)	3.29	3.55	3.86	3.83	3.87

(1)	Open EBITDA is defined as EBITDA (earnings before interest tax, depreciation and amortization) adjusted to exclude the financial impact of hedges and certain non-recurring items.

(2)	Adjusted EBITDA is defined as EBITDA (earnings before interest tax, depreciation and amortization) adjusted to exclude certain hedging and certain non-recurring items.

(3)	Based on the March 16, 2010 forward curve.

Adjustments

Mirant’s management made adjustments to the financial forecasts provided by RRI. These adjusted forecasts, as discussed below, were presented by Mirant’s managements to its board of directors and financial advisor. RRI’s management did not make any adjustments to the financial forecasts provided by Mirant.

Mirant’s Adjustments to the RRI Management Case

The RRI management case described above under “— RRI Financial Forecasts” was created utilizing assumptions regarding the potential impact that future environmental legislation, most notably, the Environmental Protection Agency’s Clean Air Interstate Rules, may have on RRI’s business. As a result, Mirant’s management adjusted the RRI management case that was prepared by RRI’s management to reflect the assumptions of Mirant’s management regarding such environmental legislation.

Adjusted RRI Management Case

	Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E
	($ in millions, except forward price data)

Open EBITDA(1)	$201	$211	$228	$270	$493
Adjusted EBITDA(2)	241	205	187	237	458
Capital Expenditures	88	62	48	108	291
NYMEX ($/mmBtu)(3)	$4.88	$5.57	$5.99	$6.25	$6.50

(1)	Open EBITDA is defined in RRI’s most recent Form 10-Q filed with the SEC, except that cash emission costs have been deducted to be consistent with Mirant.

(2)	Adjusted EBITDA is defined in RRI’s most recent Form 10-Q filed with the SEC, except that cash emission costs have been deducted to be consistent with Mirant.

(3)	Based on the March 16, 2010 forward curve.

EXECUTIVE AND DIRECTOR COMPENSATION

The following discussion describes the compensation provided to, and the compensation and benefit programs applicable to, RRI’s nonemployee directors and certain of its executive officers for 2009 and, to a limited extent, 2010. This information is required in this joint proxy statement/prospectus because RRI is asking its stockholders to approve, among other things, RRI’s adoption of the 2010 Incentive Plan, as described above under “RRI Proposal — Item 4. The 2010 Incentive Plan Proposal.” This information should be read in conjunction with the additional information set forth at “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56.

Following completion of the merger, the combined company may revise the compensation and benefits practices described below. Moreover, as described at “The Merger Agreement — Employee Benefits Matters” beginning on page 77, RRI and Mirant have agreed on certain aspects of the compensation and benefits practices to be maintained by the combined company after the merger.

Executive Compensation

Compensation Discussion and Analysis

How did the events of 2009 impact RRI’s executive compensation program?

In late 2008, the RRI board initiated a process to review strategic alternatives, which led to the sale of its retail business. These events and the resulting changes to RRI’s business led to the following changes in its 2009 executive compensation program:

•	re-evaluated RRI’s peer companies to align with RRI’s singular focus on wholesale power generation and the cyclical commodity price nature of its business;

•	revised the performance metrics included in RRI’s annual incentive compensation program to align with its updated business strategy; and

•	focused RRI’s long-term incentive award program for 2009 on retention.

See “— How are executive compensation amounts determined” and “— Why does RRI choose to pay each element?” for additional information.

What are the elements and objectives of RRI’s executive compensation program?

RRI’s direct compensation program for executives consists of base salary, annual incentive awards and long-term incentive awards. Executives at RRI may also be eligible for benefits under its executive severance plan and change-in control-agreements. See “— How were payment amounts and trigger events determined for termination and change-in-control?” and “— Potential Payments upon Termination or Change-in-Control.” Using these elements, the compensation committee of the RRI board of directors has approved a compensation program designed to prudently use RRI’s resources while meeting the following objectives:

•	attract and retain the talent that the RRI board feels is required to successfully execute RRI’s business strategy;

•	align the interests of RRI’s executives with the interests of its stockholders;

•	reinforce expectations of leadership and achievement, consistent with RRI’s values and its vision to be the best performing, best positioned generator in competitive electricity markets; and

•	provide a strong incentive to RRI’s executives to achieve their potential and RRI’s goals and long-term success.

What is the role of RRI executives in the executive compensation process?

RRI’s Chief Executive Officer has access to the internal and external compensation information described below, and conducts each of the other RRI executive’s annual performance review. RRI’s Senior Vice President, Human Resources provides input and makes recommendations to the Chief Executive Officer regarding compensation philosophy and structure, the structure and design of annual incentive awards and long-term incentive awards, and RRI’s executive severance plan and change-in-control agreements. Other members of RRI’s management team may also give input or make recommendations to the Chief Executive Officer regarding these matters. Using all of that information, the Chief Executive Officer makes recommendations to the compensation committee regarding the compensation of other executives. In each case, the compensation committee independently reviews the data, considers the Chief Executive Officer’s proposals, may request further proposals from the Chief Executive Officer, consults with Towers Watson & Co. (“Towers Watson”) as needed, and makes its own determinations for RRI executives. For additional information regarding Towers Watson’s role in the compensation process, see “— How are executive compensation amounts determined?”

In setting the Chief Executive Officer’s compensation, the compensation committee consults with each non-management director for his/her views of the Chief Executive Officer’s performance and compensation. The compensation committee then presents a report to the RRI board so that all directors have an opportunity to be heard in advance of the compensation committee’s final action.

How are executive compensation amounts determined?

In determining target compensation levels for each executive, the compensation committee considers:

•	market data;

•	individual performance;

•	corporate performance;

•	compensation history; and

•	internal equity.

None of these factors are weighted, but are considered together.

Market Data.  Market data is a key consideration for the compensation committee. The compensation committee has retained Towers Watson, a nationally recognized independent compensation consultant, to annually provide competitive market data for base salary, target annual incentive awards and expected value of target long-term incentive awards. In conducting the competitive analysis, Towers Watson gathers information from RRI, public filings and appropriate survey sources. Towers Watson reports the results of the competitive analysis to the compensation committee but does not make recommendations. The compensation committee considers these data for general market movement and trends and the positioning of RRI executives relative to the market. The compensation committee reviewed and considered market data as prepared by Towers Watson in early 2009 for the following groups:

•	a peer group composed of 18 other utility and power generation companies (The AES Corporation, American Electric Power Company, Inc., Calpine Corporation, Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Dynegy Inc., Edison International, Entergy Corporation, Exelon Corporation, FPL Group, Inc., Mirant, NRG Energy, Inc., PG&E Corporation, PPL Corporation, Sempra Energy, Energy Future Holdings Corp. and The Williams Companies, Inc.) selected primarily because they are engaged in the merchant energy business, have significant generation portfolios, and/or have significant non-regulated and/or energy operations;

•	approximately 100 major energy organizations in the broader energy industry; and

•	approximately 800 organizations in the broader general industry.

Towers Watson prepared the market data on a composite basis and the compensation committee did not review individual company data.

The two broader groups are surveyed because RRI does not compete exclusively within its peer group for leadership talent, and these groups represent a talent market for non-industry specific positions. The market data for these two groups is size-adjusted to RRI’s revenue size by Towers Watson to provide appropriate comparisons. All three reference groups are included, where available, in the consideration of each element of 2009 compensation for each executive.

Market data for target total direct compensation (base salary, targeted annual incentive and expected value of target long-term incentive awards) is developed at both the 50th and 75th percentiles for each reference point in order to provide a broad market view; however, the compensation committee does not seek to target total direct compensation at any particular level. Each executive’s position relative to the market data is reflective of his/her experience (both with RRI and with other organizations) and the other factors described below. All of the executives were below the 75th percentile for the peer group and the energy industry companies and four were also below the 50th percentile. All of the executives for which comparable market data was available were below the 50th percentile for the broader general industry companies.

In light of the sale of RRI’s Texas retail business in the second quarter of 2009 and the cyclical commodity-based nature of wholesale power generation, the compensation committee reconsidered the peer groups used for assessing executive compensation and determined to review and consider market data in 2010 for the following groups:

•	a peer group composed of six direct merchant energy peers (Allegheny Energy Inc., Calpine Corporation, Dynegy Inc., Mirant, NRG Energy, Inc. and PPL Corporation) selected primarily because they are engaged in the merchant energy business and are most similar to RRI in business operations;

•	a peer group composed of 38 commodity-based, cyclical industry companies with similar business characteristics to those of RRI and with revenues between approximately $1 billion and $10 billion; and

•	a peer group composed of approximately 750 organizations across a broad group of industries.

As with the market data considered by the compensation committee in 2009, Towers Watson prepared this market data on a composite basis and the compensation committee did not review individual company data. Again, the two broader groups are surveyed because RRI does not compete exclusively within its peer group for leadership talent, and these groups represent a talent market for non-industry specific positions. The market data for these two groups is size-adjusted to our revenue size by Towers Watson to provide appropriate comparisons. All three reference groups are included in the consideration of each element of 2010 compensation for each executive.

Individual Performance.  The compensation committee also considers individual performance, including achievement of individualized goals, current and potential impact on corporate performance, reputation, skills, experience, criticality and demonstration of RRI’s values as important factors. RRI’s values are to:

•	act with absolute integrity;

•	collaborate with, support and respect its employees;

•	communicate openly, honestly and frequently;

•	ensure a safe, healthy and enjoyable workplace;

•	care for the environment;

•	create value for its stakeholders;

•	develop a highly motivated, valued and diverse workforce;

•	optimize its financial and physical resources; and

•	continuously simplify and improve its processes.

The system used for RRI executives’ annual performance evaluations is the same as for all employees (except the President and Chief Executive Officer). See “— What is the role of RRI executives in the compensation process?”

Corporate Performance.  Significant portions of RRI’s annual incentive awards and long-term incentive awards are tied to corporate and operational results, which must be achieved in order for any payout to be earned. See “— Why does RRI choose to pay each element?” below.

Compensation History.  In determining an executive’s compensation, the compensation committee considers the base salary and the annual incentive target and payout history of each executive for the preceding four years. The compensation committee also considers each executive’s equity holdings, including the date of any grants, the types of awards (restricted stock, restricted stock units, stock options or cash-based), the vesting provisions, the expiration dates, the exercise prices, if applicable, and the number of units or shares granted. The compensation committee reviews these historical awards to ensure an appropriate portion of executive compensation provides retention value, but no formula is used. When Mr. Brast was appointed as an executive in May 2009, he became ineligible to receive the discretionary bonus that had previously been available in connection with his position in commercial operations and that had comprised a significant portion of his total compensation in prior years. In March 2010, the compensation committee awarded Mr. Brast a supplemental cash payment of $60,000 so that his total compensation earned for 2009 was more closely aligned to his historical compensation.

Internal Equity.  Differences in levels of compensation among RRI’s executives exist because of differences in their roles and responsibilities and based on all of the factors discussed above. The compensation committee does not use formulas in determining compensation amounts, but is mindful of internal equity and the impact of perceived fairness related to its decisions.

How does each element and RRI’s decisions regarding that element fit into the compensation program’s objectives and affect other elements?

To achieve the compensation program’s objectives, the compensation committee believes that a significant portion of executive compensation should be composed of variable, at risk elements, with the majority of these elements being based on alignment with RRI’s stockholders and achievement of RRI’s long-term success. Base salaries attract and retain the talent needed to lead RRI’s business. The compensation committee strives for a balanced and effective mix of elements, which are not weighted in any particular manner. RRI has no policies or formulas for allocating among different forms of pay.

The table below sets forth the allocation range of fixed and variable compensation for RRI executives based on the compensation committee’s determinations during 2009. See — “Summary Compensation Table” and “— 2009 Grants of Plan-Based Awards.”

		Variable
	Fixed	Percentage of
	Percentage of	Total Compensation
	Total	Cash	Equity/Equity-
	Compensation	Annual	Based Long-Term
	Cash	Incentive	Incentive
Executive	Base Salary	Award(1)	Awards(2)

Mark Jacobs, President and Chief Executive Officer	21%	21%	58%
Rick Dobson, Executive Vice President and Chief Financial Officer	28%	20%	52%
Michael Jines, Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer	35%	21%	44%
Rogers Herndon, Executive Vice President, Strategic Planning and Business Development	31%	19%	50%
David Brast, Senior Vice President, Commercial Operations and Origination	41%	22%	37%
Brian Landrum, Former Executive Vice President, Chief Operating Officer	56%	44%	0%
Suzanne Kupiec, Former Senior Vice President and Chief Risk and Compliance Officer	65%	35%	0%

(1)	Based on target levels and therefore will differ from the award amounts reported in the Summary Compensation Table.

(2)	Based on compensation values at the time the awards were made.

Why does RRI choose to pay each element?

Base Salary.  Base salary is paid in cash commensurate with the responsibilities of each individual’s position. The compensation committee annually reviews base salary and approves adjustments based on the factors discussed under “— How are executive compensation amounts determined?” The compensation committee believes the base salaries provide a competitive level of fixed compensation based on the individual’s experience and performance as well as the position’s market value. For 2009 base salaries, see “— Summary Compensation Table.” In February 2009, the compensation committee made no increases in 2009 base pay for executives. In making this determination, the compensation committee considered the market’s response to the current economic climate, the most common trends relative to base pay, and the fact that RRI was exploring a full range of possible strategic alternatives to enhance stockholder value.

Annual Incentive Awards.  Annual incentive awards are paid in cash and are tied to annual achievement of the performance metrics described below. The purpose of RRI’s annual incentive awards is to encourage superior performance on key corporate and employee metrics that the RRI board believes are critical to RRI’s business. Annual incentive awards are defined as a specified target percentage of base salary. These target percentages for executives are approved by the compensation committee based on the market data surveys prepared by Towers Watson and internal equity. The table below reflects the percentage of 2009 base salary that the executives were eligible to receive.

	Percent of Base Salary(1)
Executive	Threshold	Target	Maximum

Mark Jacobs	20%	100%	200%
Rick Dobson	14	70	140
Michael Jines	12	60	120
Rogers Herndon	12	60	120
David Brast	11	55	110
Brian Landrum	14	70	140
Suzanne Kupiec	11	55	110

(1)	Achievement between specified levels is pro-rated. Performance below threshold results in no payment. Performance above maximum is capped at the maximum percentage. The compensation committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events.

As a general rule, the compensation committee approves the structure of the annual incentive awards for the current year during the first quarter. In mid-2009, in light of the economic environment and the recent sale of RRI’s Texas retail business, management and the compensation committee undertook a comprehensive review of the annual incentive award metrics and approved revised metrics that emphasize performance, efficiency and effectiveness, the factors that the RRI board believes are important in driving RRI’s success and that RRI can control despite the cyclical nature of RRI’s business and the uncertain economy. The table below reflects the initial and revised 2009 metrics.

Revised 2009 Metrics (effective July 1, 2009)	Prior 2009 Metrics

Corporate Metrics	Corporate Metrics
Adjusted EBITDA	Adjusted EBITDA
Open wholesale contribution margin(1)	Open wholesale contribution margin
Retail contribution margin(2)	Retail contribution margin
Effectiveness Metric - total margin capture factor	Employee survey results
Efficiency Metric - total cost per MWh equivalent generation

(1)	Included through June 30, 2009, the month end prior to the compensation committee’s decision.

(2)	Included through April 30, 2009, the date immediately preceding the sale of RRI’s Texas retail business.

The metric payout amounts and the determination of threshold, target and opportunity are based on a number of factors, including:

•	the estimated likelihood of achievement;

•	the volatility of performance, based on past history as well as projections;

•	the degree of difficulty associated with achievement;

•	the mix of controllable versus non-controllable factors impacting achievement; and

•	any other relevant data.

Generally, the target level is consistent with RRI’s annual operating plan, with threshold and opportunity levels that take into account the types of factors listed above. The weighting of the different performance metrics is recommended by management and approved by the compensation committee based on the assessment of the relative priorities of the specific performance metrics.

	Threshold	Target		Actual	Achievement
Revised 2009 Metrics	(20%)	(100%)	Maximum (200%)	Results	of Target	Weight
	($ in millions)

Corporate Metrics Adjusted EBITDA(1)	$92	$292	$492	$55	0.0%	30%
Open wholesale contribution margin(2)	$29	$65	$101	$52	71.1%	15%
Retail contribution margin(3)	$170	$240	$310	$298	182.9%	15%
Total margin capture factor(4)	89.2%	91.2%	93.2%	89.2%	20.0%	20%
Total cost per MWh equivalent generation(5)	$15.43	$13.93	$12.43	$14.30	80.3%	20%

Total						100%

(1)	Adjusted EBITDA is considered an important metric for valuation of RRI’s performance and that of its stock. It represents EBITDA adjusted for unrealized gains/losses on energy derivatives, western states litigation and similar settlements, severance, goodwill and long-lived assets impairments and debt extinguishments losses.

(2)	Open wholesale contribution margin for January 1, 2009 — June 30, 2009 encompassed RRI’s commercial capacity factor objectives, energy margin execution ability and cost effectiveness. It represented revenues less cost of sales and operation and maintenance, excluding severance, adjusted to exclude the impact of wholesale hedges and unrealized gains/losses on energy derivatives. The metric was further adjusted for purposes of calculating annual incentive awards by the expected margin impact of changes in commodity (gas, coal and SO2) prices versus the commodity prices assumed in the original target.

(3)	Retail contribution margin for January 1, 2009 — April 30, 2009 encompassed RRI’s customer count objectives and margin execution performance and cost effectiveness. It represented revenues less cost of sales, operation and maintenance, selling and marketing and bad debt expense for RRI’s retail energy segment, adjusted to exclude the impact of unrealized gains/losses on energy derivatives. This metric is further adjusted for purposes of calculating annual incentive awards to exclude prior year market usage adjustments that are not related to current year performance.

(4)	Total margin capture factor measures RRI’s effectiveness at operating each plant to capture the maximum value at the lowest economic cost over time. It is calculated by dividing open gross margin generated by the plants by the total available open gross margin assuming 100% availability. Open gross margin consists of open energy gross margin and other margin. Open energy gross margin is calculated using the day-ahead and real-time market power sales prices received by the plants less market-based delivered fuel costs. Open energy gross margin excludes the effects of other margin, hedges and other items and unrealized gains/losses on energy derivatives. Other margin represents power purchase agreements, capacity payments and ancillary services revenues.

(5)	Total cost per MWh equivalent generation measures how efficiently RRI manages its plants and operates the business. Total cost includes operation and maintenance expense (excluding the REMA lease expense and severance), general and administrative expense (excluding severance), and maintenance capital expenditures. MWh generation is actual generation (excluding power purchase agreements and tolling agreements) plus equivalent MWh generation from other margin calculated by dividing other margin by $25.00 (average of the 2006-2008 open energy margin/MWh).

See non-equity incentive plan compensation in the “— Summary Compensation Table” for valuation disclosure related to 2009 annual incentive awards for each executive. See also “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger — 2010 Annual Incentive Plan (AICP)” on page 59.

Long-Term Incentive Awards.  Given the sale of RRI’s Texas retail business and the current market environment, the compensation committee determined that RRI’s long-term incentive awards for 2009 should serve as a retention vehicle and also align its executives’ interests with those of its stockholders. In June 2009, the compensation committee granted the executives long-term incentive awards structured as follows:

		Percentage of
Award Vehicle	Vesting Period	Targeted LTI Value

Cash Units	Time-based, three-year cliff vesting, cash settled based on common stock price	50%
Restricted Stock Units	Time-based, three-year cliff vesting, common stock settled	50%

In June 2009, the compensation committee approved the awards following its review of management’s proposals, which considered market data prepared by Towers Watson, individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. These factors are not weighted but are considered in the aggregate. Given the unusual circumstances in 2009, including the review of strategic alternatives, the sale of RRI’s retail business and the volatility and decline in its stock price, the compensation committee opted in 2009 to include only time-based award vehicles, rather than performance-based award vehicles. In the prior two years, stock options and performance units tied to stock price were included as part of the long-term incentive awards. The grant date market values of the 2009 long-term incentive awards were generally lower than the grant date market values of the 2008 long-term incentive awards in recognition of the less-leveraged nature of time-based awards compared to the performance-based awards used in the past. In early 2010, the compensation committee approved a return to a long-term incentive award structure that includes both time- and performance-based award vehicles. The 2010 awards include (i) time-based, common-stock settled restricted stock units with three-year cliff vesting, (ii) time-based common stock options that vest ratably over a three-year period and (iii) performance-based, cash-settled cash units that payout based on the level of RRI’s three-year average total shareholder return relative to the composite average of its peer group.

See “— How does each element and RRI’s decisions regarding that element fit into the compensation program’s objectives and affect other elements?” above for each executive’s targeted allocation of long-term incentive compensation, and see “— Summary Compensation Table” and “— 2009 Grants of Plan-Based Awards” for valuation disclosure related to 2009 long-term incentive awards for each executive. See also “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56 for descriptions of (i) equity compensation awards that will vest upon completion of the merger and (ii) a retention award granted to Mr. Jacobs in connection with the merger.

Executive Perquisites.  With the exception of executive officer relocation (where applicable), RRI does not provide substantial personal benefits or perquisites. RRI does allow up to $5,000 per year for each executive in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning and financial planning services.

How were payment amounts and trigger events determined for termination and change-in-control?

RRI provides for payments and benefits if an executive is terminated without cause or resigns for good reason in connection with a change-in-control. In addition, RRI’s executive severance plan provides for payments and other benefits if an executive’s employment is involuntarily terminated other than by reason of death, disability, cause or a change-in-control. The RRI board periodically reviews the payment multiples and the triggering events for receipt of these payments and benefits with Towers Watson to ensure consistency with market practice.

The change-in-control triggering events were selected so that RRI executives can evaluate potential change-in-control triggering events impartially and without self-interest and so that RRI executives would be encouraged to continue their attention and dedication to RRI without regard to the security of their employment following a change in control of RRI. RRI chooses to provide severance benefits for termination in these circumstances to provide financial assistance and resolve any possible related claims against RRI that may arise. The potential payments under these arrangements do not affect the other elements of the executives’ compensation. See “— Potential Payments upon Termination or Change-in-Control.” See also “The Merger —

Interest of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56 for a description of change in control agreements and amendments thereto in connection with the merger.

What are our equity and security ownership requirements?

RRI encourages stock ownership by executives through the use of equity awards and mandatory holding periods. In addition, the RRI board has adopted stock ownership guidelines for RRI’s directors and executives. See “— Corporate Governance — Stock Ownership Guidelines and Mandatory Holding Period” in RRI’s proxy statement for its most recent annual meeting. Other than Mr. Dobson, who joined RRI in October 2007 and Mr. Myres, who joined RRI in December 2007, each executive meets or exceeds the applicable target stock ownership guidelines. Messrs. Dobson and Myres are on track to meet the guidelines by the deadline provided for in the guidelines.

When are awards granted and base salaries approved?

As a general rule, the compensation committee approves RRI executives’ base salaries, payout of annual incentive awards for the prior year, and annual and long-term incentive awards for the current year at its first regular quarterly meeting (generally in February or March). In light of the sale of RRI’s Texas retail business in the second quarter of 2009, the compensation committee approved long-term incentive awards and revised annual incentive awards in mid-2009.

Any awards for newly hired executives are granted on the first business day of the month immediately following the executive’s appointment date. Offers to executive candidates are reviewed with the compensation committee prior to being made. Any equity awards included in an offer are subject to the compensation committee’s approval.

RRI executives do not have any role in establishing the timing of grants or vesting of equity or equity-based awards. RRI does not have any program, plan or practice to time grants of equity or equity-based awards in coordination with the release of material non-public information and does not set grant dates for new executives in coordination with the release of such information. The RRI board has not timed, and does not intend to time, the release of material non-public information for the purpose of affecting the value of executive compensation. See “— 2009 Grants of Plan-Based Awards.”

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The compensation committee considers tax, tax deductibility and accounting treatment of various compensation alternatives. However, these are not typically driving factors. The compensation committee may approve non-deductible compensation arrangements if it believes they are in the best interests of RRI and its stockholders taking into account several factors, including the RRI’s ability to utilize the deduction based on projected taxable income.

Compensation Committee Interlocks and Insider Participation

During 2009, all members of the compensation committee were independent directors and no member is or was an employee of RRI. During 2009, none of RRI’s executives served on a compensation committee (or equivalent) or a board of directors of another entity that had an executive serving on the compensation committee or RRI board.

Summary Compensation Table

The following table sets forth the compensation of RRI’s President and Chief Executive Officer, Chief Financial Officer, the other three most highly compensated executives who were serving as of December 31, 2009, the former Chief Operating Officer and the former Chief Risk and Compliance Officer. Except for Mr. Jacobs’ arrangement under the merger agreement to become president and chief operating officer of the combined company, none of RRI’s executives has an employment agreement or arrangement. For further discussion of executive compensation, see “— Compensation Discussion and Analysis.”

								Change in
								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Mark M. Jacobs	2009	$910,000	$—		$2,446,250	$—	$527,838	$—	$61,362	$3,945,450
President and Chief	2008	895,000	—		2,880,887	1,180,918	600	—	117,959	5,075,364
Executive Officer	2007	767,125	—		1,736,183	1,218,078	821,864	—	125,190	4,668,440
Rick J. Dobson(5)	2009	515,000	—		901,250	—	209,127	—	35,688	1,661,065
Executive Vice President	2008	511,251	—		1,062,015	435,326	600	—	88,263	2,097,455
and Chief Financial Officer	2007	88,542	—		261,464	292,860	—	—	36,168	679,034
Michael L. Jines	2009	430,000	—		515,000	—	149,678	18,869	76,906	1,190,453
Executive Vice President, General	2008	422,750	—		542,019	222,182	91,914	14,159	47,850	1,340,874
Counsel and Corporate Secretary;	2007	397,250	—		407,885	170,401	255,461	9,713	56,856	1,297,566
Chief Compliance Officer
D. Rogers Herndon	2009	350,000	—		515,000	—	121,838	—	44,177	1,031,015
Executive Vice President	2008	347,500	—		393,927	161,469	75,660	—	49,375	1,027,931
Strategic Planning and	2007	311,250	153,125		264,168	110,368	185,832	—	25,361	1,050,104
Business Development
David D. Brast(5)	2009	302,500	101,667	(6)	257,500	—	96,536	—	41,962	800,165
Senior Vice President Commercial Operations and Origination
Brian Landrum(7)	2009	335,019	—		—	—	38	—	2,159,953	2,495,010
Former Executive Vice President	2008	655,000	—		1,448,159	593,627	600	—	79,658	2,777,044
and Chief Operating Officer	2007	610,000	—		895,508	374,128	457,535	—	93,476	2,430,647
Suzanne L. Kupiec(7)	2009	166,250	—		—	—	38	—	928,224	1,094,512
Former Senior Vice President and Chief Risk and Compliance Officer

(1)	Represents the aggregate grant date fair value of the awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Share Based Payment (FASB ASC Topic 718). Amounts for 2008 and 2007 have been recalculated to comply with the new requirements. Amounts relate to long-term incentive awards and assume none of the awards will be forfeited. The assumptions used for calculating the FASB ASC Topic 718 fair value of the equity awards are provided in note 10 to RRI’s consolidated financial statements in its most recent Form 10-K. These awards are discussed further under “— 2009 Grants of Plan-Based Awards.”

(2)	Represents (i) annual incentive awards earned by each executive based on the achievement level of annual performance goals and (ii) Power of One Program awards. These cash awards are discussed further under “— 2009 Grants of Plan-Based Awards.” Messrs. Jacobs, Dobson and Landrum did not receive annual incentive awards for 2008.

(3)	Represents above-market interest (more than 120% of the applicable federal rate) earned on the deferred compensation balance in the RRI Energy, Inc. Successor Deferral Plan.

(4)	The amounts shown as “All Other Compensation” for each executive in 2009 are composed of the following items:

		Deferral	Payments
		and	for	Welfare			Tax
	Savings	Restoration	Unused	Benefits	Severance		Gross
Name	Plan(a)	Plan(b)	Vacation(c)	Coverage(d)	Payments(e)	Other	Ups(f)	Total

Mark Jacobs	$18,061	$43,227	$—	$—	$—	$50	$24	$61,362
Rick Dobson	18,061	17,553	—	—	—	50	24	35,688
Michael Jines	15,374	21,768	39,690	—	—	50	24	76,906
Rogers Herndon	18,061	12,581	13,461	—	—	50	24	44,177
David Brast	16,836	25,052	—	—	—	50	24	41,962
Brian Landrum	16,836	9,393	66,498	6,304	2,060,755	50	117	2,159,953
Suzanne Kupiec	16,836	1,804	44,422	7,231	857,746	50	135	928,224

(a)	Represents company contributions to the RRI Energy, Inc. Savings Plan, including a 2009 discretionary contribution made in 2010 for Messrs. Jacobs, Dobson and Herndon.

(b)	Represents company contributions to the savings restoration component of the RRI Energy, Inc. Deferral and Restoration Plan, including a 2009 discretionary contribution made in 2010 for Messrs. Jacobs, Dobson, Jines, Herndon and Brast.

(c)	Represents accrued, but unused, vacation that was paid under the terms of RRI’s vacation policy.

(d)	Represents income recognition in connection with continued health and welfare benefits coverage at active employee premium rates.

(e)	Represents severance payments paid under the terms of RRI’s executive severance plan.

(f)	Represents tax reimbursements for taxable income recognized in connection with a $50 gift certificate issued to all employees in January 2009. Mr. Landrum and Ms. Kupiec also received a tax reimbursement for FICA taxable income recognized in connection with continued health and welfare benefits coverage at active employee premium rates.

(5)	Mr. Dobson joined RRI as Chief Financial Officer in October 2007. Mr. Brast was appointed as an executive in May 2009.

(6)	Includes a $41,667 pro-rata discretionary bonus received by Mr. Brast in connection with his position in commercial operations for the period prior to his appointment as an executive. The awards under the commercial operations program are designed to reward individuals in high-impact positions in the commercial operations department and are not available to executives. In addition, includes a $60,000 supplemental cash award described further under “— Compensation Discussion and Analysis — How are executive compensation amounts determined?”

(7)	Mr. Landrum and Ms. Kupiec departed the company in May 2009.

2009 Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards;	Option		Grant
								Number	Awards;	Exercise	Date
								of	Number	or Base	Fair
								Shares	of	Price	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Stock	Securities	of	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			or	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Options	Awards	Awards(3)

Mark Jacobs	—	$182,000	$910,000	$1,820,000	—	—	—	—	—	—	$—
	—	—	38(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—	—	—	—	—	475,000	—	—	2,446,250
Rick Dobson	—	72,100	360,500	721,000	—	—	—	—	—	—	—
	—	—	38(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—	—	—	—	—	175,000	—	—	901,250
Michael Jines	—	51,600	258,000	516,000	—	—	—	—	—	—	—
	—	—	38(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—	—	—	—	—	100,000	—	—	515,000
Rogers Herndon	—	42,000	210,000	420,000	—	—	—	—	—	—	—
	—	—	38(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—	—	—	—	—	100,000	—	—	515,000
David Brast	—	33,275	166,375	332,750	—	—	—	—	—	—	—
	—	—	38(4)	—	—	—	—	—	—	—	—
	6/19/09	—	—	—	—	—	—	50,000	—	—	257,500
Brian Landrum	—	—	38(4)	—	—	—	—	—	—	—	—
Suzanne Kupiec	—	—	38(4)	—	—	—	—	—	—	—	—

(1)	Represents the range of payouts possible under RRI’s annual incentive plan. The actual amounts paid in 2010 based on 2009 performance are included in the “Non-Equity Incentive Plan Compensation” column of the “— Summary Compensation Table.” Except in the case of death, disability or retirement following five years of service, the executive must be employed by RRI on the payment date to receive payment of the award.

(2)	Represents long-term incentive awards of restricted stock units and cash units, each representing 50% of the total. Upon vesting, one-half of each award will be settled in shares and the remaining half will be settled in cash. For vesting schedules, see “— Outstanding Equity Awards at 2009 Fiscal Year-End.”

(3)	The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718 and reflect the fair value of each equity award based on the grant date fair market value of RRI common stock.

(4)	Represents Power of One awards paid in 2009 based on fourth quarter 2008 plant availability and customer count goals for RRI’s former retail business. All of RRI’s employees participated in this program until its termination in December 2008.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards;
								Plan	Market or
			Equity					Awards;	Payout
			Incentive					Number of	Value of
			Plan			Number of	Market	Unearned	Unearned
			Awards;			Shares	Value of	Shares,	Shares,
			Number of			or Units	Shares	Units or	Units or
			Securities			of Stock	or Units of	Other	Other
			Underlying			that	Stock	Rights	Rights
	Number of Securities		Unexercised	Option	Option	Have	that Have	that Have	that Have
	Underlying Unexercised Options		Unearned	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested(3)	Vested	Vested

Mark Jacobs	318,667	—	—	$4.790	7/28/2012	27,079	$154,892	—	—
	212,000	—	—	3.505	3/10/2013	32,240	184,413	—	—
	489,600	—	—	8.135	2/12/2014	55,851	319,468	—	—
	38,684	19,342	—	16.260	2/19/2017	96,294	550,802	—	—
	53,775	26,888	—	26.365	5/15/2017	475,000	2,717,000	—	—
	39,893	79,787	—	23.375	2/18/2018	—	—	—	—
Rick Dobson	16,000	8,000	—	26.955	10/31/2017	9,700	55,484	—	—
	14,706	29,412	—	23.375	2/18/2018	20,589	117,769	—	—
	—	—	—	—	—	35,498	203,049	—	—
	—	—	—	—	—	175,000	1,001,000	—	—
Michael Jines	52,520	—	—	30.000	3/5/2011	12,464	71,294	—	—
	217,600	—	—	8.135	2/12/2014	10,508	60,106	—	—
	17,804	8,903	—	16.260	2/19/2017	18,117	103,629	—	—
	7,505	15,012	—	23.375	2/18/2018	100,000	572,000	—	—
Rogers Herndon	11,532	5,766	—	16.260	2/19/2017	8,072	46,172	—	—
	5,454	10,910	—	23.375	2/18/2018	7,637	43,684	—	—
	—	—	—	—	—	13,167	75,315	—	—
	—	—	—	—	—	100,000	572,000	—	—
David Brast	8,438	—	—	7.1507	2/24/2010	3,647	20,861	—	—
	20,690	—	—	30.000	3/5/2011	4,268	24,413	—	—
	20,000	—	—	10.900	2/29/2012	7,358	42,088	—	—
	13,065	—	—	3.505	3/30/2013	50,000	286,000	—	—
	136,000	—	—	8.135	2/12/2014	—	—	—	—
	5,209	2,605	—	16.260	2/19/2017	—	—	—	—
	3,048	6,097	—	23.375	2/18/2018	—	—	—	—
Brian Landrum	39,091	—	—	16.260	7/2/2010	—	—	—	—
	20,053	—	—	23.375	7/2/2010	—	—	—	—
Suzanne Kupiec	9,164	—	—	16.260	7/2/2010	—	—	—	—
	3,647	—	—	23.375	7/2/2010	—	—	—	—

(1)	Represents 2007 and 2008 long-term incentive awards of common stock options granted with exercise prices equal to the average of the high and low trading prices of RRI common stock on the dates of grant. All common stock options vest ratably over a three-year period beginning on the first anniversary of the grant date, which is ten years prior to the option expiration date, except for the common stock options scheduled to expire on February 12, 2014, which cliff vested on December 31, 2006.

(2)	Represents 2007, 2008 and 2009 long-term incentive awards of time-based restricted stock units, time-based cash units and, for 2008, performance-based cash units. The performance-based cash units (Mr. Jacobs (96,294), Mr. Dobson (35,498), Mr. Jines (18,117), Mr. Herndon (13,167), and Mr. Brast (7,358)) vest if RRI common stock achieves a closing price of at least $32.00 for twenty consecutive trading days between February 19, 2008 and February 19, 2011. These awards will be forfeited if not vested within that three-year term. The vesting schedule for the remaining awards is as follows:

	Unvested Units as of 12/31/2009
Name	Restricted stock units	Cash units	Vesting Date

Mark Jacobs	27,079		2/20/2010
	10,746		5/16/2010
	10,747		5/16/2011
	10,747		5/16/2012
	55,851		2/19/2011
	237,500	237,500	6/19/2012
Rick Dobson	9,700		11/1/2010
	20,589		2/19/2011
	87,500	87,500	6/19/2012
Michael Jines	12,464		2/20/2010
	10,508		2/19/2011
	50,000	50,000	6/19/2012
Rogers Herndon	8,072		2/20/2010
	7,637		2/19/2011
	50,000	50,000	6/19/2012
David Brast	3,647		2/20/2010
	4,268		2/19/2011
	25,000	25,000	6/19/2012

(3)	The market value is based on the December 31, 2009 closing price of RRI common stock ($5.72).

2009 Option Exercises and Stock Vested

The following table provides information regarding the number of shares vested and the pretax value realized by each executive from the exercise of stock options or vesting of stock awards in 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on
Name	Exercise	Exercise(1)	Vesting		Value Realized on Vesting

Mark Jacobs	—	$—	—		$—
Rick Dobson	—	—	—		—
Michael Jines	—	—	—		—
Rogers Herndon	—	—	60,000	(2)	277,200
David Brast	—	—	—		—
Brian Landrum	39,195	87,993	—		—
Suzanne Kupiec	33,816	22,162	—		—

(1)	Represents the product of the number of shares acquired and the excess of the market value of the shares on the exercise date over the exercise price.

(2)	Represents the product of the number of shares acquired and the fair market value of RRI common stock on the vesting date. One-half of this award was settled in shares and the remaining half was settled in cash.

2009 Nonqualified Deferred Compensation

Deferral and Restoration Plan

In 2008, RRI adopted a new Deferral and Restoration Plan in order to comply with Section 409A of the Code. The new plan incorporates changes in the distribution options which were effective in 2005 and changes in the contribution formula effective in 2009. The new Deferral and Restoration Plan and its predecessor are referred to collectively below as the Deferral Plan.

Under the Deferral Plan, executives’ accounts are deemed to be invested among a group of designated mutual funds as directed by the executive. The investment elections can be changed at any time. Earnings credited to the executives’ accounts reflect the earnings of the deemed investment. A “rabbi trust” has been established, to which RRI contributes amounts it expect to use to pay benefits under the Deferral Plan programs.

The Deferral Plan has two separate programs, a deferred compensation program and a savings restoration program.

Deferred Compensation Program

Under the deferred compensation program, executives may elect to defer payment of up to 80% of their base salary and/or up to 100% of their annual incentive award. In order to address statutory requirements, RRI has “grandfathered” the benefits earned by Mr. Landrum prior to January 1, 2005. Mr. Landrum’s pre-2005 account balance was distributed to him upon his departure from the company in 2009 under the terms of the Deferral Plan. No other executives named in the Summary Compensation Table have grandfathered deferred compensation balances. The deferred amounts are always 100% vested. Executives may elect a distribution year for each year’s deferred amounts, which must be at least three years after the deferral year, or may elect payment in five annual installments beginning the fourth year after deferral. If the executive terminates before distribution is complete, the entire balance will be paid in a lump sum six months after termination.

Savings Restoration Program

The savings restoration program of the Deferral Plan permits RRI to provide contributions that cannot be made on an executive’s behalf to the tax-qualified RRI Energy Inc. Savings Plan because of IRS rules. The savings restoration benefit is an amount equal to 6% of the difference between the IRS compensation limit ($245,000 for 2009) and the executive’s compensation plus an amount equal to this difference times the profit-sharing percentage applicable to the qualified savings plan.

Messrs. Jacobs, Jines, Brast and Landrum have grandfathered amounts under the savings restoration program. Executives may elect to take distribution of these benefits earned before January 1, 2005 in either a lump sum or annual installments upon termination of employment. They may also take a lump sum distribution at any time subject to a 10% penalty and may change their distribution election for these amounts, subject to a 12-month waiting period. Benefits earned after December 31, 2004 will be distributed automatically in a lump sum six months after termination of employment.

Successor Deferral Plan

RRI also sponsors a second nonqualified deferred compensation plan, the Successor Deferral Plan. Mr. Jines is the only participant. The Successor Deferral Plan holds account balances consisting of salary and bonus deferrals that were transferred from a nonqualified deferred compensation plan maintained by RRI’s former parent company, CenterPoint Energy, Inc. No additional contributions to this plan are permitted. Earnings are credited to the account balance at an interest rate equal to the Moody’s Long Term Corporate Bond Index plus 2%. The plan provides for distribution elections as follows:

•	early distribution of either 50% or 100% of the amount deferred plus earnings for a particular year provided the funds have been in the plan at least three years; or

•	in a lump sum or annual installments upon termination upon or after age 65.

Distribution elections can be changed subject to a 12-month waiting period. If RRI has a change-in-control (as defined in the Successor Deferral Plan), distribution will be made as if Mr. Jines had terminated employment upon or after age 65. A “rabbi trust” has been established, to which, upon the occurrence of a change-in-control, RRI will contribute amounts it expects to use to pay benefits under this plan.

The following table provides information regarding the Deferral Plan and the Successor Deferral Plan.

					Aggregate
		Executive	Company	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance at
Name	Plan	in 2009	in 2009(1)	in 2009(2)	in 2009	12/31/2009

Mark Jacobs	Deferral Plan	$—	$51,057	$116,136	$—	$515,620
Rick Dobson	Deferral Plan	—	18,316	101	—	35,433
Michael Jines	Deferral Plan	—	24,052	54,227	—	235,519
	Successor Deferral	—	—	39,461	—	518,361
	Plan
Rogers Herndon	Deferral Plan	—	15,148	4,190	—	48,721
David Brast	Deferral Plan	—	26,505	8,732	—	183,297
Brian Landrum	Deferral Plan	—	17,741	83,774	(55,626)	339,324
Suzanne Kupiec	Deferral Plan	—	3,877	575	(12,439)	100,284

(1)	Represents RRI’s contributions to the savings restoration component of the Deferral Plan. The reported amounts include contributions made in 2009 with respect to fiscal year 2008 compensation as follows: $11,155; $2,114; $5,090; $3,534; $4,511 and $8,347 for Messrs. Jacobs, Dobson, Jines, Herndon, Brast and Landrum, respectively, and $2,073 for Ms. Kupiec. The remaining amounts are reported for 2009 in the “All Other Compensation” column of the “— Summary Compensation Table.”

(2)	Represents the annual earnings on the nonqualified deferred compensation account balances of the Deferral Plan and the Successor Deferral Plan during 2009. Earnings may increase or decrease depending on the performance of the deemed investment elections offered under the Deferral Plan. The above-market earnings credited to Mr. Jines under the Successor Deferral Plan are also reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the “— Summary Compensation Table.”

Potential Payments upon Termination or Change-in-Control

Change-in-Control

RRI has entered into change-in-control agreements with its current executives named in the “— Summary Compensation Table.” The change-in-control agreements provide for payments and benefits following termination of employment in connection with a change-in-control in the following circumstances:

•	an involuntary termination that did not result from death, disability or termination for cause;

•	termination by the executive for “Good Reason;” or

•	termination initiated by RRI and mutually agreed upon by the executive and RRI.

For this purpose, “Good Reason” generally means:

•	a material reduction in duties and responsibilities;

•	a material reduction in annual base salary;

•	RRI’s failure to continue certain benefits and compensation plans (or comparable benefits plans) that are material to the executive’s compensation; or

•	a change of more than 50 miles in the location of the executive’s principal place of employment.

Under the change-in-control agreements in effect on December 31, 2009, if the payment obligations under the agreements are triggered, RRI is required to provide the following severance benefits:

•	a cash severance payment equal to a multiple of salary (three in the case of Messrs. Jacobs and Dobson, and two in the case of Messrs. Jines, Herndon and Brast) plus the same multiple times the executive’s target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum;

•	continued welfare benefits coverage (medical, dental and vision) for two years;

•	outplacement services for 12 months and financial planning services;

•	“gross-up payments” intended to reimburse the executive for any excise taxes under Section 4999 of the Code in connection with the agreement; and

•	“gross-up payments” intended to reimburse the executive for any taxes and penalties inadvertently triggered under Section 409A of the Code, unless the tax is imposed because of the plan aggregation rules under Section 409A or, in the case of termination for Good Reason, the executive does not timely notify RRI of the event.

As described in more detail at “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger — Change in Control Agreements — Executives with Ongoing Roles” beginning on page 58, the agreements with Messrs. Jacobs and Jines were amended effective upon completion of the merger, in the case of Mr. Jines, to change his severance multiple from two to three and to eliminate his right to a gross-up payment under Section 4999 of the Code and, in the case of Mr. Jacobs, to adjust his good reason rights in connection with the merger and eliminate his right to a gross-up payment under Section 4999 of the Code.

Before their amendment in connection with the merger, the executives’ agreements for long-term incentive awards provided that in the event of a change-in-control prior to the vesting date, (i) any unvested restricted stock units will vest and will be settled in cash based on the fair market value of RRI stock on the date immediately preceding the change-in-control, (ii) any unvested common stock options also will vest, and (iii) all (vested and unvested) unexercised common stock options will be settled by a cash payment per share equal to the difference between the exercise price of the options and the fair market value of RRI stock on the date preceding the date of the change-in-control. For the treatment of equity awards in connection with the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger — Equity Compensation Awards” on page 57; the treatment described there applies only to the merger and not any other change-in-control.

The change-in-control agreements provide that the executive may not disclose confidential information and may not hire or solicit to hire any of RRI’s employees for one year after a covered termination under the agreement.

The following table summarizes payments and benefits to be provided to the executives in connection with a change-in-control assuming a qualifying termination of employment as of December 31, 2009:

		Multiple	Pro-rata
		of Target	Target
		Annual	Annual	Welfare		Excise		Total
	Multiple of	Incentive	Incentive	Benefits	Miscellaneous	Tax	Equity-based	Pre-Tax
Name	Salary	Award	Award	Coverage	Benefits(1)	Gross-Up	Awards(2)	Benefit

Mark Jacobs	$2,730,000	$2,730,000	$910,000	$31,463	$25,000	$—	$3,926,574	$10,353,037
Rick Dobson	1,545,000	1,081,500	360,500	37,532	25,000	1,305,409	1,377,302	5,732,243
Michael Jines(3)	860,000	516,000	258,000	37,125	25,000	—	807,029	2,503,154
Rogers Herndon	700,000	420,000	210,000	27,809	25,000	—	737,171	2,119,980
David Brast	605,000	332,750	166,375	28,192	25,000	—	373,362	1,530,679

(1)	Represents the value of outplacement services ($20,000) and financial planning services ($5,000).

(2)	Represents the intrinsic value of all unvested outstanding equity awards based on an assumed price of $5.72 (closing price on December 31, 2009). Additionally, all vested unexercised common stock options held by Mr. Jacobs and Mr. Brast would have been settled by cash payments of $765,940 and $28,939, respectively. There was no intrinsic value in the vested unexercised common stock options held by Messrs. Dobson, Jines and Herndon.

(3)	Determined on the basis of Mr. Jines’ agreement as in effect on December 31, 2009. For a discussion of amounts payable under his agreement as amended upon completion of the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56.

For additional information, see “— Compensation Discussion and Analysis — How were payment amounts and trigger events determined for termination or change-in-control?” and “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56. For payments made in connection with termination under RRI’s nonqualified deferred compensation plans, see “— 2009 Nonqualified Deferred Compensation” and “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger” beginning on page 56.

Executive Severance

RRI’s executive severance plan provides for payments and other benefits upon involuntary termination of the executive’s employment that did not result from death, disability or termination for cause or that did not follow a change-in-control. If the payment obligations under the plan are triggered, RRI is required to provide severance benefits (subject to certain conditions) as follows:

•	a cash severance payment equal to a multiple of salary (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Herndon and Brast) plus the same multiple times the target annual incentive award, payable in a lump sum;

•	a pro-rated target annual incentive award based on the number of days the executive was employed during the year in which his employment was terminated, payable in cash in a lump sum; and

•	continued welfare benefits coverage (medical, dental and vision) for the number of years equal to the applicable severance multiple (two in the case of Mr. Jacobs and 1.5 in the case of Messrs. Dobson, Jines, Herndon and Brast).

To receive severance benefits under the plan, the executive must sign a waiver and release providing that the executive waives all claims against RRI, will not disclose confidential information, and for one year, will not hire or solicit to hire any of RRI’s employees. In the event an executive receives severance benefits under the plan and is rehired within 60 days, the executive must repay the benefits received.

The following table summarizes severance payments and benefits to be provided to the executives assuming a qualifying termination of employment as of December 31, 2009:

		Multiple
		of Target
		Annual	Pro-rata	Welfare
		Incentive	Target Annual	Benefits
Name	Multiple of Salary	Award	Incentive Award	Coverage	Outplacement(1)	Total

Mark Jacobs	$1,820,000	$1,820,000	$910,000	$31,463	$20,000	$4,601,463
Rick Dobson	772,500	540,750	360,500	28,149	20,000	1,721,899
Michael Jines	645,000	387,000	258,000	27,844	20,000	1,337,844
Rogers Herndon	525,000	315,000	210,000	20,857	20,000	1,090,857
David Brast	453,750	249,563	166,375	21,144	20,000	910,832

(1)	Outplacement services are not part of the benefits required under RRI’s executive severance plan; however, we generally provide them for a period of 12 months.

For additional information, see “— Compensation Discussion and Analysis — How were payment amounts and trigger events determined for termination or change-in-control?” For payments made in connection with termination under RRI’s nonqualified deferred compensation plans, see “— Nonqualified Deferred Compensation.”

Compensation Risk

In early 2010, RRI assessed the risks relating to RRI’s employee-wide compensation policies and practices. Based on this assessment, RRI thinks that none of its policies or practices are reasonably likely to have a material adverse effect on RRI.

Director Compensation

In setting non-management director compensation, the compensation committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the RRI board for approval. In 2009, the compensation committee retained Towers Watson to present updates in market trends and market data on non-management director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, stock-based compensation and share ownership requirements, all relative to RRI’s revised peer group described in “— Compensation Discussion and Analysis — How are executive compensation amounts determined?” As a result, the RRI board approved the new director compensation program described below, effective on January 1, 2010.

2009 Director Compensation

During 2009, all non-management directors received an annual retainer of $45,000, a fee of $2,000 for each board and committee meeting attended, and a $5,000 committee retainer for each committee on which he or she served, other than the audit committee. Non-management directors who served on the audit committee received a $10,000 committee retainer.

During 2009, directors were permitted to choose to receive these retainers and meeting fees in either cash or stock or a combination of both. A director who chose to receive these retainers and meeting fees in common stock received compensation in common stock following the end of each quarter and also received a 25% premium payable in restricted stock which vests and is transferable on the earlier of one year or at the end of his or her current term. In addition, upon reelection to the RRI board, each non-management director received an annual grant of 6,000 shares of restricted stock which vests and is transferable on the earlier of one year or at the end of the term in which granted. In June 2009, Mr. Silverstein, as Chairman of the Special Committee, received $15,000 in additional compensation, which he elected to receive in the form of 2,715 shares of immediately vested common stock. The value of the equity awards was based on the average of the high and low stock prices on the date of grant.

Mr. Staff served as Chairman of the Board until his retirement in June 2009. As Chairman of the Board, he also received an annual retainer of $125,000, payable in his choice of cash or stock or a combination of both, which he elected to receive in common stock. Mr. Miller began serving as Chairman of the Board in June 2009 upon Mr. Staff’s retirement and he received an additional annual retainer of $100,000, payable in his choice of cash or stock or a combination of both. Mr. Miller elected to receive his retainer 50% in cash and 50% in common stock.

The following table summarizes compensation earned by or granted to our non-management directors during 2009. Mr. Jacobs is not compensated for his director services.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
Name	Cash	(1)	Awards(2)	Compensation	Earnings	Compensation		Total

E. William Barnett	$—	$217,269	$—	$—	$—	$—		$217,269
Donald J. Breeding(3)	109,250	—	—	—	—	—		109,250
Kirbyjon H. Caldwell(3)	55,125	21,117	—	—	—	56,697	(4)	132,939
Steven L. Miller	12,500	229,458	—	—	—	—		241,958
Laree E. Perez	160,500	30,687	—	—	—	—		191,187
Evan J. Silverstein	62,500	183,213	—	—	—	—		245,713
Joel V. Staff(3)	—	114,634	—	—	—	—		114,634
William L. Transier(3)	119,000	—	—	—	—	—		119,000

(1)	Represent the aggregate grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. Outstanding unvested restricted stock awards as of December 31, 2009 were as follows: Mr. Barnett — 8,914; Mr. Miller — 8,835; Ms. Perez — 6,000 and Mr. Silverstein — 7,985.

(2)	As of December 31, 2009, the outstanding option awards were: Mr. Barnett — 15,000; Mr. Breeding — 1,667; Pastor Caldwell — 5,000; Mr. Miller — 10,000; Ms. Perez — 15,000; Mr. Staff — 870,400 and Mr. Transier — 10,000.

(3)	Pastor Caldwell resigned from the RRI board in March 2009 and Messrs. Breeding, Staff and Transier retired from the RRI board in June 2009.

(4)	Represents a discretionary cash payment to Pastor Caldwell in connection with his resignation from the RRI board.

2010 Director Compensation

Under the new director compensation program effective for 2010, non-management directors receive an annual cash retainer of $85,000, except the Chairman of the Board, who receives an annual cash retainer of $185,000. Committee chairpersons receive an additional annual cash retainer of $7,500 for each committee. Directors do not receive meeting fees unless the total number of all board and committee meetings attended exceeds 25 meetings in a calendar year, in which event they will receive $2,000 for each additional meeting. In addition, each non-management director receives an annual grant of immediately-vested restricted stock units with a value of $90,000 based on the average of the high and low stock prices on the grant date. Newly elected non-management directors will also receive an initial grant of immediately-vested restricted stock units with a value of $75,000 based on the average of the high and low stock prices on the grant date. The restricted stock units settle upon departure from the RRI board unless the director has elected to defer to a later date (though, as described at “The Merger — Interests of Directors and Executive Officers in the Merger — Interests of Directors and Executive Officers of RRI in the Merger — Equity Compensation Awards” on page 57, the restricted stock units will settle upon completion of the merger). The directors are permitted to choose in advance to have up to 33% of the restricted stock units settle in cash. The program provides target total compensation of approximately $175,000 ($275,000 for the Chairman of the Board), which is generally between the 50th and 75th percentile relative to RRI’s peer groups. The absolute value of the target total compensation will be reviewed annually and updated as appropriate. The target pay mix is approximately 50% cash and 50% equity (excluding the additional retainers for the Chairman of the Board and committee chairs).

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 regarding RRI’s equity compensation plans.

				(c)
	(a)		(b)	Number of Securities
	Number of		Weighted-Average	Remaining Available for
	Securities to be Issued		Exercise Price of	Future Issuance Under
	Upon Exercise of		Options, Warrants	Equity Compensation Plans
	Outstanding Options,		Outstanding	(Excluding Securities Reflected
	Warrants and Rights		and Rights(1)	in column (a))

Equity compensation plans approved by security holders(2)	6,487,502	(3)	$14.09	23,247,230	(4)
Equity compensation plans not approved by security holders(5)	717,806	(6)	8.42	3,618,389

Total	7,205,308		$13.67	26,865,619

(1)	The weighted average exercise prices exclude shares issuable under outstanding time-based restricted stock units (which do not have an exercise price).

(2)	Plans approved by stockholders include the RRI Energy, Inc. Employee Stock Purchase Plan, the RRI 2002 Long-Term Incentive Plan, the Long-Term Incentive Plan of RRI Energy, Inc. and the RRI Energy, Inc. Transition Stock Plan.

(3)	This amount includes 5,485,284 shares issuable upon the exercise of outstanding stock options and 1,002,218 shares issuable pursuant to outstanding restricted stock units granted under the RRI 2002 Long-Term Incentive Plan.

(4)	Includes stockholder approved reserves of 8,262,101 shares as of December 31, 2009 that may be issued under the RRI Energy, Inc. Employee Stock Purchase Plan and 14,985,129 shares that may be issued under the RRI 2002 Long-Term Incentive Plan. Under the RRI 2002 Long-Term Incentive Plan, no more than 25% of the shares available for future issuance are available for grant as awards of restricted stock and non-restricted awards of common stock or units denominated in common stock. No additional shares may be issued under the Long-Term Incentive Plan of RRI Energy, Inc. or the RRI Energy, Inc. Transition Stock Plan. No additional shares may be issued under the RRI Energy, Inc. Employee Stock Purchase Plan as it was terminated effective December 31, 2009, other than the 431,733 shares issued in January 2010 for the last offering period.

(5)	The RRI Energy, Inc. 2002 Stock Plan permits grants of stock options, stock appreciation rights, performance based stock awards, time-based stock awards and cash awards to all employees other than the executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act. The RRI board authorized 6,000,000 shares for grant upon adoption of the RRI Energy, Inc. 2002 Stock Plan. To the extent these 6,000,000 shares were not granted in 2002, the excess shares were cancelled. In January 2003, an additional 6,000,000 shares were authorized for the plan, with no more than 25% of these shares available for grant as awards of restricted stock and non-restricted awards of common stock or units denominated in common stock. The total number of shares available for future issuance is adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards.

(6)	This amount includes 436,579 shares issuable upon the exercise of outstanding stock options and 281,227 shares issuable pursuant to outstanding restricted stock units.

DESCRIPTION OF RRI CAPITAL STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of RRI’s capital stock that will be in effect if the merger is completed. You are encouraged to read RRI’s restated certificate of incorporation, which was filed as Exhibit 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and is incorporated herein by reference, and form of RRI’s amended and restated bylaws, which is attached as Annex E to this joint proxy statement/prospectus, as well as the form of certificate of amendment to the RRI restated certificate of incorporation, which will be in effect if the RRI board of directors implements the proposed RRI reverse stock split, and is attached as Annex F to this joint proxy statement/prospectus, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of RRI unless otherwise noted.

Authorized Capital Stock of RRI

RRI’s restated certificate of incorporation provides that the total number of shares of capital stock which may be issued by RRI is 2,125,000,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

		No. of Shares
Designation	Class	Authorized	Par Value

Common Stock	Common	2,000,000,000	$0.001
Preferred Stock	Preferred	125,000,000	$0.001

All outstanding shares of RRI common stock are fully paid and nonassessable.

The number of authorized shares of RRI common stock and RRI preferred stock will be reduced if RRI stockholders approve the Reverse Stock Split proposal and the board of directors of RRI elects to amend RRI’s restated certificate of incorporation to implement the proposed reverse stock split. See “RRI Proposals — Item 2. The Reverse Stock Split Proposal.”

Description of RRI Common Stock

Voting Rights

The holders of RRI’s common stock are entitled to one vote on each matter submitted for their vote at any meeting of RRI stockholders for each share of common stock held as of the record date for the meeting. The holders of RRI’s common stock are not entitled to cumulate their votes for the election of directors. The RRI board of directors is not classified.

Generally, the vote of the holders of a majority of the total number of votes of RRI capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter. Certain extraordinary transactions and other actions require supermajority votes, including but not limited to the supermajority voting provisions described below in “— Anti-takeover Provisions — Amendments.”

Liquidation Rights

In the event that RRI is liquidated, dissolved or wound up, the holders of RRI common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of RRI’s liabilities and of the prior rights of any outstanding series of RRI preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock and the restrictions set forth in certain RRI debt documents, the holders of RRI common stock are entitled to dividends when, as and if declared by the RRI board of directors out of funds legally available for that purpose.

No Preemptive Rights

The common stock has no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Anti-takeover Provisions

Some provisions of Delaware law and RRI’s restated certificate of incorporation and bylaws could discourage or make more difficult a change in control of RRI without the support of the RRI board of directors. A summary of these provisions follows.

Meetings and Elections of Directors

Stockholder Meetings.  RRI’s bylaws provide that special meetings of RRI stockholders may be called only by the chairman of the RRI board of directors, the president and chief executive officer, or a majority of the RRI board of directors. RRI’s restated certificate of incorporation and bylaws specifically deny the RRI stockholders the ability to call a special meeting. RRI’s bylaws also provide for an annual meeting of RRI stockholders to be held.

Elimination of Stockholder Action by Written Consent.  RRI’s restated certificate of incorporation and its bylaws provide that holders of RRI common stock cannot act by written consent without a meeting.

Election and Removal of Directors.  Directors serve one-year terms and are elected annually at the RRI annual meeting.

Vacancies.  Any vacancy occurring on the RRI board of directors and any newly created directorship may be filled only by a majority of the directors remaining in office.

Amendments

Amendment of Certificate of Incorporation.  The provisions described above in “Meetings and Elections of Directors,” under “— Stockholder Meetings,” “— Elimination of Stockholder Action by Written Consent” and “— Election and Removal of Directors” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of RRI capital stock entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws.  The RRI board of directors has the power to alter, amend or repeal RRI’s bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the RRI board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of RRI capital stock entitled to vote in the election of directors, voting together as a single class.

Notice Provisions Relating to Stockholder Proposals and Nominees

RRI’s bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to the RRI board of directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to the RRI board of directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to RRI’s corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

To be timely, a stockholder must deliver notice:

•	of a nomination or other business in connection with an annual meeting of stockholders, between 120 and 90 days before the anniversary of the previous year’s annual meeting of stockholders; or

•	of a nomination in connection with a special meeting of stockholders, between 60 and 40 days before the special meeting.

With respect to special meetings of stockholders, RRI’s bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting or shall otherwise have been brought before the meeting by or at the direction of the chairman of the meeting or the RRI board of directors.

Delaware Anti-takeover Law

RRI is subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the RRI board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the RRI board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of RRI’s voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring RRI to negotiate in advance with the RRI board of directors because the stockholder approval requirement would be avoided if the RRI board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Stockholder Rights Plan

Each share of RRI common stock includes one right to purchase from RRI a unit consisting of one one-thousandth of a share of RRI’s Series A preferred stock at a purchase price of $150.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between RRI and JPMorgan Chase Bank, the successor to The Chase Manhattan Bank, as rights agent. For a complete description of the rights, you are encouraged to read the summary below and the rights agreement, which was filed as Exhibit 4.2 to Amendment No. 8 to RRI’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 27, 2001.

Detachment of Rights; Exercisability.  The rights are evidenced by the certificates representing RRI’s currently outstanding common stock and all common stock certificates RRI may issue prior to the “distribution date.” That date will occur, except in some cases, on the earlier of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, who are referred to collectively as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of RRI common stock; or

•	ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

The RRI board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of RRI common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

Until the distribution date:

•	common stock certificates will evidence the rights;

•	the rights will be transferable only with those certificates;

•	new common stock certificates will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

The rights are not exercisable until the distribution date and will expire at the close of business on January 15, 2011, unless RRI redeems or exchanges them at an earlier date, as described below, or RRI extends the expiration date prior to January 15, 2011.

Flip-In Event.  A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a “permitted offer.” The rights agreement defines “permitted offer” as a tender or exchange offer for all outstanding shares of RRI common stock at a price and on terms that a majority of the independent directors on the RRI board of directors determines to be fair to and otherwise in RRI’s best interests and the best interests of the RRI stockholders.

If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in some specified circumstances, cash, property or other securities, which has a “current market price” equal to two times the exercise price of the right (as defined in the rights agreement).

Flip-Over Event.  A “flip-over event” will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

•	RRI is acquired by any person or RRI acquires any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer; or

•	50% or more of RRI’s assets, cash flow or earning power is sold, leased or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

Series A Preferred Stock.  After the distribution date, each right will entitle the holder to purchase a fractional share of RRI’s Series A preferred stock, which will be essentially the economic equivalent of one share of common stock. Please read “— Description of RRI Preferred Stock — Series A Preferred Stock” for additional information about the Series A preferred stock.

Antidilution.  The number of rights associated with a share of outstanding common stock, the number of fractional shares of Series A preferred stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, RRI common stock occurring prior to the distribution date. The exercise price of the rights and the number of fractional shares of Series A preferred stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A preferred stock.

Redemption of Rights.  At any time until the time a person becomes an acquiring person, RRI may redeem the rights in whole, but not in part, at a price of $.005 per right, payable, at RRI’s option, in cash, shares of common stock or such other consideration as the RRI board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

Exchange of Rights.  At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of RRI’s outstanding common stock or the occurrence of a flip-over event, RRI may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

Amendment of Terms of Rights.  The RRI board of directors may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the rights and the expiration date of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, the RRI board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

Rights Agent.  JPMorgan Chase Bank, successor to The Chase Manhattan Bank, serves as rights agent with regard to the rights.

Anti-takeover Effects.  The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire RRI without the approval of the RRI board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire RRI even if such acquisition may be favorable to the interests of the RRI stockholders. Because the RRI board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the RRI board of directors.

Description of RRI Preferred Stock

There are currently no shares of RRI preferred stock outstanding. Two million shares of RRI preferred stock have been designated as Series A Preferred Stock and are available for issuance pursuant to the RRI stockholder rights plan.

General Provisions Relating to Preferred Stock

The RRI board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designations, preferences, limitations and special rights of any class or series of preferred stock.

Holders of RRI common stock may purchase shares of RRI’s Series A preferred stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read “— Stockholder Rights Plan.”

Series A Preferred Stock

Ranking.  RRI’s Series A preferred stock ranks junior to all other series of RRI preferred stock, and senior to RRI common stock, with respect to dividend and liquidation rights.

Dividends.  Holders of shares of Series A preferred stock are entitled to receive, when, as and if declared by the RRI board of directors out of assets legally available for the payment of dividends, quarterly cash dividends of $10.00. This amount will be adjusted in the event that RRI makes a distribution of common stock to its common stockholders or undertakes a stock split or reverse stock split with respect to its common stock. The adjusted dividend rate cannot be less than $10.00. If RRI declares a dividend or distribution on its common stock (other than a dividend payable in common stock), it must also declare a dividend or distribution with respect to the Series A preferred stock. Dividends on the Series A preferred stock are cumulative.

Voting Rights.  Each share of Series A preferred stock is initially entitled to 1,000 votes per share. The number of votes per share will be adjusted in the event that RRI makes a distribution of common stock to its common stockholders or undertakes a stock split or reverse stock split with respect to its common stock. Generally, holders of RRI common stock and Series A preferred stock vote together as a class on all matters submitted to a vote of stockholders of RRI. However, if at any time dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, RRI will increase the number of directors on its board by two and the holders of RRI preferred stock, voting as a class, will have the right to elect two directors to fill those vacancies.

Liquidation Rights.  If RRI liquidates, dissolves or winds up, RRI may not make any distributions to holders of RRI common stock unless RRI first pays holders of the Series A preferred stock an amount equal to:

•	$1,000 per share, plus

•	accrued and unpaid dividends and distributions on the Series A preferred stock, whether or not declared, to the date of such payment.

Certain Restrictions.  If the dividends or distributions payable on the Series A preferred stock are in arrears, RRI may not:

•	declare or pay dividends on;

•	make any other distributions on;

•	redeem;

•	purchase; or

•	otherwise acquire for consideration any shares of RRI common stock or any shares of the Series A preferred stock until RRI has paid all such unpaid dividends or distributions, except in accordance with a purchase offer to all holders of the Series A preferred stock upon terms that the RRI board of directors determines will be fair and equitable.

Redemption.  Subject to the restrictions noted above, RRI may redeem shares of the Series A preferred stock at any time at a redemption price determined in accordance with the provisions of RRI’s restated certificate of incorporation.

For a complete description of the terms of the Series A preferred stock, RRI encourages you to read RRI’s restated certificate of incorporation, which was filed as Exhibit 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and which is incorporated herein by reference.

COMPARISON OF RIGHTS OF STOCKHOLDERS
OF RRI AND MIRANT

Both Mirant and RRI are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. The combined company will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the Mirant stockholders will become RRI stockholders. The current bylaws of RRI will be amended and restated immediately prior to the time of the completion of the merger by the form of amended and restated bylaws of RRI attached as Annex E to this joint proxy statement/prospectus. Subject to the approval of the Reverse Stock Split proposal by the RRI stockholders and the RRI board of directors’ determination to implement the proposed RRI reverse stock split, RRI’s current restated certificate of incorporation may be amended immediately prior to the time of the completion of the merger by the form of amendment attached as Annex F to this joint proxy statement/prospectus. The rights of the former Mirant stockholders and the RRI stockholders will therefore be governed by the DGCL and by RRI’s restated certificate of incorporation, as amended, and RRI’s amended and restated bylaws.

The following description summarizes the material differences that may affect the rights of the stockholders of RRI and Mirant, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of RRI and Mirant. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 159.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

Outstanding Capital Stock	RRI has outstanding only one class of common stock. Holders of RRI common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and RRI’s certificate of incorporation and bylaws.	Mirant has outstanding only one class of common stock. Holders of Mirant common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Mirant’s certificate of incorporation and bylaws.

Authorized Capital Stock	The authorized capital stock of RRI consists of 2,000,000,000 shares of common stock, $0.001 par value per share, and 125,000,000 shares of preferred stock, $0.001 par value per share. As of the RRI record date, no shares of RRI preferred stock were outstanding and RRI has no present plans to issue any shares of RRI preferred stock. Two million shares of RRI Series A Preferred Stock are reserved for issuance upon exercise of RRI’s preferred share purchase rights.	The authorized capital stock of Mirant consists of 1,500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. As of the Mirant record date, no shares of Mirant preferred stock were outstanding and Mirant has no present plans to issue any shares of Mirant preferred stock. Fifteen million shares of Mirant Series A Junior Participating Preferred Stock are reserved for issuance upon exercise of Mirant’s preferred share purchase rights.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

	RRI’s bylaws provide that a special meeting of stockholders may be called only by a majority of the RRI board of directors, the chairman of the RRI board of directors or by RRI’s president or chief executive officer.	Mirant’s certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by a majority of the Mirant board of directors, the chairman of the Mirant board of directors, the chief executive officer of Mirant (or, if there is no chief executive officer, by the most senior executive officer of Mirant) or by the holders of at least 40% of the combined voting power of all of the then outstanding shares of Mirant eligible to be cast in the election of directors.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	RRI’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the RRI board of directors.	Mirant’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Mirant board of directors.

	Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to RRI’s Corporate Secretary prior to the meeting.	Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Mirant’s Corporate Secretary prior to the meeting.

	In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received by RRI’s Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is not within 25 days before or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be received not later than 5:00 p.m., Central Time, on the 10th day following the day on which notice of such meeting was mailed or public disclosure of the date of the annual meeting was made by RRI, whichever first occurs.	In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to Mirant’s principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Mirant.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

	In connection with a special meeting, if the RRI board of directors has previously determined that directors are to be elected at a special meeting, a stockholder may submit nominations so long as notice of such nomination is received at RRI’s principal executive office not less than 40 days nor more than 60 days prior to the date of such special meeting; provided, however, that in the event that less than 47 days’ notice or prior public disclosure of the date of the special meeting is given or made to RRI stockholders, the notice must be received not later than 5:00 p.m., Central Time, on the 7th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.	In connection with a special meeting, to be timely, notice of such proposals and nominations must be delivered to Mirant’s principal executive office not less than 90 days nor more than 120 days prior to the date of the special meeting; provided, however, that if less than 100 days’ notice or other public announcement of the date of the special meeting is given or made to Mirant stockholders, notice by the stockholder must be delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by Mirant.

Stockholder Action by Written Consent	The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

	RRI’s certificate of incorporation provides that no action required to be taken or that may be taken at any annual or special meeting of the RRI stockholders of the corporation may be taken without a meeting, and the power of the RRI stockholders to consent in writing to the taking of any action by written consent without a meeting is specifically denied.	Mirant’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, the Mirant may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of Mirant stockholders and the power of Mirant stockholders to consent in writing without a meeting is specifically denied.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

RRI’s certificate of incorporation and bylaws provide that the number of directors constituting the whole RRI board of directors is to be determined from time to time by the vote of a majority of the directors then in office; provided, that the RRI board of directors may consist of no more than 15 directors. There are currently five positions authorized and five directors serving on the RRI board of directors.

Upon completion of the merger, there will be ten positions authorized and ten directors serving on the board of directors of the combined company.
Mirant’s certificate of incorporation and bylaws provide that the number of directors constituting the whole Mirant board of directors was initially set at nine and may be enlarged from time to time by the vote of a majority of the total number of directors then in office; provided, that the Mirant board of directors may consist of no more than 15 directors. There are currently nine positions authorized and eight directors serving on the Mirant board of directors.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

	RRI’s bylaws provide that in an uncontested election, a director nominee is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at a meeting at which a quorum is present. If the number of nominees exceeds the number of directors to be elected, director nominees are elected by the vote of the plurality of the votes cast. Any vacancy on the board of directors (whether resulting from an increase in the total number of directors or the departure of one of the directors) may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Each director is elected annually.	Mirant’s certificate of incorporation and bylaws provide that directors are elected by the holders of a plurality of the votes of shares entitled to vote in the election of directors present in person or represented by proxy at the meeting.

Limitation on Liability of Directors	RRI’s certificate of incorporation provides that no director of RRI will be personally liable to RRI or any of its stockholders for monetary damages for breach of fiduciary duty as a director of RRI; provided, however, that personal liability of a director will not be eliminated or limited (i) for any breach of such director’s duty of loyalty to RRI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced or (iv) for any transactions from which such director derived an improper personal benefit.	Mirant’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of Mirant will be liable to Mirant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to Mirant or its stockholders.

Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

	RRI’s bylaws provide that RRI will, to the fullest extent permitted by law, indemnify and hold RRI directors and officers harmless from and against any and all losses, liabilities, claims, damages and expenses arising out of any event or occurrence related to the fact that such person is or was a director or officer of RRI or is or was serving as a director, officer, employee, agent or fiduciary of RRI or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of RRI.	Mirant’s certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Mirant or a wholly owned subsidiary of Mirant or, while a director or officer of Mirant or a wholly owned subsidiary of Mirant, is or was serving at the request of Mirant or a wholly owned subsidiary of Mirant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, is indemnified and held harmless by Mirant to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person.

	The DGCL and RRI’s bylaws permit RRI to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of RRI or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not RRI would have the power to indemnify such person against such expense, liability or loss under applicable law.	The DGCL and Mirant’s bylaws permit Mirant to purchase and maintain insurance to protect itself and any director, officer, employee or agent of Mirant or a wholly owned subsidiary of Mirant or anyone who was serving at the request of Mirant or a wholly owned subsidiary of Mirant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, joint venture, limited liability company, trust or other entity or enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not Mirant would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

	RRI’s certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding RRI shares generally entitled to vote in the election of directors, voting together as a single class, is required to amend, modify or repeal certain designated provisions (regarding the number, election and terms of RRI directors, filling vacancies on the RRI board of directors and the ability of RRI stockholders to act by written consent or call special meetings of stockholders).	Any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

Mirant’s certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding Mirant shares eligible to be cast in the election of directors is required to alter, amend or repeal certain designated provisions (regarding limitations on director liability, indemnification, removal of directors, filling vacancies on the Mirant board of directors, the ability of Mirant stockholders to act by written consent or call special meetings of stockholders and transfers of Mirant shares in excess of certain specified thresholds).

Amendments to Bylaws	The RRI certificate of incorporation and bylaws provide that the RRI board of directors may adopt, amend or repeal any of RRI’s bylaws by an affirmative vote of 80% of all of the directors then in office at any regular or special meeting of the RRI board of directors called for that purpose; provided, however, that any amendment or repeal of, or adoption of any bylaw inconsistent with, the bylaws relating to the majority voting standard for director elections also require the approval of the RRI stockholders.	Mirant’s certificate of incorporation and bylaws provide that the Mirant board of directors is authorized to make, alter, amend, change, add to or repeal Mirant’s bylaws by the affirmative vote of a majority of the total number of directors then in office. Furthermore, Mirant stockholders may alter or repeal the Mirant bylaws by an affirmative vote of a majority of the combined voting power of the then outstanding shares of Mirant entitled to vote on such alteration or repeal.

	Rights of RRI Stockholders	Rights of Mirant Stockholders

Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

	RRI has elected to be governed by Section 203 of the DGCL.	Mirant has elected to be governed by Section 203 of the DGCL.

Stockholder Rights Plan	RRI has a stockholder rights plan.	Mirant has a stockholder rights plan.

LEGAL MATTERS

The validity of the RRI common stock will be passed upon for RRI by Michael L. Jines, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of RRI, and certain U.S. federal income tax matters relating to the merger will be passed upon for RRI by Skadden, Arps, Slate, Meagher & Flom LLP and for Mirant by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements and financial statement schedule of RRI and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the RRI consolidated financial statements refers to a change in accounting for fair value measurements of financial instruments in 2008.

The consolidated financial statements and financial statement schedules of Mirant and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the Mirant consolidated financial statements refers to changes in accounting for fair value measurements of financial instruments in 2009 and 2008.

The consolidated financial statements of RRI Energy Mid-Atlantic Power Holdings, LLC and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the financial statements refers to a change in accounting for fair value measurements of financial instruments in 2008.

The consolidated financial statements of Orion Power Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2011 ANNUAL MEETINGS

RRI

In order for stockholder proposals submitted under Rule 14a-8 of the Exchange Act to be presented at RRI’s 2011 annual meeting of stockholders and included in its proxy statement and form of proxy relating to that meeting, the proposals must be received by 5:00 p.m., Central Time, on December 7, 2010 to RRI’s Corporate Secretary via mail to RRI Energy, Inc., P.O. Box 3795, Houston, Texas 77253. Any change of address will be posted on the RRI website at www.rrienergy.com, which RRI stockholders should verify prior to any mailing to RRI’s Corporate Secretary.

In addition, RRI stockholders may present business at a stockholder meeting without having submitted the proposal under Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to the RRI board to be properly made at the time of the 2011 annual meeting of stockholders, notice must be received by the Corporate Secretary of RRI at the address in the preceding paragraph (or as may be updated on the RRI website) between January 19, 2011 and 5:00 p.m., Central Time, on February 18, 2011. If, however, RRI’s 2011 annual meeting of stockholders is called for a date that is not within 25 days before or after May 19, 2011, notice must be received by RRI’s Corporate Secretary at the address in the preceding paragraph (or as may be updated on the RRI website) no later than 5:00 p.m., Central Time, on the tenth day following the day on which notice of the date of RRI’s 2011 annual meeting of stockholders is mailed or public disclosure of that date is made, whichever occurs first. The notice must comply with the requirements of Article II, Section 11 or Article III, Section 4 of RRI’s bylaws, as applicable, and indicate whether the stockholder intends to deliver or otherwise solicit proxies in support of the proposal or nomination. A copy of RRI’s bylaws may be obtained upon written request to the Corporate Secretary.

Mirant

Mirant held its 2010 annual meeting of stockholders on May 6, 2010. If the merger is completed, Mirant does not expect to hold an annual meeting of stockholders in 2011. In that case, stockholder proposals must be submitted to the Corporate Secretary of RRI in accordance with the procedures described above. If the merger is not completed, Mirant will hold a 2011 annual meeting of stockholders. Any Mirant stockholder who wants to present a proposal at Mirant’s 2011 annual meeting of stockholders and have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that meeting must submit that proposal in writing to the Corporate Secretary of Mirant at Mirant’s principal executive offices no later than November 26, 2010. Mirant’s bylaws require that for nominations of persons for election to the Mirant board of directors or the proposal of business not included in Mirant’s notice of the meeting to be considered by the Mirant stockholders at an annual meeting, a Mirant stockholder must give timely written notice thereof. To be timely for the Mirant 2011 annual meeting of stockholders, that notice must be received by Mirant’s Corporate Secretary no earlier than January 6, 2011 and no later than February 5, 2011. However, if the Mirant 2011 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 70 days, from May 6, 2011, then the notice must be delivered not earlier than the close of business on the 120th day prior to the Mirant 2011 annual meeting of stockholders and not later than the close of business on the later of (a) the 90th day prior the Mirant 2011 annual meeting of stockholders or (b) the 10th day following the day on which public announcement of the date of the Mirant 2011 annual meeting of stockholders is first made. The Mirant stockholder’s notice must contain and be accompanied by certain information as specified in Mirant’s bylaws. Mirant reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

RRI and Mirant file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including RRI and Mirant, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

RRI has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of RRI common stock to be issued to Mirant stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about RRI and Mirant, respectively. The rules and regulations of the SEC allow RRI and Mirant to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows RRI and Mirant to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that RRI and Mirant have previously filed with the SEC. They contain important information about the companies and their financial condition.

RRI SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2009;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	Current reports on Form 8-K filed on April 12, 2010, May 21, 2010 and July 16, 2010 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

•	The description of RRI common stock contained in RRI’s Form 8-A, filed on April 27, 2001, as amended in Form 8-A/A filed on May 1, 2001, and any other amendment or report filed with the SEC for the purpose of updating such description.

Mirant SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2009;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	Current reports on Form 8-K filed on February 26, 2010, April 12, 2010, April 28, 2010, May 11, 2010 and July 16, 2010 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	The description of Mirant’s preferred share purchase rights contained in Mirant’s Form 8-A, filed on March 27, 2009, as amended in Forms 8-A/A filed on February 26, 2010 and April 28, 2010, and any other amendment or report filed with the SEC for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, RRI and Mirant incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the RRI special meeting and the Mirant special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address indicated above, or from RRI or Mirant, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: RRI Energy, Inc. 1000 Main Street Houston, TX 77002 Attention: Investor Relations (832) 357-7000	By Mail: Mirant Corporation 1155 Perimeter Center West Atlanta, GA 30338-5416 Attention: Shareholder Services and General Inquiries (678) 579-7777

These documents are available from RRI or Mirant, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about RRI and Mirant at their Internet websites at www.rrienergy.com and www.mirant.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree M&A Incorporated, RRI’s proxy solicitor, or D.F. King & Co., Inc., Mirant’s proxy solicitor, at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 (877) 800-5187 (toll-free) (212) 750-5833 (banks and brokers only)	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 (800) 549-6697 (toll-free) (212) 269-5550 (banks and brokers only)

If you are a stockholder of Mirant or RRI and would like to request documents, please do so by October 18, 2010 to receive them before your respective company’s special meeting. If you request any documents from RRI or Mirant, RRI or Mirant will mail them to you by first class mail, or another equally prompt means, within one business day after RRI or Mirant, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of RRI and is a joint proxy statement of RRI and Mirant for the RRI special meeting and the Mirant special meeting. Neither RRI nor Mirant has authorized anyone to give any information or make any representation about the merger or RRI or Mirant that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that RRI or Mirant has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A — Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER
by and among
RRI ENERGY, INC.,
RRI ENERGY HOLDINGS, INC.
and
MIRANT CORPORATION
Dated as of April 11, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2010 (this “Agreement”), by and among RRI Energy, Inc., a Delaware corporation (“Parent”), RRI Energy Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Mirant Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the ‘‘Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend to its stockholders approval of the Stock Issuance;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3  Effective Time.  On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the ‘‘Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.12.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.12.

Section 1.6  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8  Alternative Structures.  The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) cause any condition set forth in Article VI to not be capable of being satisfied (unless duly waived by the party entitled to the benefits thereof), or (c) adversely affect any of the parties hereto or either of the parties’ stockholders.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock (including the Reserved Shares and together with the preferred share purchase rights (the “Company Rights”) granted pursuant to the Company Rights Agreement), par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a ‘‘Share”), other than any Cancelled Shares shall thereupon be converted automatically into and shall thereafter represent the right to receive 2.835 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share (“Parent Common Stock”), including the preferred share purchase rights (the “Parent Rights”) granted pursuant to the Rights Agreement, dated January 15, 2001, between Parent and The Chase Manhattan Bank as Rights Agent (the “Parent Rights Agreement”), of Parent (the “Merger Consideration”). As a

result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b).

(b) Cancellation of Shares.  Each Share that is owned directly or indirectly by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Effective Time (in each case, other than the Reserved Shares and any other Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.2(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in the following paragraph.

(ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of

Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 2.2.

(e) Adjustments to the Exchange Ratio.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio” shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement. For the avoidance of doubt, the issuance or distribution of Reserved Shares shall not give rise to any adjustment under the terms of this Section 2.1(e).

Section 2.2  Exchange of Shares.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, the Restricted Shares and the Company RSUs, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). All certificates representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole shares of Parent Common Stock (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.1(d) and any dividends or distributions payable pursuant to Section 2.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Restricted Shares or Company RSUs, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Restricted Shares or Company RSUs, in respect of which such deduction and withholding were made.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.  All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E) any taking of any action at the written request of Parent or Merger Sub, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate) or (I) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a Company Material Adverse Effect); provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.3(c).

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the ‘‘Company Organizational Documents”).

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of April 8, 2010, (i) 311,866,593 shares of Company Common Stock were issued and 145,404,184 shares were outstanding, which includes all of the Restricted Shares outstanding as of such date and 837,187 shares of Company Common Stock held in reserve pursuant to the Plan of Reorganization (the “Reserved Shares”), (ii) 166,462,109 shares of Company Common Stock were held in treasury, (iii) 6,911,058 shares of Company Common Stock were issuable pursuant to the Company Stock Plans in respect of Company Stock Options and Company RSUs, (iv) no shares of Company Preferred Stock were issued or outstanding and (v) 100,000,000 shares of Company Preferred Stock were reserved and available for issuance pursuant to the Company Rights Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above (and other than (i) 6,884,124 Shares issuable pursuant to the terms of outstanding awards under the Company Stock Plans, (ii) the outstanding Series A Warrants (the “Series A Warrants”) issued pursuant to the Warrant Agreement between the Company and Mellon Investors Services, LLC, dated as of January 3, 2006 (the ‘‘Warrant Agreement”), (iii) the outstanding Series B Warrants (the “Series B Warrants” and together with the Series A Warrants, the “Company Warrants”) issued pursuant to the Warrant Agreement, (iv) the obligations of the Company pursuant to that Series A Put Agreement, dated as of January 3, 2006, between the Company and Mirant Mid-Atlantic, LLC and that Series B Put Agreement, dated as of January 3, 2006, between the Company and Mirant Americas Generation, LLC, (v) the obligations of Mirant Americas, Inc. to redeem outstanding shares of the Series A Preferred Stock (“Series A Preferred Stock”) it has issued pursuant to that Certificate of Designation dated January 3, 2006, (vi) the obligations of Mirant Americas, Inc. to redeem outstanding shares of the Series B Preferred Stock (“Series B Preferred Stock”) it has issued pursuant to that Certificate of Designation dated January 3, 2006, (vii) Shares which may be issued under the Plan of Reorganization and (viii) Shares which may be issued upon the exchange of Company Rights pursuant to and accordance with the Company Rights Agreement), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Except for the Company Warrants and awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) As of April 8, 2010, 26,867,652 Series A Warrants were issued and outstanding, entitling the holders thereof to purchase an aggregate of 26,867,652 shares of Company Common Stock at $21.87 per share (as such per share exercise price may be adjusted pursuant to the terms of the Warrant Agreement) and 7,050,644 Series B Warrants were issued and outstanding, entitling the holders thereof to purchase an aggregate of

7,050,644 shares of Company Common Stock at $20.54 per share (as such per share exercise price may be adjusted pursuant to the terms of the Warrant Agreement). The terms of each Company Warrant do not prohibit the assumption of the Company Warrants as provided in Section 5.7.

(f) The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Options, Restricted Shares or Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Company Equity Awards have been granted since March 11, 2010. None of the Company Stock Options was granted with an exercise price below or deemed to be below the per Share closing price on the NYSE on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options.

Section 3.3  Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the ‘‘Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the Federal Power Act, as amended (the “FPA”), and the approval of the Federal Energy Regulatory Commission (the ‘‘FERC”) thereunder (the “FERC Approval”), (vii) the New York Public Service Law, as amended, (the “PSL”) and the approval, or the determination that no approval is required, of the New York Public Service Commission (the “NYPSC”) thereunder, (viii) the rules and regulations of the California Public Utilities Commission (the “CPUC”), (ix) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) and (x) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (E) permitted under the agreements set forth on Section 3.3(c)(i)(E) of the Company Disclosure Schedules, or (F) which does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated (each of the foregoing, a “Company Permitted Lien”), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4  Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.

Section 3.6  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7  Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Company Material Contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of the Company, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person relating to the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b) As used in this Agreement:

(i) ‘‘Environment” means the indoor and outdoor environment, including but not limited to any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.

(ii) ‘‘Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iii) ‘‘Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

Section 3.9  Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by the Company or any of its Subsidiaries (the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Benefit Plans, in the case of the Controlled Group Liabilities relating to the Company and its Affiliates, set forth on Section 3.9(a) of the Company Disclosure Schedule and, in the case of the Controlled Group Liabilities relating to Parent and its Affiliates, set forth on Section 4.9(a) of the Parent Disclosure Schedule.

(c) The Company maintains no Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 4001(b) of ERISA has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

(e) Each Company Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Each Company Stock Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

Section 3.10  Absence of Certain Changes or Events.  Since December 31, 2009, (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11  Investigations; Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.12  Information Supplied.  None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Stockholders’ Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Stockholders’ Meeting) and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of the Company.

Section 3.13  Regulatory Matters.

(a) Each of the Company’s Subsidiaries that engages in the sale of electricity at wholesale is regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates. Each of the Company’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an Exempt Wholesale Generator under the Public Utility Holding Company Act of 2005 (“PUHCA”) and pursuant to Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending, or to the knowledge of the Company, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of the Company, there are no facts that are reasonably likely to cause any of the Company’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of the Company’s Subsidiaries that directly owns generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

(b) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, the Public Utility Holding Company Act of 1935 or PUHCA, the Department of Energy or any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14  Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written

Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.

(h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15  Employment and Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees; except, with respect to (ii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property owned by the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property owned by the Company or any of its Subsidiaries and (d) to the knowledge of the Company, no person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries. As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) registered and unregistered copyrights; and (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof.

Section 3.17  Real Property.

(a) With respect to each material real property owned by the Company or any Subsidiary as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property

Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Required Vote of the Company Stockholders.  (a) The affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”), (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) to the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

Section 3.19  Rights Plan.  The Company has taken all action necessary (a) to render the Rights Agreement, dated as of March 26, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Company Rights Agent”), as amended by the Amendment, dated February 25, 2010, by and between the Company and the Company Rights Agent (the “Company Rights Agreement”) inapplicable to the Merger, this Agreement and the transactions contemplated hereby or thereby, (b) to ensure that (i) neither Parent, Merger Sub nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (ii) neither a “Share Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (c) to cause the Company Rights Agreement to terminate at the Effective Time without payment of any consideration to any holder of the Company Rights.

Section 3.20  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.21  Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to the Company and its Subsidiaries taken as a whole;

(iii) any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person; and

(iv) any contract (A) with an aggregate principal amount, or providing for an aggregate obligation, in excess of $50 million (1) evidencing Indebtedness of the Company or any of its Subsidiaries to any third party, (2) guaranteeing any such Indebtedness of a third party or (3) containing a covenant restricting the payment of dividends, or (B) having the economic effect of any of the items set forth in subclause (A) above.

All contracts of the types referred to in clauses (i), (ii), (iii) and (iv) in this Section 3.22(a) are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.22  Finders or Brokers.  Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 5.21. The Company has furnished to Parent accurate and complete copies of its agreements with J.P. Morgan Securities Inc. relating to the transactions contemplated by this Agreement.

Section 3.23  Insurance.  The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.24  Derivative Products.

(a) To the knowledge of the Company, all Derivative Products entered into for the account of the Company or any of its Subsidiaries since January 3, 2006 were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the Board of Directors of the Company and in effect on the date hereof (the “Company Trading Policies”), with exceptions having been handled in all material respects according to the Company’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that the Company or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.

(b) At no time since January 1, 2009 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) not been within the risk parameters in all material respects that are set forth in the Company Trading Policies except for such Net Company Positions that have been subsequently corrected in accordance with the Company Trading Policies.

(c) The Company has made available to Parent a true and complete copy of the Company Trading Policies, and the Company Trading Policies contain a true and correct description of the practice of the Company and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.

(d) As used in this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity (including capacity and ancillary services products related thereto), natural gas, crude oil, coal and other commodities, emissions allowances, renewable energy credits, currencies, interest rates and indices and (ii) forward contracts for delivery of electricity (including capacity and ancillary service products thereto), natural gas, crude oil, petcoke, lignite, coal and other commodities and emissions and renewable energy credits.

Section 3.25  Reorganization Under the Code.  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.26  No Additional Representations.  The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts and is qualified to do business, and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems, (C) any changes or developments in national, regional, state or local wholesale or retail electric power and capacity prices, (D) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (E) any taking of any action at the written request of the Company, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof (except to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate), (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (except to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate) or (I) any changes in the share price or trading volume of the Parent Common Stock or in Parent’s credit rating, or the failure of Parent to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has resulted in a Parent Material Adverse Effect); provided, however, that clause (D) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).

(c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Parent Organizational Documents”).

Section 4.2  Capital Stock.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 125,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of April 8, 2010, (i) 353,413,315 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 8,637,476 shares of Parent Common Stock were issuable pursuant to employee and director stock plans of Parent (the “Parent Stock Plans”), (iv) no shares of Parent Preferred Stock were issued or outstanding and (v) 2,000,000 shares of Parent Preferred Stock were designated as Series A Preferred Stock and are available for issuance pursuant to the Parent Rights Agreement. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Parent Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b) Except as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Parent has delivered or made available to the Company an accurate and complete copy of the Parent Stock Plans, the forms of Parent Stock Options or Parent RSUs (collectively, “Parent Equity Awards”). There have been no repricings of any Parent Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Parent Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and no Parent Equity Awards have been granted since March 4, 2010. None of the Parent Stock Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options.

Section 4.3  Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and by Parent, as the sole stockholder of Merger Sub and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of Parent has unanimously resolved to recommend that Parent’s stockholders approve the issuance of shares (the “Stock Issuance”) of Parent Common Stock in connection with the Merger (the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act , (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) the PSL and the approval, or the determination that no approval is required, of the NYPSC thereunder, (viii) the rules and regulations of the CPUC, (ix) pre-approvals of license transfers by the FCC and (x) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens, other than any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent, (E) permitted under the agreements set forth on Section 4.3(c)(i)(E) of the Parent Disclosure Schedule, or (F) which does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated (each of the foregoing, a “Parent Permitted Lien”), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5  Internal Controls and Procedures.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.

Section 4.6  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2009 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7  Compliance with Law; Permits.

(a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2009, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any Parent Material Contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8  Environmental Laws and Regulations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of Parent, no investigation, action, claim, suit, proceeding or review is pending or is threatened by any Governmental Entity or other person relating to Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, against any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2009 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all material permits required under Environmental Laws for the conduct of their business and compliance with the terms and conditions thereof), (iii) Parent is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location, (iv) to the knowledge of Parent, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent or at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, by any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, and (v) Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law.

Section 4.9   Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed by Parent or any of its Subsidiaries (the “Parent Benefit Plans”).

(b) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service. Neither Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries following the Effective Time.

(c) Parent maintains no Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Parent Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither Parent nor any other entity (whether or not incorporated) that, together with Parent, would be treated as a single employer under Section 4001(b) of ERISA has ever during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with a such a multiple employer plan or multiemployer plan.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

(e) Each Parent Benefit Plan has been operated in good faith compliance in all material respects with Section 409A of the Code and has since January 1, 2009 been operated in compliance in all material respects with Section 409A of the Code. Each Parent Stock Option was granted with an exercise price not less than the fair market value of the underlying Parent Common Stock on the date of grant. Except as set forth on Section 4.9(e) of the Parent Disclosure Schedule, no director, officer, employee or service provider of Parent or its Affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending or, to Parent’s knowledge, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

Section 4.10  Absence of Certain Changes or Events.  Since December 31, 2009, (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11  Investigations; Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 4.12  Information Supplied.  None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Parent.

Section 4.13  Regulatory Matters.

(a) Each of Parent’s Subsidiaries that engages in the sale of electricity at wholesale is regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates. Each of Parent’s Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an Exempt Wholesale Generator under PUHCA or the Public Utility Holding Act of 1935, as applicable, and pursuant to Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)), if applicable. There are no pending, or to the knowledge of Parent, threatened, judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of Parent, there are no facts that are reasonably likely to cause any of Parent’s Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization or any of Parents Subsidiaries that directly own generating facilities to lose its status as an Exempt Wholesale Generator under PUHCA. Neither Parent nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

(b) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, the Public Utility Holding Company Act of 1935 or PUHCA, the Department of Energy or any applicable state public utility commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14  Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority, against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither Parent nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with Parent or its Subsidiaries). To the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than Parent and its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Parent has made available to the Company or its legal or accounting representative copies of all federal income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005 and all state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2006.

Section 4.15  Employment and Labor Matters.

(a) (i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees except, with respect to (ii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement by Parent or any of its Subsidiaries for their use of the Intellectual Property owned by Parent or any of its Subsidiaries, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe any Intellectual Property rights of any person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property owned by Parent or any of its Subsidiaries and (d) to the knowledge of Parent, no person is infringing any Intellectual Property owned by Parent or any of its Subsidiaries.

Section 4.17  Real Property.

(a) With respect to each material real property owned by Parent or any Subsidiary as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has marketable and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than Parent Permitted Liens and Permitted Encumbrances, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both would constitute a material breach or default under a Parent Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18  Required Vote of Parent Stockholders; Merger Sub Approval.

(a) The affirmative vote of holders of a majority of the outstanding Parent Common Stock present in person or represented by proxy at the Parent Stockholders’ Meeting, as required by Section 312.03 of the NYSE Listed Company Manual, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance (the “Parent Stockholder Approval”) and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger.

Section 4.19  Opinion of Financial Advisors.  The Board of Directors of Parent has received the opinions of each of Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated, each to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of each such opinion in written form, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.

Section 4.20  Material Contracts.

(a) Except for this Agreement, the Parent Benefit Plans and agreements filed as exhibits to the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Parent and its Subsidiaries taken as a whole;

(iii) any contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person; and

(iv) any contract (A) with an aggregate principal amount, or providing for an aggregate obligation, in excess of $50 million (1) evidencing Indebtedness of Parent or any of its Subsidiaries to any third party, (2) guaranteeing any such Indebtedness of a third party or (3) containing a covenant restricting the payment of dividends, or (B) having the economic effect of any of the items set forth in subclause (A) above.

All contracts of the types referred to in clauses (i), (ii), (iii) and (iv) in this Section 4.20(a) are referred to herein as “Parent Material Contracts.”

(b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21  Finders or Brokers.  Except for Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger, other than any fees incurred pursuant to arrangements entered into after the date of this Agreement in connection with obtaining the financing contemplated by Section 5.21. Parent has furnished to the Company accurate and complete copies of its agreements with Goldman, Sachs & Co., Inc. and Morgan Stanley & Co. Incorporated relating to the transactions contemplated by this Agreement.

Section 4.22  Insurance.  Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 4.23  Derivative Products.

(a) To the knowledge of Parent, all Derivative Products entered into for the account of Parent or any of its Subsidiaries since January 3, 2006 were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the Board of Directors of Parent and in effect on the date hereof (the ‘‘Parent Trading Policies”), with exceptions having been handled in all material respects according to Parent’s risk management processes as in effect at the time at which such exceptions were handled, to restrict the level of risk that Parent or any of its Subsidiaries is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Entity.

(b) At no time since January 1, 2009 has the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) not been within the risk parameters in all material respects that are set forth in the Parent Trading Policies except for such Net Parent Positions that have been subsequently corrected in accordance with the Parent Trading Policies.

(c) Parent has made available to the Company a true and complete copy of the Parent Trading Policies, and the Parent Trading Policies contain a true and correct description of the practice of Parent and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.

Section 4.24  Reorganization Under the Code.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.25  Lack of Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.26  No Additional Representations.  Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) except in the ordinary course of business or as disclosed in Section 5.1(b)(i) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company and/or its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries); provided, however, that, in the case of the Company, in no event shall the Company declare or pay any dividend or distribution on any of its shares of capital stock;

(ii) except as otherwise permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(iii) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 5.1(b)(iii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2010 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2010 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2010 fiscal year), or the Company’s fiscal 2011 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as disclosed in Section 5.1(b)(iv) of the Company Disclosure Schedule or (C) as made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the

Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(v) except as disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except for (A) expenditures contemplated by the Company 2010 Budget (whether or not such capital expenditure is made during the 2010 fiscal year) or the Company 2011 Budget, (B) expenditures disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(vi) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(vii) except as disclosed in Section 5.1(b)(vii) of the Company Disclosure Schedule or Company Benefit Plans, shall not, and shall not permit any of its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to the newly-hired employees in the ordinary course of business consistent with past practice, or (D) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice;

(viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(ix) except as disclosed in Section 5.1(a)(ix) of the Company Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x) except as disclosed in Section 5.1(a)(x) of the Company Disclosure Schedule shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule, (D) the issuance of shares of Company Common Stock pursuant to the exercise of Company Warrants issued pursuant to the Warrant Agreement and (E) issuances of shares of Company Common Stock pursuant to the terms of the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated as of December 9, 2005, as confirmed by the United States Bankruptcy Court for the Northern District of Texas by order dated December 9, 2005 (the “Plan of Reorganization”);

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them (other than Series A Preferred Stock and Series B Preferred Stock pursuant to the terms of those Certificates of Designation dated June 3, 2006) or any rights, warrants or options to acquire any such shares;

(xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (B) for any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (D) for any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the Company or any Subsidiary of the Company, which Indebtedness is incurred in compliance with this Section 5.1(b), (E) as disclosed in Section 5.1(b)(xiii) of the Company Disclosure Schedule, (F) as required by Section 5.21 and (G) for any Indebtedness not to exceed $50 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(F); provided, however, that in the case of each of clauses (A)-(G) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Entity or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Entity or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 5.22 hereof) outstanding as of the date hereof;

(xiv) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or as disclosed in Section 5.1(b)(xiv) of the Company Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xv) the Company shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xvi) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or assign, or waive or assign any rights under any Company Material Contract, in any material respect in a manner which is adverse to the Company and its Subsidiaries, taken as a whole or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xvii) shall not, and shall not permit any of its Subsidiaries to, materially amend or terminate the Company Trading Policies or take any action that materially violates the Company Trading Policies or that causes the Net Company Position to be materially outside the risk parameters set forth in the Company Trading Policies;

(xviii) except as disclosed in Section 5.1(b)(xvii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2009 included in the Company SEC Documents or (B) that do not exceed $25 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

‘‘Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements or (e) all “keep well” and other obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

Section 5.2  Conduct of Business by Parent.

(a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent shall (i) promptly notify the Company of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to the Company of any change, occurrence, effect, condition, fact, event, or circumstance known to Parent that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Parent Material Adverse Effect; provided, however, that no unintentional failure by Parent to provide a required notice under the last sentence of this Section 5.2(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b);

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

(i) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent and/or its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by its Subsidiaries; provided, however, that, in the case of Parent, in no event shall Parent declare or pay any dividend or distribution on any of its shares of capital stock;

(ii) except as otherwise permitted by this Agreement or as disclosed in Section 5.2(b)(ii) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(iii) except as otherwise permitted by this Agreement or for transactions between Parent and its Subsidiaries or among Parent’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of Parent or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled), and (C) Indebtedness or guarantees thereof disclosed in Section 5.2(b)(iii) of the Parent Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50 million in the aggregate, except (A) as contemplated by Parent’s fiscal 2010 budget and capital expenditure plan, as attached to Section 5.2(b)(iv) of the Parent Disclosure Schedule (the “Parent 2010 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2010 fiscal year), or Parent’s fiscal 2011 budget and capital expenditure plan, which Parent may develop after the date hereof, which budget and capital expenditure plan shall not provide for total expenditures which are more than 110% of the total expenditures provided for in the Parent 2010 Budget (the “Parent 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as required by contracts disclosed in Section 5.2(b)(iv) of the Parent Disclosure Schedule or (C) as made in connection with any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent; provided, however, that notwithstanding the foregoing, Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(v) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except for (A) expenditures contemplated by the Parent 2010 Budget (whether or not such capital expenditure is made during the 2010 fiscal year) or the Parent 2011 Budget, (B) expenditures disclosed in Section 5.2(b)(v) of the Parent Disclosure Schedule or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(vi) except as disclosed in Section 5.2(b)(vi) of the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(vii) except as disclosed in Section 5.2(b)(vii) of the Parent Disclosure Schedule or Parent Benefit Plans, shall not, and shall not permit any of its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to Parent’s directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Parent except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to Parent; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to the newly-hired employees in the ordinary course of business consistent with past practice, or (D) enter into or amend any collective bargaining agreements, except in the ordinary course of business consistent with past practice;

(viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Parent Benefit Plan;

(ix) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x) except as provided in Section 5.20(a) or as disclosed in Section 5.2(b)(x) of the Parent Disclosure Schedule, shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(xi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or as disclosed in Section 5.2(b)(xi) of the Parent Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options and settlement of any restricted share units or phantom shares with respect to shares of Parent Common Stock under a Parent Stock Plan (collectively, the “Parent RSUs”) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.2(b)(xi) of the Company Disclosure Schedule;

(xii) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;

(xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business (provided that incurring such Indebtedness would not reasonably be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (B) for any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness (provided that incurring such Indebtedness would not be expected to interfere with the parties’ ability to obtain the Acceptable Financing), (D) for any guarantees by Parent of Indebtedness of Subsidiaries of Parent or guarantees by Parent’s Subsidiaries of Indebtedness of Parent or any Subsidiary of Parent, which Indebtedness is incurred in compliance with this Section 5.2(b), (E) disclosed in Section 5.2(b)(xiii) of the Parent Disclosure Schedule, (F) as required by Section 5.21 and (G) for any Indebtedness not to exceed $50 million in aggregate principal amount outstanding at any time incurred by Parent or any of its Subsidiaries other than in accordance with clauses (A)-(F); provided, however, that in the case of each of clauses (A)-(G) such Indebtedness does not impose or result in any additional restrictions or limitations on Parent or any of its Subsidiaries or subject Parent or any of its Subsidiaries to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Parent or any of its Subsidiaries is not otherwise subject under the terms of any Indebtedness (other than any Indebtedness proposed to be repaid pursuant to Section 5.22 hereof) outstanding as of the date hereof;

(xiv) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or as disclosed in Section 5.2(b)(xiv) of the Parent Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries, except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xv) except as disclosed in Section 5.2(b)(xv) of the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or assign, or waive or assign any rights under any Parent Material Contract, in any material respect in a manner which is adverse to Parent and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xvi) Parent shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in Parent or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xvii) shall not, and shall not permit any of its Subsidiaries to, materially amend or terminate the Parent Trading Policies or take any action that materially violates the Parent Trading Policies or that causes the Net Parent Position to be materially outside the risk parameters set forth in the Parent Trading Policies;

(xviii) except as disclosed in Section 5.2(b)(xvii) in the Parent Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2009 included in the Parent SEC Documents or (B) that do not exceed $25 million in the aggregate, and (y) with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected individually or in the aggregate to have a Parent Material Adverse Effect; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3  Investigation.

(a) Each of the Company and Parent shall afford the other party and to (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, ‘‘Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of September 15, 2009, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4  Non-Solicitation by the Company.

(a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any person (other than Parent or Merger Sub), in connection with or in response to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Company Acquisition Transaction (except as contemplated by Section 7.1(j)); provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Company Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Company Acquisition Proposal did not result from a breach of this Section 5.4(a), (3) the Company gives to Parent the notice required by Section 5.4(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms with respect to confidentiality as the Confidentiality

Agreement; or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the person making or submitting such Company Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Company Acquisition Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Company Acquisition Proposal.

(d) Except as otherwise provided in Section 5.4(e) or Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this Section 5.4(d), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to a Company Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Company Change of Recommendation and terminate this Agreement pursuant to Section 7.1(j), if (and only if): (i) a written Company Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to the Company by a third party, and such Company Acquisition Proposal is not withdrawn; (ii) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such Company Acquisition Proposal constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Company Change of Recommendation or to terminate this Agreement pursuant to Section 7.1(j), would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) the Company provides Parent five (5) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Offer that is specified in Section 5.4(b); and (v) at the end of the five (5) business day period described in clause (iv), the Board of Directors of the Company again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Company Acquisition Proposal continues to be a Company Superior Offer and that the Company Change of Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Laws.

(f) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Change of Recommendation if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Company

Acquisition Proposal), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) the Company has notified Parent in writing, at least five (5) business days in advance of such Company Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in discussions with Parent regarding, any adjustments proposed in writing by Parent in the terms and conditions of this Agreement, should Parent propose any such adjustments.

(g) As used in this Agreement:

(i) ‘‘Company Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger Sub or any of their respective Subsidiaries) relating to any Company Acquisition Transaction;

(ii) ‘‘Company Acquisition Transaction” means any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company; (B) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of the Company or any of its Subsidiaries; and

(iii) ‘‘Company Superior Offer” means a written Company Acquisition Proposal to acquire at least (A) fifty (50%) of the equity securities of the Company or (B) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company.

Section 5.5  Non-Solicitation by Parent.

(a) Parent agrees that neither it nor any Subsidiary of Parent, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any person (other than the Company), in connection with or in response to a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than the Company) with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or any other agreement providing for any Parent Acquisition Transaction (except as contemplated by Section 7.1(k)); provided, however, that this Section 5.5 shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative, prior to obtaining the Parent Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited, written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to result in a Parent Superior Offer if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Parent Acquisition Proposal did not result from a breach of this Section 5.5(a), (3) Parent gives to the Company the notice required by Section 5.5(b), and (4) Parent furnishes any nonpublic information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person on substantially the same terms with respect to confidentiality as the Confidentiality Agreement; or (B) Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(b) Parent shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the person making or submitting such Parent Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). Parent shall keep the Company informed in all material respects on a prompt basis with respect to any change to the material terms of, any such Parent Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). Parent agrees that it shall promptly provide to the Company any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Parent Acquisition Proposal which was not previously provided to the Company.

(c) Immediately following the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Company) that relate to any Parent Acquisition Proposal.

(d) Except as otherwise provided in Section 5.5(e) or Section 5.5(f), neither the Board of Directors of Parent nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this Section 5.5(d), a “Parent Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Acquisition Proposal, the Board of Directors of Parent may at any time prior to receipt of the Parent Stockholder Approval, make a Parent Change of Recommendation and terminate this Agreement pursuant to Section 7.1(k), if (and only if): (i) a written Parent Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to Parent by a third party, and such Parent Acquisition Proposal is not withdrawn; (ii) Parent’s Board of Directors determines in good faith after consultation with its financial advisors that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to make a Parent Change of Recommendation, or to terminate this Agreement pursuant to Section 7.1(k), would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (iv) Parent provides the Company five (5) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 5.5(b); and (v) at the end of the five (5) business day period described in clause (iv), the Board of Directors of Parent again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company) that the Parent Acquisition Proposal continues to be a Parent Superior Offer and that the Parent Change of Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Laws.

(f) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, in circumstances not involving or relating to a Parent Acquisition Proposal, from effecting a Parent Change of Recommendation if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of Parent nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Parent Acquisition Proposal), the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws, (ii) Parent has notified the Company in writing, at least five (5) business days in advance of such Parent Change of Recommendation, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five (5) business day period Parent has considered, and, at the reasonable request of the Company, engaged in discussions with the Company regarding, any adjustments in writing by the Company in the terms and conditions of this Agreement, should the Company propose any such adjustments.

(g) As used in this Agreement:

(i) ‘‘Parent Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company or any of its Subsidiaries) relating to any Parent Acquisition Transaction;

(ii) ‘‘Parent Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization or business combination involving Parent; (b) any direct or indirect acquisition, sale or repurchase of securities, tender offer, exchange offer or other similar transaction or series of transactions which would result in a person or “Group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Parent Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole or (d) any liquidation or dissolution of Parent or any of its Subsidiaries; and

(iii) ‘‘Parent Superior Offer” means a written Parent Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of Parent or (B) 50% or more of the assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that Parent’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable to Parent’s stockholders than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by the Company to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of Parent.

Section 5.6  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Stock Options into shares of Parent Common Stock, the conversion of the Restricted Shares into shares of Parent Common Stock as set forth in

Section 5.8(a)(ii) and the conversion of the Company RSUs into shares of Parent Common Stock as set forth in Section 5.8(a)(iii), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Parent or the Company, as applicable.

(b) Each of the Company and Parent shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Parent, the Stock Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholders’ Meeting”). The Company will, except in the case of a Company Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Parent will, except in the case of a Parent Change of Recommendation, through its Board of Directors, recommend that its stockholders approve the Stock Issuance, and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Stock Issuance and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approval.

(c) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

Section 5.7  Treatment of Series A and Series B Warrants.  Prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to ensure that, pursuant to the terms of the Warrant Agreement, holders of the Series A Warrants and Series B Warrants have the right to acquire and receive, upon the exercise of such warrants, the number of shares of Parent Common Stock that would have been issued or paid to the holders of the Series A Warrants and Series B Warrants if such holders were to have exercised the Series A Warrants and Series B Warrants immediately prior to the Effective Time, including Parent’s assumption by written instrument of the obligations to deliver to each such holder such shares of Parent Common Stock pursuant to the terms of the Warrant Agreement.

Section 5.8  Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, vest and be converted into an option (a “Parent Stock Option”), on the same terms and conditions (except as provided in this Section 5.8(a)(i)) as were applicable under such Company Stock Option immediately prior to the Effective Time, to purchase that number of shares of Parent Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Stock Options will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which the Company Stock Options were exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(ii) At the Effective Time, each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and be converted into, in accordance with Section 2.1 a number of shares of Parent Common Stock (and cash in lieu of fractional shares) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (B) the Exchange Ratio.

(iii) Effective as of the Effective Time, each award of restricted share units or phantom shares with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, as of the Effective Time, whether or not then vested or free of conditions to payment, vest and automatically and without any action on the part of the holder thereof, be converted, into the right to receive from Parent, at the Effective Time, a number of shares of Parent Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Company RSUs and (B) the Exchange Ratio; provided, that, for the avoidance of doubt, to the extent that a holder of a Company RSU has made a valid deferral election with respect to such Company RSU, the settlement of such Company RSU shall be governed by the terms of such deferral election.

(iv) Prior to the Effective Time, the Company shall pass resolutions to effect the foregoing provisions of this Section 5.8(a).

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Parent Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and shall assume as of the Effective Time the agreements identified in Section 5.8(b)(i) of the Company Disclosure Schedule, provided that nothing herein shall prohibit Parent from amending or terminating any such Company Benefit Plans, Parent Benefit Plans, arrangements or agreements in accordance with their terms as in effect immediately prior to the Effective Time or from terminating the employment of any Company Employee or Parent Employee to the extent permitted by applicable Law.

(ii) From and after the Effective Time, the Company Benefit Plans and the Parent Benefit Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to employees and former employees of the Company or Parent and their Subsidiaries (the “Newco Employees”), respectively, covered by such plans at the Effective Time, until such time as Parent shall otherwise determine, subject to applicable Laws and the terms of such plans. Prior to the Effective Time, the Company and Parent shall cooperate in reviewing, evaluating and analyzing the Company Benefit Plans and the Parent Benefit Plans with a view towards developing appropriate new Benefit Plans for Newco Employees. It is the intention of Parent and the Company, to the extent permitted by applicable Laws, to (x) develop new Benefit Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (B) do not discriminate between Newco Employees who were covered by Company Benefit Plans, on the one hand, and those covered by Parent Benefit Plans on the other, at the Effective Time and (y) to provide to similarly situated Newco Employees following the Effective Time base salaries and wage rates and cash bonus opportunities on a substantially equivalent basis and in a manner that does not discriminate between Newco Employees who were Parent employees, on the one hand, and those who were Company employees on the other, at the Effective Time. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), including, without limitation, bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, that are sponsored, maintained or contributed by such entity or any of its Subsidiaries for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependant or beneficiary thereof.

(iii) With respect to any Benefit Plans in which any Newco Employees who are employees of the Company or Parent (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Newco Employees did not participate prior to the Effective Time (the “New Plans”), Parent shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan or Parent Benefit Plan, as the case may be; (B) provide each Newco Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan or Parent Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Newco Employees with Parent and the Company, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(iv) Without limiting the generality of Section 8.10, the provisions of this Section 5.8(b) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

Section 5.9  Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable, after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall use their respective reasonable best efforts to file an application to the FERC for the FERC Approval, an application to the NYPSC for approval, or a determination that no approval is required, under the PSL, a notice to the CPUC and any other filings, determined to be required as promptly as practicable after the date hereof. The Company and Parent shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.9.

(d) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the rules and regulations of the NYPSC and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.10  Takeover Statute.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.11  Public Announcements.  Except with respect to any (a) Company Change of Recommendation, (b) Parent Change of Recommendation, (c) action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, or (d) action taken by Parent or its Board of Directors pursuant to, and in accordance with, Section 5.5, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.12  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.12 without limit as to time.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300%, or a single up-front payment in excess of 600%, of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

Section 5.13  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14  Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.15  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16  Reorganization Treatment.  The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) have been satisfied, Parent shall file the opinions described in Sections 6.2(d) and 6.3(d) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing, unless opinions issued to the Company and Parent and addressing the qualification of the Merger (in similar form to those opinions described in Sections 6.2(d) and 6.3(d)) were previously filed with the SEC.

Section 5.17  Tax Representation Letters.  Parent shall use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Wachtell, Lipton, Rosen & Katz, counsel to the Company (the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub, and the Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Sections 3.26 and 4.26) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinion described in Section 6.2(d) and Parent’s Counsel to render the opinion described in Section 6.3(d).

Section 5.18  Stock Exchange Listing.  Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (under a new ticker symbol reflecting the new name of Parent, as agreed by the parties), subject to official notice of issuance, prior to the Closing Date.

Section 5.19  Headquarters; Trading Operations.  As of and after the Merger, (a) the principal executive offices of Parent shall be located in Houston, Texas and (b) the trading operations (and associated risk management function) of Parent shall be located in Atlanta, Georgia.

Section 5.20  Certain Corporate Governance and Other Matters.

(a) On or prior to the Effective Time, the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit A.

(b) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause (i) the number of directors constituting the Board of Directors of Parent as of the Effective Time to be ten (10) and (ii) the Board of Directors of Parent as of the Effective Time to be composed of (A) four (4) directors designated by Parent prior to the Effective Time (at least three (3) of whom shall meet the independence standards of the NYSE with respect to Parent), (B) four (4) directors designated by the Company immediately prior to the Effective Time (at least three (3) of whom shall meet the independence standards of the NYSE with respect to Parent), (C) the Chairman, President and Chief Executive Officer of the Company immediately prior to the Effective Time and (D) the Chief Executive Officer and President of Parent immediately prior to the Effective Time.

(c) Prior to the Effective Time, Parent shall take all actions as may be necessary to cause each of the Audit, Compensation, Nominating and Governance, and Risk and Finance Oversight committees of the Board of Directors of Parent as of the Effective Time to be composed of two (2) directors designated by Parent and two (2) directors designated by the Company.

(d) Prior to the Effective Time, Parent shall take all corporate actions as may be necessary to cause (i) the Chairman, President and Chief Executive Officer of the Company to be elected to serve as the Chairman and Chief Executive Officer of Parent, (ii) the Chief Executive Officer and President of Parent to be elected to serve as the President and Chief Operating Officer of Parent and (iii) such other action to be taken as is identified in Section 5.20(d) of the Parent Disclosure Schedule.

Section 5.21  Financing.

(a) Each party shall use its reasonable best efforts to arrange and obtain debt financing as promptly as reasonably necessary for the proceeds thereof to be available on the Closing Date in the amounts set forth in the term sheets contained in Section 5.21 of the Parent Disclosure Schedule hereto on terms that are substantially consistent with or not substantially less favorable to the parties hereto, in each party’s good faith commercial judgment, than the terms set forth in the term sheets contained in Section 5.21 of the Parent Disclosure Schedule together with any other terms reasonably acceptable to the parties hereto (the “Term Sheet Financing”) or, if the Term Sheet Financing is not available or the parties hereto agree to pursue other debt financing, in such amounts and on such other terms and conditions as are acceptable to all parties (in each party’s sole discretion) (any financing described in this sentence, “Acceptable Financing”). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require any party to arrange or obtain debt financing that is not Acceptable Financing.

(b) In furtherance of the foregoing covenant, if Acceptable Financing is available to the parties hereto, each party hereto hereby agrees to use its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to such Acceptable Financing, and to offer customary fees, discounts and other incentives to potential financing sources, (ii) satisfy on a timely basis all conditions applicable to such Acceptable Financing in such definitive agreements, and (iii) use reasonable best efforts to consummate the Acceptable Financing at or prior to the Closing.

(c) With respect to any Acceptable Financing proposed to be entered into by any party hereto, each party shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such Acceptable Financing (and to provide any financial and other information customarily included in any such document) and (B) materials for rating agency presentations, (iii) obtain customary accountants’ comfort letters including “negative assurance” comfort and consents of accountants for use of their reports in any materials relating to such Acceptable Financing, legal opinions, appraisals, surveys, title insurance and other customary documentation and items relating to such Acceptable Financing, (iv) execute and deliver, as of the Closing, any pledge and security documents, other definitive financing documents, or other certificates or documents, as may be reasonably necessary to facilitate such Acceptable Financing, and (v) take all corporate actions, subject to the Closing, reasonably necessary or customary to permit the consummation of such Acceptable Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement.

Section 5.22  Treatment of Certain Indebtedness.

(a) Parent shall use reasonable best efforts to negotiate a payoff letter, in advance of the Closing, from the agent under that certain Credit and Guaranty Agreement, dated as of June 12, 2007 (the “Parent Credit Facility”), among Parent, the other loan parties referred to therein, each lender from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other parties thereto, with respect to the Indebtedness of Parent and its Subsidiaries under the Parent Credit Facility. On the Closing Date, Parent shall use reasonable best efforts to, and to cause its Subsidiaries to, (i) terminate the Parent Credit Facility and all related contracts, agreements and other documents to which Parent or any of its Subsidiaries is a party and (ii) cause to be released all Liens on its assets and the assets of its Subsidiaries relating to the Parent Credit Facility.

(b) Parent shall (i) issue a notice of optional redemption for all of the outstanding principal amount of its 6.75% Senior Secured Notes due 2014 issued and outstanding under that certain Senior Indenture, dated as of December 22, 2004, between Parent and Wilmington Trust Company, as trustee, as amended, and (ii) use reasonable best efforts to, on the Closing Date, satisfy and discharge all of the outstanding principal amount of such notes and cause to be released all Liens on its assets and the assets of its Subsidiaries relating to such notes, in each case, in accordance with the requisite provisions of the indenture and supplemental indentures governing such notes; provided, however, that Parent shall have no obligations under clauses (i) and (ii) of this Section 5.22(b) if Parent obtains a consent, on terms and conditions (including the date by which such consent must be obtained) mutually agreed with the Company, from the holders of a majority in aggregate principal amount of the Senior Secured Notes outstanding.

(c) Parent shall use reasonable best efforts to effect, as of the Closing Date, (i) the defeasance of all of the outstanding principal amount of the Pennsylvania Economic Development Financing Authority (“PEDFA”) Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2001A, Series 2002A, Series 2002B, Series 2003A and Series 2004A (together, the ‘‘PEDFA Bonds”), pursuant to their respective Trust Indentures, dated as of December 1, 2001, April 1, 2002, April 1, 2002, September 1, 2003, and December 1, 2004, respectively, between PEDFA and J.P Morgan Trust Company, National Association, as trustee, in each case as amended, and (ii) the release of all Liens on its assets and the assets of its Subsidiaries relating to the PEDFA Bonds; provided, however, that Parent shall have no obligation to seek to effect such defeasance or release with respect to any series of PEDFA Bonds as to which Parent obtains a consent, on terms and conditions (including the date by which such consent must be obtained) mutually agreed with the Company, from the holders of a majority in aggregate principal amount of such series of PEDFA Bonds outstanding.

(d) The Company shall use reasonable best efforts to cause its Subsidiary, Mirant North America, LLC (the “Subsidiary Borrower”), to negotiate a payoff letter, in advance of the Closing, from the administrative agent under that certain Credit Agreement, dated as of January 3, 2006 (the “Subsidiary Credit Facility”),

among the Subsidiary Borrower, the several lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents and JPMorgan Chase Bank as, N.A., as administrative agent, with respect to the Indebtedness of the Subsidiary Borrower and its Subsidiaries under the Subsidiary Credit Facility. On the Closing Date, the Company shall use reasonable best efforts to cause the Subsidiary Borrower and its Subsidiaries to (i) terminate the Subsidiary Credit Facility and all related contracts, agreements and other documents to which the Subsidiary Borrower or any of its Subsidiaries is a party and (ii) cause to be released all Liens on the assets of the Subsidiary Borrower and any of its Subsidiaries relating to the Subsidiary Credit Facility.

(e) The Company shall use reasonable best efforts to cause the Subsidiary Borrower (i) to issue a notice of optional redemption for all of the outstanding principal amount of the notes issued and outstanding under that certain Indenture, dated as of December 23, 2005, among the Subsidiary Borrower, Mirant North America Escrow, LLC, MNA Finance Corp., the Subsidiary guarantors from time to time party thereto and Law Debenture Trust Company of New York, as trustee and (ii) on the Closing Date, satisfy and discharge all of the outstanding principal amount of such notes, in each case, in accordance with the requisite provisions of the indenture and any supplemental indentures governing such notes.

Section 5.23  Tax Matters.  From and after the date hereof and prior to the Effective Time or the date, if any on which this Agreement is earlier terminated pursuant to Section 7.1, each of Parent and the Company (i) shall keep the other reasonably apprised of the status of any material Tax matters and (ii) shall not settle or compromise any material Tax liability or refund without first using reasonable good faith efforts to consult in good faith with the other party if such settlement or compromise could have an adverse effect that, individually or in the aggregate, is material to Parent and its Subsidiaries or the Company and its Subsidiaries respectively.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) Each of the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) The FERC Approval and an order of the NYPSC approving, or determining that no approval is required, shall have been obtained, the expiration of the waiting period required under the HSR Act shall have occurred and notices with the CPUC shall have been filed (all such permits, approvals, filings and consents and the lapse of such waiting period being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) The proceeds of the Acceptable Financing shall be received by Parent or its Subsidiaries, as applicable, and the Company or its Subsidiaries, as applicable.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Sections 4.2 and 4.10) that are qualified by Parent Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 4.2 and 4.10 and those representations and warranties qualified by Parent Material Adverse Effect) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iii) Section 4.2 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 4.10 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) The Company shall have received from the Company’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.17.

Section 6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than Sections 3.2 and 3.10) that are qualified by Company Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) this Agreement (other than Sections 3.2 and 3.10 and those representations and warranties qualified by Company Material Adverse Effect) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) Section 3.2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 3.10 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Parent shall have received from Parent’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.17.

Section 6.4  Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.9.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to December 31, 2010 (the “End Date”), provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 6.1(c)), the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond March 31, 2011, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by either the Company or Parent if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) shall not have been cured within 30 days following receipt by Parent of written notice of such breach from the Company (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from Parent (such notice to describe such breach in reasonable detail), or which breach, by its nature, cannot be cured prior to the End Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(h) by Parent in the event of a Company Change of Recommendation;

(i) by the Company in the event of a Parent Change of Recommendation;

(j) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Offer, if the Company has complied with its obligations under Section 5.4(e); provided that any such purported termination by the Company pursuant to this Section 7.1(j) shall be void and of no force or effect unless the Company pays to Parent the Acquisition Proposal Termination Fee in accordance with Section 7.2; and

(k) by Parent, at any time prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Parent Superior Offer, if Parent has complied with its obligations under Section 5.5(e); provided that any such purported termination by Parent pursuant to this Section 7.1(k) shall be void and of no force or effect unless Parent pays to the Company the Acquisition Proposal Termination Fee in accordance with Section 7.2.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Sections 7.2, 8.2, 8.4, 8.5, 8.6, 8.10 and 8.13), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2  Termination Fee.

(a) Parent and the Company agree that (i) if this Agreement is terminated by the Company pursuant to Section 7.1(j), (ii) if this Agreement is terminated by Parent pursuant to Section 7.1(h) with respect to a Company Change of Recommendation under Section 5.4(e), or (iii) (A) if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), (B) prior to any such termination, any person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) and (C) within six (6) months after such termination of this Agreement, the Company shall have entered into an agreement to consummate (which shall thereafter be consummated regardless of whether outside of such six-month period), or shall have consummated, a Company Acquisition Transaction, then the Company shall pay to Parent the Acquisition Proposal Termination Fee. Any Acquisition Proposal Termination Fee shall be paid to Parent by the Company in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i) above, (y) within two (2) business days after termination of this Agreement in the case of clause (ii) above, and (z) upon the consummation of a Company Acquisition Transaction in the case of a termination pursuant to clause (iii) above.

(b) Parent and the Company agree that if this Agreement is terminated by Parent pursuant to Section 7.1(h) with respect to a Company Change of Recommendation under Section 5.4(f), then the Company shall pay to Parent the Termination Fee. Any Termination Fee shall be paid to Parent by the Company in immediately available funds within two (2) business days after such termination.

(c) Parent and the Company agree that (i) if this Agreement is terminated by Parent pursuant to Section 7.1(k), (ii) if this Agreement is terminated by the Company pursuant to Section 7.1(i) with respect to a Parent Change of Recommendation under Section 5.5(e), or (iii) (A) if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e), (B) prior to any such termination, any person (other than the

Company or its affiliates) shall have made a Parent Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) and (C) within six (6) months after such termination of this Agreement, Parent shall have entered into an agreement to consummate (which shall thereafter be consummated regardless of whether outside of such six-month period), or shall have consummated, a Parent Acquisition Transaction, then Parent shall pay to the Company the Acquisition Proposal Termination Fee. Any Acquisition Proposal Termination Fee shall be paid to the Company by Parent in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i) above, (y) within two (2) business days after termination of this Agreement in the case of clause (ii) above, and (z) upon the consummation of a Parent Acquisition Transaction in the case of a termination pursuant to clause (iii) above.

(d) Parent and the Company agree that if this Agreement is terminated by the Company pursuant to Section 7.1(i) with respect to a Parent Change of Recommendation under Section 5.5(f), then Parent shall pay to the Company the Termination Fee. Any Termination Fee shall be paid to the Company by Parent in immediately available funds within two (2) business days after such termination.

(e) Solely for purposes of this Section 7.2, (i) “Company Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty percent (20%) shall be changed to fifty percent (50%) and (ii) a “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.5, except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(f) As used in this Agreement, “Acquisition Proposal Termination Fee” means $57,780,000 and “Termination Fee” means $37,150,000.

(g) Upon payment of the Acquisition Proposal Termination Fee or the Termination Fee, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud). Upon payment of the Acquisition Proposal Termination Fee or the Termination Fee, as applicable, to the Company, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its stockholders (provided that nothing herein shall release any party from liability for intentional breach or fraud). The parties acknowledge and agree that in no event shall the Company or Parent, as applicable, (i) be required to pay the Acquisition Proposal Termination Fee or the Termination Fee on more than one occasion or (ii) be required to pay both the Acquisition Proposal Termination Fee and the Termination Fee.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees, costs and expenses related to the Acceptable Financing and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that if (i) financing is available that is Acceptable Financing and (ii) all of the conditions set forth in Article VI (other than Section 6.1(f)) have been satisfied or waived, each party which is in compliance with its obligations hereunder shall be entitled to an injunction, specific performance and other equitable relief to cause the borrowing of the relevant proceeds of the Acceptable Financing and/or the taking of all other actions necessary to effect such borrowing. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Telecopy: (832) 357-0140
Attention: General Counsel

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Telecopy: (212) 753-2000

Attention:	Michael P. Rogan, Esq.
Frank E. Bayouth, Esq.

To the Company:

Mirant Corporation
1155 Perimeter Center West
Atlanta, GA 30338-5416
Telecopy: (678) 579-6770
Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000

Attention:	Daniel A. Neff, Esq.
Gregory E. Ostling, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties except, following the Effective Time, for the provisions of Sections 2.1, 5.7, 5.8(a) and 5.12.

Section 8.10  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12  No Third Party Beneficiaries.  Except, after the Effective Time, for Sections 2.1, 5.7, 5.8(a) and 5.12, each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14  Definitions.

(a) References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent or the individuals listed in Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company or the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, ‘‘business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the page set forth opposite such term:

Acceptable Financing	A-47
Acquisition Proposal Termination Fee	A-53
Action	A-45
affiliates	A-56
Agreement	A-1
Benefit Plans	A-43
business day	A-57
Cancelled Shares	A-3
Certificate of Merger	A-1
Closing	A-1
Closing Date	A-1
Code	A-1
Common Shares Trust	A-3
Company	A-1
Company 2010 Budget	A-29
Company 2011 Budget	A-29
Company Acquisition Proposal	A-38
Company Acquisition Transaction	A-38
Company Approvals	A-8
Company Benefit Plans	A-11
Company Change of Recommendation	A-37
Company Common Stock	A-2
Company Disclosure Schedule	A-6
Company Employees	A-14
Company Equity Awards	A-8
Company Leased Real Property	A-15
Company Material Adverse Effect	A-6
Company Material Contracts	A-17
Company Organizational Documents	A-7
Company Owned Real Property	A-15
Company Permits	A-10
Company Permitted Lien	A-9
Company Preferred Stock	A-7
Company Real Property Leases	A-15

Company Recommendation	A-8
Company Rights	A-2
Company Rights Agent	A-16
Company Rights Agreement	A-16
Company RSUs	A-42
Company SEC Documents	A-9
Company Stock Option	A-42
Company Stock Plans	A-42
Company Stockholder Approval	A-16
Company Stockholders’ Meeting	A-41
Company Superior Offer	A-38
Company Trading Policies	A-17
Company Warrants	A-7
Company’s Counsel	A-46
Confidentiality Agreement	A-36
control	A-36
Controlled Group Liability	A-11
CPUC	A-8
Credit Facility
Derivative Product	A-18
DGCL	A-1
Effective Time	A-2
End Date	A-51
Environment	A-11
Environmental Law	A-11
ERISA	A-43
Excess Shares	A-3
Exchange Act	A-8
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-4
FCC	A-8
FERC	A-8
FERC Approval	A-8
Form S-4	A-12
FPA	A-8
GAAP	A-9
Governmental Entity	A-8
Hazardous Materials	A-11
HSR Act	A-8
Indebtedness	A-32
Indemnified Party	A-45
Intellectual Property	A-15
Joint Proxy Statement	A-12
knowledge	A-15

Law	A-10
Laws	A-10
Lien	A-9
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Net Company Position	A-17
Net Parent Position	A-28
New Plans	A-43
Newco Employees	A-42
NYPSC	A-8
NYSE	A-3
Parent	A-1
Parent 2010 Budget	A-33
Parent 2011 Budget	A-33
Parent Acquisition Proposal	A-40
Parent Acquisition Transaction	A-53
Parent Approvals	A-20
Parent Benefit Plans	A-22
Parent Change of Recommendation	A-39
Parent Common Stock	A-2
Parent Credit Facility	A-48
Parent Disclosure Schedule	A-18
Parent Employees	A-25
Parent Equity Awards	A-20
Parent Leased Real Property	A-26
Parent Material Adverse Effect	A-18
Parent Material Contracts	A-27
Parent Organizational Documents	A-19
Parent Owned Real Property	A-26
Parent Permits	A-22
Parent Permitted Lien	A-21
Parent Real Property Leases	A-26
Parent Recommendation	A-20
Parent Rights	A-2
Parent Rights Agreement	A-2
Parent RSUs	A-34
Parent SEC Documents	A-21
Parent Stock Option	A-42
Parent Stockholder Approval	A-27
Parent Stockholders’ Meeting	A-41
Parent Superior Offer	A-40
Parent Trading Policies	A-28
Parent’s Counsel	A-46
PEDFA	A-48

PEDFA Bonds	A-48
Permitted Encumbrances	A-15
person	A-56
Plan of Reorganization	A-31
PSL	A-8
PUHCA	A-13
Refinancing Transactions
Regulatory Law	A-44
Representatives	A-36
Requisite Regulatory Approvals	A-49
Reserved Shares	A-7
Restricted Shares	A-42
Sarbanes-Oxley Act	A-9
SEC	A-9
Securities Act	A-8
Series A Preferred Stock	A-7
Series A Warrants	A-7
Series B Preferred Stock	A-7
Series B Warrants	A-7
Share	A-2
Stock Issuance	A-20
Subsidiaries	A-56
Subsidiary Borrower	A-48
Surviving Corporation	A-1
Takeover Laws	A-16
Tax Return	A-14
Taxes	A-14
Term Sheet Financing	A-47
Termination Date	A-29
Termination Fee	A-53
Warrant Agreement	A-7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RRI ENERGY, INC.

By:	/s/ Mark M. Jacobs
Name: Mark M. Jacobs
Title: President & CEO

RRI ENERGY HOLDINGS, INC.

By:	/s/ Mike Jines
Name: Mike Jines
Title: President

MIRANT CORPORATION

By:	/s/ Edward R. Muller
Name: Edward R. Muller
Title: Chairman, President & CEO

Signature Page to the Agreement and Plan of Merger

Annex B — Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

April 11, 2010

Board of Directors
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to RRI Energy, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 2.8350 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “Mirant Common Stock”), of Mirant Corporation (“Mirant”) (other than shares of Mirant Common Stock held by the Company, RRI Energy Holdings, Inc. or Mirant or any of their respective subsidiaries) pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010 (the “Agreement”), by and among the Company, RRI Energy Holdings, Inc. and Mirant.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Mirant and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as a lender under the Company’s revolving credit facility (aggregate principal amount of $500 million since May 2007), as an arranger of a $1 billion financing for the Company in September 2008, and as financial advisor to the Company in the sale of its Texas retail business in May 2009. We also have provided certain investment banking and other financial services to Mirant and its affiliates from time to time for which our investment banking division has received, and may receive, compensation. We also may provide investment banking and other financial services to the Company and Mirant and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Mirant for the three years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Mirant; certain other communications from the Company and Mirant to their respective stockholders; certain publicly available research analyst reports for Mirant and the Company; certain internal financial analyses and forecasts for Mirant prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Mirant, in each case, as prepared by

Board of Directors
RRI Energy, Inc.
April 11, 2010
Page Two

the management of the Company and approved for our use by the Company (the “Forecasts”), including certain cost savings projected by the managements of the Company and Mirant to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Mirant regarding their assessment of the past and current business operations, financial condition and future prospects of Mirant and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Mirant Common Stock; compared certain financial and stock market information for the Company and Mirant with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the energy and power industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Mirant or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Mirant or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Mirant, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Mirant or the ability of the Company or Mirant to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information

Board of Directors
RRI Energy, Inc.
April 11, 2010
Page Three

and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C — Opinion of Morgan Stanley & Co. Incorporated

10 April, 2010

Board of Directors
RRI Energy, Inc.
1111 Louisiana Street
Houston, TX 77002

Members of the Board:

We understand that RRI Energy, Inc. (“RRI” or the “Company”) and Mirant Corporation (“Mirant”) and RRI Energy Holdings, Inc., a wholly owned subsidiary of RRI (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of April 8, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Mirant. Pursuant to the Merger, Mirant will become a wholly owned subsidiary of RRI, and each outstanding share of common stock, par value $0.01 per share of Mirant (the “Mirant Common Stock”), other than shares held directly or indirectly by RRI, Mirant or Merger Sub or any of their respective subsidiaries (in each case other than any Reserved Shares (as defined in the Merger Agreement) or any other shares held on behalf of third parties), will be converted into the right to receive 2.835 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of RRI (the “Company Common Stock”) subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RRI.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Mirant, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Mirant, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and Mirant, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Mirant, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of Mirant with senior executives of Mirant;

7)	Reviewed the pro forma impact of the Merger on the Company’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and Mirant’s Common Stock;

9)	Compared the financial performance of the Company and Mirant and the prices and trading activity of the Company Common Stock and the Mirant Common Stock with that of certain other publicly-traded companies comparable with the Company and Mirant, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Mirant, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Mirant of the future financial performance of the Company and Mirant. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. We have relied upon, without independent verification, the assessment by the managements of the Company and Mirant of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Mirant; (iii) their ability to retain key employees of the Company and Mirant, respectively and (iv) the validity of, and risks associated with, the Company’s and Mirant’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Mirant and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Mirant Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Mirant and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Mirant, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of RRI and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock or the Mirant Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Mirant and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to RRI.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jeffrey Holzschuh
Jeffrey Holzschuh
Vice Chairman

Annex D — Opinion of J.P. Morgan Securities Inc.

[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]

April 10, 2010
The Board of Directors
Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338-5416

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Mirant Common Stock”), of Mirant Corporation (“Mirant”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of RRI Energy Holdings, Inc. (“Merger Sub”), a wholly-owned subsidiary of RRI Energy, Inc. (“RRI”), with and into Mirant. As more fully described in the Agreement and Plan of Merger (the “Agreement”) to be entered into among Mirant, RRI and Merger Sub, Mirant will become a wholly-owned subsidiary of RRI and each outstanding share of Mirant Common Stock, other than shares of Mirant Common Stock held by Mirant, RRI or their respective subsidiaries which will be cancelled, will be converted into the right to receive 2.835 shares (“Exchange Ratio”) of the common stock, par value $0.001 per share, of RRI (the “RRI Common Stock”).

In arriving at our opinion, we have (i) reviewed an execution copy of the Agreement made available to us on April 10, 2010; (ii) reviewed certain publicly available business and financial information concerning Mirant and RRI and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of Mirant and RRI with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Mirant Common Stock and RRI Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts relating to the business of Mirant prepared by or at the direction of the management of Mirant and certain internal financial analyses and forecasts relating to the business of RRI prepared by or at the direction of the management of RRI as adjusted by the management of Mirant, as well as financial analyses and forecasts provided by the management of Mirant regarding the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the managements of Mirant and RRI with respect to certain aspects of the Transaction, and the past and current business operations of Mirant and RRI, the financial condition and future prospects and operations of Mirant and RRI, the effects of the Transaction on the financial condition and future prospects of Mirant and RRI, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Mirant or RRI or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (contingent or otherwise), nor have we evaluated the solvency of Mirant or RRI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Mirant and RRI to which such analyses or forecasts relate and other matters covered thereby. Specifically, we have relied, without independent verification, upon the assessments of the management of Mirant as to market trends and prospects and regulatory matters relating to the energy-related industries and the potential impact of such trends, prospects and matters on Mirant and RRI, including the assumptions of such management as to future commodity fuel prices reflected in the financial forecasts and other information and data relating to Mirant and RRI utilized in our analyses, which are subject to significant volatility and which, if different than as assumed by the management of Mirant, could have a material impact on our analyses. We express no view as to the management-provided analyses or forecasts (including the Synergies) or the assumptions (including such market trends and prospects and regulatory matters) on which they were based. We also have assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the execution copy thereof furnished to us. We further have assumed that the representations and warranties made by Mirant, RRI and Merger Sub in the Agreement and any related agreements are and will be true and correct in all material respects as of the dates made or deemed made. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Mirant with respect to such issues. In addition, we have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Mirant, RRI or the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Mirant Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of Mirant or as to the underlying decision by Mirant to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the prices at which Mirant Common Stock or RRI Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other third parties with respect to the sale of all or any part of Mirant or any alternative transaction.

We have acted as financial advisor to Mirant with respect to the proposed Transaction and will receive a fee from Mirant for our services upon consummation of the proposed Transaction. In addition, Mirant has agreed to indemnify us for certain liabilities arising out of our engagement. Mirant also has requested that we and certain of our affiliates arrange or otherwise assist Mirant and RRI in refinancing certain of their outstanding indebtedness in connection with the Transaction, for which we and such affiliates would also expect to receive compensation. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Mirant and RRI, for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) sole counterparty in connection with Mirant’s accelerated share repurchase program in May 2008 and (ii) financial advisor to RRI on the sale of its Nevada-based Bighorn power generation station in October 2008. In addition, our commercial banking affiliate is an agent bank and/or a lender under certain outstanding credit facilities of Mirant and RRI (which credit facilities will be refinanced in connection with the Transaction), for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Mirant or RRI for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of Mirant Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of Mirant (solely in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Mirant is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. This opinion does not constitute a recommendation to any Mirant stockholder as to how such stockholder should vote with respect to the Transaction or any other matter.

Very truly yours,

/s/  J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

Annex E — Form of Amended and Restated Bylaws of RRI Energy, Inc.

SEVENTH AMENDED AND RESTATED BYLAWS
OF
RRI ENERGY, INC.

Adopted and Amended by Resolution of the Board of Directors
effective as of [    •    ], 2010

ARTICLE I

CAPITAL STOCK

Section 1.  Share Ownership.  Shares for the capital stock of the Company shall be certificated; provided, however, that the Board of Directors of the Company may provide by resolution or resolutions that some or all of any or all classes or series of the Company’s stock may be uncertificated shares. Owners of shares of the capital stock of the Company shall be recorded in the share transfer records of the Company and ownership of such shares shall be evidenced by a certificate or book entry notation in the share transfer records of the Company. Any certificates representing such shares shall be signed by the Chairman of the Board, if there is one, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Corporate Secretary or an Assistant Corporate Secretary, which signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of its issuance.

Section 2.  Stockholders of Record.  The Board of Directors of the Company may appoint one or more transfer agents or registrars of any class of stock or other security of the Company. The Company may be its own transfer agent if so appointed by the Board of Directors. The Company shall be entitled to treat the holder of record of any shares of the Company as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or any rights deriving from such shares, on the part of any other person, including (but without limitation) a purchaser, assignee or transferee, unless and until such other person becomes the holder of record of such shares, whether or not the Company shall have either actual or constructive notice of the interest of such other person.

Section 3.  Transfer of Shares.  The shares of the capital stock of the Company shall be transferable in the share transfer records of the Company by the holder of record thereof, or his duly authorized attorney or legal representative. All certificates representing shares surrendered for transfer, properly endorsed and upon payment of all necessary transfer taxes with respect thereto, shall be canceled and new certificates for a like number of shares shall be issued therefor; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Company shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Company shall be marked “Cancelled,” with the date of cancellation, by the Corporate Secretary or Assistant Corporate Secretary or the transfer agent thereof. No transfer of stock shall be valid as against the Company for any purpose until it shall have been entered in the stock records of the Company by an entry showing from and to whom transferred. In the case of lost, stolen, destroyed or mutilated certificates representing shares for which the Company has been requested to issue new certificates, new certificates or other evidence of such new shares may be issued upon such conditions as may be required by the Board of Directors or the Corporate Secretary or an Assistant Corporate Secretary for the protection of the Company and any transfer agent or registrar. Uncertificated shares shall be transferred in the share transfer records of the Company upon the written instruction originated by the appropriate person to transfer the shares.

Section 4.  Stockholders of Record and Fixing of Record Date.  For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive a distribution by the Company (other than a distribution involving a purchase or redemption by the Company of any of its own shares) or a share dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may fix in advance a record date for any such determination of stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days, and in the case of a meeting of stockholders, less than ten days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Company of any of its own shares) or a share dividend, the day next preceding the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as herein provided, such determination shall apply to any adjournment thereof, however that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meetings.  All meetings of stockholders shall be held at the principal office of the Company, in the City of Houston, Texas, or at such other place within or without the State of Delaware as may be designated by the Board of Directors or officer calling the meeting. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the DGCL (as defined below).

Section 2.  Annual Meeting.  The annual meeting of the stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors or as may otherwise be stated in the notice of the meeting. Failure to designate a time for the annual meeting or to hold the annual meeting at the designated time shall not work a dissolution of the Company.

Section 3.  Special Meetings.  Unless otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”), by the Restated Certificate of Incorporation of the Company or by any provisions established pursuant thereof with respect to the rights of holders of one or more outstanding series of the Company’s preferred stock, special meetings of the stockholders of the Company may be called at any time only by the Chairman of the Board, if there is one, the President and Chief Executive Officer of the Company, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors, and no such special meeting may be called by any other person or persons.

Section 4.  Notice of Meeting.  Written or printed notice of all meetings stating the place, day and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, if there is one, the Chief Executive Officer, if there is one, the President, the Corporate Secretary or the officer or person calling the meeting to each stockholder of record entitled to vote at such meetings. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at such stockholder’s address as it appears on the share transfer records of the Company.

Section 5.  Voting List.  The officer having charge of the stock ledger of the Company shall make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The original share transfer records shall be prima facie evidence as to who are the stockholders entitled to examine such list or to vote at any meeting of stockholders. Failure to comply with any requirements of this Section 5 shall not affect the validity of any action taken at such meeting.

Section 6.  Voting.  Except as otherwise provided in the Restated Certificate of Incorporation of the Company or as otherwise provided under the DGCL, each holder of shares of capital stock of the Company entitled to vote shall be entitled to one vote for each share standing in such holder’s name on the records of the Company, either in person or by proxy as provided in Section 7 of this Article II. At each election of directors, every holder of shares of the Company entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by such holder for as many persons as there are directors to be elected, and for whose election such holder has a right to vote. The Board of Directors, in its discretion, or the officer of the Company presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 7.  Proxies.  Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 8.  Quorum and Vote of Stockholders.  Except as otherwise provided by law, the Restated Certificate of Incorporation of the Company or these Bylaws, the holders of a majority of shares issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, but, if a quorum is not represented, a majority in interest of those represented may adjourn the meeting from time to time. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. Except as provided in Section 3 of Article III, a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at a meeting of stockholders at which a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Corporate Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 4 of Article III of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the seventh day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders. Unless otherwise required by law or regulation, the Restated Certificate of Incorporation or these Bylaws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock represented and entitled to vote thereat and on such matter, voting as a single class.

Section 9.  Adjournments.  Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Article II, Section 4 (Notice of Meeting) shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 10.  Presiding Officer and Conduct of Meetings.  The Chairman of the Board, if there is one, or in such person’s absence, the Chief Executive Officer, if there is one, or in such person’s absence, the President shall preside at all meetings of the stockholders or, if such officers are not present at a meeting, by such other person as the Board of Directors shall designate or if no such person is designated by the Board of Directors, the most senior officer of the Company present at the meeting. The Corporate Secretary of the Company, if present, shall act as secretary of each meeting of stockholders; if the Corporate Secretary is not present at a meeting, then such person as may be designated by the presiding officer shall act as secretary of the meeting. Meetings of stockholders shall follow reasonable and fair procedure. Subject to the foregoing, the conduct of any meeting of stockholders and the determination of procedure and rules shall be within the absolute discretion of the officer presiding at such meeting (the “Chairman of the Meeting”), and there shall be no appeal from any ruling of the Chairman of the Meeting with respect to procedure or rules. Accordingly, in any meeting of stockholders or part thereof, the Chairman of the Meeting shall have the sole power to determine appropriate rules or to dispense with theretofore prevailing rules. Without limiting the foregoing, the following rules shall apply:

(a) If disorder should arise which prevents continuation of the legitimate business of meeting, the Chairman of the Meeting may announce the adjournment of the meeting; and upon so doing, the meeting shall be immediately adjourned.

(b) The Chairman of the Meeting may ask or require that anyone not a bona fide stockholder or proxy leave the meeting.

(c) A resolution or motion proposed by a stockholder shall only be considered for vote of the stockholders if it meets the criteria of Article II, Section 11 (Proper Business — Annual Meeting of Stockholders) or Article II, Section 12 (Proper Business — Special Meeting of Stockholders), as the case may be. The Chairman of the Meeting may propose any resolution or motion for vote of the stockholders.

(d) The order of business at all meetings of stockholders shall be determined by the Chairman of the Meeting.

(e) The Chairman of the Meeting may impose any reasonable limits with respect to participation in the meeting by stockholders, including, but not limited to, limits on the amount of time taken up by the remarks or questions of any stockholder, limits on the number of questions per stockholder and limits as to the subject matter and timing of questions and remarks by stockholders.

(f) Before any meeting of stockholders, the Board of Directors, by resolution, the Chairman of the Board, if there is one, or the President (i) shall appoint one or more, up to a maximum of three, persons other than nominees for office to act as inspectors of election at the meeting or its adjournment and (ii) may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the Chairman of the Meeting shall appoint one or more, up to a maximum of three, inspectors of election to act at the meeting of the stockholders. Unless otherwise required by applicable law or regulation, inspectors may be officers, employees or agents of the Company. The inspectors shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

(g) Each inspector of election, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(h) In determining the validity and counting of proxies and ballots, the inspectors of election shall be limited to an examination of the items specifically allowed by Section 231(d) of the DGCL.

All determinations of the Chairman of the Meeting shall be conclusive unless a matter is determined otherwise upon motion duly adopted by the affirmative vote of the holders of at least 80% of the voting power of the shares of capital stock of the Company entitled to vote in the election of directors held by stockholders present in person or represented by proxy at such meeting.

Section 11.  Proper Business — Annual Meeting of Stockholders.  At any annual meeting of stockholders, only such business shall be conducted as shall be a proper subject for the meeting and shall have been properly brought before the meeting. To be properly brought before an annual meeting of stockholders, business (other than business relating to any nomination of directors, which is governed by Article III, Section 4 of these Bylaws) must (a) be specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise be properly brought before the meeting by or at the direction of the Chairman of the Meeting or the Board of Directors (or any duly authorized committee thereof) or (c) otherwise (i) be properly requested to be brought before the meeting by a stockholder entitled to vote in the election of directors who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and on the record date for the determination of stockholder entitled to notice of and to vote at such annual meeting, in compliance with the provisions of this Section 11 and (ii) constitute a proper subject to be brought before such meeting. For business to be properly brought before an annual meeting of stockholders, any stockholder who intends to bring any matter (other than a matter relating to any nomination of directors, which is governed by Article III, Section 4 of these Bylaws) before an annual meeting of stockholders and is entitled to vote on such matter must deliver written notice of such stockholder’s intent to bring such matter before the annual meeting of stockholders, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary of the Company. Such notice must be received by the Corporate Secretary not earlier than the 120th day nor later than 5:00 p.m., Central Time, on the 90th day prior to the anniversary of the date on which the immediately preceding year’s annual meeting of stockholders was held; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than 5:00 p.m., Central Time, on the tenth day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice to the Corporate Secretary shall set forth or include as to each matter the stockholder proposes to bring before the annual meeting of stockholders (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books and records, of the stockholder proposing such business, (c) as to such stockholder, (i) evidence, reasonably satisfactory to the Corporate Secretary of the Company, of such stockholder’s status as such and of the number of all shares of each class of stock of the Company owned by such stockholder, (ii) the name of each nominee holder for, and the number of, shares beneficially owned but not of record by such stockholder; and (iii) whether and the extent to which any derivative instrument, swap option, warrant, short interest, hedge or profit interest or other transaction or series of transactions has been entered into by or on behalf of such stockholder, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power or pecuniary or economic interest of, such stockholder with respect to stock of the Company; (d) a description of all agreements, arrangements or understandings between such stockholder and any of its affiliates or associates and any other person or persons (including their names and the number of shares beneficially owned by them) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, including any anticipated benefit to the stockholder therefrom; (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (f) any other information concerning such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders, or that is otherwise required to be disclosed, under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). No business shall be conducted at an annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 11. If the Chairman of the Meeting determines that business was not properly brought before the annual meeting of stockholders in accordance with the foregoing procedures, the Chairman of the Meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. Beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in these Bylaws, “person” has the meaning ascribed to such term in Section 2(a)(2) of the Securities Act of 1933, as amended, as the context may require.

Nothing in this Section 11 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of the Board of Directors of the Company.

Section 12.  Proper Business — Special Meeting of Stockholders.  At any special meeting of stockholders, only such business shall be conducted as shall have been stated in the notice of such meeting or shall otherwise have been properly brought before the meeting by or at the direction of the Chairman of the Meeting or the Board of Directors (or any duly authorized committee thereof).

ARTICLE III

DIRECTORS

Section 1.  General.  The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the Restated Certificate of Incorporation of the Company, the Board of Directors is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject to the provisions of the DGCL, the Restated Certificate of Incorporation of the Company and these Bylaws; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

Section 2.  Term of Board of Directors.  Each director elected by the holders of Preferred Stock pursuant to Division A of Article FOURTH of the Restated Certificate of Incorporation of the Company (or elected by such directors to fill a vacancy) shall serve for a term ending upon the earlier of the election of his or her successor or the termination at any time of a right of the holders of Preferred Stock to elect members of the Board of Directors.

The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner provided in the Restated Certificate of Incorporation of the Company. Directors need not be stockholders. At each annual meeting of stockholders of the Company, the directors elected at such meeting shall serve for a one-year term expiring upon the election and qualification of his or her successor or until his or her earlier death, resignation, or removal.

In the event of any decrease in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his or her current term, or his or her prior death, resignation, disqualification or removal.

Section 3.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Notwithstanding the foregoing paragraph of this Section 3, whenever holders of outstanding shares of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions of Division A of Article FOURTH of the Restated Certificate of Incorporation of the Company, any vacancy or vacancies resulting by reason of the death, resignation, disqualification or removal of any director or directors or any increase in the number of directors shall be filled in accordance with the provisions of such division.

Section 4.  Nomination of Directors.  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided pursuant to Division A of Article FOURTH of the Restated Certificate of Incorporation with respect to the right of holders of outstanding shares of Preferred Stock to nominate and elect a specified number of directors in certain circumstances. Nominations for the election of directors may be made at any annual meeting of stockholders of the Company, or at any special meeting of stockholders of the Company called for the purpose of electing directors, (a) by the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Company (each, a “Nominator”) entitled to vote in the election of directors: who is a stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and who complies with this Section 4. Such nominations, other than those made by the Board of Directors, shall be made in writing pursuant to timely notice delivered to or mailed and received by the Corporate Secretary of the Company as set forth in this Section 4.

To be timely in connection with an annual meeting of stockholders, a Nominator’s notice, setting forth the name and address of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Company not earlier than the 120th day nor later than 5:00 p.m., Central Time, on the 90th day prior to the anniversary of the date on which the immediately preceding year’s annual meeting of stockholders was held; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later 5:00 p.m., Central Time, on the tenth day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely in connection with any election of a director at a special meeting of the stockholders called for the purpose of electing directors, a Nominator’s notice, setting forth the name of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Company not less than forty days nor more than sixty days prior to the date of such meeting; provided, however, that in the event that less than forty-seven days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, the Nominator’s notice to be timely must be so received not later than 5:00 p.m., Central Time, on the seventh day following the day on which such notice of date of the meeting was mailed or such public disclosure was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders or a special meeting of stockholders, called for the purpose of electing directors commence a new time period for giving of a Nominator’s notice as described above.

At such time as a Nominator delivers timely notice in accordance with this Section 4 in connection with an annual meeting or a special meeting of stockholders, as the case may be, the Nominator shall also identify in writing: (a) as to each person whom the Nominator proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class, series and number of all shares of stock of the Company which are owned by such person, (B) the name of each nominee holder of shares beneficially owned but not of record by such person and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction or series of transactions has been entered into by or on behalf of such person with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company and (iv) any other information concerning each such proposed nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of directors, or that is otherwise required to be disclosed, under the rules and regulations of the SEC.

(b) as to the Nominator, (i) the name and record address of the Nominator, (ii) (A) the class, series and number of all shares of stock of the Company which are owned by the Nominator, (B) the name of each nominee holder of shares beneficially owned but not of record by the Nominator and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction or series of transactions has been entered into by or on behalf of the Nominator with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the Nominator, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, the Nominator or to increase the voting power or pecuniary or economic interest of the Nominator with respect to stock of the Company, (iii) a description of all agreements, arrangements, or understandings between the Nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the Nominator, and any material interest of the Nominator in such nomination, including any anticipated benefit to the Nominator therefrom, (iv) a representation that the Nominator intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information concerning the Nominator that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election directors, or that is otherwise required to be disclosed, under the rules and regulations of the SEC. At such time, the Nominator shall also submit in writing (1) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the Board of Directors, he or she will serve and that he or she is eligible for election as a member of the Board of Directors and (2) a statement as to whether such proposed nominee, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon (A) such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and (B) acceptance of such resignation by the Board of Directors, in accordance with the Company’s Corporate Governance Guidelines.

No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 4. The Chairman of the Meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if the Chairman of the Meeting should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. Beneficial ownership shall be determined in accordance with Rule 13d-3 under the Exchange Act.

Nothing in this Section 4 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of the Board of Directors of the Company.

Section 5.  Place of Meetings and Meetings by Telephone.  Meetings of the Board of Directors may be held either within or without the State of Delaware, at whatever place is specified by the officer calling the meeting. Meetings of the Board of Directors may also be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting, except where a director participates in a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. In the absence of specific designation by the officer calling the meeting, the meetings shall be held at the principal office of the Company.

Section 6.  Regular Meetings.  The Board of Directors shall meet each year immediately following the annual meeting of the stockholders for the transaction of such business as may properly be brought before the meeting. The Board of Directors shall also meet regularly at such other times as shall be designated by the Board of Directors. No notice of any kind to either existing or newly elected members of the Board of Directors for such annual or regular meetings shall be necessary.

Section 7.  Special Meetings.  Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board, if there is one, the Chief Executive Officer, if there is one, the President or the Corporate Secretary of the Company, and a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, or by telephone, telegram or electronic means on twenty-four hours’ notice. Except as otherwise provided by these Bylaws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 8.  Organization.  At each meeting of the Board of Directors, the Chairman of the Board, if there is one, or, in his or her absence, a director chosen by a majority of the directors present, shall act as chairman. The Corporate Secretary of the Company shall act as secretary at each meeting of the Board of Directors. In case the Corporate Secretary shall be absent from any meeting of the Board of Directors, an Assistant Corporate Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Corporate Secretary and all the Assistant Corporate Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 9.  Quorum and Voting.  Except as otherwise provided by law, a majority of the number of directors fixed in the manner provided in the Restated Certificate of Incorporation of the Company shall constitute a quorum for the transaction of business. Except as otherwise provided by law or regulation, the Restated Certificate of Incorporation of the Company or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Any regular or special directors’ meeting may be adjourned from time to time by a majority of those present, whether a quorum is present or not.

Section 10.  Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and in connection with other authorized Board of Directors services and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities, as shall be determined by the Board of Directors. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 11.  Executive and Other Committees.  The Board of Directors, by resolution or resolutions adopted by a majority of the full Board of Directors, may designate one or more members of the Board of Directors to constitute an Executive Committee, and one or more other committees, which shall in each case be comprised of such number of directors as the Board of Directors may determine from time to time. Subject to such restrictions as may be contained in the Company’s Restated Certificate of Incorporation or that may be imposed by the DGCL, any such committee shall have and may exercise such powers and authority of the Board of Directors in the management of the business and affairs of the Company as the Board of Directors may determine by resolution and specify in the respective resolutions appointing them, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders of the Company, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Company. Each duly authorized action taken with respect to a given matter by any such duly appointed committee of the Board of Directors shall have the same force and effect as the action of the full Board of Directors and shall constitute for all purposes the action of the full Board of Directors with respect to such matter.

The Board of Directors shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the members of any such committee shall constitute a quorum. The Board of Directors shall name a chairman at the time it designates members to a committee. Each such committee shall appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors, meetings of any committee shall be conducted in accordance with the provisions of Sections 5 and 7 and 8 of this Article III as the same shall from time to time be amended. Each committee shall keep regular minutes and report to the Board of Directors when required. Any member of any such committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.

ARTICLE IV

OFFICERS

Section 1.  Officers.  The officers of the Company shall consist of a Chief Executive Officer, a President and a Corporate Secretary, and such other officers and agents as the Board of Directors may from time to time elect or appoint. The Board of Directors may delegate to the Chairman of the Board, if there is one, and/or the Chief Executive Officer, if there is one, the authority to appoint or remove additional officers and agents of the Company. Each officer shall hold office until his or her successor shall have been duly elected or appointed and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any two or more offices may be held by the same person, unless otherwise prohibited by law, the Restated Certificate of Incorporation or these Bylaws. The officers of the Company need not be stockholders of the Company nor, except for the Chairman of the Board, if any, need such officers be directors of the Company.

Section 2.  Vacancies; Removal.  (a) Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Company, or otherwise, the officer so elected shall hold office until his successor is chosen and qualified. The Board of Directors may at any time remove any officer of the Company, but such removal shall be without prejudice to the contract rights, if any, of the person so

removed; provided, however, that notwithstanding the foregoing, prior to [    ●    ], 2013,1 any removal of the Chief Executive Officer or the President and Chief Operating Officer shall each require the affirmative vote of at least 66 2/3% of the independent directors then in office. Election or appointment of an officer or agent shall not of itself create contract rights.

(b) The provisions of this Article IV, Section 2 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Article IV, Section 2 may be adopted, only by an affirmative vote of at least 66 2/3% of the independent directors then in office. In the event of any inconsistency between any provision of this Article IV, Section 2 and any other provision of these Bylaws or the Company’s other constituent documents, the provisions of this Article IV, Section 2 shall control. As used in this Article IV, Section 2, “independent director” means a director meeting the independence standards of the New York Stock Exchange with respect to the Company.

Section 3.  Powers and Duties of Officers.  The officers of the Company shall have such powers and duties as generally pertain to their offices as well as such powers and duties as from time to time shall be conferred by the Board of Directors. The Corporate Secretary shall have the duty to record the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose.

ARTICLE V

NOTICES

Section 1.  Notices.  Whenever written notice is required by law or regulation, the Restated Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Company, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under applicable law, the Restated Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any such consent shall be deemed to be revoked if (i) the Company is unable to deliver by electronic transmission two (2) consecutive notices by the Company in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.

Section 2.  Waivers of Notice.  Whenever any notice is required by applicable law, the Restated Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders of the Company or any regular or special meeting

1 Third anniversary of the Closing Date.

of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law or regulation, the Restated Certificate of Incorporation or these Bylaws.

ARTICLE VI

INDEMNIFICATION

Section 1.  General.  The Company shall, to the fullest extent permitted by applicable law in effect on the date of effectiveness of these Bylaws, and to such greater extent as applicable law may thereafter permit, indemnify and hold Indemnitee harmless from and against any and all losses, liabilities, claims, damages and, subject to Article VI, Section 2 (Expenses), Expenses (as this and all other capitalized words used in this Article VI not previously defined in these Bylaws are defined in Article VI, Section 16 (Definitions)), whatsoever arising out of any event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company or is or was serving in another Corporate Status.

Section 2.  Expenses.  If Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf relating to such Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter. To the extent that the Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 3.  Advances.  In the event of any threatened or pending action, suit or proceeding in which Indemnitee is a party or is involved and that may give rise to a right of indemnification under this Article VI, following written request to the Company by Indemnitee, the Company shall promptly pay to Indemnitee amounts to cover expenses reasonably incurred by Indemnitee in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of Indemnitee providing that Indemnitee will repay the advance if it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as provided in these Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

Section 4.  Repayment of Advances or Other Expenses.  Indemnitee agrees that Indemnitee shall reimburse the Company all expenses paid by the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding against Indemnitee in the event and only to the extent that it shall be determined pursuant to the provisions of this Article VI or by final judgment or other final adjudication under the provisions of any applicable law that Indemnitee is not entitled to be indemnified by the Company for such expenses.

Section 5.  Request for Indemnification.  To obtain indemnification, Indemnitee shall submit to the Corporate Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by Indemnitee. The Corporate Secretary of the Company shall promptly advise the Board of Directors of such request.

Section 6.  Determination of Entitlement; No Change of Control.  If there has been no Change of Control at the time the request for indemnification is submitted, Indemnitee’s entitlement to indemnification shall be determined in accordance with Section 145(d) of the DGCL. If entitlement to indemnification is to be determined by Independent Counsel, the Company shall furnish notice to Indemnitee within ten days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within fourteen days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis for such assertion. If there is an objection to the selection of Independent Counsel, either the Company or Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

Section 7.  Determination of Entitlement; Change of Control.  If there has been a Change of Control at the time the request for indemnification is submitted, Indemnitee’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee. Indemnitee shall give the Company written notice advising of the identity and address of the Independent Counsel so selected. The Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within five days after the receipt of such objection from the Company, submit the name of another Independent Counsel and the Company may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Any objections referred to in this Section 7 may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and such objection shall set forth with particularity the factual basis for such assertion. Indemnitee may petition the Court for a determination that the Company’s objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

Section 8.  Procedures of Independent Counsel.  If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Article VI) to be entitled to indemnification upon submission of a request for indemnification in accordance with Article VI, Section 5 (Request for Indemnification), and thereafter the Company shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces Independent Counsel by clear and convincing evidence that the presumption should not apply.

Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Article VI, Section 6 (Determination of Entitlement; No Change of Control) or Section 7 (Determination of Entitlement; Change of Control) to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within sixty days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by applicable law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article VI) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan of the Company shall be deemed to have acted in a manner not opposed to the best interests of the Company.

For purposes of any determination hereunder, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or Proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise or on information supplied to such person by the officers of the Company or another enterprise in the course of their duties or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section shall mean any other corporation or any partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct for determining entitlement to rights under this Article VI.

Section 9.  Independent Counsel Expenses.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article VI and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to such Independent Counsel’s selection until a court has determined that such objection is without a reasonable basis.

Section 10.  Adjudication.  In the event that (i) a determination is made pursuant to Article VI, Section 6 (Determination of Entitlement; No Change of Control) or Section 7 (Determination of Entitlement; Change of Control) that Indemnitee is not entitled to indemnification under this Article VI; (ii) advancement of Expenses is not timely made pursuant to Article VI, Section 3 (Advances); (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within ninety days after being appointed by the Court, (b) within ninety days after objections to his selection have been overruled by the Court or (c) within ninety days after the time for the Company or Indemnitee to object to his selection; or (iv) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Article VI, Section 6 (Determination of Entitlement; No Change of Control), Section 7 (Determination of Entitlement; Change of Control) or Section 8 (Procedures of Independent Counsel), Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section 10, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 10, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 10 that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all provisions of this Article VI. In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication to enforce Indemnitee’s rights under, or to recover damages for breach of, this Article VI, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication, but only if Indemnitee prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 11.  Participation by the Company.  With respect to any such claim, action, suit, proceeding or investigation as to which Indemnitee notifies the Company of the commencement thereof: (a) the Company will be entitled to participate therein at its own expense; (b) except as otherwise provided below, to the extent that it may wish, the Company (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After receipt of notice from the Company to Indemnitee of the Company’s election so to assume the defense thereof, the Company will not be liable to Indemnitee under this Article VI for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his own counsel in such action, suit, proceeding or investigation but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel employed by Indemnitee shall be subject to indemnification pursuant to the terms of this Article VI. The Company shall not be entitled to assume the defense of any action, suit, proceeding or investigation brought in the name of or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and (c) the Company shall not be liable to indemnify Indemnitee under this Article VI for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any limitation or unindemnified penalty on Indemnitee without Indemnitee’s written consent, which consent shall not be unreasonably withheld.

Section 12.  Nonexclusivity of Rights.  The rights of indemnification and advancement of Expenses as provided by this Article VI shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Restated Certificate of Incorporation of the Company, these Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Article VI or any provision hereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article VI shall continue as to an Indemnitee whose Corporate Status has ceased for any reason and shall inure to the benefit of Indemnitee’s heirs, executors and administrators. Neither the provisions of this Article VI nor those of any agreement to which the Company is a party shall be deemed to preclude the indemnification of any person who is not specified in this Article VI as having the right to receive indemnification or is not a party to any such agreement, but whom the Company has the power or obligation to indemnify under the provisions of the DGCL.

Section 13.  Insurance and Subrogation.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

The Company shall not be liable under this Article VI to make any payment of amounts otherwise indemnifiable hereunder if, but only to the extent that, Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

In the event of any payment hereunder, the Company shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and take all action reasonably requested by the Company to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 14.  Severability.  If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 15.  Certain Actions for Which Indemnification Is Not Provided.  Notwithstanding any other provision of this Article VI, no person shall be entitled to indemnification or advancement of Expenses under this Article VI with respect to any Proceeding, or any Matter therein, brought or made by such person against the Company.

Section 16.  Definitions.  For purposes of this Article VI:

“Change of Control” means a change in control of the Company after the date Indemnitee acquired Indemnitee’s Corporate Status, which shall be deemed to have occurred in any one of the following circumstances occurring after such date: (i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

“Corporate Status” describes the status of Indemnitee as a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the request of the Company.

“Court” means the Court of Chancery of the State of Delaware or any other court of competent jurisdiction.

“Designated Professional Capacity” shall include, but not be limited to, a physician, nurse, psychologist or therapist, registered surveyor, registered engineer, registered architect, attorney, certified public accountant or other person who renders such professional services within the course and scope of his employment, who is licensed by appropriate regulatory authorities to practice such profession and who, while acting in the course of such employment, committed or is alleged to have committed any negligent acts, errors or omissions in rendering such professional services at the request of the Company or pursuant to his employment (including, without limitation, rendering written or oral opinion to third parties).

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Indemnitee” includes any officer (including an officer acting in his Designated Professional Capacity) or director of the Company who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Article VI, Section 1 (General) or Section 2 (Expenses) by reason of his Corporate Status.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to such law firm’s or such member’s, as the case may be, selection or appointment has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Matter” is a claim, a material issue or a substantial request for relief.

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Article VI, Section 10 (Adjudication) to enforce such Indemnitee’s rights under this Article VI.

Section 17.  Notices.  Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if such Indemnitee anticipates or contemplates making a claim for expenses or an advance pursuant to the terms of this Article VI, notify the Company of the commencement of such action, suit or proceeding; provided, however, that any delay in so notifying the Company shall not constitute a waiver or release by Indemnitee of rights hereunder and that any omission by Indemnitee to so notify the Company shall not relieve the Company from any liability that it may have to Indemnitee otherwise than under this Article VI. Any communication required or permitted to the Company shall be addressed to the Corporate Secretary of the Company and any such communication to Indemnitee shall be addressed to such Indemnitee’s address as shown on the Company’s records unless Indemnitee specifies otherwise and shall be personally delivered or delivered by overnight mail delivery. Any such notice shall be effective upon receipt.

Section 18.  Contractual Rights.  The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue as if these provisions were set forth in a separate written contract between Indemnitee and the Company, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

Section 19.  Indemnification of Employees, Agents and Fiduciaries.  The Company, by adoption of a resolution of the Board of Directors, may indemnify and advance expenses to a person who is an employee (including an employee acting in his Designated Professional Capacity), agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise to the same extent and subject to the same conditions (or to such lesser extent and/or with such other conditions as the Board of Directors may determine) under which it may indemnify and advance expenses to an Indemnitee under this Article VI.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.  Offices.  The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, State of Delaware, County of New Castle, Zip Code 19808, and the name of the registered agent of the Company at such address is Corporation Service Company. The principal office of the Company shall be located in Houston, Texas, unless and until changed by resolution of the Board of Directors. The Company may also have offices at such other places as the Board of Directors may designate from time to time, or as the business of the Company may require. The principal office and registered office may be, but need not be, the same.

Section 2.  Resignations.  Any director or officer may resign at any time. Such resignations shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Chairman of the Board, if there is one, the Chief Executive Officer, if there is one, the President or the Corporate Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 3.  Seal.  The Corporate Seal shall be circular in form, shall have inscribed thereon the name of the Company and may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 4.  Separability.  If one or more of the provisions of these Bylaws shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof and these Bylaws shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 5.  Voting Securities Owned by the Company.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VIII

AMENDMENT OF BYLAWS

Section 1.  Vote Requirements.  The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. Any adoption, amendment or repeal of these Bylaws by the Board of Directors shall require the affirmative vote of at least eighty percent (80%) of all directors then in office at any regular or special meeting of the Board of Directors called for that purpose; provided, however, that (a) any amendment or repeal of, or the adoption of any Bylaw inconsistent with, the penultimate sentence of Section 8 of Article II of these Bylaws shall also require the approval of the stockholders of the Company and (b) this Article VIII, Section 1 shall not apply to any amendment or repeal of, or the adoption of any Bylaw inconsistent with, Article IV, Section 2 of these Bylaws, which shall require the vote contemplated thereby.

Annex F — Form of Certificate of Amendment to the Third Restated Certificate of Incorporation of
RRI Energy, Inc.

CERTIFICATE OF AMENDMENT
TO THE
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
[RRI ENERGY, INC.]2

Pursuant to Sections 211 and 242 of the General
Corporation Law of the State of Delaware

[RRI ENERGY, INC.], a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  The first paragraph of Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares of capital stock that the Corporation shall have authority to issue is [    •    ], of which [    •    ] shares are classified as common stock, par value $0.001 per share (“Common Stock”), and [    •    ] shares are classified as preferred stock, par value $0.001 per share (“Preferred Stock”).

Upon the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment (the “Effective Time”), and without further action on the part of the Corporation or its stockholders, each [three (3), three and a half (3.5), four (4), four and a half (4.5) or five (5)] shares of Common Stock then issued and outstanding (collectively, the “Old Common Stock”) shall automatically be combined into one (1) fully paid and nonassessable share of Common Stock (collectively, the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock shall have been combined, subject to the treatment of fractional shares as described below. No certificates representing fractional shares of Common Stock shall be issued in connection with the combination of Old Common Stock into New Common Stock. Each stockholder who would otherwise be entitled to receive a fractional share of New Common Stock as a result of the combination shall, with respect to such fractional share, be entitled to receive cash in lieu of such fractional share of New Common Stock in an amount equal to the net cash proceeds attributable to the sale of such fractional share following the aggregation and sale by the Corporation’s transfer agent of all fractional shares of New Common Stock otherwise issuable, on the basis of prevailing market prices at such time.”

SECOND:  This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice and held on [    •    ], 2010 at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

2 If filed after merger name will be “GenOn Energy, Inc.”

F-1

IN WITNESS WHEREOF, [RRI Energy, Inc.] has caused this Certificate to be duly executed in its corporate name this [    •    ] day of [    •    ], 2010.

[RRI ENERGY, INC.]

By:
Name:

Title:

F-2

Annex G — GenOn Energy, Inc. 2010 Omnibus Incentive Plan

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

G-i

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

1.  Plan.  GenOn Energy, Inc., a Delaware corporation (the “Company”), established this GenOn Energy, Inc. 2010 Omnibus Incentive Plan (this “Plan”), effective as of the date (the “Effective Date”) of the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation, dated as of April 11, 2010, as amended, provided that this Plan has received the requisite approval of the stockholders of RRI Energy, Inc. (“Stockholder Approval”). This Plan shall continue in effect for a term of 10 years after the Effective Date unless sooner terminated by action of the Board of Directors of the Company.

2.  Objectives.  This Plan is designed to attract and retain employees and consultants of the Company and its Subsidiaries (as defined herein), to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3.  Definitions.  As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” means a Change in Control as defined in Attachment A to this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” means GenOn Energy, Inc., a Delaware corporation, or any successor thereto.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Director, and an individual who has agreed to become a consultant of the Company or any of its Subsidiaries and actually becomes such a consultant following such date of agreement.

“Consultant Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Consultant pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Covered Employee” means any Employee who is or may be a “covered employee,” as defined in Code Section 162(m).

“Director” means an individual serving as a member of the Board who is not an Employee or a Consultant and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.

“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.

“Disability” means (1) if the Participant is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (2) if the Participant is a Director or a Consultant, a disability whereby the Director or Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if an Award is subject to Code Section 409A, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).

“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee, Consultant or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(a)(vii)(B).

“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.

“Stock-Based Award Limitations” has the meaning set forth in Paragraph 5.

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4.  Eligibility.

(a) Employees.  All Employees are eligible for Employee Awards under this Plan, provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.

(b) Consultants.  All Consultants are eligible for Consultant Awards under this Plan, provided, however, that if the Committee makes a Consultant Award to an individual whom it expects to become a Consultant following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Consultant.

(c) Directors.  All Directors are eligible for Director Awards under this Plan, provided, however, that if the Board makes a Director Award to an individual whom it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.

The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees, Consultants or Directors who are to be granted Awards under this Plan.

5.  Common Stock Available for Awards.  Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 48,000,000 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options. Each Stock Award granted under this Plan shall be counted against the Maximum Share Limit as 1.5 shares of Common Stock; each Option and SAR shall be counted against the Maximum Share Limit as 1 share of Common Stock.

Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit (i.e., increased by 1.5 shares of Common Stock, if a Stock Award, and 1 share of Common Stock, if an Option or SAR). The following shares of Common Stock shall not become available again for issuance under the Plan:

(i) Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of minimum withholding taxes or as payment for the Exercise Price of an Award; and

(ii) Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(a) No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable for more than 7,500,000 shares of Common Stock;

(b) No Employee may be granted during any calendar year Stock Awards covering or relating to more than 7,500,000 shares of Common Stock (the limitation set forth in this clause (b), together with the limitation set forth in clause (a) above, being hereinafter collectively referred to as the “Stock-Based Award Limitations”); and

(c) No Employee may be granted during any calendar year (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $30,000,000.

6.  Administration.

(a) Authority of the Committee.  Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section 162(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, Disability, retirement or Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 15(c) hereof; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(b) Indemnity.  No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards.  Subject to the provisions of Paragraph 15 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s stockholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.

7.  Delegation of Authority.  The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act and Consultants, subject to Paragraph 6(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.  Employee Awards.

(a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards.

Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

Except as otherwise provided in this Paragraph 8(a), any Stock Award that (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant or (b) is a Performance Award shall have a minimum performance period of one year from the date of grant; provided, however, that (1) the Committee may provide for earlier vesting upon an Employee’s termination of employment by reason of death, Disability or Change in Control and (2) vesting of a Stock Award may occur incrementally over the three-year Restriction Period or one-year minimum performance period, as applicable. The foregoing notwithstanding, 5% of the total number of shares of Common Stock available for issuance under this Plan shall not be subject to the minimum Restriction Period or performance period, as applicable, described in the preceding sentence.

(i) Options.  An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Rights.  An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(iii) Stock Awards.  An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof.

(iv) Restricted Stock Unit Awards.  An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof.

(v) Performance Unit Awards.  An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee; provided, however, that a Performance Unit Award that may be settled all or in part in shares of Common Stock shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a) hereof.

(vi) Cash Awards.  An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(vii) Performance Awards.  Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards.  Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards.  Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal shall include one or more of the following:

•	revenue and income measures (which include various revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”) and economic value added (“EVA”) measures;

•	expense measures (which include various costs of goods sold, selling, finding and development costs, operating and maintenance expenses, general and administrative expenses and overhead costs measures);

•	operating measures (which include various productivity, total costs, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin, sales volumes, availability, commercial capacity factor and total margin capture factor measures);

•	cash flow measures (which include various net cash flow from operating activities and working capital, adjusted cash flow and free cash flow measures);

•	liquidity measures (which include various earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization measures);

•	leverage measures (which include various debt-to-equity ratio, gross debt and net debt measures);

•	market measures (which include various market share, stock price, growth measure, total shareholder return and market capitalization measures);

•	return measures (which include various return on equity, return on assets and return on invested capital measures);

•	corporate value measures (which include various compliance, safety, environmental and personnel measures); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) unrealized gains and losses on energy derivatives, (i) settlement of hedging activities, and (j) gains and losses from asset sales and emission and exchange allowance sales.

(D) Adjustment of Performance Awards.  Awards that are intended to qualify as Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.  Consultant and Director Awards.

(a) Consultant Awards.  The Committee has the sole authority to grant Consultant Awards from time to time in accordance with this Paragraph 9(a). Consultant Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Consultant Award shall be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Committee, in its sole discretion.

(b) Director Awards.  The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9(b). Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion.

10.  Award Payment; Dividends and Dividend Equivalents.

(a) General.  Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Dividend Equivalents.  Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such dividends or Dividend Equivalents shall be paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

11.  Option Exercise.  The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12.  Taxes.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.  Amendment, Modification, Suspension or Termination.  The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Stock Award.

14.  Assignability.  Unless otherwise determined by the Committee (or the Board in the case of Director Awards) and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15.  Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d) No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

16.  Restrictions.  No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.  Unfunded Plan.  This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18.  Code Section 409A.

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

19.  Awards to Foreign Nationals and Employees Outside the United States.  The Committee may, without amending this Plan, (1) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (2) grant Awards to such Participants in accordance with those rules.

20.  Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

21.  Right to Continued Service or Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

22.  Usage.  Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

23.  Headings.  The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

IN WITNESS WHEREOF, GenOn Energy, Inc. has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

GENON ENERGY, INC.

By:

Title:

Date:

ATTACHMENT A

GENON ENERGY INC. 2010 OMNIBUS INCENTIVE PLAN

DEFINITION OF
CHANGE IN CONTROL

For purposes of this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following:

(a)	30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, the Employer, or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)	Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)	Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

Anything in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury Regulations promulgated thereunder.

For purposes of the definition of a “Change in Control”,

(1)	“Person” means an individual, entity or group;

G-A-1

(2)	“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)	“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)	“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of the Award Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock or

(y)	an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8)	“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9)	“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

(10)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(11)	“Employer” means GenOn Energy, Inc., and any successor thereto.

(12)	“Affiliate” means an Affiliate within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

G-A-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

RRI’s Sixth Amended and Restated Bylaws provide that RRI, to the full extent permitted by law, shall indemnify any officer or director of RRI who is, or is threatened to be made, a witness in or a party to any action, suit or proceeding by reason of his corporate status. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and losses and may be paid by RRI in advance of the final disposition of such action, suit or proceeding.

RRI’s Third Restated Certificate of Incorporation provides that no RRI director shall be personally liable to RRI or any of its stockholders for monetary damages for breach of fiduciary duty as a director of RRI, except for liability:

(i) for any breach of such director’s duty of loyalty to RRI or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the DGCL, or

(iv) for any transactions from which such director derived an improper personal benefit.

RRI has obtained policies insuring RRI and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 21.	Exhibits and Financial Statement Schedules

The agreements included as exhibits to this joint proxy statement/prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. RRI and Mirant acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about RRI and Mirant may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

(a) Exhibits

Exhibit
Number		Exhibit Description

2	.1†	Agreement and Plan of Merger, dated as of April 11, 2010, by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation (incorporated by reference to Exhibit 2.1 of RRI Energy, Inc.’s Current Report on Form 8-K filed on April 12, 2010)

3.1		Third Restated Certificate of Incorporation of RRI Energy, Inc., dated May 16, 2007 (incorporated by reference to Exhibit 3.1 to RRI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 20, 2007)

3.2		Form of Amendment to Amended and Restated Certificate of Incorporation of RRI Energy, Inc. (included as Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

3.3		Form of certificate for shares of Common Stock of RRI Energy, Inc. (incorporated by reference to RRI Energy, Inc.’s (formerly Reliant Energy, Inc.) Amendment No. 5 to Registration Statement on Form S-1, filed March 23, 2001))

3.4		Sixth Amended and Restated By-Laws of RRI Energy, Inc. (incorporated by reference to Exhibit 3.2 to RRI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)

5	.1*	Opinion of Michael L. Jines, Executive Vice President, General Counsel and Corporate Secretary; Chief Compliance Officer, of RRI Energy, Inc., regarding legality of securities being registered

8	.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters

8	.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

10	.1**	Employment Agreement between Edward R. Muller and RRI Energy, Inc., dated April 11, 2010

10	.2**	Retention Incentive Agreement between RRI Energy, Inc. and Mark M. Jacobs, dated April 11, 2010

10	.3**	Amendment to Change in Control Agreement, dated April 11, 2010, between RRI Energy, Inc. and Mark M. Jacobs

10	.4**	Amendment to Change in Control Agreement, dated April 11, 2010, between RRI Energy, Inc. and Michael L. Jines

10	.5**	Offer Letter of Employment Agreement between Mirant Corporation and Anne M. Cleary, dated as of April 11, 2010

10	.6**	Offer Letter of Employment Agreement between Mirant Corporation and Robert Gaudette, dated as of April 11, 2010

10	.7**	Offer Letter of Employment Agreement between Mirant Corporation and J. William Holden, III, dated as of April 11, 2010

23	.1***	Consent of KPMG LLP (RRI Energy, Inc., RRI Energy Mid-Atlantic Power Holdings, LLC, and Orion Power Holdings, Inc.)

23	.2***	Consent of KPMG LLP (Mirant Corporation)

23	.3*	Consent of Michael L. Jines (included as part of Exhibit 5.1)

23	.4*	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 8.1)

23	.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.2)

99	.1**	Form of Proxy for RRI Energy, Inc.

99	.2**	Form of Proxy for Mirant Corporation

Exhibit
Number		Exhibit Description

99	.3*	Consent of Goldman, Sachs & Co.

99	.4*	Consent of Morgan Stanley & Co. Incorporated

99	.5**	Consent of J.P. Morgan Securities Inc.

99	.6**	Consent of Edward R. Muller to be named as a director

99	.7**	Consent of Terry G. Dallas to be named as a director

99	.8**	Consent of Thomas H. Johnson to be named as a director

99	.9**	Consent of Robert C. Murray to be named as a director

99	.10**	Consent of William L. Thacker to be named as a director

*	Filed herewith.

**	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-167192), which was filed with the Securities and Exchange Commission on May 28, 2010.

***	Previously filed with Amendment No. 3 to the registrant’s Registration Statement on Form S-4 (No. 333-167192), which was filed with the Securities and Exchange Commission on September 8. 2010.

†	Pursuant to Item 601(b)(2) of Regulation S-K, RRI agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of September, 2010.

RRI ENERGY, INC.

By:	/s/ Mark M. Jacobs
Mark M. Jacobs
President and Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Mark M. Jacobs Mark M. Jacobs		President and Chief Executive Officer, Director	September 13, 2010

/s/ Rick J. Dobson Rick J. Dobson		Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 13, 2010

/s/ Thomas C. Livengood Thomas C. Livengood		Senior Vice President and Controller (Principal Accounting Officer)	September 13, 2010

* E. William Barnett		Director	September 13, 2010

* Steven L. Miller		Director	September 13, 2010

* Laree E. Perez		Director	September 13, 2010

* Evan J. Silverstein		Director	September 13, 2010

*By:	/s/ Mark M. Jacobs Mark M. Jacobs, As Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2	.1†	Agreement and Plan of Merger, dated as of April 11, 2010, by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation (incorporated by reference to Exhibit 2.1 of RRI Energy, Inc.’s Current Report on Form 8-K filed on April 12, 2010)
3.1		Third Restated Certificate of Incorporation of RRI Energy, Inc., dated May 16, 2007 (incorporated by reference to Exhibit 3.1 to RRI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 20, 2007)
3.2		Form of Amendment to Amended and Restated Certificate of Incorporation of RRI Energy, Inc. (included as Annex F to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)
3.3		Form of certificate for shares of Common Stock of RRI Energy, Inc. (incorporated by reference to RRI Energy, Inc.’s (formerly Reliant Energy, Inc.) Amendment No. 5 to Registration Statement on Form S-1, filed March 23, 2001))
3.4		Sixth Amended and Restated By-Laws of RRI Energy, Inc. (incorporated by reference to Exhibit 3.2 to RRI Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)
5	.1*	Opinion of Michael L. Jines, Executive Vice President, General Counsel and Corporate Secretary; Chief Compliance Officer, of RRI Energy, Inc., regarding legality of securities being registered
8	.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters
8	.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters
10	.1**	Employment Agreement between Edward R. Muller and RRI Energy, Inc., dated April 11, 2010
10	.2**	Retention Incentive Agreement between RRI Energy, Inc. and Mark M. Jacobs, dated April 11, 2010
10	.3**	Amendment to Change in Control Agreement, dated April 11, 2010, between RRI Energy, Inc. and Mark M. Jacobs
10	.4**	Amendment to Change in Control Agreement, dated April 11, 2010, between RRI Energy, Inc. and Michael L. Jines
10	.5**	Offer Letter of Employment Agreement between Mirant Corporation and Anne M. Cleary, dated as of April 11, 2010
10	.6**	Offer Letter of Employment Agreement between Mirant Corporation and Robert Gaudette, dated as of April 11, 2010
10	.7**	Offer Letter of Employment Agreement between Mirant Corporation and J. William Holden, III, dated as of April 11, 2010
23	.1***	Consent of KPMG LLP (RRI Energy, Inc., RRI Energy Mid-Atlantic Power Holdings, LLC, and Orion Power Holdings, Inc.)
23	.2***	Consent of KPMG LLP (Mirant Corporation)
23	.3*	Consent of Michael L. Jines (included as part of Exhibit 5.1)
23	.4*	Consent of Wachtell, Lipton, Rosen & Katz (included as part of Exhibit 8.1)
23	.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.2)
99	.1**	Form of Proxy for RRI Energy, Inc.
99	.2**	Form of Proxy for Mirant Corporation
99	.3*	Consent of Goldman, Sachs & Co.
99	.4*	Consent of Morgan Stanley & Co. Incorporated.
99	.5**	Consent of J.P. Morgan Securities Inc.
99	.6**	Consent of Edward R. Muller to be named as a director
99	.7**	Consent of Terry G. Dallas to be named as a director
99	.8**	Consent of Thomas H. Johnson to be named as a director
99	.9**	Consent of Robert C. Murray to be named as a director
99	.10**	Consent of William L. Thacker to be named as a director

*	Filed herewith.

**	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-167192), which was filed with the Securities and Exchange Commission on May 28, 2010.

***	Previously filed with Amendment No. 3 to the registrant’s Registration Statement on Form S-4 (No. 333-167192), which was filed with the Securities and Exchange Commission on September 8. 2010.

†	Pursuant to Item 601(b)(2) of Regulation S-K, RRI agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.